Certain identified information in this agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

Exhibit 10.11

LOAN ARRANGEMENT AND REIMBURSEMENT AGREEMENT

dated as of October 28, 2024

between

LITHIUM NEVADA CORP.,

as Borrower,

and

U.S. DEPARTMENT OF ENERGY

Thacker Pass Project

Humboldt County, Nevada

Loan No. A1034

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ANNEXES
Annex I	Definitions

SCHEDULES
Schedule 3.02	Amortization Schedule
Schedule 5.01(l)	Integrated Project Schedule
Schedule 5.01(r)(i)	Insured Real Property
Schedule 5.01(rr)	Long Lead Equipment
Schedule 6.07(a)	Required Approvals Schedule
Schedule 6.07(b)	Specified Required Approvals
Schedule 6.13(a)	Additional Permitted Activities
Schedule 6.13(b)	Additional Permitted Contracts
Schedule 6.13(e)	Affiliate Transactions
Schedule 6.15(a)(i)	Project Site
Schedule 6.15(a)(iii)	Post-Closing Real Estate
Schedule 6.15(c)	Project Mining Claims
Schedule 6.15(d)	Restrictions on Surface and Access Rights
Schedule 6.15(e)	KVP Mining Claims
Schedule 6.26	Davis-Bacon Act Covered Contracts
Schedule 7.03	Insurance
Schedule 7.18	Davis-Bacon Act Contract Provisions
Schedule 7.34	Commercial Leases
Schedule 9.03	Specified Permitted Dispositions
Schedule 9.16(d)	Permitted Leases
Schedule 11.04	Notices
Schedule I	Project Milestones

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EXHIBITS

Exhibit A-1	Form of Advance Request
Exhibit A-2	Form of Borrower Advance Date Certificate
Exhibit A-3	Form of Independent Engineer’s Advance Approval Certificate
Exhibit B	Form of Drawstop Notice
Exhibit C	Form of Officer’s Certificate
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Tax Certificate
Exhibit F	Form of Construction Budget
Exhibit G	Form of O&M Budget
Exhibit H	Form of Secured Party Advisor Report Bring-Down Certificate
Exhibit I	Form of Compliance Certificate
Exhibit J	Form of Omnibus Annual Report
Exhibit K	Form of Sales and Marketing Plan
Exhibit L	Form of Mine Plan
Exhibit M	Form of Quarterly Certificate
Exhibit N	Form of Construction Workforce Report
Exhibit O	Form of Operations and Maintenance Workforce Report
Exhibit P	Form of Community Benefits Plan and Justice40 Annual Report
Exhibit Q	Form of Monthly Certificate
Exhibit R	Form of Monthly Construction Progress Report
Exhibit S	Form of Restricted Payment Certificate
Exhibit T	Form of Direct Agreement
Exhibit U	Form of Sponsor Cut-Off Date Certificate
Exhibit V-1	Form of Substantial Completion Date Certificate
Exhibit V-2	Form of Substantial Completion Date Certificate (Independent Engineer)
Exhibit W-1	Form of Project Completion Date Certificate
Exhibit W-2	Form of Project Completion Date Certificate (Independent Engineer)
Exhibit X	Form of Collateral Access Agreement

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LOAN ARRANGEMENT AND REIMBURSEMENT AGREEMENT, dated October 28, 2024 (this “Agreement”), between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America (“DOE”) and LITHIUM NEVADA CORP., a corporation organized and existing under the laws of the State of Nevada (the “Borrower”).

PRELIMINARY STATEMENTS

(A)
DOE has been authorized to arrange for FFB to make loans to manufacturers of advanced technology vehicles and components pursuant to the ATVM Program, as set forth in the ATVM Statute.
(B)
The Borrower has undertaken the ownership, permitting, development, design, engineering, procurement, construction, construction management, startup and commissioning, testing, installation, repair, management, maintenance and operation of (a) a lithium mine located on public lands administered by the U.S. Bureau of Land Management (the “BLM”) in Humboldt County, Nevada known as “Thacker Pass” (the “Mine”); (b) a co-located facility for processing of lithium with a nameplate design capacity of 40,000 tonnes per annum of battery-grade lithium carbonate (the “Processing Facility”); and (c) other associated infrastructure (including a transloading terminal to be located in Winnemucca, Nevada, which will receive by rail and transload to trucks certain raw materials for the Project (the “TLT”), power transmission lines, other utility facilities, and easements and rights-of way related to the foregoing) (the “Related Infrastructure” and, together with the Mine and the Processing Facility, the “Project”).
(C)
As of the date of this Agreement, the Sponsor directly owns one hundred percent (100%) of the Equity Interests of the Direct Parent, the Direct Parent directly owns one hundred percent (100%) of the Equity Interests of the Borrower, and the Borrower directly owns one hundred percent (100%) of the Equity Interests of the Subsidiary Guarantor.
(D)
The Borrower submitted an Application dated April 13, 2022, which was deemed substantially complete on January 31, 2023, for a multi-draw term loan facility to be authorized and approved by DOE under the ATVM Program, subject to the requirements of the ATVM Statute and the ATVM Regulations (the “Application”).
(E)
The Borrower and DOE entered into a Conditional Commitment Letter dated March 12, 2024 (the “Conditional Commitment Letter”), pursuant to which DOE agreed to arrange for FFB to purchase a certain Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents.
(F)
Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB the Principal Instruments.
(G)
Pursuant to the terms of the Program Financing Agreement, DOE will be obligated to reimburse FFB for any liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the Note or the related Note Purchase Agreement.

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(H)
The Borrower’s obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein.
(I)
The parties hereto desire: (a) to specify, among other things, the terms and conditions for: (i) the delivery by DOE of the Principal Instruments required for FFB to purchase the Note pursuant to the Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

Definitions and Other Rules of Construction

Section 1.01 Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex I (Definitions) hereto.

Section 1.02 Other Rules of Construction. Unless the contrary is expressly stated herein:

(a) words in this Agreement denoting a gender shall be construed to include any gender.

(b) when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(c) when used in this Agreement, the word “or” is not exclusive;

(d) when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e) each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(f) capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

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(g) each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;

(h) each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(i) each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;

(j) except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, and further DOE shall be entitled to consult with the Independent Engineer or any other of its Secured Party Advisors in making such determination or exercising such discretion;

(k) except where expressly provided otherwise, the words “days”, “weeks”, “months” and “years “ shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;

(l) the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;

(m) the expression “reasonable efforts” and expressions of like import, when used in connection with an obligation of the Borrower, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that person’s own benefit;

(n) the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights;

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(o) the word “will” shall be construed as having the same meaning and effect as the word “shall”; and

(p) the definitions of the terms herein shall apply equally to the singular and plural of the terms defined.

Section 1.03 Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04 Conflict with Funding Agreements. In the case of any conflict between the terms of this Agreement and the terms of any Funding Agreement (other than the Program Financing Agreement), the terms of such Funding Agreement, as between the Borrower and the Secured Parties party thereto, shall control, unless expressly stated to the contrary herein.

Section 1.05 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex I (Definitions) hereto shall have the respective meanings assigned to them in conformity with GAAP, except for (a) the Historical Financial Statements to be delivered pursuant to Section 5.01(u) (Financial Statements; Projections) as a condition precedent to the Execution Date and (b) the financial statements for the Fiscal Year 2024, in each case, which financial statements may be prepared in accordance with IFRS.

Article II

Funding

Section 2.01 Loan. Subject to the terms and conditions hereof and of the Funding Agreements, on the Execution Date, DOE shall deliver to FFB the Principal Instruments required, in accordance with Section 4.2 (Delivery of Principal Instruments by the Secretary to FFB) of the Note Purchase Agreement, in connection with the offer to FFB to purchase on the Execution Date, the Note contemplated thereunder in an aggregate maximum principal amount not to exceed one billion nine hundred seventy million Dollars ($1,970,000,000) (the “Maximum Principal Amount”) and an aggregate amount of capitalized interest in accordance with Section 3.04(a) (Interest Amount and Interest Computations) (the “Maximum Capitalized Interest Amount” and together with the Maximum Principal Amount, the “Maximum Loan Amount”, and the loan extended under the Note, the “Loan”).

Section 2.02 Availability and Reductions.

(a) Maximum Loan Amount; Availability Period. Subject to the terms and conditions hereof and of the Funding Agreements, DOE shall, during the Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances in accordance with Section 2.04(a)(ii) (Advance Request Approval Notice); provided that, after giving effect to any

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Advances and the use of proceeds thereof and subject to Section 2.07(c) (Determination of Advance Amounts), the aggregate amount of all Advances made to the Borrower under the Note shall not exceed the Maximum Loan Amount and shall otherwise comply with the Debt Sizing Parameters.

(b) Loan Commitment Amount Reductions. The Borrower may, on not less than thirty (30) days’ prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of this Agreement and each other Financing Document, permanently reduce the Loan Commitment Amount, in whole or in part, but only if:

(i) the Borrower demonstrates to DOE’s satisfaction that the total funding committed and available to the Project is sufficient to pay all remaining Project Costs in accordance with the then applicable Construction Budget, Integrated Project Schedule, Mine Plan and Base Case Financial Model;

(ii) DOE is satisfied that the proposed reduction or cancellation would not reasonably be expected to cause a Default or an Event of Default;

(iii) the Borrower shall have delivered to DOE, by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (i) and (ii) above; and

(iv) upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement.

(c) No Reborrowing. Once reduced or canceled, the Loan Commitment Amount may not be reinstated or increased.

(d) DOE Termination. If the First Advance Date has not occurred by the First Advance Longstop Date, DOE may terminate this Agreement upon no less than ten (10) Business Days’ prior written notice to the Borrower. Once terminated, this Agreement may not be reinstated.

Section 2.03 Mechanics for Requesting Advances.

(a) Advance Requests. Subject to the Funding Agreements, from time to time during the Availability Period, the Borrower may request Advances under the Funding Agreements by delivering to DOE, by an Acceptable Delivery Method, an appropriately completed request with respect to such Advance or Advances (each, an “Advance Request”), in the form attached as Exhibit A-1 (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE, the “Form of Advance Request”) and otherwise in form and substance satisfactory to DOE:

(i) in the event the requested Advance is an amount less than five hundred million Dollars ($500,000,000), not less than fifteen (15) Business Days and not more than twenty (20) Business Days prior to the Requested Advance Date; and

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(ii) in the event the requested Advance is an amount equal to or greater than five hundred million Dollars ($500,000,000), not less than twenty (20) Business Days and not more than twenty-two (22) Business Days prior to any Requested Advance Date.

(b) Frequency. The Borrower may request Advances in accordance with clause (a) above no earlier than thirty (30) days from the date of the immediately preceding Advance Request; provided that (i) the Borrower shall not deliver an Advance Request more frequently than once per calendar month without the prior written consent of DOE; and (ii) in no event shall the Requested Advance Date be on a date occurring during: (A) the last three (3) Business Days of any calendar month (other than March, June, September or December); (B) the last seven (7) Business Days of March, June, September or December; or (C) the period from September 15 to and including the third (3rd) Business Day of October.

Section 2.04 Mechanics for Funding Advances.

(a) Advance Funding.

(i) Satisfaction of Conditions. Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto have been delivered to it.

(ii) Advance Request Approval Notice. With respect to any Advance under the Funding Agreements, if DOE determines that (x) the Advance Request has been satisfactorily completed pursuant to Section 2.04(a)(i) (Satisfaction of Conditions), and (y) all conditions precedent set forth in Section 5.04 (Advance Approval Conditions Precedent) in respect of the requested Advance have been satisfied (or waived in writing), then DOE shall issue to FFB an Advance Request Approval Notice:

(A) in the event the Advance is an amount less than five hundred million Dollars ($500,000,000), no later than three (3) Business Days prior to the Requested Advance Date; and

(B) in the event the Advance is an amount equal to or greater than five hundred million Dollars ($500,000,000), five (5) Business Days prior to the Requested Advance Date.

(iii) Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.04(a) (Advance Funding) and for which no Drawstop Notice has been issued pursuant to clause (b) below, FFB shall fund such Advance on the Requested Advance Date in accordance with the Note Purchase Agreement and the Note. Such funds shall be applied as specified in the Funding Agreements and in accordance with clause (d) below; provided that, if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due

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thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to clause (b) below.

(b) Drawstop Notices.

(i) Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to clause (a) above and on or prior to the Requested Advance Date, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit B (Form of Drawstop Notice) (a “Drawstop Notice”) to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(A) any condition set forth in Section 5.03 (Conditions Precedent to the First Advance Date), Section 5.04 (Advance Approval Conditions Precedent) or Section 5.05 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance is not met, or, having been met on the applicable Advance Request date, is no longer met; or

(B) to the extent the Advance Request Approval Notice has been issued for any Advance under the Note and the Note Purchase Agreement, the conditions precedent to such Advance contained in the Note and the Note Purchase Agreement are not met, or, having been met, are no longer met.

(ii) Consequences. If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided that, if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof; provided further that any amount required to be returned by the Borrower pursuant to this clause (ii) shall accrue interest at the Late Charge Rate from the date such Advance is made until such Advance is returned and be subject to payment of a make-whole amount in accordance with the Note. Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable make-whole amount due and payable with respect to such returned amount. The Borrower shall pay promptly, but in no event later than five (5) Business Days following delivery of such invoice, such interest and other applicable make-whole amounts as directed by FFB, and the Borrower shall pay all costs and expenses incurred by DOE, FFB, or the Collateral Agent as a result of such DOE Advance withdrawal. Any amounts returned pursuant to this clause (ii) shall be available for reborrowing.

(c) No Liability.

(i) The Borrower acknowledges and agrees that DOE shall only be required to use its reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.04(a)(i) (Satisfaction of Conditions) and (ii) (Advance Request Approval Notice) above, but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon

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as reasonably practicable following receipt from the Borrower of the applicable Advance Requests, certificates and other documentation specified above (subject to the Borrower satisfying all applicable conditions precedent specified in Article V (Conditions Precedent)).

(ii) Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the gross negligence or willful misconduct of DOE or FFB as determined in a final and non-appealable judgment of a court of competent jurisdiction. In no event shall DOE, FFB or any subsequent holder of the Note be liable, and each such Person shall be exempt from liability in accordance with Section 11.08 (Limitation on Liability), in each case: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any entity acting on behalf of the Borrower; or (B) in the case of FFB or any subsequent holder of the Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.

(iii) Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable after such Lender Force Majeure Event ceases to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.

(d) Disbursement of Proceeds.

(i) The Borrower shall apply the proceeds of any Advance solely to:

(A) with respect to the proceeds from (1) the First Advance or (2) any subsequent Advance to the extent approved in advance in writing by DOE (in its sole discretion), in each case, fund any Equity Refund;

(B) on and after the First Advance Date, pay for Eligible Project Costs that are due and payable or that are reasonably expected to become due and payable in the next ninety (90) day period following the relevant Advance Date (it being understood that at the time of submission of the relevant Advance Request the Borrower shall be in possession of all the invoices, or other documentation reasonably acceptable to DOE, necessary to evidence the incurrence or anticipated incurrence of such Eligible Project Costs); and/or

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(C) without duplication of clause (B), fund the Reserve Account Requirement for the Debt Service Reserve Account in accordance with the Accounts Agreement.

(ii) In no event shall the proceeds of Advances be:

(A) applied towards any portion of Project Costs incurred prior to the Eligibility Effective Date;

(B) used to pay interest payments on the Loan (including any portion of the principal attributable to capitalized interest) or programmatic fees charged by or paid to DOE relating to the Loan;

(C) disbursed to fund (or reimburse the Borrower or any Borrower Entity for) any contribution made under the Equity Funding Commitment; or

(D) used to pay any portion of the Project Costs that are not Eligible Project Costs.

Section 2.05 Advance Requirements under the Funding Agreements. Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the Funding Agreements. Unless otherwise specified in the Funding Agreements, all determinations to be made with respect to the Funding Agreements shall be made by DOE.

Section 2.06 No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

Section 2.07 Determination of Advance Amounts. As of any date of any requested Advance, after giving effect to the Advance:

(a) the sum of (i) the aggregate outstanding principal amount of all Advances made to the Borrower under the Note (including, for the avoidance of doubt, the principal amount of such requested Advance), and (ii) the Aggregate Capitalized Interest, shall not exceed [***] of the sum of: (iii) the amount of Eligible Project Costs (excluding all interest, regardless of whether such interest has been capitalized, or otherwise) incurred and paid on or prior to the relevant Requested Advance Date (or with respect to the final Advance, reasonably anticipated to be paid within ninety (90) days after such Requested Advance Date), and (iv) the Aggregate Interest During Capitalization Period;

(b) the outstanding principal amount of the Loan shall not exceed the Maximum Principal Amount; and

(c) the aggregate amount of capitalized interest shall not exceed the Maximum Capitalized Interest Amount.

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Article III

Payments; Prepayments

Section 3.01 Place and Manner of Payments.

(a) All payments due under the Note shall be made by the Borrower to FFB pursuant to the terms of the Funding Agreements.

(b) All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to such account as DOE shall direct by written notice to the Borrower not less than five (5) Business Days prior to the date when due).

(c) In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

(d) The Borrower understands and agrees that DOE and FFB are agencies or instrumentalities of the United States and that all payments to DOE or FFB hereunder or under the Financing Documents are payable, and shall in all cases be paid, free and clear of all Taxes.

Section 3.02 Maturity and Amortization.

(a) Maturity Date. The Borrower shall repay the outstanding Loan on the Maturity Date.

(b) Payments. The Note shall: (i) be stated to amortize in consecutive quarterly installments of principal payable on each Payment Date, commencing on the First Principal Payment Date (or, if not a Business Day, the next Business Day) in the amounts set forth in the amortization schedule set out in Schedule 3.02 (Amortization Schedule); provided that Payment Dates shall not occur on the last two (2) days of any month; and (ii) provide for the capitalization and payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the Funding Agreements.

Section 3.03 Evidence of Debt. The entries made in the internal records maintained by or on behalf of DOE evidencing the amounts from time to time: (i) advanced by FFB under the Note Purchase Agreement and the Note; (ii) paid by DOE to FFB pursuant to Section 6.3 (Reimbursement) of the Program Financing Agreement; or (iii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the Note Obligations of the Borrower as therein recorded.

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Section 3.04 Interest Provisions Relating to All Advances.

(a) Interest Amount and Interest Computations.

(i) Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the Note Purchase Agreement and the Note, to the date such Advance is due, in each case, at a rate per annum as specified in the Funding Agreements. Except as provided in clause (ii) below, interest accrued on the outstanding principal balance of each Advance shall be due and payable to FFB on each Payment Date beginning on the first Payment Date to occur after the date on which such Advance is made, through and including the Maturity Date.

(ii) For each Advance made prior to the First Principal Payment Date, the amount of accrued interest on the Note that would otherwise be due and payable on each Payment Date to occur until the date immediately prior to the First Principal Payment Date shall be capitalized on the respective Payment Date and be added to the principal amount due under the Note, and interest shall accrue on the sum of the outstanding principal (including such capitalized interest) at the rate established for such Advance in accordance with paragraph 6 of the Note; provided that the aggregate amount of accrued interest that may be capitalized shall not exceed the Maximum Capitalized Interest Amount and shall not cause the total outstanding amount under the Note to exceed the Maximum Loan Amount. The amount of interest that shall be capitalized on each Advance shall be determined as set forth in the Note.

(iii) Without limiting the foregoing, all Overdue Amounts shall: (A) accrue interest at the Late Charge Rate; and (B) be payable by the Borrower in accordance with the Funding Agreements.

(iv) The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the Note. The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the Note shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant Funding Agreement.

(b) Interest Payment Dates. Subject to the terms of the Note Purchase Agreement and the Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance: (i) on each Payment Date, as and to the extent specified in clause (a) above; (ii) on each prepayment date (to the extent thereof); and (iii) at maturity (whether by acceleration or otherwise).

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Section 3.05 Prepayments.

(a) Terms of All Prepayments.

(i) With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the Funding Agreements.

(ii) All prepayments of the Note shall be: (A) applied to Advances as specified in the relevant Prepayment Election Notice; and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of the Note.

(iii) Except for funds repaid pursuant to Section 2.04(b)(ii) (Consequences), the Borrower may not reborrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.

(iv) Simultaneously with all partial prepayments of the Advances under the Loan, whether voluntary or mandatory, the Borrower shall pay all accrued interest and other fees, costs, expenses and other Secured Obligations, in each case, then outstanding in respect of the principal amount being prepaid. Any prepayments of the Advances under the Loan in full shall require payment in full of all other Secured Obligations.

(v) If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the Note, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of the Note.

(vi) Any prepayment made pursuant to this Section 3.05 (Prepayments) shall be applied: (A) to the specific Advances identified by the Borrower in accordance with the FFB Documents; and (B) in the inverse order of maturity among the outstanding principal amounts of such Advances.

(vii) In the event of any prepayment in full of all outstanding Advances under the Loan pursuant to this Section 3.05 (Prepayments) on or prior to the last day of the Availability Period, the remaining Loan Commitment Amount shall be deemed to be reduced to zero Dollars ($0), unless otherwise agreed to by DOE.

(b) Voluntary Prepayments.

(i) Subject to clause (ii) below, the Borrower may at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance under the Note, upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Collateral Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the Note;

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provided that to the extent that such partial prepayment is made prior to the expiration of the Availability Period, DOE has provided its prior written consent in respect thereof.

(ii) Any partial prepayment made under clause (i) above shall also be subject to the following:

(A) no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur as a result of such prepayment; and

(B) to the extent such prepayment is made after the expiration of the Availability Period, the Borrower has demonstrated to the satisfaction of DOE that, immediately following such prepayment:

(1) each Reserve Account is funded in an amount equal to or greater than the applicable Reserve Account Requirement;

(2) if the Substantial Completion Date has not yet occurred, the Substantial Completion Date is expected to occur on or before the Substantial Completion Longstop Date;

(3) if the Project Completion Date has not yet occurred, the Project Completion Date is expected to occur on or before the Project Completion Longstop Date, and the total funding committed and available to the Borrower is sufficient to pay all remaining Project Costs in accordance with the then-applicable Construction Budget, Integrated Project Schedule, Mine Plan and Base Case Financial Model; and

(4) the total funding available to and revenues expected to be received by the Project during the current operating period will be, in the aggregate, sufficient to pay all Operating Costs in accordance with the then-applicable O&M Budget and Base Case Financial Model.

(c) Mandatory Prepayments.

(i) The Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”), in the amount required below (such prepayment amounts, the “Mandatory Prepayment Amounts”); provided that the relevant Mandatory Prepayment Amount received and required to be paid pursuant to this Section 3.05(c) (Mandatory Prepayments) shall not be increased to account for any other amounts due and payable hereunder directly in connection with such prepayment, but rather such amounts shall be netted out of such Mandatory Prepayment Amount thereby reducing the amount of principal so paid:

(A) upon receipt by the Borrower or the Subsidiary Guarantor of any payment in respect of performance liquidated damages or breach under any Major

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Project Document made to the Borrower or the Subsidiary Guarantor, the Net Amount thereof;

(B) the Net Amount of any Loss Proceeds received by the Borrower or the Subsidiary Guarantor, at the time and to the extent required in accordance with Section 7.04 (Event of Loss);

(C) upon receipt by the Borrower or the Subsidiary Guarantor of any payment as a result of the termination or repudiation of any Major Project Document, the Net Amount thereof; provided that if such Major Project Document is a Replaceable Contract, the Borrower may satisfy the Replacement Contract Conditions and enter into a Replacement Contract in respect thereof in lieu of making such prepayment;

(D) upon receipt by the Borrower or the Subsidiary Guarantor of the proceeds of any Disposition (other than a Permitted Disposition pursuant to clause (a), (c) or (d) of the definition thereof) in a single transaction or a series of related transactions of any asset of the Borrower or the Subsidiary Guarantor, that portion of the Net Amount of the proceeds of such Disposition to the extent greater than thirty million Dollars ($30,000,000) individually or in the aggregate, in any Fiscal Year;

(E) at the discretion of DOE, on any Payment Date, all funds on deposit in the Restricted Payment Suspense Account if no transfer or distribution of such funds has occurred on any of the immediately preceding seven (7) consecutive Payment Dates and cannot occur on such Payment Date due to a failure to satisfy the Restricted Payment Conditions;

(F) on each Payment Date on and after the First Principal Payment Date, fifty percent (50%) of all funds on deposit in the Revenue Account prior to any transfers to the Restricted Payment Suspense Account as of such Payment Date (such funds, “Excess Cash” and such prepayment, the “Cash Sweep Mandatory Prepayment”), after giving effect to all other withdrawals and transfers from the Revenue Account required to be made on such Payment Date pursuant to the Accounts Agreement; provided that if the Offtaker, together with any Designated Purchaser, elects to purchase less than (x) 32,000 tonnes in either of the first two (2) years of the Phase One Term (as defined in the Offtake Agreement) or (y) 35,000 tonnes after such first two (2) years, in each case, of the expected product in: (1) a given year pursuant to Sections 2.3 and 2.4 of the Offtake Agreement, a Cash Sweep Mandatory Prepayment of sixty-seven and five-tenths percent (67.5%) of Excess Cash shall apply for such given year; (2) two (2) consecutive years pursuant to Sections 2.3 and 2.4 of the Offtake Agreement, a Cash Sweep Mandatory Prepayment of seventy-five percent (75%) of Excess Cash shall apply with respect to the second (2nd) such consecutive year (and for the avoidance of doubt, clause (1) above shall apply with respect to the first such year); or (3) three (3) consecutive years pursuant to Sections 2.3 and 2.4 of the Offtake Agreement, a

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Cash Sweep Mandatory Prepayment of one hundred percent (100%) of Excess Cash shall apply from the third (3rd) such consecutive year (and for the avoidance of doubt, clause (1) and clause (2) above shall apply with respect to the first (1st) and second (2nd) such years, respectively) until the next year with respect to which the Offtaker, together with any Designated Purchaser, has committed to purchase at least 35,000 tonnes (or 32,000 tonnes for the first two (2) years of the Phase One Term (as defined in the Offtake Agreement)) of the expected product in such year (at which time, a Cash Sweep Mandatory Prepayment of fifty percent (50%) of Excess Cash shall apply) pursuant to Sections 2.3 and 2.4 of the Offtake Agreement; provided further that if the Historical Debt Service Coverage Ratio (calculated for the fourth quarter of the year immediately preceding the year in which any Cash Sweep Mandatory Prepayment is applicable) is greater than 2.25:1.00, the Cash Sweep Mandatory Prepayment shall be sized at fifty (50%) of Excess Cash notwithstanding the purchase commitment of the Offtaker, together with any Designated Purchaser, pursuant to Sections 2.3 and 2.4 of the Offtake Agreement;

(G) on the Project Completion Date, to the extent that the Project Completion Date Base Case Financial Model demonstrates that a portion of the Loan must be prepaid in order for the Debt Sizing Parameters to be satisfied as of the Project Completion Date, in the amount necessary to cause the satisfaction of the Debt Sizing Parameters as of the Project Completion Date; provided that (i) the Project Completion Date shall not occur until the Borrower has made such prepayment in full; and (ii) any prepayment pursuant to this clause (G) shall be paid from (x) first, the then-available amount of the Base Equity Commitment in excess of the amount necessary to pay the Pre-Completion Costs projected to become due and payable up to the Project Completion Date, (y) second, to the extent of any remaining insufficiency, the Funded Completion Support Commitment (in each case of clauses (x) and (y) to the extent of funds are actually contributed to the Borrower to fund such prepayment); and (z) third, to the extent of any remaining insufficiency, Additional Equity Contributions from the Sponsor to the Borrower;

(H) with respect to any Reserve Account funded, in part or full, upon receipt of the proceeds of any Advance, the amount equal to any Acceptable Credit Support that is credited to such account in lieu of such proceeds to the extent the aggregate amount credited to and on deposit in such Reserve Account then exceeds the applicable Reserve Account Requirement; provided that such prepayment shall be limited to the amount deposited in the applicable Reserve Account that was funded into such Reserve Account with the proceeds of any Advance;

(I) on any Quarterly Reporting Date, a sum equal to any Excess Advance Amount as of such Quarterly Reporting Date;

(J) on any date, the amount equal to any Excess Loan Amount as of such date;

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(K) upon the receipt by the Borrower or the Subsidiary Guarantor of any Issuance Proceeds, the amount equal to such Issuance Proceeds;

(L) upon the determination by DOE that any Applicable Law has made it unlawful or impossible for FFB to make Advances or maintain the Loan or any portion thereof, or DOE to reimburse or commit to reimburse FFB the amount of any Advance, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, the amount equal to all outstanding Advances and all other Secured Obligations under the Financing Documents; and

(M) upon receipt by the Borrower or the Subsidiary Guarantor of any Extraordinary Amount in excess of twenty million Dollars ($20,000,000) during any Fiscal Year, individually or in the aggregate, the amount equal to (x) such Extraordinary Amount minus (y) any amounts that are otherwise required to be used pursuant to the Financing Documents; provided that the Borrower shall deposit, or cause to be deposited, any Extraordinary Amounts not required to be prepaid hereunder into the Revenue Account.

(ii) Any Mandatory Prepayment shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.05, which Intended Prepayment Date shall be the date required for such Mandatory Prepayment pursuant to this Section 3.05(c) but in no event later than fifteen (15) Business Days after the occurrence of such Mandatory Prepayment Event (unless DOE otherwise consents).

(iii) Any Mandatory Prepayments of Advances made under the Note shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.05 (Prepayments), which Intended Prepayment Dates shall occur within the applicable time frames provided in this Section 3.05(c) (Mandatory Prepayments).

Article IV

Reimbursement and Other Payment Obligations

Section 4.01 Reimbursement and Other Payment Obligations.

(a) The Borrower shall pay to DOE the Administrative Fee on or before the Execution Date.

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(b) The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE), or such other Person as DOE shall direct in writing, within five (5) Business Days after a demand therefor, as follows:

(i) a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to Section 6.3.1 (Secretary’s Agreement to Reimburse) of the Program Financing Agreement which relate to, or arise out of, the Funding Agreements or FFB providing or having provided financing under the Note (such amounts, “Reimbursement Amounts”);

(ii) all documented Secured Party Expenses paid or incurred in connection with:

(A) whether or not the transactions contemplated by this Agreement, or the Financing Documents are consummated, the due diligence of the Borrower, the other Borrower Entities and the Project, and the preparation, negotiation, execution and recording of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);

(B) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement, such other Transaction Document or any Collateral;

(C) the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs);

(D) the servicing, administration and monitoring of the Project and the Transaction Documents throughout the term of the Loan, including in connection with any difficulty experienced by the Project relating to technical, environmental, commercial, financial or legal matters or other events; and

(E) any foreclosure against, sale or other disposition of any Collateral securing the Secured Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and

(iii) to the extent permitted by Applicable Law, interest on any and all amounts described in this Article IV (Reimbursement and Other Payment Obligations) (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent (including subject to any conditions provided for therein and any defenses of the Borrower thereunder or in respect thereof), at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations))) from the date payable by DOE under the Program Financing

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Agreement until payment thereof in full by the Borrower, which amount shall accrue and be payable at the Late Charge Rate.

(c) During the continuance of any Event of Default, in the reasonable discretion of DOE and upon written notice to the Borrower, interest shall accrue on the outstanding principal amount of the Loan at the rate of up to two percent (2.0%) per annum over and above the interest rate specified in the Note (including the Late Charge Rate) (the “DOE Default Interest Rate”), payable to DOE on each Payment Date during the period commencing on the date of such Event of Default until the date such Event of Default is cured or waived in writing and is no longer continuing. If an amendment or waiver of any provision of this Agreement or any other Financing Document constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated as of the Execution Date, or if the Credit Subsidy Cost has been increased after the Execution Date, as of the date of the most recent increase, in accordance with FCRA and OMB Circulars A-11 and A-129, and as determined by OMB in its sole discretion), the Borrower shall pay the amount of any such increase to DOE prior to such amendment or waiver to the extent required pursuant to Section 11.01 (Waiver and Amendment).The Borrower shall not use the proceeds of: (i) any federal grants, assistance or loans (including the Loan); or (ii) other funds guaranteed by the federal government, in either case to pay any costs, fees or expenses payable under this Section 4.01 (Reimbursement and Other Payment Obligations).

(e) The Borrower shall pay to DOE any documented fees that DOE may assess or incur from time to time in connection with any amendment, consent or waiver in connection with this Agreement or any other Financing Document.

(f) All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(g) All amounts payable to DOE hereunder shall be paid by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

U.S. Department of Treasury
ABA No. [***]
Department of Energy Account No. [***]
OBI=LGPO Loan No. A1034

Section 4.02 Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the Note, the Note Purchase Agreement and any other Financing Documents. The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and take such actions as DOE may reasonably request to evidence such subrogation and to perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of

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Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE’s rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03 Obligations Absolute.

(a) The obligations of the Borrower under this Article IV (Reimbursement and Other Payment Obligations) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the Note, this Agreement or any other Financing Document;

(ii) any exchange or release of any other obligations hereunder;

(iii) the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that any Borrower Entity may have at any time against DOE or any other Person;

(iv) any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) any payment by DOE pursuant to the terms of the Program Financing Agreement against presentation of a certificate or other document which does not strictly comply with terms of such Program Financing Agreement;

(vi) any breach by any Borrower Entity of any representation, warranty or covenant contained in any of the Financing Documents;

(vii) except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(viii) any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of any Borrower Entity now known or hereafter known by DOE;

(ix) any disability or other defense (other than a defense of payment or performance) of any Borrower Entity or any other Person;

(x) any act or omission by DOE that directly or indirectly results in or aids the discharge of any Borrower Entity or any other Person, by operation of law or otherwise;

(xi) any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal,

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extension, acceleration or release (other than a release of such obligations of the Borrower under this Article IV (Reimbursement and Other Payment Obligations)) with respect thereto, any change in the Collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xii) any change in the corporate structure or existence of any Borrower Entity;

(xiii) any exchange, taking or release of Collateral;

(xiv) any application of Collateral to the Secured Obligations; or

(xv) any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, which might otherwise constitute a defense available to, or discharge of, any Borrower Entity in respect of any Financing Document (other than a defense of payment or performance).

(b) The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV (Reimbursement and Other Payment Obligations) and, to the extent permitted by Applicable Law:

(i) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;

(ii) waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(iv) waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to DOE or FFB;

(v) agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

(vii) consent to any and all extensions of time that may be granted by DOE or FFB with respect to any payment hereunder or other provisions hereof and to the release

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of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(viii) waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix) waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that DOE or FFB now has or may in the future have against any Borrower Entity or any other Person;

(x) waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by DOE or FFB;

(xi) waive the benefit of any statute of limitations affecting its liability hereunder; and

(xii) consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c) The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d) Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04 Evidence of Payment. In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.

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Section 4.05 Payment of Financing Document Amounts.

(a) Anything in this Article IV (Reimbursement and Other Payment Obligations) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):

(i) amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower only to the extent (including subject to any conditions provided for in the Financing Documents and any defenses of the Borrower under the Financing Documents), at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);

(ii) amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to: (A) this Agreement; (B) the Note; (C) the Note Purchase Agreement; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and

(iii) no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the Note or portion thereof by FFB to DOE, except during the continuance of an Event of Default.

(b) If an event permitting the acceleration of any Advance and/or the Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the Note shall at such time be prevented by reason of the pendency against any Borrower Entity or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the Note shall be deemed to have been accelerated with the same effect as if such Advance and/or the Note had been accelerated in accordance with the terms of the Funding Agreements.

Article V

Conditions Precedent

Section 5.01 Conditions Precedent to the Execution Date. The obligation of DOE to execute this Agreement and deliver to FFB the Principal Instruments in accordance with Section 4.2 of the Note Purchase Agreement (Delivery of Principal Instruments by the Secretary to FFB) required for FFB to purchase the Note on the Execution Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the Note Purchase Agreement shall be subject to the prior satisfaction

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(or waiver in writing) of each of the following conditions precedent as of the Execution Date (the “Execution Date Conditions Precedent”) as determined by (x) in all cases, DOE, which shall be entitled (but not required) to consult with the Independent Engineer and other Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:

(a) Due Diligence Review. Completion by DOE of its due diligence review of the Borrower Entities, the Project and all other matters related thereto, including with respect to pending or threatened litigation and evidence that no material issues exist with respect to the Project under the laws of the State of Nevada or any subdivision or local jurisdiction thereof.

(b) KYC Requirements.

Receipt by DOE, the Collateral Agent and the Depositary Bank of:

(i) evidence that the Borrower Entities have established proper accounting and cybersecurity policies, procedures and operating and credit policies, and procedures (including “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(ii) all documentation (including taxpayer identification documents) and other information in respect of: (A) each Borrower Entity; (B) each Person holding, directly or indirectly, five percent (5%) or more of the Equity Interests of the Borrower (other than a Qualified Public Company Shareholder or any person holding Equity Interests through a Qualified Investment Fund) or any other Major Project Participant (the “KYC Parties”) to the extent required by any Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, the Anti-Money Laundering Laws); provided that information regarding entities that are shareholders of the Sponsor’s shareholders shall be limited to information that is publicly available or otherwise available to the Sponsor; and

(iii) confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of each KYC Party.

(c) Consultant Reports. Receipt by DOE of a report from each of (i) the Independent Engineer, (ii) the Insurance Consultant (as required pursuant to Section 5.01(o) (Insurance; Insurance Consultant Report)) and (iii) the Financial and Market Consultant (as required pursuant to Section 5.01(j) (Base Case Financial Model)), in each case, the date of which has been brought forward to the Execution Date (if applicable), addressed to DOE.

(d) Transaction Documents. Receipt by DOE of:

(i) fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Financing Document; and

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(ii) fully executed copies of each GM Investment Document, each Major Project Document and each other Project Document that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(B) no term or condition thereof has been amended from that delivered pursuant to this clause (ii);

(C) each such GM Investment Document, Major Project Document and other Project Document is in full force and effect; and

(D) all conditions precedent to the effectiveness of each such GM Investment Document, Major Project Document and other Project Document (if any) have been satisfied.

(e) Borrower FFB Documents. Receipt by DOE of each of the documents, including the Borrower Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower’s Counsel re: Borrower Instruments that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower Instruments) of the Note Purchase Agreement.

(f) Organizational Documents. Receipt by DOE of the Organizational Documents of each Borrower Entity, accompanied in each case by an Officer’s Certificate (substantially in the form attached as Exhibit C (Form of Officer’s Certificate)) hereto of such Borrower Entity, certified by a Responsible Officer thereof, attaching:

(i) true and correct copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:

(A) each such Borrower Entity’s participation in the Project;

(B) the financing therefor (including the Loan and this Agreement) and the granting of Liens to secure the Secured Obligations; and

(C) the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is a party;

(ii) a current corporate chart, including the Borrower Entities, each of their Affiliates and Subsidiaries and the Sponsor’s direct equity investors;

(iii) a capitalization table of each Borrower Entity setting out the Direct Parent and indirect owners of more than five percent (5%) of the Borrower; and

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(iv) an organizational chart demonstrating the management and governance structure of the Borrower Entities and identifying key persons of each Borrower Entity;

provided that information regarding entities that are shareholders of the Sponsor’s shareholders shall be limited to information that is publicly available or otherwise available to the Sponsor.

(g) Execution Date Certificates. Receipt by DOE of:

(i) a closing certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit D (Form of Closing Certificate) (the “Closing Certificate”), including a certification that the Borrower intends to treat the Loan as debt for federal income tax purposes; and

(ii) a certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit E (Form of Tax Certificate) (the “Tax Certificate”) certifying that (A) DOE’s execution and delivery of this Agreement and issuance of the Loan; and (B) any determination by DOE that any Project Costs are Eligible Project Costs, in each case, (x) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code, (y) does not constitute a determination regarding, and is unrelated to whether the Borrower or the Project has complied or will comply with, federal tax law and (z) will not be used to demonstrate or prove that the Borrower or the Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.

(h) Eligible Project Costs. Receipt by DOE of all information with respect to the Eligible Project Costs incurred and paid by the Borrower prior to the Execution Date for which the Borrower expects to be reimbursed, including such breakdowns or other information as DOE may request, all certified by a Responsible Officer of the Borrower as being true and complete.

(i) Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of evidence that the Loan and Equity Funding Commitment, together with the proceeds of the Direct Investment Capital Raise, are, collectively, sufficient to pay all remaining Project Costs.

(j) Base Case Financial Model. Receipt by DOE of either:

(i) a certification from the chief financial officer or similar officer of the Borrower that:

(A) there are no material changes to the Original Base Case Financial Model; and

(B) there are no material changes to the assumptions therein (including pricing assumptions and assumptions with respect to costs eligible for the advanced manufacturing production credit provided under Section 45X of the Code and the

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U.S. Department of Treasury regulations promulgated thereunder, or any successor to or replacement of such credit (the “Tax Credits” and such eligible costs, the “Section 45X Eligible Costs”), subject to confirmation by the Financial and Market Consultant (with respect to pricing assumptions); or

(ii) an updated Base Case Financial Model certified by the Borrower (the “Execution Date Base Case Financial Model”) demonstrating financial ratios equal to or better than the Original Base Case Financial Model for each consecutive twelve (12) month period ending on each Calculation Date set out therein, accompanied by:

(A) a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances in the Original Base Case Financial Model; and

(B) an updated report from the Financial and Market Consultant addressed to DOE, and the date of which has been brought forward to the Execution Date (if applicable), confirming:

(1) review of the mathematical accuracy of the computations therein (which shall be further confirmed by DOE);

(2) any relevant updates to the Original Base Case Financial Model with the Construction Budget and the Integrated Project Schedule;

(3) any relevant updates to the underlying assumptions; and

(4) any updates to the Base Case Financial Model which may be relevant to the consistency with the required financial ratios as set forth herein.

(k) Integrated Project Schedule. Receipt by DOE of a Primavera P6 Level 3 integrated schedule for the development, construction and commissioning of the Project in accordance with the Construction Contracts setting forth with a sufficient level of detail as agreed in writing by DOE the expected schedule and milestones for construction of the Project through Project Completion, to include those items (and related status) set forth in Schedule 5.01(l) (Integrated Project Schedule) (the “Integrated Project Schedule”).

(l) Construction Budget. Receipt by DOE of a construction budget, in the form of Exhibit F (Form of Construction Budget) hereto, that:

(i) sets forth, on a monthly basis in a sufficient level of detail as agreed in writing by DOE, all Pre-Completion Costs necessary to design, develop, construct, start-up and commission the Project through Project Completion (including the amount of any Project Costs paid through the date of such Construction Budget); and

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(ii) specifies on a line item and aggregate basis for all Pre-Completion Costs, (A) the portions of such Pre-Completion Costs that constitute Eligible Project Costs; and (B) the amount of any Budgeted Contingency (the “Initial Construction Budget”).

(m) O&M Budget. Receipt by DOE of the O&M Budget in the form of Exhibit G (Form of O&M Budget) hereto.

(n) Mine Plan. Receipt by DOE of the Mine Plan.

(o) Insurance; Insurance Consultant Report. Receipt by DOE of:

(i) true, correct and complete copies of each policy of Required Insurance then required to be in effect in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Insurance), each in full force and effect and endorsed with the form of the Secured Parties’ endorsement and applicable loss payee clause section in Schedule 7.03 (Insurance) and compliant with such other requirements regarding coverage, deductibles, exceptions and premiums as set out in Schedule 7.03 (Insurance);

(ii) a Broker’s Letter of Undertaking as set out in Annex A (Form of Broker’s Letter of Undertaking) in Schedule 7.03 (Insurance) acceptable to DOE in respect of the Required Insurance; and

(iii) a report addressed to DOE from the Insurance Consultant the date of which has been brought forward to the Execution Date (if applicable), in respect of the Project and the Required Insurance, the adequacy of insurance coverage be maintained and such other insurance related matters as DOE may request.

(p) Security Interests. Receipt by DOE and the Collateral Agent of evidence that:

(i) all Security Documents are in full force and effect and have been duly filed and registered or recorded (including UCC-1 financing statements and fixture filings in the State of Nevada and Personal Property Security Act filings in British Columbia, Canada), in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective and perfect the Liens intended to be created thereby and the rights of the Secured Parties thereunder;

(ii) such Liens constitute valid, enforceable and perfected, First Priority Liens over the Collateral in favor of the Secured Parties, subject only to Permitted Liens; and

(iii) all fees and duties in connection with such filing, registration or recording have been paid in full.

(q) Repayment of Existing Indebtedness; Release of Existing Liens. Receipt by DOE of (i) evidence that all existing Indebtedness of the Borrower and the Subsidiary Guarantor (other than Permitted Indebtedness) has been repaid in full, and all Liens encumbering any Collateral (other than the Permitted Liens) have been released, and, as necessary or appropriate, such releases

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have been recorded with the relevant Governmental Authorities, and (ii) a certificate from the chief financial officer or similar officer of the Borrower in respect thereof.

(r) Real Estate. Receipt by DOE of:

(i) an ALTA land title survey with respect to the portions of the Project Site and Workforce Hub site consisting of the fee and leasehold property set forth in Schedule 5.01(r)(i) (the “Insured Real Property”) (and, for the avoidance of doubt, excluding mineral and mining rights and royalty areas of interest), certified to each Secured Party (provided that in lieu of a real property survey, the Borrower may provide an aerial, ortho-photographic survey of the Insured Real Property if such aerial survey is sufficient to permit the lender’s title insurance policy to be issued with the customary endorsements and other coverage for which a survey is required);

(ii) a pro forma ALTA extended coverage loan policy of title insurance, ensuring that the Deed of Trust creates a legal, valid and enforceable First Priority Lien on the Insured Real Property (and, for the avoidance of doubt, excluding mineral and mining rights and royalty areas of interest) subject only to Permitted Liens, together with all endorsements and affirmative coverages reasonably required by DOE and which are reasonably obtainable from title insurance underwriters in the State of Nevada;

(iii) a comprehensive report with respect to all mineral rights that comprise the Project, including unpatented mining claim rights that comprise the Project Site (including a comprehensive list of all Project Mining Claims and KVP Mining Claims and a map of all Project Mining Claims and KVP Mining Claims and the area of interest with respect to all Royalty Documents), dated as of a recent date and in form and substance acceptable to DOE; provided that for the avoidance of doubt, such report may not rely on or incorporate prior title reports or title opinions but must be a comprehensive new report;

(iv) evidence that all easements, rights-of-way, mining claims, zoning rights and other land rights necessary for the Project shall have been obtained and are not the subject of any contest or dispute, including, all easements, rights-of-way, zoning compliances, and other land rights required to be obtained by any Major Project Participant pursuant to the Transaction Documents to which such Major Project Participant is a party or that are necessary for the performance of their obligations under such Transaction Documents; and

(v) true and correct copies of any related material documents requested by DOE.

(s) Intellectual Property. Receipt by DOE of:

(i) a fully executed original (to the extent required) or copy of each Project IP Agreement executed by each Borrower Entity and confirmation that the licenses included therein remain in full force and effect; and

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(ii) evidence that:

(A) the Borrower exclusively owns all Project IP or has rights to use all Project IP pursuant to a Project IP Agreement (other than any Project IP Agreement contemplated in clause (i) above), and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;

(B) the Borrower and, to the extent applicable, each Borrower Entity has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, or otherwise permit to grant to, the Secured Parties a Secured Parties’ License and confirmation that such license remains in full force and effect; and

(iii) (A) a certificate from each Borrower Entity certifying that no Project Source Code is owned by or licensed to such Borrower Entity, as the case may be, at such time, or (B) evidence that the Borrower has complied, and, to the extent applicable, has caused each Borrower Entity and licensor to comply, with Section 7.02(g) (Source Code Escrow).

(t) Legal Opinions. Receipt by DOE and the other Secured Parties of the following executed legal opinions (including originals thereof, as required) in respect of, as applicable, each Borrower Entity and each Major Project Participant dated as of the Execution Date and addressed to the Secured Parties:

(i) the legal opinion of Vinson & Elkins LLP, as New York counsel to the Borrower Entities;

(ii) the legal opinion of Cassels Brock & Blackwell LLP, as British Columbia counsel to the Sponsor and the Direct Parent;

(iii) the legal opinions of Holland & Hart LLP, as Nevada counsel to the Borrower Entities and their affiliates regarding permitting and other matters;

(iv) the legal opinion of Erwin Thompson Faillers, as Nevada counsel to the Borrower Entities regarding real estate matters;

(v) the legal opinion of in-house counsel to the Offtaker;

(vi) the legal opinion of Greenberg Traurig, LLP, as Nevada counsel to the Miner;

(vii) the legal opinion of Troutman Pepper Hamilton Sanders LLP,, as Delaware counsel to the EPCM Contractor;

(viii) the legal opinion of in-house counsel to the EPCM Contractor;

(ix) the legal opinion of Saul Ewing LLP, as Delaware counsel to Aquatech;

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(x) the legal opinion of Saul Ewing LLP, as Delaware counsel to EXP;

(xi) the legal opinion of Saul Ewing LLP, as Delaware counsel to MECS, Inc.; and

(xii) the legal opinion of Cokinos | Young, P.C., as Texas counsel to Iron Horse Nevada LLC.

(u) Financial Statements; Projections. Receipt by DOE of (i) the Historical Financial Statements, in each case, from the Borrower, the Direct Parent and the Sponsor, and certified by a Responsible Officer thereof, as applicable, that such Historical Financial Statements fairly present, in all material respects, the financial condition of such Borrower Entities, as applicable, as at the dates indicated and the results of its operations and their cash flows for the relevant periods, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements of the Borrower and the Sponsor, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable, and (ii) a financial plan (including sources and uses) evidencing resources necessary to fund equity requirements to complete the Project and to support working capital and operating costs through the Project Completion Date;

(v) FFB Approvals. Receipt by DOE of evidence of the satisfaction of the conditions precedent in Section 5.02 (Conditions Precedent to FFB Purchase of the Note).

(w) Required Approvals. Receipt by DOE of:

(i) the Required Approvals Schedule, (A) setting out in Part A all Required Approvals required for the ownership, commencement, development and construction of the Project or which otherwise have been obtained prior to the Execution Date and (B) setting out in Part B a schedule outlining the timing of obtaining all Required Approvals not yet received as of the Execution Date, together with a certificate of a Responsible Officer of the Borrower with respect thereto; and

(ii) fully executed copies of each Required Approval listed on Part A of the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A) all environmental, regulatory, construction and other governmental and third-party consents, permits and approvals required for the construction, completion, ownership, operation and maintenance of the Project and the Project Site, including Required Approvals, have been obtained or shall be obtained pursuant to the Required Approvals Schedule;

(B) such copies are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

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(C) each such Required Approval that has been obtained is free of any unduly burdensome conditions that could prevent, impede or materially and adversely affect the construction or operation of the Project;

(D) each such Required Approval that has been obtained has been validly issued, is in full force and effect and, except for Specified Required Approvals, is Non-Appealable;

(E) all conditions precedent to the effectiveness of each such Required Approval that has been obtained have been satisfied; and

(F) each such Required Approval that has been obtained has not been amended, modified or supplemented other than to the extent a copy of such amendment, modification or supplement has been provided to DOE.

(x) Accounts. Receipt by DOE of evidence that (i) each Project Account shall have been established in accordance with the provisions of the Financing Documents, (ii) the Borrower and the Subsidiary Guarantor have no other bank accounts other than the Company Accounts, and (iii) if applicable, each Project Account is funded to the extent of any amounts required to have been deposited prior to the Execution Date in accordance with the Financing Documents.

(y) Payment of the Administrative Fee. Receipt by DOE of the Administrative Fee.

(z) Fees and Expenses. Receipt by DOE of:

(i) payment in full or reimbursement of all fees required to be paid on or prior to the Execution Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and

(ii) (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the Execution Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Loan.

(aa) Authorization to Borrower’s Auditor. Receipt by DOE of evidence that:

(i) the Borrower has appointed the Borrower’s Auditor and each other Borrower Entity has appointed the Sponsor’s Auditor; and

(ii) the Borrower has irrevocably instructed the Borrower’s Auditor and each other Borrower Entity has irrevocably instructed the Sponsor’s Auditor, in each case, to communicate directly with DOE, FFB and the U.S. Comptroller General regarding its accounts, operations and all other matters as DOE requires.

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(bb) Appointment of Process Agent. Receipt by DOE of evidence that:

(i) each Borrower Entity and each Major Project Participant that has executed a Direct Agreement and, in each case, is organized in a jurisdiction outside of the United States, has irrevocably appointed an agent for service of process in the United States;

(ii) such agent has been duly appointed and holds such appointment without reservation until six (6) months after the Maturity Date (or such earlier date as may be agreed by DOE); and

(iii) all fees of such agent, if any, have been paid in full through the term of the engagement.

(cc) Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Financing Document to which such entity is a party is true and correct in all respects as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(dd) Material Adverse Effect. Since December 31, 2023, no event (including a change in law) shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(ee) Certain Events. No Default, Event of Default or Event of Loss has occurred and is continuing or would reasonably be expected to occur as of the Execution Date.

(ff) SAM Registration. Receipt by DOE of evidence of the registration by the Borrower in the federal SAM.

(gg) Davis-Bacon Act. Receipt by DOE of a certificate from the Borrower certifying that (i) the clauses set forth in Schedule 7.18 (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Execution Date; and (ii) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to the Execution Date, in each case, has taken all necessary steps to comply with and is in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(hh) Lobbying Certificate. Receipt by DOE of each Borrower Entity’s completed “Disclosure Form to Report Lobbying” (Standard Form LLL).

(ii) Compliance with NEPA. Receipt by DOE of evidence that:

(i) the environmental review pursuant to NEPA and related consultations shall have been completed to the satisfaction of DOE;

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(ii) the Borrower has complied with all obligations provided under Governmental Approvals issued under Environmental Law (including required avoidance, minimization and mitigation measures), as of the current stage of Project development; and

(iii) the Borrower shall have provided all environmental analyses and other information needed for the satisfactory completion of the environmental review pursuant to NEPA.

(jj) Program Requirements. Receipt by DOE of evidence that all Program Requirements required to have been satisfied as of the Execution Date have been satisfied.

(kk) Action Memoranda. Receipt by DOE of one or more action memoranda executed by the Secretary of Energy approving and authorizing:

(i) the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby;

(ii) any provisions in the Transaction Documents that constitute material changes to the terms and conditions set forth in the Term Sheet; and

(iii) the apportionment of the Credit Subsidy Cost pursuant to Section 5.01(ll) (Credit Subsidy Cost).

(ll) Credit Subsidy Cost. Receipt by DOE of evidence that:

(i) OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost;

(ii) OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and

(iii) the apportionment of the Credit Subsidy Cost has occurred and been made effective.

(mm) Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Transaction Documents to which it is a party.

(nn) Employment Projections. Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the Project for each Fiscal Year occurring during the term of the Loan.

(oo) Community Benefits Plan. Receipt by DOE of a Community Benefits Plan and Justice40 Annual Report in respect of the Project.

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(pp) Separation Transaction. Receipt by DOE of evidence of (i) the consummation of the corporate reorganization in respect of the Sponsor in accordance with the terms (A) outlined in the Management Information Circular issued by Lithium Americas Corp. (as so named on the date thereof) on June 16, 2023 and (B) the Amended and Restated Arrangement Agreement dated as of June 14, 2023, by and between Lithium Americas Corp. (as so named on the date thereof) and the Sponsor, and (ii) listing of the Sponsor common shares on the New York Stock Exchange and the Toronto Stock Exchange.

(qq) Waste Rock Dump Design. Receipt by DOE of the Waste Rock Dump Design.

(rr) Long Lead Equipment. Receipt by DOE of evidence of purchase or order issued for the equipment items listed in Schedule 5.01(rr) (Long Lead Equipment).

(ss) Safety Plan. Receipt by DOE of a Safety Plan relating to the construction period.

(tt) TLT Documents. Receipt by DOE of true, correct and complete executed copies of each of the TLT Documents.

(uu) Affiliate Indemnification Agreement. Receipt by DOE of a true, correct and complete copy of the executed Affiliate Indemnification Agreement.

(vv) Reserve Tail Ratio. Receipt by DOE of a certificate executed by the chief financial officer of the Borrower, setting forth in reasonable detail the calculation demonstrating that (i) the Mineral Reserve Estimate as of the Execution Date less the forecasted amount of lithium produced from the Execution Date to the Maturity Date set forth in the Base Case Financial Model to (ii) the Mineral Reserve Estimate as of the Execution Date is not less than thirty percent (30%), as has been verified and accepted in writing by the Independent Engineer.

(ww) Dissolution of RheoMinerals, Inc. Receipt by DOE of evidence that RheoMinerals, Inc., a Nevada corporation and Subsidiary of the Borrower at the time of the approval of the Application, has been dissolved pursuant to the laws of the State of Nevada on or prior to the Execution Date and that all related formalities for the dissolution of RheoMinerals, Inc. have been complied with in accordance with Applicable Law such that, among other things, there are no existing obligations, liabilities, contracts or Governmental Approvals in its name and it is no longer able to conduct business.

(xx) CSR Requirements. Receipt by DOE of a true, correct and complete copy of the Borrower’s supplier code of conduct, human rights policy and responsible minerals sourcing policy, compliant with the requirements of the Offtake Agreement and satisfactory to DOE.

(yy) Environmental Report. Receipt by DOE of an environmental report, including a current Phase I or II Environmental Site Assessment (if applicable) in form and substance satisfactory to DOE, covering the Real Property associated with the TLT and the Workforce Hub.

Section 5.02 Conditions Precedent to FFB Purchase of the Note. The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal

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Instruments) of the Note Purchase Agreement to purchase the Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Execution Date and as of the First Advance Date:

(a) Conditions Precedent in the Funding Agreements. Each condition precedent under the Funding Agreements to the purchase of the Note by FFB shall have been satisfied in the sole determination of FFB.

(b) Receipt of the Principal Instruments. FFB shall have received from DOE each of the Principal Instruments.

(c) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Financing Documents shall be true and correct in all respects on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 5.03 Conditions Precedent to the First Advance Date. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make the First Advance of the Loan in accordance with the Note Purchase Agreement and the Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the First Advance Request, in each case, as determined by (i) in all cases, DOE, which shall be entitled (but not required) to consult with the Independent Engineer and other Secured Party Advisors; and (ii) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a) Execution Date Conditions Precedent. The Execution Date shall have occurred.

(b) First Advance Longstop Date. The First Advance Date shall occur no later than the First Advance Longstop Date.

(c) Base Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of evidence that:

(i) Base Equity Contributions in the total amount of the Base Equity Commitment have been funded and such amount has either been (A) applied towards payment of Project Costs; or (B) to the extent not exceeding one hundred sixty-four million nine hundred forty-eight thousand Dollars ($164,948,000), relating solely to non-Eligible Project Costs, the Workforce Hub, the HEC Substations and the Segregated Transmission Line, and not yet applied towards such Project Costs, funded in cash into the Construction Account, or to the extent not funded in cash, Acceptable Credit Support has been provided for such amount;

(ii) each of the Borrower and the Independent Engineer has provided a certification and supporting information that the Loan plus the remaining Base Equity Commitment and the Funded Completion Support Commitment, taken together, are

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sufficient to pay all remaining Pre-Completion Costs and to achieve Project Completion by the Project Completion Longstop Date.

(d) Reserve Accounts. Receipt by DOE of evidence that each of the Construction Contingency Reserve Account and the Ramp-Up Reserve Account have been funded in an amount at least equal to the applicable Reserve Account Requirement or to the extent not funded in cash, backstopped by Acceptable Credit Support for such amount.

(e) Mining Agreement Execution Plan. Receipt by DOE of the Mining Agreement Execution Plan.

(f) Notice of Pledge. Receipt by DOE of evidence of the delivery of a notice of pledge to the Nevada Division of Water Resources (the “Notice of Pledge”) with respect to the water rights owned by the Borrower.

(g) Consultant Reports Bringdown. Receipt by DOE of a certificate from the following Secured Party Advisors, dated as of the date of the First Advance Request, substantially in the form of Exhibit H (Form of Secured Party Advisor Report Bring-Down Certificate), and addressing such other matters as DOE may request and, to the extent required, an updated copy of the report delivered as of the Execution Date:

(i) the Independent Engineer;

(ii) the Financial and Market Consultant; and

(iii) the Insurance Consultant.

(h) Base Case Financial Model. Receipt by DOE of:

(i) a certification from the chief financial officer or similar officer of the Borrower dated as of (or no more than one hundred thirty-five (135) days prior to) the First Advance Date that:

(A) there are no material changes to the Execution Date Base Case Financial Model; and

(B) there are no material changes to the assumptions therein (including pricing assumptions and assumptions relating to Section 45X Eligible Costs, subject to confirmation by the Financial and Market Consultant or another independent market advisor acceptable to DOE (with respect to pricing assumptions); or

(ii) an updated Base Case Financial Model acceptable to DOE (including pricing assumptions, subject to confirmation by the Financial and Market Consultant or another independent market advisor acceptable to DOE (with respect to DOE’s pricing assumptions and assumptions relating to Section 45X Eligible Costs)) demonstrating financial ratios equal to or better than the Execution Date Base Case Financial Model for

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each consecutive twelve (12) month period ending on each Calculation Date set out therein, in each case, accompanied by:

(A) a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Execution Date Base Case Financial Model; and

(B) an updated report from the Financial and Market Consultant including:

(1) review of the mathematical accuracy of the computations therein (which shall be further confirmed by DOE);

(2) any relevant updates to the Base Case Financial Model with the Construction Budget and the Integrated Project Schedule;

(3) any relevant updates to the underlying assumptions; and

(4) any updates to the Base Case Financial Model which may be relevant to the required financial ratios as set forth above; and

(iii) if such certification or updated Base Case Financial Model described in clause (i) or (ii) above is delivered prior to the First Advance Date, then: (A) certification from the Borrower that there are no material changes to the assumptions (other than pricing assumptions) set forth in the then applicable Base Case Financial Model or (B) a certified updated Base Case Financial Model acceptable to DOE (excluding pricing assumptions).

(i) Specified Proceedings. Receipt by DOE of evidence that specified proceedings (to be agreed separately between DOE and the Borrower by cross-reference to this clause) (the “Specified Proceedings”) have been resolved in a manner acceptable to DOE or the status of such proceedings is otherwise satisfactory to DOE.

(j) Minimum Liquidity and Indebtedness of Sponsor. Receipt by DOE of evidence that the Sponsor is in compliance with the Minimum Liquidity Requirement and limitations on Indebtedness, in each case, set forth in the Affiliate Support Agreement.

(k) Utilities. Receipt by DOE of evidence that the Borrower (i) has in place all power, water, wastewater, transportation, communications and other utilities and infrastructure necessary for construction and operation of the Project and other facilities that are adjacent or co-located operated by any Borrower Entity to the extent that those facilities are required for the construction and operation of the Project or are sharing resources with the Project, in each case in accordance with the relevant Project Documents and Required Approvals; and (ii) has secured for each utility the capacity necessary to sustain operations for the Project and other facilities as applicable.

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(l) Power Purchase Agreement. Receipt by DOE of the Power Purchase Agreement, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(i) the copy of the Power Purchase Agreement submitted is true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii) no term or condition thereof has been amended from that delivered pursuant to this clause (l);

(iii) the Power Purchase Agreement is in full force and effect; and

(iv) all conditions precedent to the effectiveness of the Power Purchase Agreement have been satisfied.

(m) Conditions Subsequent to Execution Date. Receipt by DOE of:

(i) evidence that (A) the Direct Investment Capital Raise has been consummated on or prior to the date that is thirty (30) days prior to the First Advance Date and, in connection therewith, the GM JVIA Contributions have been made in full pursuant to the terms of the JV Investment Agreement (including the making of the Investor’s Initial Capital Contribution on the Closing Date (in each case as defined in the JV Investment Agreement)) and (B) the proceeds thereof have been deposited into the Base Equity Account;

(ii) evidence that the Borrower has issued a notice to commence construction (or any equivalent term as applicable, each a “Notice to Proceed”) under each relevant Construction Contract, or otherwise confirmed readiness of all parties to proceed under any other relevant Construction Contract that does not contain such a defined term or equivalent concept, in each case, by a date occurring prior to the First Advance;

(iii) no later than thirty (30) days following the Execution Date, (A) a Direct Agreement with respect to the Bechtel Construction Contract and (B) related legal opinions from counsel to each of the Borrower and the EPCM Contractor in respect of the Bechtel Construction Contract and the related Direct Agreement, in each case in form and substance acceptable to DOE; and

(iv) no later than thirty (30) days following the Execution Date, a certification by a Certified Environmental Manager with respect to the environmental reports delivered pursuant to Section 5.01(yy) (Environmental Report) (to the extent not previously provided), along with a reliance letter from such Certified Environmental Manager in form and substance satisfactory to DOE.

(n) Workforce Hub. (i) Each Workforce Hub Document has been executed and delivered by the parties thereto, and a certified copy thereof has been delivered to DOE, and (ii)

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DOE has received evidence that Notices to Proceed have been delivered with respect to each Workforce Hub Document relating to the development or construction of the Workforce Hub.

Section 5.04 Advance Approval Conditions Precedent. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make each Advance (including the First Advance) in accordance with the Note Purchase Agreement and the Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by (x) in all cases, DOE, which shall be entitled (but not required) to consult with the Independent Engineer and other Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a) Advance Request. Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate substantially in the form of Exhibit A-2 (Form of Borrower Advance Date Certificate) pursuant to Section 2.03(a) (Advance Requests).

(b) Conditions Precedent in the Funding Agreements. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the Note in accordance with the Note Purchase Agreement and the Note have been satisfied.

(c) Representations and Warranties. Each of the representations and warranties made by each Borrower Entity and each Major Project Participant in or pursuant to any Financing Document shall be true and correct in all material respects (except (i) all representations and warranties on the First Advance Date, (ii) such representations and warranties that by their terms are qualified by materiality or Material Adverse Effect, and (iii) in the case of the Borrower, the representations and warranties set forth in Sections 6.26 (Davis-Bacon Act), 6.28 (Sanctions and Anti-Money Laundering Laws), 6.29 (Cargo Preference Act), 6.30 (Lobbying Restriction), 6.31 (Federal Funding), 6.32 (No Federal Debt Delinquency), 6.35 (Use of Proceeds), 6.36 (No Immunity), and 6.37 (No Fraudulent Intent), which representations and warranties shall, in each case, be true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such date.

(d) Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of:

(i) a certification and supporting information from the Borrower that the following funds available to the Borrower are sufficient to pay all remaining Pre-Completion Costs (including any reasonably expected Cost Overruns) and to achieve Project Completion by the Project Completion Longstop Date:

(A) the amount of the requested Advance;

(B) the undisbursed amount of the Loan after giving effect to the requested Advance; and

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(C) the remaining Funded Completion Support Commitment.

(e) Aggregate Advances. Receipt of evidence by DOE that the aggregate principal amount of all Advances, after giving effect to the Advances to be made on such Requested Advance Date, do not exceed the Maximum Loan Amount or 75.8% of Eligible Project Costs.

(f) Use of Proceeds. Receipt by DOE of:

(i) evidence that the proceeds of the requested Advance will be applied in accordance with Section 2.04(d) (Disbursement of Proceeds); and

(ii) copies of invoices or other documentation reasonably acceptable to DOE evidencing the incurrence of such Eligible Project Costs.

(g) Independent Engineer’s Certificate. Receipt by DOE of a certificate from the Independent Engineer substantially in the form of Exhibit A-3 (Form of Independent Engineer Advance Approval Certificate), dated as of no more than five (5) Business Days prior to the Requested Advance Date certifying:

(i) that the following funds available to the Borrower are sufficient to pay all remaining Pre-Completion Costs: (A) the amount of the requested Advance; (B) the undisbursed amount of the Loan after giving effect to such Advance; and (C) the remaining Funded Completion Support Commitment;

(ii) the Project is on schedule to achieve Project Completion by no later than the Project Completion Longstop Date; and

(iii) such other matters as DOE may reasonably request.

(h) Lien Waivers. Receipt by DOE of evidence that:

(i) any unpaid balances then due or unsettled claims with any contractor or supplier under any Construction Contract, or their subcontractors, have been paid in full (unless otherwise provided by the relevant Construction Contract), except for balances or claims that the Borrower is actively contesting in accordance with the Permitted Contest Conditions; and

(ii) each contractor or supplier under any Construction Contract, or their subcontractors, to be paid with the proceeds of such Advance and the Equity Funding Commitment or funds of the Borrower, has conditionally (or if applicable, finally and unconditionally) waived on terms satisfactory to DOE and released all Liens, statutory or otherwise, that it or any of its subcontractors may have or acquire on the Collateral or the Project with respect to work completed prior to its last submission for payment, such Lien waivers to be in form and substance prescribed by Applicable Law in the State of Nevada.

(i) Judgment Liens. No judgment Lien exists against any of the Borrower’s or the Subsidiary Guarantor’s property for Indebtedness owed to the United States of America or any

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delinquent federal, state or local Indebtedness, including tax liabilities, except for balances or claims in the normal course of business that the Borrower or the Subsidiary Guarantor is actively contesting in accordance with the Permitted Contest Conditions.

(j) Title Continuation. Receipt by DOE of a title date-down endorsement, dated as of the date of the Advance Request, of the Borrower’s continued ownership of unencumbered fee title (subject only to Permitted Liens), easement or leasehold interest, under the relevant laws of the State of Nevada, of the Insured Real Property as is necessary for the development of the Project.

(k) Program Requirements. Receipt by DOE of evidence that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.

(l) Required Approvals. Receipt by DOE of fully executed copies of each of the Required Approvals listed on Part B of the Required Approvals Schedule (as updated on or prior to such date in form and substance satisfactory to DOE) that are required to be obtained on or prior to the Requested Advance Date or otherwise necessary or required to have been obtained as of the relevant Advance Date, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(i) the copies of such Required Approvals are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii) no term or condition of any of such Required Approvals has been amended from the form thereof delivered pursuant to this Section 5.04(l) (Required Approvals);

(iii) each such Required Approval has been validly issued, is in full force and effect, is free of any unduly burdensome conditions that could prevent, impede or materially and adversely affect the construction or operation of the Project and, other than Specified Required Approvals, is Non-Appealable; and

(iv) all conditions precedent to the effectiveness of such Required Approvals have been satisfied.

(m) Payment of Fees. Receipt by DOE of:

(i) payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or

(ii) confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.

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(n) Environmental Compliance. Receipt by DOE of a written certification by the Borrower that the Borrower is in compliance in all material respects with all applicable Environmental Laws and all Required Approvals thereunder, and has and maintains in full force and effect all Required Approvals applicable to the development, construction and operation of the Project as of the date of such Advance under any applicable Environmental Law.

(o) Legal Opinions. To the extent requested by DOE in connection with such Advance, receipt by DOE of satisfactory legal opinions, subject to customary qualifications and limitations, in connection with the amendment, modification, termination or entry into any new Financing Document, Major Project Document or Required Approval or other change in circumstances since delivery of prior legal opinions, in each case, dated as of the Requested Advance Date, addressed to each Secured Party and from legal counsel satisfactory to DOE.

(p) Security. All Security Documents continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all Liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties.

(q) Cargo Preference Act. To the extent not previously received by DOE, receipt by DOE of each of the documents listed in Section 7.20 (Cargo Preference Act) with respect to CPA Goods the cost of which has been or is to be paid or reimbursed with proceeds of the Advances made on or prior to the Requested Advance Date and that have been delivered to a carrier and loaded for shipment to any Borrower Entity or any of its contractors or their subcontractors.

(r) No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject.

(s) Transaction Documents. (i) Receipt by DOE on or prior to the date of such Advance of fully executed originals (to the extent required) or copies of all Transaction Documents required to be executed as of the date of such Advance (to the extent such documents have not already been provided), and confirmation that such Transaction Documents remain in full force and effect; and (ii) with respect to the First Advance, confirmation in writing by DOE that the Bechtel Construction Contract is in form and substance satisfactory to DOE.

(t) Construction Budget. Receipt by DOE of a certification from the Borrower and the Independent Engineer that:

(i) there have been no changes to the Construction Budget with respect to amounts reflected therein or the timing of the payments, since the last Advance (except for those changes permitted by the Financing Documents or otherwise previously approved in writing by DOE) or, to the extent there are any changes to amounts that are not permitted by the Financing Documents or otherwise previously approved by DOE, setting forth the reasons for such change, and attaching an updated Construction Budget, certified by the

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Borrower and confirmed by the Independent Engineer, comparing actual construction costs versus the projected expenses under then-current Construction Budget during each phase of the Project, including tracking of any contingency fund utilization, which update shall be satisfactory to DOE;

(ii) the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns, except for Cost Overruns permitted by the Financing Documents or otherwise previously identified, agreed in writing by DOE or fully funded with equity by the Sponsor (and in the case of such equity funding, together with evidence of such funding), and reflected in the then-current Construction Budget;

(iii) the aggregate amounts to be expended for each category of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction Budget unless otherwise permitted by the Financing Documents;

(iv) Cost Overruns in any category of Project Costs are sufficiently covered by available contingency in the Construction Budget, unless otherwise permitted by the Financing Documents; and

(v) the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs.

(u) Project Milestones. Receipt by DOE of a certification from the Borrower and Independent Engineer that the Borrower currently anticipates that the Substantial Completion Date shall occur by the Substantial Completion Longstop Date and the Project Completion Date shall occur by the Project Completion Longstop Date.

(v) Litigation. Receipt by DOE of an Officer’s Certificate of the Borrower certifying that there is no pending or, to the Borrower’s Knowledge, threatened (in writing) Adverse Proceeding, that relates to (i) the legality, validity or enforceability of any Financing Document or Major Project Document; (ii) the legality, validity or enforceability of any Transaction Document (other than a Financing Document or Major Project Document); (iii) any transaction contemplated by any Transaction Document; (iv) the Project; or (v) any Borrower Entity that, in each of clauses (ii) through (v), has had or could reasonably be expected to have a Material Adverse Effect.

(w) Reserve Account Funding. All Reserve Accounts required to be funded as of the date of such Advance have been funded in the amount equal to or greater than the applicable Reserve Account Requirement.

(x) Certain Events. No Default, Event of Default or Event of Loss (unless otherwise permitted under the Financing Documents) has occurred and is continuing as of the Advance Date or would reasonably be expected to result from such Advance.

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(y) Intellectual Property; Source Code. Receipt by DOE of:

(i) evidence that:

(A) the Borrower exclusively owns all Project IP or has rights to use all Project IP pursuant to a Project IP Agreement, and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;

(B) the Borrower and, to the extent applicable, each Borrower Entity has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, or otherwise permit to grant to, the Secured Parties a Secured Parties’ License and confirmation that such license remains in full force and effect; and

(ii) (A) a certificate from each Borrower Entity certifying that no such Project Source Code is owned by or licensed to such Borrower Entity, as the case may be, at such time, or (B) evidence that the Borrower has complied, and, to the extent applicable, has caused each Borrower Entity and licensor to comply, with Section 7.02(g) (Source Code Escrow).

(z) Davis-Bacon Act. Receipt by DOE of a certificate from the Borrower certifying that (i) the clauses set forth in Schedule 7.18 (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such Advance Date; and (ii) the Borrower and, to the Borrower’s Knowledge, each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Advance Date, in each case, has taken all necessary steps to comply with and is in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

Section 5.05 Conditions Precedent to FFB Advance. The obligation of FFB to make each Advance (including the initial Advance) under the Note Purchase Agreement and the Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:

(a) Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.

(b) Absence of Drawstop Notice. No Drawstop Notice shall have been delivered by DOE or FFB.

Section 5.06 Advance Deductions. Unless the Borrower shall have prepaid the applicable Advance in the amount of any excess as provided in Section 3.05(c)(i)(I) (Mandatory Prepayments) prior to each Requested Advance Date immediately following the parties’

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determination of the existence of an Excess Advance Amount (whether pursuant to the Quarterly Certificate or otherwise), the Borrower shall:

(a) in the relevant Advance Request, deduct from the total amount of the Advance or Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.05(c)(i)(I) (Mandatory Prepayments); and

(b) in the relevant Advance Request, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Advance Request, certifying as to the amount of such deduction;

provided that if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Advance Requests made on future Requested Advance Dates until such amount has been deducted in full.

Section 5.07 Satisfaction of Conditions Precedent. Each of the Borrower and DOE hereby acknowledges and agrees that:

(a) by delivering the Principal Instruments on the Execution Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Execution Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and

(b) FFB, by delivering an acceptance notice under Section 5.1 (Acceptance or Rejection of Principal Instruments) of the Note Purchase Agreement or making any Advance under the Note, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Sections 5.01 (Conditions Precedent to the Execution Date) and 5.02 (Conditions Precedent to FFB Purchase of the Note) that must be approved or consented to by, or satisfactory to, FFB.

Article VI

Representations and Warranties

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the Note and offer extensions of credit thereunder, the Borrower makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Execution Date; (b) each Advance Date (both immediately before and immediately after giving effect to the Advances, if any, being made on such date); and (c) the Project Completion Date, except as such

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representations and warranties are expressly made as to an earlier date or period, in which case such representations and warranties will be true as of such earlier date or period:

Section 6.01 Organization and Existence. Each of the Borrower and the Subsidiary Guarantor:

(a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) is duly qualified to do business in, and in good standing in, the State of Nevada and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and

(c) has all requisite power and authority to:

(i) own or hold under lease and operate the property it purports to own or hold under lease;

(ii) carry on its business as now being conducted and as proposed to be conducted in respect of the Project;

(iii) incur Indebtedness and create Liens on all and any of its properties pursuant to the Transaction Documents; and

(iv) execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

Section 6.02 Authorization; No Conflict. Each of the Borrower and the Subsidiary Guarantor has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of (a) its execution and delivery thereof; (b) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof; or (c) the issuance of the Note, the borrowings under the Funding Agreements, the use of the proceeds thereof or Reimbursement Obligations hereunder, in each case, do or will (i) contravene its Organizational Documents or any Applicable Laws; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment; (iii) contravene or result in any breach, constitute any default, or result in or require the creation of any Lien upon any of its properties, in each case, under any material agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other material consents or approvals that have been obtained and are in full force and effect.

Section 6.03 Capitalization. All of the Equity Interests of the Borrower have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the Direct Parent, free and clear of all Liens other than Liens created under the Equity Pledge Agreement. All of the Equity Interests of the Subsidiary Guarantor have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the Borrower, free and clear of all

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Liens other than Liens created under the Security Agreement. No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower or the Subsidiary Guarantor or any agreements or arrangements for the issuance by the Borrower or the Subsidiary Guarantor of additional Equity Interests are outstanding. Neither the Borrower nor the Subsidiary Guarantor has outstanding (a) any securities convertible into or exchangeable for its Equity Interests; or (b) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.

Section 6.04 Solvency.

(a) The value of the consolidated assets (at fair value and present fair saleable value or at book value) of the Borrower and the Subsidiary Guarantor is, on the date of determination, greater than the amount of consolidated liabilities at book value (including contingent and unliquidated liabilities) of the Borrower and the Subsidiary Guarantor as of such date. As of the date of determination, the Borrower, on a consolidated basis with the Subsidiary Guarantor, is able to pay all of its consolidated liabilities as such liabilities mature and does not have an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b) Neither the Borrower nor the Subsidiary Guarantor is the subject of any pending or, to the Borrower’s Knowledge, threatened, Insolvency Proceedings.

(c) No corporate action, legal proceedings or other procedure or step is being considered or prepared by the Borrower or the Subsidiary Guarantor that could trigger the occurrence of any event or circumstance described in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution).

Section 6.05 Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements (a) to be classified as an Eligible Applicant; and (b) required to classify the Project as an Eligible Project.

Section 6.06 Transaction Documents. Each Financing Document, GM Investment Document and Major Project Document to which each of the Borrower and the Subsidiary Guarantor is (or will be when executed) a party is a legal, valid and binding obligation of such Borrower Entity enforceable against such Borrower Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.07 Required Approvals.

(a) The Required Approvals Schedule sets forth all Required Approvals.

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(b) Part A of the Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained by the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant required to be obtained by such Major Project Participant to fulfill its obligations under to the applicable Major Project Document. As of the Execution Date, and as of each date thereafter that this representation is to be made, each Required Approval set forth in Part A of the Required Approvals Schedule has been duly and validly issued, is in full force and effect and, other than Specified Required Approvals, is Non-Appealable.

(c) Part B of the Required Approvals Schedule includes all of the Required Approvals that are required to be obtained by a date after the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document.

(d) Any Required Approval listed on Part B of the Required Approvals Schedule that is required to be obtained, on or prior to any date on which this representation is made, pursuant to and in accordance with the terms of the Transaction Documents, Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant required to be obtained by such Major Project Participant to fulfill its obligations under the applicable Major Project Document, has been duly and validly issued, is in full force and effect and, other than Specified Required Approvals, is Non-Appealable.

(e) The Borrower does not have any reason to believe that it, any other Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant will be unable to obtain the Required Approvals set forth in Part B of the Required Approvals Schedule applicable to it in the Ordinary Course of Business free from conditions or requirements and at such time or times as may be necessary to avoid any material delay in, or impairment to the transactions contemplated by, the Transaction Documents.

(f) The Borrower, each Borrower Entity and, to the Borrower’s Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.

Section 6.08 Litigation. Except as otherwise disclosed to and expressly waived in writing by DOE, there are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened in writing that relate to: (a) the legality, validity or enforceability of any Financing Document or Major Project Document; (b) the legality, validity or enforceability of any Transaction Document (other than a Financing Document or Major Project Document); (c) any transaction contemplated by any Transaction Document; the Project; or (e) any Borrower Entity that, in each of clauses (b) through (e), has had or could reasonably be expected to have a Material Adverse Effect.

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Section 6.09 Indebtedness. Each of the Borrower and the Subsidiary Guarantor has no outstanding Indebtedness other than Permitted Indebtedness.

Section 6.10 Security Interests; Liens.

(a) Pursuant to the Security Documents, the Collateral Agent has a legal, valid, enforceable and perfected First Priority Lien in the Collateral subject only to Permitted Liens.

(b) Such security interest in the Collateral is and, with respect to any after-acquired property, when so subsequently acquired, will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens.

(c) All documents and instruments, including the Real Property Documents, the Project Mining Claims and the KVP Mining Claims, as required, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable has been taken to establish and perfect the Collateral Agent’s Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents.

(d) All stamp taxes and similar Taxes and filing fees and Secured Party Expenses that are due and payable in connection with the execution, delivery or recordation of the Deed of Trust or any other Transaction Document, or the security over the Real Property, the Project Mining Claims or the KVP Mining Claims under the Deed of Trust, have been paid.

(e) Except for Permitted Liens, there are no Liens upon any of the Collateral, and neither the Borrower nor any other owner of any of the Collateral has created or is under any obligation to create or has entered into any transaction or agreement that would result in the imposition of, any Lien upon any of the Collateral. There are no Liens on the Equity Interests of the Borrower or the Subsidiary Guarantor other than those created under or permitted by the Security Agreement and the Equity Pledge Agreement.

Section 6.11 Taxes.

(a) Each of the Borrower and the Subsidiary Guarantor has filed, subject to applicable extensions, all material tax returns required by Applicable Law to be filed by it and has paid (i) all income Taxes that are shown to have become due pursuant to such tax returns, and (ii) all other material Taxes and assessments payable by it that have become due regardless of whether or not such Taxes were shown as due on a tax return (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions).

(b) Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States Person and to certify that such Secured Party is exempt from U.S. federal backup withholding tax (or, in the case of any Secured Party that is not a United States Person, a properly completed applicable Form W-8 or other certificate, form or documentation establishing an exemption from U.S. federal withholding Taxes), no withholding Taxes are payable by the Borrower or the Subsidiary Guarantor to any

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Governmental Authority in connection with any amounts payable by the Borrower or the Subsidiary Guarantor under or in respect of the Financing Documents.

(c) DOE’s execution and delivery of this Agreement and issuance of the Loan, and any determination by DOE that any Project Costs are Eligible Project Costs, in each case, (x) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code, (y) does not constitute a determination regarding, and is unrelated to whether the Borrower, the Subsidiary Guarantor, the Sponsor, the Direct Parent or the Project has complied or will comply with, Federal tax law and (z) will not be used to demonstrate or prove that the Borrower, the Subsidiary Guarantor, the Sponsor, the Direct Parent or the Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.

(d) For U.S. federal income tax purposes, the Borrower is and has been treated as a corporation from the date of its formation and the Subsidiary Guarantor is and has been treated as a disregarded entity from the date of its formation.

Section 6.12 Financial Statements.

(a) Each of the Historical Financial Statements and each Financial Statement of the Borrower, the Direct Parent and the Sponsor delivered to DOE pursuant to Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of such Borrower Entity, as of the respective dates of the Financial Statements for the respective periods covered therein.

(b) Such Financial Statements reflect all liabilities or obligations of the relevant Borrower Entity of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard.

(c) As of the Execution Date or the date of delivery of such Financial Statements pursuant to Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, none of the Borrower, the Direct Parent or the Sponsor has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the notes thereto.

Section 6.13 Business; Other Transactions.

(a) Except as set forth on Schedule 6.13(a) (Additional Permitted Activities), each of the Borrower and the Subsidiary Guarantor has not conducted any business other than the business contemplated by the Transaction Documents and such other business as may be related to the Project.

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(b) Except as set forth on Schedule 6.13(b) (Additional Permitted Contracts), each of the Borrower and the Subsidiary Guarantor is not a party to, or bound by, any contract other than those contracts permitted under the Financing Documents.

(c) Except as provided in the Financing Documents, each of the Borrower and the Subsidiary Guarantor has not executed and delivered any powers of attorney or similar documents.

(d) Each of the Borrower and the Subsidiary Guarantor has not paid or become obligated to pay (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of (x) the transactions contemplated by the Financing Documents or (y) any other Transaction Document that has not been paid in full, or (ii) any contingency fee (computed as a percentage of any amount of the Loan) to any financial or other professional advisors of such Borrower Entity.

(e) Except as set forth on Schedule 6.13(e) (Affiliate Transactions), each of the Borrower and the Subsidiary Guarantor is not a party to any contract or agreement with, and does not have any other loan commitment to, any Affiliate.

(f) Each of the Borrower and the Subsidiary Guarantor has not (i) entered into any transaction or series of related transactions with any Person (including any Affiliate) other than transactions (A) in the Ordinary Course of Business and on an arm’s length basis, or (B) which are otherwise permitted pursuant to the Financing Documents, or (ii) entered into any transaction whereby the Borrower could reasonably be expected to be required to pay more than the fair market value for products of others.

(g) Each of the Borrower and the Subsidiary Guarantor has not made any Investments other than Permitted Investments.

(h) The Borrower has no Subsidiaries other than the Subsidiary Guarantor and does not legally or beneficially own any Equity Interests of any other Person other than the Subsidiary Guarantor. The Subsidiary Guarantor has no Subsidiaries and does not legally or beneficially own any Equity Interests of any other Person.

(i) Each of the Borrower and the Subsidiary Guarantor has maintained adequate internal controls, reporting systems and cost control systems that are designed to ensure that such Borrower Entity satisfies its obligations under the Financing Documents.

Section 6.14 Accounts. Each of the Borrower and the Subsidiary Guarantor does not own or maintain any accounts with a bank or financial institution other than the Project Accounts and the Company Accounts.

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Section 6.15 Property.

(a) Title to Collateral.

(i) Schedule 6.15(a)(i) (Project Site) identifies the Borrower’s Real Property and Project Mining Claim interests in the Project and the Project Site.

(ii) The Borrower and the Subsidiary Guarantor together own and have valid legal and beneficial title to, or have a valid leasehold interest in, all Real Property interests and water rights in the Project Site free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower or the Subsidiary Guarantor of any Lien on any property, other than Permitted Liens and the Security Documents; and none of the Permitted Liens, individually or in the aggregate, would reasonably be expected to materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower or the Subsidiary Guarantor of the Project Site or the Project.

(iii) All easements, leasehold and other Real Property interests, water rights and utility and other related services, means of transportation, facilities, other materials and Real Property and Project Mining Claim rights that can reasonably be expected to be necessary for the construction, completion and operation of the Project in accordance with Applicable Laws and the Transaction Documents have been procured under the Project Documents, except to the extent such easements, leaseholds, interests and rights (x) are commercially available to the Project at the Project Site on terms consistent with the Construction Budget or the O&M Budget, as applicable, and the Base Case Financial Model, (y) to the extent appropriate, arrangements have been made on terms consistent with the Construction Budget or the O&M Budget, as applicable, and the Base Case Financial Model for such easements, leaseholds, interests, services, means of transportation, facilities, materials and rights or (z) solely as of the Execution Date, are set forth on Schedule 6.15(a)(iii) (Post-Closing Real Estate).

(b) Leases. Any Leases material to the Project in existence on the date of this representation and under which the Borrower or the Subsidiary Guarantor is a lessee, sublessee or licensee are valid and subsisting, such Borrower Entity is not in default under any of such Leases, such Borrower Entity enjoys peaceful and undisturbed possession of the Real Property subject to such Leases, subject to Permitted Liens, and such Borrower Entity has the right to continue to enjoy such possession during the time when such Real Property is necessary for the Project.

(c) Project Mining Claims; KVP Mining Claims. Schedule 6.15(c) (Project Mining Claims) sets forth a true and complete list of the Project Mining Claims comprising the Project Site. Schedule 6.15(e) (KVP Mining Claims) sets forth a true and complete list of the Subsidiary Guarantor’s KVP Mining Claims. Except for any Permitted Liens, the Borrower and the Subsidiary Guarantor own and possess in compliance with all Applicable Laws, subject to the paramount title of the United States, all of the Project Mining Claims and KVP Mining Claims, which are held or owned by the Borrower or the Subsidiary Guarantor, respectively, pursuant to valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments.

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During its period of ownership of the Project Mining Claims and KVP Mining Claims, each of the Borrower and the Subsidiary Guarantor, respectively, has timely made all required annual maintenance fee payments, and filings with the BLM and recordings with Humboldt County, Nevada. Except as disclosed in the Royalty Documents, the Project Mining Claims and KVP Mining Claims are free from any option, exploration, exploitation or other agreement with any third parties or any third-party right to any royalty or other payment as rent or royalty over minerals, concentrates, precipitates and/or products produced under the Project Mining Claims or the KVP Mining Claims. Neither the Borrower nor the Subsidiary Guarantor has received any written communication bringing or threatening a claims contest proceeding or alleging: (i) that the Borrower or the Subsidiary Guarantor does not own and possess any of the Project Mining Claims or the KVP Mining Claims; (ii) that any of the Project Mining Claims or KVP Mining Claims are invalid, or that there is any possibility of breach, termination, abandonment, forfeiture, relinquishment or other premature termination of any Project Mining Claim or KVP Mining Claims resulting from any act or omission of the Borrower or the Subsidiary Guarantor; or (iii) that any third party has over-staked or has superior claims to the same federal ground covered by the Project Mining Claims or the KVP Mining Claims.

(d) Surface and Access Rights. Except as set forth in Schedule 6.15(d) (Restrictions on Surface and Access Rights), (i) the Borrower has the right of (A) surface use and access upon and across the Project Mining Claims within the BLM Plan of Operations and (B) access upon and across the other Project Mining Claims and (ii) the Subsidiary Guarantor has the right of access upon and across the KVP Mining Claims.

(e) Project Site. The Project Site is sufficient and appropriate in all material respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the Project as contemplated by the Transaction Documents.

(f) Boundaries. Except as shown on the ALTA survey delivered prior to the Execution Date pursuant to Section 5.01(r) (Real Estate), all of the improvements on the Project Site lie wholly within the boundaries and building restriction lines of the Project Site, and no improvements on adjoining properties encroach upon the Project Site, and no improvements on the Project Site encroach upon or violate any easements or other encumbrances upon the Project Site, in each case, so as to materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Site for the Project, except those which are insured against by title insurance. To the Borrower’s Knowledge, the ALTA survey delivered prior to the Execution Date pursuant to Section 5.01(r) (Real Estate) does not fail to reflect any material matter affecting the Project Site or the title thereto. All of the improvements on the Project Site lie wholly within the boundaries of the environmental review conducted pursuant to NEPA.

(g) Condemnation. No condemnation or adverse zoning or usage change proceeding has occurred and is continuing or has been threatened in writing against any of the Real Property, the Project Mining Claims or the KVP Mining Claims that could materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project or the Subsidiary Guarantor of the KVP Mining Claims.

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Section 6.16 Integrated Project Schedule and Construction Budget; Operating Forecasts and Base Case Financial Model.

(a) The Construction Budget, the Mine Plan, the Integrated Project Schedule and the Base Case Financial Model:

(i) are complete in all material respects and based on reasonable assumptions;

(ii) are consistent with the provisions of the Major Project Documents;

(iii) have been prepared in good faith and with due care; and

(iv) fairly represent the Borrower’s reasonable expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.

(b) The Integrated Project Schedule accurately specifies in summary form the work that each Construction Contractor proposes to complete on or before the deadlines specified therein.

(c) The Construction Budget represents the Borrower’s best estimate of Project Costs anticipated to be incurred to achieve the Substantial Completion Date by no later than the Substantial Completion Longstop Date and the Project Completion Date by no later than the Project Completion Longstop Date. The Construction Budget has not been amended or changed in any material respect other than to reflect changes resulting from Approved Construction Changes.

(d) The Borrower’s good faith estimate and belief is that the Substantial Completion Date will occur no later than the Scheduled Substantial Completion Date and the Project Completion Date will occur no later than the Scheduled Project Completion Date.

(e) The Borrower believes that it is technically feasible for the Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Major Project Documents.

Section 6.17 Intellectual Property.

(a) The Borrower exclusively owns, or has a valid and enforceable license or right to use, all Project IP. All Project IP that is registered or subject to an application for registration owned by any Borrower Entity is subsisting and, to the Borrower’s Knowledge all Project IP that is owned by any Borrower Entity is, valid and enforceable.

(b) The Project IP constitutes all of the Intellectual Property (other than Software that: (i) has not been modified or customized for the Borrower; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions) that, at any relevant time, is necessary (A) for the Project and to achieve Substantial Completion and Project Completion, and (B) to exercise the Borrower’s rights and perform its obligations under the Major Project Documents. The foregoing is not intended to be a representation or warranty regarding the absence of

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infringement, misappropriation or other violation of Intellectual Property, which is addressed in Section 6.18 (Infringement; No Adverse Proceedings).

(c) Neither the Borrower nor any other Borrower Entity is in material breach of or default under any Project IP Agreement then in effect. To the Borrower’s Knowledge, there are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or the Borrower’s rights or licenses to Project IP thereunder.

(d) The Borrower’s right, title and interest in and to the Project IP is free and clear of all Liens, except for Permitted Liens.

Section 6.18 Infringement; No Adverse Proceedings.

(a) None of the Borrower, the Subsidiary Guarantor, their respective businesses, nor the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project infringe upon, misappropriate or otherwise violate the Intellectual Property of any Person.

(b) There is no Adverse Proceeding past, present, or pending to which Borrower or any other Borrower Entity is a party, and no Adverse Proceeding threatened in writing and no written objection (including any demand to take a license to Intellectual Property) against the Borrower or any other Borrower Entity: (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (A) by the Borrower or the Subsidiary Guarantor; or (B) with respect to the development, design, engineering, procurement, construction, starting up, commissioning, ownership, use or maintenance of the Project; or (ii) challenging the validity, enforceability, ownership or use of any Project IP owned by Borrower. There are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding.

(c) To the Borrower’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Project IP owned by the Borrower or any other Borrower Entity. There is no Adverse Proceeding pending to which the Borrower is a party or threatened in writing by the Borrower or any other Borrower Entity, alleging such infringement, misappropriation or other violation.

Section 6.19 No Amendments to Transaction Documents. None of the Transaction Documents has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and, if amended, modified or terminated after the Execution Date and required hereunder, consented to in writing by DOE.

Section 6.20 Compliance with Laws; Program Requirements. Each of the Borrower and the Subsidiary Guarantor is in compliance with, and has conducted and is conducting its business in compliance with, (a) in all material respects with all Applicable Law and all Required Approvals and (b) its Organizational Documents and all Program Requirements with respect to the Project.

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Section 6.21 Investment Company Act. Each of the Borrower and the Subsidiary Guarantor is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or subject to regulation thereunder.

Section 6.22 Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the Funding Agreements, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 6.23 Anti-Corruption Laws.

(a) Each Borrower Entity and its directors, officers, employees and, to the Borrower’s Knowledge, agents, are, and for the last five (5) years have been, in compliance with all Anti-Corruption Laws.

(b) There are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened against any Borrower Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Anti-Corruption Laws.

(c) No Borrower Entity nor its directors, officers, employees or, to the Borrower’s Knowledge, agents, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official or any candidate for foreign political office:

(i) in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;

(ii) to secure an unlawful advantage; or

(iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Borrower Entity or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Law.

Section 6.24 Environmental Laws.

(a) All Required Approvals for the Project relating to (i) air emissions; (ii) discharges to land, surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes; or (vi) otherwise required under applicable Environmental Law, in each case, have been obtained and are in full force and effect.

(b) Each of the Borrower and the Subsidiary Guarantor has not received notice of, and the Borrower does not have Knowledge of, any facts, circumstances, conditions, actions, activities,

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or events that have resulted or could reasonably be expected to result in any, Environmental Claim against or affecting the Project or the Project Site that is, or could reasonably be expected to become material.

(c) There is not and has not been any condition, circumstance, action, activity or event with respect to the Project, the Borrower, the Subsidiary Guarantor or the Project Site that could reasonably form the basis of any violation of any Environmental Law or that could reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, health or safety matters (including worker safety). Each of the Borrower and the Subsidiary Guarantor is in compliance in all material respects with all applicable Environmental Law.

(d) None of the Borrower, any other Borrower Entity or, to the Borrower’s Knowledge, any other Person, has used, generated, manufactured, produced, stored, transported or Released, on, from or under the Project Site or transported thereto or therefrom, any Hazardous Substances in any manner that violates, or triggers a reporting obligation under, Applicable Law, or violates the terms and conditions of any Required Approval and could reasonably be expected to (i) form the basis of an Environmental Claim; (ii) cause the Project to be subject to any restrictions arising under Environmental Laws; (iii) have a Material Adverse Effect; or (iv) result in material harm to the environment, health or safety (including worker safety).

Section 6.25 Employment and Labor Contracts.

(a) As of the Execution Date:

(i) other than the Project Labor Agreement, with respect to the Project, no Borrower Entity is, nor has it been within the past two (2) years, (A) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent; or (B) subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts; and

(ii) to the Borrower’s Knowledge, with respect to the Project, there has not been in the past three (3) years, any organized effort or demand for recognition or certification or attempt to organize employees of any Borrower Entity by any labor organization.

(b) There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.

Section 6.26 Davis-Bacon Act.

(a) The Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

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(b) As of the Execution Date, there are no Davis-Bacon Act Covered Contracts except for those listed in Schedule 6.26 (Davis-Bacon Act Covered Contracts).

(c) If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. §5.5(a)) of the Project began prior to the Execution Date, the Borrower Entities have prior to the Execution Date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of the Project prior to the Execution Date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to Schedule 7.18 (Davis-Bacon Act Contract Provisions).

Section 6.27 ERISA.

(a) Each Borrower Entity and each of its ERISA Affiliates have operated the Employee Benefit Plans in material compliance with their terms and in all material respects with regard to all applicable provisions and requirements of the Code, ERISA and all other Applicable Law and have performed all their respective material obligations under such plan.

(b) Each Employee Benefit Plan has been determined by the Internal Revenue Service to be so qualified or is in the process of being submitted to the Internal Revenue Service for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c) There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(d) There are no Adverse Proceedings pending against or threatened involving an Employee Benefit Plan (other than routine claims for benefits) or, to the Borrower’s Knowledge, any Borrower Entity or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect.

(e) No ERISA Event has occurred or is reasonably expected to occur, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower Entity or any of its ERISA Affiliates.

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(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(h) (i) The assets of each Borrower Entity do not and will not constitute (A) “plan assets” within the meaning of Section 3(42) of ERISA and the DOL regulations set forth in 29 C.F.R. 2510.3-101, or (B) the assets of any governmental, church, non-U.S. or other plan (“Similar Law Plan”), and (ii) transactions by or with any Borrower Entity are not and will not be subject to state statutes applicable to any Borrower Entity regulating investments of fiduciaries with respect to any Similar Law Plan.

(i) Neither any Borrower Entity nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions, which would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

(j) Neither any Borrower Entity nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

Section 6.28 Sanctions and Anti-Money Laundering Laws.

(a) Each Borrower Entity and its directors, officers, employees and, to the Borrower’s Knowledge, agents, are, and for the last five (5) years have been, in compliance with all applicable Sanctions.

(b) No Borrower Entity nor any of its Affiliates, members, directors, officers, employees or, to the Borrower’s Knowledge, agents, is a Prohibited Person or a Debarred Person.

(c) None of the Collateral is owned, traded or used, directly or, to the Borrower’s Knowledge, indirectly, by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d) Each Borrower Entity and its directors, officers and, to the Borrower’s Knowledge, employees and agents, are, and for the last five (5) years have been, in compliance with all applicable Anti-Money Laundering Laws.

(e) There are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened, against or affecting any Borrower Entity or its directors, officers, or employees regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.

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(f) Each of the Borrower and the Subsidiary Guarantor has implemented, maintained, and at all times complied with policies and procedures reasonably designed to ensure compliance with all applicable International Compliance Directives and Anti-Money Laundering Laws.

Section 6.29 Cargo Preference Act. Each of the Borrower and the Subsidiary Guarantor is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to all equipment, materials and commodities procured, contracted or obtained in connection with the Project, or has entered into an agreement with the United States Maritime Administration with respect to such compliance.

Section 6.30 Lobbying Restriction. The Borrower is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.31 Federal Funding. Except for the DPA Grant, no application has been delivered by the Borrower or the Subsidiary Guarantor to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project.

Section 6.32 No Federal Debt Delinquency. No Borrower Entity has:

(a) any judgment Lien against any of its Property for a debt owed to the United States or any other creditor, or

(b) any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Tax liabilities contested in accordance with the Permitted Contest Conditions), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.33 No Tax-Exempt Indebtedness. Neither the Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 6.34 Sufficient Funds. The remaining Loan Commitment Amount, the remaining Equity Funding Commitment, and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, sufficient to pay all remaining Pre-Completion Costs (including any reasonably expected Cost Overruns) in accordance with the then-applicable Construction Budget and Integrated Project Schedule and to achieve Substantial Completion by the Substantial Completion Longstop Date and Project Completion by the Project Completion Longstop Date.

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Section 6.35 Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.

Section 6.36 No Immunity. No Borrower Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.37 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or the Subsidiary Guarantor with or as a result of any actual intent by such Borrower Entity to hinder, delay or defraud any entity to which such Borrower Entity is now or will hereafter become indebted.

Section 6.38 Disclosure.

(a) The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of any Borrower Entity to DOE or any Secured Party Advisor from time to time, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading at the time they were made.

(b) To the Borrower’s Knowledge, there are no facts, documents or agreements that have not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or to authorize any Advance or that could otherwise reasonably be expected to materially and adversely alter or affect the Project.

Section 6.39 Insurance. From and after the Execution Date, all Required Insurance is in full force and effect.

Section 6.40 Information Technology; Cyber Security.

(a) The information technology (including data communications systems, equipment and devices) used in the business of the Borrower and the Subsidiary Guarantor (“IT Systems”) operate and perform in all material respects as necessary: (i) for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project, as applicable at the relevant time; (ii) to complete the activities designated to achieve Substantial Completion and Project Completion; and (iii) to exercise each of the Borrower’s and the Subsidiary Guarantor’s rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(b) The Borrower has implemented and maintains, and has caused each other Borrower Entity and obligated each Major Project Participant (as applicable) to implement and maintain in

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connection with the Project, commercially reasonable Trade Secret protection practices and privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures, in each case, consistent with industry standards (including administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing, use or loss; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.

(c) In the past five (5) years, neither the Borrower or the Subsidiary Guarantor, nor to the Borrower’s Knowledge, any Person that Processes Sensitive Information on behalf of the Borrower or the Subsidiary Guarantor, has suffered any data breaches or other incidents that have resulted in (i) any unauthorized Processing of any Sensitive Information; or (ii) any unauthorized access to or acquisition, use, control or disruption of or any corruption of any of the IT Systems owned or controlled by the Borrower or the Subsidiary Guarantor in any material respect.

(d) Each the Borrower and the Subsidiary Guarantor is and, during the past five (5) years, has been, in material compliance with (i) all applicable Data Protection Laws; and (ii) all contractual obligations, and all privacy notices and policies, binding on the Borrower or the Subsidiary Guarantor and related to the Processing of Personal Information.

(e) In the past five (5) years, each of the Borrower and the Subsidiary Guarantor has not received: (i) any written claims related to any unauthorized Processing (including any ransomware incident), or any loss, theft, corruption, or other misuse of any Personal Information Processed by the Borrower or the Subsidiary Guarantor; or (ii) any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Personal Information Processed by the Borrower or the Subsidiary Guarantor.

Section 6.41 PUHCA. The Borrower and each other Borrower Entity (other than the Sponsor) (a) is not subject to, or is exempt from, regulation as a “holding company” under PUHCA in accordance with 18 C.F.R. § 366.3; or (b) has notified FERC of its status as a “holding company” under 18 C.F.R. § 366.4 or is an “associate company” under 18 C.F.R. § 366.1, and is in material compliance with all relevant requirements of PUHCA, the FPA, and FERC’s regulations. In addition, the Borrower and each other Borrower Entity (other than the Sponsor) either is (i) not subject to, or is exempt from, rate, financial, and/or organizational regulation as a “public utility, “ “public service company, “ an “electric company, “ or similar entity under the laws of any State or territory of the United States in which the Project is located (provided, that the Borrower and each other Borrower Entity is, or may be, subject to regulation of contracting or marketing by a public utility commission) or (ii) subject to such rate, financial and/or organizational regulation and compliant in all material respects with the laws of the relevant State or territory of the United States and the regulations of the PUCN.

Section 6.42 Certain Events.

(a) No Default, Event of Default or Event of Loss has occurred and is continuing.

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(b) No (i) material breach or default has occurred and is continuing under any GM Investment Document or Major Project Document and (ii) no breach or default has occurred and is continuing under any other Project Document that could reasonably be expected to result in a Material Adverse Effect.

Section 6.43 No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing that has had or could reasonably be expected to have or result in a Material Adverse Effect.

Section 6.44 No Knowledge of Adverse Site Conditions. As of the date hereof, to the Borrower’s Knowledge there are not any site conditions at the TLT that could result in increased costs or time delays under the IH Terminal Service Agreement.

Article VII

Affirmative Covenants

The Borrower hereby agrees that, until the Release Date:

Section 7.01 Maintenance of Existence; Property; Etc.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, preserve and maintain (i) its legal existence; and (ii) all of its licenses, rights, privileges and franchises, in each case, that are material to the conduct of its business and the Project.

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, keep (or cause to be kept) all its Properties and IT Systems in good working order and condition to the extent necessary to ensure that its business can be conducted properly and continuously and in material compliance with all Applicable Laws, Required Approvals and its Organizational Documents at all times.

(c) The Borrower shall maintain the Project Mining Claims, and shall cause the Subsidiary Guarantor to maintain the KVP Mining Claims, in each case, in good standing in material compliance with all Applicable Laws, including payment of all fees and assessments corresponding to the Project Mining Claims and the KVP Mining Claims, which, in the case of the Project Mining Claims, the Borrower shall, and, in the case of the KVP Mining Claims, shall cause the Subsidiary Guarantor to, pay in full at least thirty (30) days prior to any deadlines and make all filings or recordings required under Applicable Laws. The Borrower shall, and shall cause the Subsidiary Guarantor to, notify DOE promptly upon making any payments corresponding to such fees and assessments relating to the Project Mining Claims and KVP Mining Claims, respectively, and any filings or recordings relating to the Project Mining Claims and KVP Mining Claims, respectively, and provide to DOE evidence of the fees and assessments paid and a copy of the reports filed and recorded. The Borrower shall, and shall cause the Subsidiary Guarantor to, also keep in good order the data related to the Project Mining Claims and KVP Mining Claims, respectively. Such data shall include surveys, maps, plans, specifications, drill core samples, assays, books, records, studies, assessments, models, interpretations and copies of drill logs,

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reports or other information of any kind and in any format (including in electronic format) relating to the Project Mining Claims and the KVP Mining Claims.

(d) Except as otherwise permitted hereunder, the Borrower shall, and shall cause the Subsidiary Guarantor to, preserve and maintain good and marketable title to or leasehold interest in or unpatented mining claim rights or other rights to the Collateral and such water rights and other rights to use the Project Site as are necessary to construct, operate and maintain the Project in accordance with the requirements of the Financing Documents, the Major Project Documents and the Integrated Project Schedule, and shall, at its own expense, take all actions to ensure that it has sufficient title and rights to the Project Site as are necessary for the development, construction, operation and maintenance of the Project as contemplated by such Transaction Documents.

Section 7.02 Intellectual Property.

(a) Maintenance of Project IP. The Borrower shall, and shall cause the Subsidiary Guarantor to, at all times: (i) acquire and maintain ownership of all Project IP then required; or (ii) obtain and maintain its licenses or rights, including with sufficient scope, to use all Intellectual Property owned by any other Person necessary: (A) for the Project and to achieve Substantial Completion and Project Completion, and (B) to exercise its rights and perform its obligations under the Major Project Documents, in each case, as applicable at the relevant time.

(b) Protection of Project IP. The Borrower shall, and shall cause the Subsidiary Guarantor to, take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP, including maintaining and pursuing any application, registration or issuance for Project IP owned by the Borrower or the Subsidiary Guarantor, which the Borrower, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all the Borrower’s and the Subsidiary Guarantor’s Trade Secrets included in the Project IP, or with respect to which the Borrower or the Subsidiary Guarantor, has any confidentiality obligation; and (iii) comply in all material respects with the terms and conditions of the Project IP Agreements. If (A) any Project IP owned by the Borrower or the Subsidiary Guarantor or licensed under any Project IP Agreement to, the Borrower or the Subsidiary Guarantor becomes, as applicable, (1) abandoned, lapsed, dedicated to the public or placed in the public domain, (2) invalid or unenforceable, or (3) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after the Borrower obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03(g) (Notices).

(c) Continued Security Interest in Project IP. The Borrower shall, and shall cause the Subsidiary Guarantor to, promptly upon the reasonable request of DOE, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE’s security interest in any part of the Project IP (including the filing of the IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise); provided that no security interest shall be granted in United States

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intent-to-use trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications under applicable United States federal law; provided, however, that after such period the Borrower and the Subsidiary Guarantor each acknowledge that such interest in such trademark or service mark applications shall be subject to a security interest in favor of the Secured Parties and shall be included in the Collateral.

(d) Protection Against Infringement. In the event that the Borrower has Knowledge of any material breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Borrower Entity is infringed, misappropriated or otherwise violated by any Person, the Borrower shall, and shall cause the Subsidiary Guarantor to, (i) take actions or inactions that are, in the Borrower’s reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP, and (ii) after the Borrower obtains Knowledge of such infringement, misappropriation or other violation, notify DOE in accordance with Section 8.03(g) (Notices).

(e) Notice of Borrower’s Alleged Infringement. In the event that the Borrower has Knowledge of any Adverse Proceeding alleging that the Borrower or the Subsidiary Guarantor, its respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, the Borrower shall, and shall cause the Subsidiary Guarantor to, (i) take such actions that are, in the Borrower’s reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after the Borrower obtains Knowledge thereof, report such notice or communication relating thereto to DOE in accordance with Section 8.03(g) (Notices).

(f) License Grant. The Borrower hereby grants, and shall cause each applicable Borrower Entity and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant to the Secured Parties a Secured Parties’ License.

(g) Source Code Escrow. With respect to any and all Project Source Code, the Borrower shall, and shall cause each applicable Borrower Entity to, at the Borrower’s cost and expense:

(i) upon acquisition (including the development) of any Project Source Code and upon execution of any Project IP Agreement containing Source Code, enter into a Source Code escrow agreement for the benefit of the Secured Parties with the Collateral Agent and DOE containing:

(A) terms and conditions (including release conditions, such conditions to include an unwillingness or inability to support or maintain the Software) that are usual and customary for Source Code escrow arrangements satisfactory to DOE;

(B) the grant to the Secured Parties by the relevant Borrower Entity or the third party that licenses Source Code to the Borrower, as applicable (effective

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as of the relevant date and enforceable following the occurrence of any release condition specified in the Source Code escrow agreement), of an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid-up and royalty-free right and license to Practice, compile and execute all Source Code and other materials placed into escrow pursuant to Section 7.02(g)(ii) below, solely for purposes of developing, designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining the Project and achieving Project Completion; and

(ii) promptly deposit in escrow: (A) a complete, reproducible copy of all Project Source Code that is relevant to Substantial Completion or Project Completion, as applicable; and (B) all revisions, modifications and enhancements to such Project Source Code (including updates, upgrades and corrections thereto, and derivative works thereof) as such revisions, modifications or enhancements are used in or otherwise made available to the Project, in each case, have been deposited in escrow, together with all such documentation or materials as are reasonably required to exercise the rights granted in Section 7.02(g)(i)(B) above, and evidence that all related costs and expenses shall be borne by the Borrower or other applicable Borrower Entity.

(h) Project IP Agreement Terms. The Borrower shall, and shall cause the Subsidiary Guarantor to, ensure that each license agreement that constitutes a Project IP Agreement grants to the Borrower, (i) a direct, and transferable or sublicensable license or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense, to Project IP which is owned by any other Borrower Entity or which is either critical to (or otherwise inextricably embedded in) the Project or not readily replaceable; provided that with respect to Borrower Entity-owned Project IP, each license and sublicense is fully paid-up and royalty-free for the Borrower and the Subsidiary Guarantor.

Section 7.03 Insurance.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all times and in all respects, and shall keep its present and future properties insured as required by, and in accordance with the requirements of Schedule 7.03 (Insurance).

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, pursue any contractual remedies to cause other Persons required to provide Required Insurance, including any Major Project Participant, to obtain and maintain such Required Insurance and as otherwise required in the respective Major Project Documents or shall otherwise obtain such Required Insurance on behalf of such other Person.

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Section 7.04 Event of Loss.

(a) If any Event of Loss shall occur with respect to the Project or any part thereof, the Borrower shall promptly, and in any event within five (5) Business Days, deliver notice thereof to DOE and shall, and shall cause the Subsidiary Guarantor to:

(i) diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event;

(ii) compromise or settle any claim with respect to any Event of Loss involving an amount in excess of twenty million Dollars ($20,000,000) (such Event of Loss, a “Threshold Event of Loss”) per claim only upon prior written consent of DOE; and

(iii) pay or apply the Net Amount of all Loss Proceeds received by the Borrower or the Subsidiary Guarantor in respect of such event in accordance with this Section 7.04 (Event of Loss), including, to the extent required in this Section 7.04 (Event of Loss), for prepayments in accordance with Section 3.05(c)(i)(B) (Mandatory Prepayments).

(b) Upon the occurrence of any Event of Loss, Loss Proceeds shall be promptly deposited into the Loss Proceeds Account. The Borrower shall, in advance, direct the relevant insurers, reinsurers and Governmental Authorities, as applicable, to pay Loss Proceeds directly to the Collateral Agent as loss payee, for deposit into the Loss Proceeds Account (and subject to the use of such proceeds by the Borrower in accordance with this Section 7.04 (Event of Loss)). If Loss Proceeds are paid to the Borrower or the Subsidiary Guarantor, such Loss Proceeds shall be received in trust, for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower and the Subsidiary Guarantor, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement) for deposit to the Loss Proceeds Account.

(c) Upon the occurrence of any Event of Loss, the Borrower shall, and shall cause the Subsidiary Guarantor to, promptly Restore the Affected Property and cause all Loss Proceeds associated with such loss to be applied to the payment of the costs of Restoration of the portion of the Project lost or damaged if and to the extent required in clauses (d), (e) or (f), as applicable, of this Section 7.04 (Event of Loss) or, with the prior written consent of DOE, reimburse the Borrower or Sponsor, as applicable, for any cost of Restoration paid using Equity Contributions made prior to the receipt of such Loss Proceeds; provided that, in each case, DOE shall have received a notice within five (5) Business Days in the event Borrower intends to Restore the Affected Property and an Officer’s Certificate of the Borrower within forty-five (45) days from the occurrence of any Event of Loss (i) with a summary of the relevant Event of Loss; (ii) attaching a Restoration Plan in respect of such Event of Loss, and (iii) certifying that the Net Amount of such Loss Proceeds shall be used by the Borrower exclusively to Restore such Affected Property within one hundred eighty (180) days following the receipt of the Loss Proceeds in respect thereof; provided that, if the Borrower delivers an Officer’s Certificate of the Borrower not sooner than forty-five (45) days and not later than thirty (30) days prior to the end of such period certifying that it is proceeding with diligence and in good faith in implementing such Restoration Plan, then, with the prior written consent of DOE, such one hundred eighty (180) day period shall be extended to such date, not to

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exceed a total of three hundred and sixty (360) days, as shall be necessary for the Borrower diligently to finalize such Restoration Plan.

(d) With respect to the Net Amount of any Loss Proceeds from an Event of Loss not constituting a Threshold Event of Loss, the Borrower shall apply such Net Amount within one hundred eighty (180) days following the receipt of the Loss Proceeds in respect thereof toward the Restoration of the Affected Property, or, with the prior written consent of DOE, reimburse the Borrower or the Sponsor, as applicable for any cost of Restoration paid using Equity Contributions made prior to the receipt of such Loss Proceeds; provided that, if the Borrower is proceeding with diligence and in good faith in implementing such Restoration Plan, then such one hundred eighty (180) day period shall be extended to such date, not to exceed a total of three hundred and sixty (360) days, as shall be necessary for the Borrower diligently to finalize such Restoration Plan; provided further that to the extent that the failure to use a portion of such Net Amount toward Restoration of the Affected Property would not reasonably be expected to (i) reduce the annualized production capacity of the Project; (ii) reduce Operating Revenues; or (iii) increase Operating Costs, and DOE has received an Officer’s Certificate of the Borrower attaching evidence, in form and substance satisfactory to DOE, of the foregoing, such portion of such Net Amount may be transferred to the Revenue Account on the next Payment Date for application in accordance with the Accounts Agreement.

(e) With respect to the Net Amount of any Loss Proceeds from an Event of Loss constituting a Threshold Event of Loss, the Borrower shall, and shall cause the Subsidiary Guarantor to, undertake the Restoration of the Affected Property, and apply the Net Amount on deposit in the Loss Proceeds Account (or, with the prior written consent of DOE, reimburse the Borrower or the Sponsor, as applicable for any cost of repairs or remediation prior to the receipt of such Loss Proceeds paid using Equity Contributions) to pay the costs of such Restoration in accordance with a Restoration Plan if, and only if, DOE determines, after consultation with the Independent Engineer, that:

(i) such Restoration Plan is technically and economically feasible; and

(ii) the Borrower is in compliance with such Restoration Plan and such other conditions and requirements as DOE shall consider appropriate under the circumstances.

If DOE notifies the Borrower in writing that it does not so approve of the Restoration Plan pursuant to which the Borrower intends to apply such Loss Proceeds, DOE may in its discretion grant the Borrower a further opportunity to resubmit the Restoration Plan for DOE’s review (in consultation with the Independent Engineer) or, if such further opportunity is not provided, the Borrower shall otherwise promptly deliver a Prepayment Election Notice with respect to the relevant Loss Proceeds in accordance with Section 3.05(c) (Mandatory Prepayments) and shall apply such Loss Proceeds to a mandatory prepayment in accordance therewith.

(f) In respect of any Event of Loss that (i) does not constitute a Threshold Event of Loss; or (ii) constitutes a Threshold Event of Loss for which DOE has consented to a Restoration Plan in accordance with Section 7.04(e) (Event of Loss) above, the Borrower shall, on the tenth (10th) Business Day of each month until such Restoration has been completed and the contractors

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performing such Restoration have been paid in full, deliver to the Collateral Agent and DOE the following:

(i) a detailed summary of the Restoration performed in connection with any such Restoration Plan during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) Lien waivers from the contractors performing such Restoration, a comparison of funds spent compared to budget, an update of restoration work completed to schedule and other information and documents reasonably requested by DOE with respect to such Restoration Plan; and

(ii) a proposed Funds Withdrawal/Transfer Certificate requesting the Collateral Agent to disburse to the contractors performing such Restoration amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors.

(g) Upon the occurrence of any of the following: (i) any Restoration is completed (as validated in writing by the Independent Engineer), (ii) Restoration is not undertaken in accordance with a Restoration Plan pursuant to this Section 7.04 (Event of Loss) and the Borrower has not delivered a Prepayment Election Notice in accordance with clause (e) above and Section 3.05(c) (Mandatory Prepayments), (iii) the Restoration in connection with any Event of Loss that does not constitute a Threshold Event of Loss is not completed within one hundred eighty (180) days after the receipt of the Loss Proceeds in respect thereof or such other period agreed in writing by DOE, DOE shall be entitled to instruct the Collateral Agent to apply any amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account to the prepayment of the Advances on the second (2nd) Business Day following receipt of such instructions, in accordance with Section 3.05(c) (Mandatory Prepayments), except to the extent such proceeds may be deposited into the Revenue Account pursuant to Section 7.04(d) (Event of Loss); provided that, if the Borrower is proceeding with diligence and in good faith in implementing such Restoration Plan, then such one hundred eighty (180) day period shall be extended to such date, not to exceed a total of three hundred and sixty (360) days, as shall be necessary for the Borrower diligently to finalize such Restoration Plan.

Section 7.05 Further Assurances; Creation and Perfection of Security Interests.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent at the Borrower’s expense, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, at its own expense, take all actions that have been or shall be requested by DOE or the Collateral Agent to establish, maintain, protect, perfect and continue the perfection of the First Priority (subject to Permitted Liens) security interests of the Secured Parties created by the Security Documents in all Collateral

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and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action.

Section 7.06 Diligent Construction of Project; Approved Construction Changes.

(a) The Borrower shall construct and complete, or cause to be constructed and completed, the Project diligently in accordance in all material respects with the Major Project Documents, all Required Approvals, the Integrated Project Schedule and the then-current Construction Budget.

(b) The Borrower shall cause all Approved Construction Changes to be described in each applicable Construction Progress Report and, where applicable, reflected in revised versions of the Integrated Project Schedule, the Mine Plan, and the Construction Budget, as applicable, and delivered to DOE in accordance with the terms hereof.

Section 7.07 Contractual Remedies.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, diligently pursue all contractual remedies available to it to cause each Major Project Participant to comply with and conduct its property, business and operations in compliance in all material respects with the terms of the applicable Major Project Contract; and

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, with reasonable discretion, taking into account the relevant facts and circumstances, diligently pursue the contractual remedies available to it to cause each Major Project Participant to procure, maintain and comply in all material respects with all Required Approvals that are required for such Major Project Participant to perform its obligations under the Major Project Documents to which it is a party.

Section 7.08 Taxes, Duties, Expenses and Liabilities.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), Secured Party Expenses, or other fees payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions and Taxes imposed with respect to an assignment by FFB); provided that the Borrower shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have or, if unpaid, could reasonably be expected to become a Lien (other than a Permitted Lien) upon the property of the Borrower or the Subsidiary Guarantor (or any part thereof).

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(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, file all material tax returns required by Applicable Law to be filed by it (subject to applicable extensions) and shall pay or cause to be paid on or before the date payment is due (i) all income Taxes that are shown to have become due pursuant to such tax returns; and (ii) all other material taxes and assessments required to be paid by it (other than those Taxes that it contests in accordance with the Permitted Contest Conditions).

(c) The Borrower shall not (i) carry out any Disposition or transfer (including any monetization) of any Tax Credits to which any Borrower Entity is entitled, other than to the extent (A) implemented on arm’s-length basis terms, (B) such Disposition or transfer complies with Section 6418 of the Code and (C) the proceeds of which are deposited upon receipt into the Revenue Account; or (ii) receive direct payment of such Tax Credits other than to the extent (A) such payment complies with Section 6417 of the Code and (B) the proceeds of which are deposited upon receipt into the Revenue Account. No tax equity investment related to the Tax Credits shall be permitted without the prior written consent of DOE.

(d) The Borrower acknowledges and agrees, and shall cause each of the Subsidiary Guarantor, the Sponsor and the Direct Parent to acknowledge and agree, that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Project or any part thereof under the Code and (ii) does not constitute a determination regarding, and is unrelated to whether such Person or the Project has complied or will comply with, Federal tax law. The Borrower acknowledges and agrees, and shall cause the Subsidiary Guarantor, the Sponsor and the Direct Parent to agree, that such Person shall not use the DOE’s execution and delivery of this Agreement, or documents generated by the DOE during its consideration of the Application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under the Internal Revenue Code in an administrative or judicial proceeding.

Section 7.09 Performance of Obligations.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, perform and observe all (i) of its material covenants and obligations contained in any Required Approval or any Major Project Document and (ii) of its covenants and obligations in any Project Document that is not a Major Project Document, to the extent that the failure to do so could reasonably be expected to have Material Adverse Effect.

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, take all commercially reasonable and necessary action to prevent the termination, suspension, cancellation or major modification of any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect), except for (i) the expiration of any Financing Document, any Required Approval or any Project Document in accordance with its terms and not as a result of a breach or default thereunder;

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and (ii) the termination or cancellation of any Project Document that the Borrower replaces as permitted herein.

Section 7.10 Use of Proceeds. The Borrower shall, and shall cause the Subsidiary Guarantor to, use the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of the Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.

Section 7.11 Books, Records and Inspections.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to:

(i) keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of such Borrower Entity;

(ii) maintain adequate internal controls, reporting systems, IT Systems and cost control systems that are designed to ensure that such Borrower Entity satisfies its obligations under the Financing Documents and:

(A) for overseeing the financial operations of such Borrower Entity, including its cash management, accounting and financial reporting;

(B) for overseeing the Borrower’s relationship with DOE and the Borrower’s Auditor;

(C) for promptly identifying any cost overruns;

(D) for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements; and

(E) for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(iii) record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under its exclusive ownership and direct control (including all means of access thereto and therefrom).

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to:

(i) consult and cooperate with the Secured Parties and the Secured Party Advisors regarding the Project upon DOE’s reasonable request;

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(ii) upon reasonable notice and at reasonable times during normal business hours, and in all cases subject to compliance with all applicable Project Site safety requirements and policies, provide to officers and designated representatives of the Secured Parties, any agent of any of the foregoing, the Comptroller General and the Secured Party Advisors (A) access to any pertinent books, documents, papers and records of the Borrower and the Subsidiary Guarantor for the purpose of audit, examination, inspection and monitoring, to examine and discuss the affairs, finances and accounts of the Borrower and the Subsidiary Guarantor with the representatives of the Borrower and the Subsidiary Guarantor, (B) such access rights as required by the Program Requirements, including access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the Comptroller General to discuss the Borrower’s and the Subsidiary Guarantor’s affairs, finances and accounts with the Borrower’s and the Subsidiary Guarantor’s respective officers) for the purpose of monitoring the performance of the Project and (C) such other access rights to visit and inspect the Project and any other facilities and properties of the Borrower or the Subsidiary Guarantor;

(iii) afford proper facilities for the inspections described in clause (ii) above, and make copies (at the Borrower’s expense) of any records that are subject to such inspections; and

(iv) subject to the Borrower’s protection of confidential information and Trade Secrets described in Section 7.02(b) (Protection of Project IP), make available all information related to the Project, including all patents, technology and proprietary rights owned or controlled by, or licensed to, the Borrower or the Subsidiary Guarantor and utilized in the development, design, engineering, procurement, construction, starting-up, commissioning, operation or maintenance of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, compliance with Environmental Law, adequacy of health and safety conditions and all other matters with respect to the Project.

(c) The Borrower shall, and shall cause the Subsidiary Guarantor to:

(i) authorize the Borrower’s Auditor to communicate directly with DOE, FFB and the Comptroller General at any time regarding any Agreed-Upon Procedures Report and the Borrower’s and the Subsidiary Guarantor’s accounts and operations relating thereto; and

(ii) in the event that the Borrower’s Auditor should cease to be the accountants of the Borrower and the Subsidiary Guarantor for any reason, promptly, but in any event no later than five (5) Business Days after the occurrence thereof, notify DOE of such change in the Borrower’s Auditor and the reason therefor, and the Borrower and the Subsidiary Guarantor shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Borrower’s Auditor.

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(d) The Borrower shall disclose in writing to its outside auditors and audit committee and shall promptly, but in any event no later than five (5) Business Days, provide copies thereof to DOE of:

(i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e) The Borrower shall retain all records relating to expenditures incurred with respect to the Project with respect to which Advances are made until the later of (i) the date that is five (5) years after the Advance was made with respect to such expenditure and (ii) the Project Completion Date.

Section 7.12 Compliance with Applicable Law.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities (including the Project), subject to clause (b) below, in all material respects in compliance with all Environmental Laws, all Required Approvals and all other Applicable Laws (including securities laws (including Rule S-K 1300 of the SEC)).

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, comply with all applicable requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and all Sanctions, and maintain proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith.

(c) The Borrower shall, and shall cause the Subsidiary Guarantor to, procure all Required Approvals at or prior to such time as they are required or necessary and maintain such Required Approvals.

Section 7.13 Compliance with Program Requirements. The Borrower shall, and shall cause the Subsidiary Guarantor to, comply with all Program Requirements in connection with the Project.

Section 7.14 Accounts; Cash Deposits.

(a) The Borrower shall maintain, or cause to be maintained, in full force and effect each of the Project Accounts and the Company Accounts and amounts on deposit therein in accordance with the terms of the Accounts Agreement and relevant Financing Documents.

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(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, instruct each Person remitting cash to or for the account of the Borrower to deposit such cash in accordance with the terms of the Accounts Agreement.

(c) The Borrower shall, and shall cause the Subsidiary Guarantor to, remit any amounts received by it or received by third parties on its behalf to the Collateral Agent for deposit in accordance with the terms of the Accounts Agreement.

Section 7.15 Certain Offtaker-Related Requirements.

(a) The Borrower shall enter into a non-disclosure and confidentiality agreement with the Offtaker, in form and substance satisfactory to DOE, in respect of any technical information provided to the Offtaker under the Offtake Agreement, by not later than ten (10) days before sharing any technical information with the Offtaker.

(b) The Borrower shall make requests pursuant to the Investor Rights Agreement, in particular Section 5.01 thereof, as reasonably requested by DOE, to require the Offtaker to use commercially reasonable efforts to provide the Borrower with assistance and cooperation with respect to the Loan, including information regarding the Offtaker’s performance under the Offtake Agreement.

Section 7.16 Reclamation Bond. The Borrower shall maintain each reclamation bond required under Nevada law in respect of the Mine at all times in accordance with Applicable Law and shall, and shall cause the Subsidiary Guarantor to, comply with all other reclamation obligations under Applicable Law.

Section 7.17 Know Your Customer Information. The Borrower shall, and shall cause the Subsidiary Guarantor to, provide DOE, the Collateral Agent and the Depositary Bank any information reasonably requested by DOE, the Collateral Agent or the Depositary Bank under or in connection with International Compliance Directives and Anti-Money Laundering Laws, including in connection with entry into any Additional Major Project Documents or other Project Documents after the Execution Date.

Section 7.18 Davis-Bacon Act.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, comply (and shall ensure that each DBA Contract Party complies) with the Davis-Bacon Act Requirements.

(b) The Borrower shall maintain an Electronic Certified Payroll System accessible to DOE and the Borrower shall systematically review the certified weekly payroll records that the Borrower maintains for its own laborers and mechanics and those that it receives for the laborers and mechanics of any Borrower Entity and DBA Contract Party.

(c) The Borrower shall designate and identify to DOE a point of contact who will be responsible for ensuring compliance with the Davis-Bacon Act Requirements. This person will provide to DOE any information reasonably requested in support of DOE’s Davis-Bacon Act

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compliance monitoring efforts. The Borrower shall notify DOE in writing regarding a change to this contact person.

(d) The Borrower shall promptly notify DOE in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Borrower reasonably believes to be a case of such noncompliance and which, in each case, the Borrower cannot resolve on its own, and shall forward to DOE (i) the complaint or a written summary of the non-compliant incident; (ii) a summary of the Borrower’s investigation into such complaint or such incident; and (iii) the relevant certified payroll records.

(e) Certified payroll records maintained by the Borrower shall be preserved for three (3) years after completion of work. The Borrower shall make such records available to DOE and DOL when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 5 U.S.C. § 552. The Borrower shall provide such records to DOE within five (5) Business Days of receipt of any request for such records from DOE.

(f) The Borrower shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to cure each applicable DBA Compliance Matter. Such efforts may be suspended while a DBA Compliance Matter Contractor is, in good faith, appealing a DOL determination of non-compliance.

(g) Within ten (10) Business Days after the end of each month prior to the resolution of any DBA Compliance Matter that has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the Borrower or DBA Contract Party, the Borrower shall either:

(i) notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute, or

(ii) notify DOE that the applicable DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal, in good faith DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

Section 7.19 Lobbying Restriction. The Borrower shall, and shall cause the Subsidiary Guarantor to, comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

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Section 7.20 Cargo Preference Act.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, comply with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to the Project, unless it has entered into an agreement with the United States Maritime Administration with respect to such compliance, in which case it shall comply with such agreement.

(b) Without limiting the generality of the foregoing, and unless the Borrower has entered into an agreement with the United States Maritime Administration excusing them from the following obligations, the Borrower shall deliver to DOE:

(i) no later than on each Quarterly Reporting Date, evidence that either (A) at least fifty percent (50%) of CPA Goods will be transported from each port of loading to the applicable port of unloading on privately owned U.S.-flag commercial vessels; or (B) privately owned U.S.-flag commercial vessels are not available to transport such amount of CPA Goods; and

(ii) promptly after delivery of any CPA Goods to the applicable carrier, but not later than the earlier of (A) the date of delivery thereof to the United States Maritime Administration; and (B) (x) in the case of shipments originating outside of the United States, thirty (30) working days (as such term is used in 46 C.F.R. 381.7) or (y) in the case of shipments originating within the United States, twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, ‘on-board’ commercial ocean bill-of-lading in English for each shipment of CPA Goods.

Section 7.21 SAM Registration. The Borrower shall maintain its SAM database registration at all times.

Section 7.22 ERISA.

(a) The Borrower shall, and the Borrower shall cause the Subsidiary Guarantor and each of their respective ERISA Affiliates to, maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in material compliance with the terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws; and

(b) The Borrower shall, and the Borrower shall cause the Subsidiary Guarantor and each of their respective ERISA Affiliates to, make or cause to be made contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code if failure to do so could reasonably be expected to have a Material Adverse Effect.

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Section 7.23 Financial Covenants.

(a) Historical Debt Service Coverage Ratio. The Borrower shall, as of each Calculation Date occurring on or after the first (1st) anniversary of the First Principal Payment Date, maintain a Historical Debt Service Coverage Ratio of no less than 1.3:1.0, which shall be calculated based on the Financial Statements that have been, or are required to have been, delivered by the Borrower pursuant to Section 8.01 (Financial Statements). For purposes of determining the Borrower’s compliance with the Historical Debt Service Coverage Ratio as of any Calculation Date, any cash equity contribution or Permitted Subordinated Loan made to the Borrower from the Direct Parent within thirty (30) days after the end of the relevant fiscal quarter will, at the request of the Borrower (pursuant to a notice to DOE by the Borrower of its intention to cure a default under this clause (a)), be included in the calculation as Cash Flow Available for Debt Service of the Borrower solely for the purpose of determining compliance with this clause (a) as of such Calculation Date and applicable subsequent periods which include the applicable Fiscal Quarter (such right of the Borrower, the “Equity Cure Right” and any such equity contribution or intercompany loan, a “Specified Equity Contribution”); provided that, (i) the Borrower shall not be permitted to exercise the Equity Cure Right more than five (5) times during any consecutive five (5)-year period, (ii) in any period of four (4) consecutive Fiscal Quarters, there shall be no more than two (2) Fiscal Quarters in respect of which a Specified Equity Contribution may be made, (iii) the amount of any Specified Equity Contribution shall be no more than the minimum amount required to cause the Borrower to be in pro forma compliance with this clause (a) for the Calculation Date with respect to which such Specified Equity Contribution was made; and (iv) each Specified Equity Contribution shall be disregarded for all other purposes under the Financing Documents (including for purposes of the Restricted Payment Conditions or any reduction of indebtedness).

(b) Reserve Tail Ratio. The Borrower shall ensure that, at all times, the ratio of (the “Reserve Tail Ratio”) (x) the then-current Mineral Reserve Estimate (including any new Mineral Reserve Estimate published after the Execution Date), in each case as updated pursuant to the delivery of each Form 1304 – Individual Property Disclosure or otherwise to reflect the depletion of reserves, less the forecasted amount of lithium produced from such date of determination to the Maturity Date set forth in the Base Case Financial Model to (y) the then-current Mineral Reserve Estimate, shall not be less than thirty percent (30%). Any new Mineral Reserve Estimate published after the Execution Date must be verified and accepted by the Independent Engineer or another third party acceptable to DOE.

Section 7.24 Public Announcements. The Borrower shall coordinate with DOE with respect to:

(a) any public announcements by any Borrower Entity in connection with the Loan or the transactions contemplated by this Agreement or any other Financing Document;

(b) any subsequent public announcements by the Borrower in connection with material developments in respect of the Project (including the ground-breaking ceremony, the Mine and/or the Processing Facility going into operation, etc.); and

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(c) the public announcement of satisfaction of any Project Milestones,

provided that this covenant shall not apply to advertisements and shall not restrict announcements by the Borrower that:

(i) do not involve the Project or the financing thereof by DOE;

(ii) are required by Applicable Law or national stock exchange rules; or

(iii) are routinely made to Governmental Authorities.

Section 7.25 Bankruptcy Remoteness. The Borrower shall, and shall cause the Subsidiary Guarantor to, ensure that it remains a bankruptcy-remote, single-purpose entity at all times and shall do all things necessary to maintain its corporate existence separate and apart from any other Borrower Entity.

Section 7.26 Prohibited Persons and Debarred Persons.

(a) If any Principal Person of the Borrower or the Subsidiary Guarantor becomes (whether through a transfer or otherwise) a Prohibited Person or Debarred Person, the Borrower shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that the Borrower knew or should have known that such Principal Person became a Prohibited Person or Debarred Person.

(b) If any Borrower Entity (other than the Borrower and the Subsidiary Guarantor) or any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person or Debarred Person, within thirty (30) days of obtaining actual knowledge that such Person has become a Prohibited Person or Debarred Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

(c) The internal management and accounting practices and controls of each Borrower Entity shall at all times be adequate to ensure that each Borrower Entity and each Principal Person thereof (i) does not become a Prohibited Person or Debarred Person; and (ii) complies with all applicable International Compliance Directives.

Section 7.27 International Compliance Directives.

(a) If any Principal Person of the Borrower or the Subsidiary Guarantor fails to comply with any International Compliance Directive, the Borrower shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that the Borrower knew or should have known of such violation; provided that, in the case where a Principal Person fails to comply with any International Compliance Directive, such removal or replacement by the Borrower pursuant to this Section 7.27(a) (International Compliance

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Directives) shall occur only to the extent permitted by applicable Sanctions or otherwise authorized by OFAC.

(b) If any Borrower Entity (other than the Borrower and the Subsidiary Guarantor) or any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower shall, within thirty (30) days of obtaining actual knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

Section 7.28 Operating Plan; Operations.

(a) The Borrower shall, and shall cause the Subsidiary Guarantor to, cause the Project, or such portions of the Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect. The Borrower shall, and shall cause the Subsidiary Guarantor to, conduct the operations of the Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Operating Plan, the Mine Plan, the O&M Budget, Applicable Law, any applicable Required Approvals, and Prudent Industry Practice.

(b) The Borrower shall, and shall cause the Subsidiary Guarantor to, own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of the Project in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, the Mine Plan, Applicable Law, any other applicable Required Approvals and Prudent Industry Practice.

(c) The Borrower shall maintain, or cause to be maintained, at the Project Site a complete set of plans and specifications for the Project.

Section 7.29 O&M Budget.

(a) Submission and Approval of O&M Budget.

(i) No later than: (A) sixty (60) days prior to the achievement of Total Plant Transfer, and (B) thereafter, no later than sixty (60) days prior to the beginning of each Fiscal Year of the Borrower (such date, an “Annual Reporting Date”), the Borrower shall prepare and submit for approval to DOE, with a copy to the Independent Engineer, the proposed O&M Budget for, in the case of the initial O&M Budget, the then-current Fiscal Year, and thereafter, for the succeeding Fiscal Year. Each such proposed O&M Budget shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Annual Reports) (provided that, for the avoidance of doubt, differences in the use of accrual versus cash basis accounting in the preparation of each such proposed O&M Budget and the Base Case Financial Model being submitted concurrently to DOE for approval shall not render such documents

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inconsistent with each other) and shall be accompanied by a certification of a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s Knowledge, such proposed O&M Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 7.29 (O&M Budget). DOE shall approve or reject in writing all or any portion of a proposed O&M Budget. If DOE does not approve all or portions of an O&M Budget, DOE shall advise the Borrower of the items that are rejected and the reason or reasons therefor.

(ii) Each proposed O&M Budget approved by DOE shall become effective on the later of (A) the first (1st) day of the relevant Fiscal Year; and (B) the date DOE advises the Borrower that DOE has approved such O&M Budget, other than the initial O&M Budget delivered pursuant to clause (i)(A) above, with respect to which only this clause (i)(B) shall apply.

(iii) If any all or any part of a proposed O&M Budget is rejected or pending DOE approval after the first (1st) day of the relevant Fiscal Year, the Borrower shall comply with all approved items of such proposed O&M Budget, if any. With respect to those items of any proposed O&M Budget that are not approved, the Borrower and DOE shall continue to consult regarding such items in good faith, during which time an amount equal to up to 110% of the Operating Costs (other than Variable Sulfur Costs) in the O&M Budget for the preceding Fiscal Year related to such items shall be applicable, an amount equal to up to 125% of the aggregate Variable Sulfur Costs in the O&M Budget for the preceding Fiscal Year shall be applicable, and shall for all purposes of this Agreement be deemed to be part of the approved O&M Budget for the current Fiscal Year solely until such time as such previously non-approved items for the current Fiscal Year have been approved in writing by DOE.

(iv) Each proposed O&M Budget submitted pursuant to this Section 7.29 (O&M Budget) shall:

(A) be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower, and assumptions that the Borrower believes to be reasonable as to all factual and legal matters material to such estimates (which shall be set forth in reasonable detail in the O&M Budget), and reflect the Borrower’s best estimate of the future revenues and expenditures to be received or incurred by the Borrower and the Subsidiary Guarantor;

(B) be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, the O&M Budgets for the previous Fiscal Years; and

(C) include the following:

(1) fair and good faith reasonable estimates of Operating Revenues, Operating Costs (on an individual line-item basis), Debt Service and Capital Expenditures for each period covered by such O&M Budget;

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(2) a summary of the Project’s major maintenance schedule to the end of the then-current long-term major maintenance cycle (and related scheduled outages), and the Borrower’s fair and good faith reasonable estimates of any Capital Expenditures during such maintenance cycle, or that are otherwise expected to be incurred in the succeeding five (5) years, and the envisioned effect of any contemplated major maintenance activities or Capital Expenditures on the Project’s operations, which shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Annual Reports); and

(3) such other information as may be reasonably requested by DOE.

(b) Amendments to O&M Budget. If at any time during any Fiscal Year, Operating Costs to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the limitations set forth in Section 9.07(c) (Approved Construction Changes; Integrated Project Schedule; Budgets), the Borrower shall deliver a proposed amendment to the then-current O&M Budget to DOE and the Independent Engineer describing the purpose of such amendment and certifying that such amendment is reasonably necessary or advisable for the operation and maintenance of the Project. Such proposed amendment shall become effective on the date approved by DOE and, until such proposed amendment is approved, the Borrower shall comply with the approved O&M Budget (subject to the allowance provisions of this Section 7.29 (O&M Budget)) until the proposed amendment is approved by DOE.

Section 7.30 Acceptance and Start-up Testing.

(a) The Borrower shall consult with and provide, or cause to be provided, reasonable notice to DOE and the Independent Engineer regarding provisions related to start-up and testing of the Project and equipment pursuant to the Construction Contracts.

(b) The Borrower shall provide the Independent Engineer with the opportunity to observe the start-up and testing of the Project.

(c) The Borrower shall, promptly, but in any event no later than five (5) Business Days after its receipt thereof, provide DOE and the Independent Engineer with any data or reports received by the Borrower in connection with any of the start-up and testing of the Project.

Section 7.31 PUHCA. The Borrower shall, and shall cause the Subsidiary Guarantor to, ensure that (a) it does not become subject to, or is exempt from, regulation as a “holding company” under PUHCA in accordance with 18 C.F.R. § 366.3; or (b) has notified FERC of its status as a “holding company” under 18 C.F.R. § 366.4 or is an “associate company” under 18 C.F.R. § 366.1, and is in material compliance with all relevant requirements of PUHCA, the FPA, and FERC’s regulations. In addition, the Borrower shall, and shall cause the Subsidiary Guarantor to, ensure that either it is (i) not subject to, or is exempt from, rate, financial, and/or organizational regulation as a “public utility, “ “public service company, “ an “electric company, “ or similar entity under

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the laws of any State or territory of the United States in which the Project is located (provided, that the Borrower and each other Borrower Entity is, or may be, subject to regulation of contracting or marketing by a public utility commission) or (ii) subject to such rate, financial and/or organizational regulation and compliant in all material respects with the laws of the relevant State or territory of the United States and the regulations of the PUCN.

Section 7.32 Interest Regulation. The Borrower shall remit, or cause to be remitted, to FFB all interest earned on any investment of proceeds of Advances in the Construction Account and any applicable Reserve Account in excess of the interest accrued on such proceeds of Advances pursuant to the FFB Documents.

Section 7.33 Conditions Subsequent to Execution Date.

(a) The Borrower shall deliver to DOE, promptly following the Closing Date (as defined in the JV Investment Agreement), evidence that the Investor’s Initial Capital Contribution (as defined in the JV Investment Agreement) has been made in full, and such proceeds have been deposited into the Base Equity Account.

(b) The Borrower shall deliver to DOE, no later than thirty (30) days following the Execution Date, (i) a Direct Agreement with respect to the Bechtel Construction Contract and (ii) related legal opinions from counsel to each of the Borrower and the EPCM Contractor in respect of the Bechtel Construction Contract and the related Direct Agreement, in each case in form and substance acceptable to DOE.

(c) The Borrower shall deliver to DOE, no later than three (3) days following the Execution Date, an ALTA extended coverage loan policy of title insurance, which shall be in full force and effect, ensuring that the Deed of Trust creates a legal, valid and enforceable First Priority Lien on the Insured Real Property (and, for the avoidance of doubt, excluding mineral and mining rights and royalty areas of interest) subject only to Permitted Liens, together with all endorsements and affirmative coverages reasonably required by DOE and which are reasonably obtainable from title insurance underwriters in the State of Nevada.

(d) The Borrower shall deliver to DOE, no later than thirty (30) days prior to the First Advance Date, an endorsement to the loan policy of title insurance described in clause (c) above, evidencing mechanic’s lien coverage in form and substance satisfactory to DOE.

Section 7.34 Collateral Access Agreements; Future Commercial Leases. The Borrower shall exercise commercially reasonable efforts to obtain and deliver to DOE, on or before the First Advance Date, a collateral access agreement in the form attached hereto as Exhibit X (Form of Collateral Access Agreement) (as such form may be amended, supplemented or modified as provided in this Section 7.34 (Collateral Access Agreements; Future Commercial Leases), the “Collateral Access Agreement”) from each of the landlords or lessors under those certain lease agreements for commercial office space and similar commercial premises identified on Schedule 7.34 (Commercial Leases) (such leases, the “Commercial Leases”, and such landlords or lessors, the “Commercial Landlords”). After submittal to the Commercial Landlords of the form of Collateral Access Agreement, any proposed revisions or comments to the form of Collateral

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Access Agreement (whether proposed or suggested by the Borrower, the Commercial Landlords or otherwise) shall be subject to the reasonable prior approval of DOE. The Borrower also agrees that, at the election of Collateral Agent, it shall use commercially reasonable efforts either (i) to cause any future Commercial Lease entered into by the Borrower as tenant to include provisions: (a) permitting the collateral assignment or mortgaging of such Commercial Lease and (b) permitting the assignment of such Commercial Lease to a lender of the Borrower providing financing for the Project upon the exercise of the lender’s remedies as a result of a default by the Borrower under the applicable loan documents for such financing or (ii) to cause the landlord under each future Commercial Lease to enter into a Collateral Access Agreement with respect to such lease.

Article VIII

Information Covenants

The Borrower hereby agrees that until the Release Date:

Section 8.01 Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, the following items:

(a) Annual Financial Statements. With respect to the Borrower, the Direct Parent and, until the Sponsor Cut-Off Date, the Sponsor, as soon as available, but in any event within ninety (90) days following such Person’s Fiscal Year end:

(i) Financial Statements of such Borrower Entity for such Fiscal Year ((x) in the case of the Borrower and the Sponsor, audited and on a consolidated basis, and (y) in the case of the Direct Parent, unaudited and in summary format);

(ii) each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(iii) in the case of the Borrower and the Sponsor, a report on such Financial Statements of the Borrower’s Auditor or Sponsor’s Auditor, as applicable, which report shall:

(A) be unqualified as to going concern and scope of audit;

(B) subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the consolidated financial condition of such Borrower Entity and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements); and

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(C) state that the examination by the Borrower’s Auditor or Sponsor’s Auditor, as applicable, in connection with such Financial Statements has been made in accordance with generally accepted auditing standards.

(b) Quarterly Financial Statements. With respect to the Borrower, the Direct Parent and, until the Sponsor Cut-Off Date, the Sponsor, as soon as available, but in any event within (x) in the case of the Borrower and the Direct Parent, sixty (60) days following the end of each fiscal quarter of such Borrower Entity’s Fiscal Year, and (y) in the case of the Sponsor, forty-five (45) days following the end of each of the first three fiscal quarters of the Sponsor’s Fiscal Year and sixty days after the fourth fiscal quarter of the Sponsor’s Fiscal Year:

(i) unaudited Financial Statements of such Borrower Entity for such Fiscal Quarter ((x) in the case of the Borrower and the Sponsor, prepared on a consolidated basis with their respective Subsidiaries and (y) in case of the Direct Parent, prepared in summary format); and

(ii) each Compliance Certificate required by Section 8.01(c) (Compliance Certificates).

(c) Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of Section 8.01(a) (Annual Financial Statements) through (c) (Compliance Certificates), a certificate (a “Compliance Certificate”) of a Financial Officer of the relevant Borrower Entity substantially in the form attached as Exhibit I (Form of Compliance Certificate) hereto, which certificate shall:

(i) certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action such Borrower Entity has taken or proposes to take with respect thereto;

(ii) set forth computations in reasonable detail satisfactory to DOE demonstrating whether or not (A) in the case of the Borrower, it is in compliance with Section 7.23(a) (Historical Debt Service Coverage Ratio) and Section 7.23(b) (Reserve Tail Ratio) and (B) in the case of the Sponsor, it is in compliance with Section 7.01 (Financial Covenants) of the Affiliate Support Agreement; and

(iii) in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):

(A) certify that such Financial Statements fairly present, in all material respects, the financial condition of such Borrower Entity as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

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(B) either confirm that there has been no material change in the information set forth in the schedules attached hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 8.01 (Financial Statements) or, if such confirmation cannot be made, identify such changes; and

(C) contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.

Section 8.02 Reports. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:

(a) Annual Reports. With respect to each Fiscal Year of the Borrower, by no later than each Annual Reporting Date, an omnibus annual report (the “Omnibus Annual Report”), certified by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit J (Form of Omnibus Annual Report) hereto, setting forth the following and including all material calculations and assumptions used to generate the information provided therein, together with a comparison marked to reflect changes as compared to the contents of the Omnibus Annual Report delivered to DOE for the immediately preceding year:

(i) an updated O&M Budget for the immediately subsequent four (4) Fiscal Quarters prepared and delivered in accordance with, and within the time frames specified in, Section 7.29 (O&M Budget), accompanied by, among other things, a report on the past twelve (12) months of production of the Project, Operating Costs and Capital Expenditures and a forecast of anticipated Capital Expenditures for the immediately subsequent four (4) Fiscal Quarters;

(ii) a certificate from the chief financial officer or similar officer of the Borrower that there have been no changes to the Base Case Financial Model or the assumptions therein from the Base Case Financial Model then in effect; or (II) a proposed update to the Base Case Financial Model (for informational purposes only), together with a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect;

(iii) a sales and marketing plan, substantially in the form attached hereto as Exhibit K (Form of Sales and Marketing Plan), together with a report setting out the status of offtake arrangements, including with respect to the matters described in Section 8.03(h) (Notices), each of which will be in form and substance reasonably satisfactory to DOE;

(iv) an updated Mine Plan, substantially in the form attached hereto as Exhibit L (Form of Mine Plan), together with a report setting out changes as compared to the

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contents of the then-approved Mine Plan, in form and substance reasonably satisfactory to DOE;

(v) an updated asset register listing and describing the net book values of all tangible assets related to the Project and any other asset constituting Collateral, including inventory, plant, property and equipment as derived from the audited Financial Statements of the Borrower; and

(vi) such other information as DOE may reasonably request.

(b) Quarterly Reports. With respect to each fiscal quarter of the Borrower, no later than the date on which the Borrower’s quarterly unaudited Financial Statements are delivered pursuant to Section 8.01(b) (Quarterly Financial Statements) (such date, a “Quarterly Reporting Date”), a quarterly certificate (each, a “Quarterly Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit M (Form of Quarterly Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following and including all material calculations and assumptions used to generate the information provided therein:

(i) the financial performance of the Project for the immediately preceding Fiscal Quarter and for the Fiscal Year to date, together with a comparison of:

(A) for any Quarterly Certificate in respect of any Fiscal Quarter beginning prior to the Project Completion Date, Project Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable Construction Budget and an analysis of the construction cost variances, if any, relating to the Project and the Borrower’s suggested approach and solution to manage any Cost Overruns; and

(B) for any Quarterly Certificate in respect of any Fiscal Quarter beginning on or following the Substantial Completion Date, Operating Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable O&M Budget and an analysis of cost variances, if any, compared to the then-applicable O&M Budget relating to the Project and the Borrower’s suggested approach and solution to manage any Cost Overruns;

(ii) a summary update of any ongoing Adverse Proceedings that the Borrower has previously notified DOE of on or prior to the Execution Date or under Section 8.03(l) (Notices);

(iii) from and after the Substantial Completion Date, a progress report as against the sales and marketing plan delivered under the Omnibus Annual Report;

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(iv) with respect to any Quarterly Certificate required to be delivered in respect of any Fiscal Quarter beginning prior to the Project Completion Date:

(A) certification by the Borrower of the achievement of any Project Milestones with respect to the Project during the immediately preceding Fiscal Quarter, together with evidence, satisfactory to DOE, that such Project Milestones have been achieved (unless such information was subject to an Advance Request); it being understood that, in the event that the Borrower anticipates, for whatever reason, the failure to achieve any projected Project Milestones, a description of the reasons for such anticipated failure shall also be disclosed; and

(B) certification that the proceeds of the Advances for such Fiscal Quarter were used to reimburse the Borrower for Eligible Project Costs incurred and paid or were used by the Borrower to pay for such Eligible Project Costs incurred by the Borrower, or, if not yet incurred or paid, are reasonably anticipated to be incurred and paid no later than ninety (90) days after the relevant Advance Date, in each case, as evidenced by (x) invoices or (y) other supporting documentation satisfactory to DOE; and

(v) from and after the Substantial Completion Date, operating reports, in form and substance satisfactory to DOE, regarding the operating performance and maintenance of the Project (including description of operating performance and maintenance of the Project for each monthly period during such Fiscal Quarter and updates to key personnel), governmental and environmental compliance reports.

(c) Labor Reporting and Justice40 Initiative Reporting Requirements. The Borrower shall deliver to DOE:

(i) (A) no later than ninety (90) days after the end of each Fiscal Year of the Borrower occurring on or prior to the Project Completion Date and (B) on the Project Completion Date, a construction workforce report in the form of Exhibit N (Form of Construction Workforce Report);

(ii) no later than ninety (90) days after the end of each Fiscal Year of the Borrower occurring on or after the Substantial Completion Date, an operations and maintenance workforce report in the form of Exhibit O (Form of Operations and Maintenance Workforce Report); and

(iii) no later than ninety (90) days after the end of each Fiscal Year of the Borrower, a Community Benefits Plan and Justice40 Annual Report in the form of Exhibit P (Form of Community Benefits Plan and Justice40 Annual Report) (each, a “Community Benefits Plan and Justice40 Annual Report”); and

(iv) such other labor and community information as DOE may request.

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(d) Monthly Reports. Within twenty (20) Business Days after the end of each month:

(i) from and after the Substantial Completion Date until the Project Completion Date, a monthly report, accompanied by an Officer’s Certificate of the Borrower substantially in the form of Exhibit Q (Form of Monthly Certificate), which report shall include (A) a reconciliation statement (which may be presented via a management ledger) that sets forth any expenditure for any line item in the O&M Budget in excess of such line item and any reallocation from one line item to another in the O&M Budget, and (B) operating reports, in form and substance satisfactory to DOE, regarding the operating performance and maintenance of the Project (including description of operating performance and maintenance of the Project and updates to key personnel);

(ii) prior to the Project Completion Date, a Construction Progress Report, accompanied by an Officer’s Certificate of the Borrower substantially in the form of Exhibit R (Form of Monthly Construction Progress Report), setting forth:

(A) updates to the Integrated Project Schedule, level 2 schedules and key personnel;

(B) a report: (1) summarizing the results of the Sponsor’s equity raise activities for the immediately preceding fiscal quarter; (2) forecasting anticipated equity raises for the next four (4) Fiscal Quarters; and (3) demonstrating contribution of Base Equity Commitments, in each case, applied in accordance with the Construction Budget, the Base Case Financial Model and the Mine Plan; and

(C) addressing such other matters as DOE or the Independent Engineer may reasonably request;

(e) Monthly Major Project Document Reports.

(i) On a monthly basis prior to the Project Completion Date, promptly after receipt by the Borrower, copies of monthly updates provided by the Offtaker pursuant to the Offtake Agreement relating to the Commencement of Commercial Production (as defined therein).

(ii) On a monthly basis, promptly after receipt by the Borrower, monthly performance reports delivered to the Borrower by the Miner pursuant to the Mining Agreement.

(f) Environmental Report.

(i) Prior to the Project Completion Date, on each Quarterly Reporting Date or, solely for the Fiscal Quarters ending on December 31, no later than thirty (30) Business Days thereafter, and (ii) from and after the Project Completion Date, on the Quarterly Reporting Date or, solely for the Fiscal Quarters ending on June 30 and December 31 of each Fiscal Year, thirty (30) Business Days thereafter, the Borrower shall deliver to DOE

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a report regarding environmental matters relating to the Project during the applicable reporting period in form and substance satisfactory to DOE acting reasonably, which report shall: (A) summarize (1) the Project’s compliance with applicable Environmental Laws and the environmental requirements set forth in this Agreement during such reporting period, including all Required Approvals (including for the avoidance of doubt any Required Approvals related to water rights) and associated reporting requirements under applicable Environmental Laws for construction and operation of the Project; (2) any material changes to the Project during such Fiscal Year that may require additional review pursuant to NEPA; (3) any formal or informal environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority to the Borrower; (4) any Release or threatened Release reportable under applicable Environmental Laws of, or discovery of the reportable presence of, any Hazardous Substance on, under, at, or through any Real Property, Project Mining Claims, KVP Mining Claims or the Project Site; (5) any notices, updates to bonding requirements or other relevant information in respect of the reclamation of the Project Site in accordance with applicable Environmental Laws; and (6) any violation or alleged violation of Environmental Laws identified in writing by any environmental Governmental Authority and any remedial action taken with respect thereto and, with respect to clauses (3) through (6) above, any payment of any fines or penalties, and the implementation (as and when taken) of any removal, remedial or monitoring action plan (together with the costs related thereto); and (B) contain, or be supplemented with, any information reasonably requested by DOE. The reports completed for the reporting period ending on December 31 of each Fiscal Year shall include a section specific to the reporting period, including an annual summary of all the reports completed for the Fiscal Year.

(ii) Not less frequently than once each Fiscal Year, the Borrower shall conduct a Safety Audit. Each such Safety Audit shall result in the preparation of a Safety Report with respect thereto which shall be delivered to DOE within thirty (30) Business Days following December 31 of each Fiscal Year following the Execution Date. The Borrower shall provide for the prompt correction of any deficiencies identified in such Safety Audit and for the operation and maintenance of the Project in accordance with any recommendations set forth therein.

Section 8.03 Notices.

Promptly, but in any event within five (5) Business Days (or such other period as provided for below), after any Borrower Entity obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, written notice of the following items:

(a) any event that constitutes a Default, Event of Default or an Event of Force Majeure, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;

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(b) the occurrence of any Mandatory Prepayment Event;

(c) any management letter or other material communications received by the Borrower from the Borrower’s Auditor or any other Borrower Entity from the Sponsor’s Auditor in relation to its financial, accounting and other systems, management or accounts or the Project;

(d) any event or change in circumstance that materially impacts, or reasonably could materially impact, the then-current Base Case Financial Model, including any calculation or assumption set out therein, together with a proposed update to such Base Case Financial Model; provided that such proposed update shall be agreed and approved by DOE in accordance with Section 5.01(j) (Base Case Financial Model) and shall be for information purposes only;

(e) any change to the board of directors or other governing body of any Borrower Entity;

(f) any rejected shipment of or warranty claims for Products from the Processing Facility;

(g) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or the Subsidiary Guarantor to the extent that it has had or could reasonably be expected to have a Material Adverse Effect;

(h) upon any election by GM to purchase less than [***] of Product during any year during the Phase One Term (as defined in the Offtake Agreement), (i) within five (5) Business Days thereafter notification of such election and (ii) within thirty (30) days thereafter a written plan for replacement of the corresponding reduction in revenues generated under the Offtake Agreement.

(i) the occurrence of any ERISA Event, except where the occurrence of such ERISA Event could not reasonably be expected to result in a Material Adverse Effect;

(j) any written formal or informal material environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority to the Borrower, including any violations of Environmental Law identified in writing by such Governmental Authority together with a report setting out remedial action or proposed remedial action taken with respect thereto;

(k) any accident or event related to the Project having a material and adverse impact on the environment or on human health (including any such accident or event resulting in a serious injury or the loss of life, or any discovery of the presence of Hazardous Substances at the Project Site, or Release or threatened Release under, at or through the Project Site required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Law);

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(l) any Adverse Proceeding pending or threatened against or affecting (x) any Borrower Entity or any of its property, or (y) affecting any other third party to the extent such Adverse Proceeding could reasonably be expected to impact the Project, and, in each case:

(i) that could reasonably be expected to have a Material Adverse Effect;

(ii) that seeks damages in excess of two million Dollars ($2,000,000.00);

(iii) that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(iv) that arises in respect of any Indebtedness (A) that, in the case of the Borrower, has an aggregate principal amount of at least two million Dollars ($2,000,000.00), (B) that, in the case of the Sponsor, has an aggregate principal amount of at least twenty-five million Dollars ($25,000,000), and (C) of the Direct Parent or the Subsidiary Guarantor;

(v) where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity or its Affiliates; or

(vi) if related to the Project, where any Governmental Authority alleges any criminal misconduct by any Person,

and, in each case, any material developments with respect to any of the foregoing;

(m) any actual or proposed termination, rescission or discharge of (other than by performance), any actual or proposed material amendment, supplement, modification or waiver of, or any material breach under, any Major Project Document or Required Approval;

(n) any actual or proposed termination, rescission or discharge of (other than by performance), any actual or proposed amendment, supplement, modification or waiver of, or any breach under, any Project Document (other than a Major Project Document) or other Governmental Approval (other than a Required Approval), in each case, if such action has had or could reasonably be expected to have a Material Adverse Effect;

(o) any material notice or report received by any Borrower Entity under any Major Project Document, including, with respect to the Offtake Agreement, notice of the Commencement of Commercial Production and of the exercise of the MAPR Extension (in each case as defined therein);

(p) a copy of each document delivered in compliance with Section 7.01(c) (Maintenance of Existence; Property; Etc.);

(q) a copy of each (i) Required Approval obtained after the Execution Date and (ii) each Specified Required Approval upon such Required Approval becoming Non-Appealable, to the extent not previously provided;

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(r) any Phase I or II Environmental Site Assessment relating to the Real Property and/or Project Mining Claims within the Project Site when prepared for the Borrower, its Affiliate or any third party (to the extent the Borrower or such Affiliate has the right to obtain any such Phase I or II Environmental Site Assessment prepared for a third party);

(s) any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances; and

(t) the occurrence of any Emergency.

Section 8.04 Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, the following items:

(a) Project Documents. Without limiting Article IX (Negative Covenants), as soon as available, but in no event later than ten (10) Business Days after the execution thereof the Borrower shall furnish copies of any Project Document obtained or entered into by the Borrower after the Execution Date (including for the avoidance of doubt, any Short-Term Offtake Agreement), and any waiver, consent, amendment or supplement in relation to any Project Document, and with respect to any Major Project Document, unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy:

(i) a customary legal opinion (addressed to the Secured Parties) from external counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, in form and substance satisfactory to DOE; and

(ii) a fully executed Direct Agreement with the Major Project Participant thereunder, in form and substance satisfactory to DOE.

(b) Additional Audit Reports. As soon as available, but, in any event, within thirty (30) Business Days after the receipt thereof by the Borrower and, until the Sponsor Cut-Off Date, the Sponsor, copies of all other material annual or interim reports submitted to the Borrower by the Borrower’s Auditor or to the Sponsor by the Sponsor’s Auditor.

(c) Information Pertaining to Banks Providing Acceptable Letters of Credit. As soon as available, but, in any event, no later than one (1) Business Day after the Borrower obtains Knowledge that any bank issuing any Acceptable Letter of Credit delivered pursuant to any Financing Document has ceased to be an Acceptable Bank.

(d) Construction Budget; O&M Budget, etc. Promptly and in any event (i) at least thirty (30) days prior to the adoption thereof in accordance with the terms hereof, a copy of any proposed amendment to the Construction Budget, the Major Maintenance Plan, the Mining Agreement Execution Plan, the Annual Mining Plan (as defined in the Mining Agreement), the Mine Plan or

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the O&M Budget and, (ii) not later than five (5) Business Days after the execution thereof, a certified copy of such amendment.

(e) Mineral Reserve Estimates.

(i) On an annual basis, concurrently with the delivery thereof to the SEC, a Form 1304 – Individual Property Disclosure with annual resources and reserves updates as of the end of each fiscal year of the Sponsor based on the then-current Mineral Reserve Estimate.

(ii) At least fifteen (15) Business Days prior to delivery to the SEC, any proposed updated Mineral Reserve Estimate, which shall be verified in writing by the Independent Engineer or by the Borrower’s qualified person pursuant to the applicable SEC rules, but if the Borrower’s qualified person is not independent of the Borrower or its Affiliates, then DOE must provide prior written approval of such qualified person. For the purposes of this clause (e)(ii), a qualified person is independent of the Borrower if there is no circumstance that, in the opinion of a reasonable person aware of all relevant facts, could interfere with the qualified person’s judgement regarding the preparation of the relevant verification.

(f) Water Rights Changes. The Borrower shall provide to DOE (i) within five (5) Business Days after the delivery or receipt thereof, copies of all notices, reports and material communications that any Borrower Entity delivers to or receives from the Nevada Division of Water Resources (“NDWR”) with respect to any proposed changes to the water sources to be used or impacted by the Project or in connection with any proposed changes to the related Governmental Approvals for the Project issued by NDWR and (ii) if the State Engineer for the NDWR does not approve the use of the existing Orovada Subarea of the Quinn River Valley hydrographic basin water rights outside of the hydrographic basin, within thirty (30) days of such determination, an alternative or contingency plan for securing adequate water rights to use in the Kings River Valley hydrographic basin.

(g) KYC. Any change in the information provided prior to the Execution Date that would result in a change to the list of KYC Parties; provided that information regarding entities that are shareholders of the Sponsor’s shareholders shall be limited to information that is publicly available or otherwise available to the Sponsor.

(h) Other Information. Promptly upon request, such other information or documents as DOE reasonably requests.

Section 8.05 Adverse Proceedings; Defense of Claims. The Borrower shall provide DOE with rights to review, with appropriate restrictions to protect waiver of any relevant privileges, including any attorney-client privilege, controlled by any Borrower Entity, drafts of any submissions that any Borrower Entity has prepared for filing in any court or with any regulatory body in connection with proceedings to which any Borrower Entity (with respect to the Sponsor, only prior to the Sponsor Cut-Off Date) is or is seeking to become a party; provided that

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this obligation shall not apply to any such proceedings between any Borrower Entity and any Secured Party.

Section 8.06 Remediation Plan. In the event of:

(a) any failure of the Borrower to meet a major milestone in the Integrated Project Schedule;

(b) for any twelve-month period occurring after the Project Completion Date (as determined on any applicable Calculation Date), any failure of the Project to satisfy at least eighty-five percent (85%) of production capacity as compared against the production assumptions set out in the Base Case Financial Model;

(c) any underperformance of the then-applicable Mine Plan, as delivered pursuant to Section 8.02(a)(iv) (Annual Reports), leading to reduction of plant production; or

(d) any draw on the Debt Service Reserve Account by the Borrower that is not replenished within thirty (30) days; then, in each case, the Borrower shall:

(i) immediately notify DOE and the Collateral Agent thereof:

(ii) deliver a remediation plan within thirty (30) days setting forth proposed steps to be taken by the Borrower to address such event in a manner acceptable to DOE and on a monthly basis thereafter, reports setting out Borrower’s execution of the remediation plan and compliance with the terms thereof;

(iii) make relevant representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other Secured Party Advisors on the contents of and progress towards satisfying the terms of the remediation plan; and

(iv) promptly provide such other information or documents as may be requested by DOE;

provided that, for the avoidance of doubt, the delivery of any remediation plan pursuant to this Section 8.06 shall not constitute a waiver of any Default or Event of Default.

Article IX

Negative Covenants

The Borrower hereby agrees that until the Release Date:

Section 9.01 Restrictions on Operations.

(a) Ordinary Course of Conduct; No Other Business. Except as disclosed in Schedule 6.13(a) (Additional Permitted Activities), the Borrower shall not, and shall cause the Subsidiary Guarantor not to:

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(i) engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation and maintenance of the Project and activities directly redirected thereto in accordance with and as contemplated by the Transaction Documents;

(ii) undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Project (including any expansion thereof); provided, that DOE acknowledges that (A) the Borrower has current plans to develop Phase II (as defined in the Offtake Agreement) of the Processing Facility, (B) no portion of the Loan shall be used to fund Phase II, and (C) DOE shall review any amendments or exceptions to this covenant requested by the Borrower (and the Financing Documents generally (including the restrictions on Indebtedness and Capital Expenditures requested by the Borrower)), which shall, in any such case, be subject to the prior written consent of DOE (in its sole discretion);

(iii) change its name or take any other action that might adversely affect the Liens created by the Security Documents; or

(iv) fail to maintain its existence and its right to carry on its business.

(b) Other Transactions.

(i) The Borrower shall not, directly or indirectly:

(A) enter into any Additional Major Project Document without the prior written consent of DOE, other than any Replacement Contract to the extent that the Replacement Contract Conditions are satisfied in connection therewith;

(B) agree to any provision or term in any Major Project Document of any limitation on the relevant Borrower Entity’s ability to assign its right and obligations thereunder as Collateral or providing any Major Project Participant the right to cause any Major Project Document to be terminated or materially impaired as a result, directly or indirectly, of any Default, Event of Default or exercise of remedies under the Financing Documents;

(C) (I) exercise the option to acquire Miner Capital Assets (as defined in the Mining Agreement) other than in accordance with the applicable amortization schedule in respect thereof pursuant to the Mining Agreement, (II) exercise the option to undertake the Early Buyout (as defined in the IH Terminal Service Agreement)) under the IH Terminal Service Agreement or (III) approve of any New Opportunities (as defined in the IH Terminal Service Agreement);

(D) enter into any transaction or series of related transactions with any Person (including any Affiliate) other than (1) in the Ordinary Course of Business and on an arm’s-length basis, or (2) which are otherwise permitted pursuant to the Financing Documents; or

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(E) establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby the Borrower or the Subsidiary Guarantor could reasonably be expected to pay more than the fair market value for products or services of others; and

(ii) the Borrower shall cause the Subsidiary Guarantor not to, directly or indirectly, enter into any contract or agreement other than the Financing Documents.

(c) Amendment of and Notices under Transaction Documents. Except as otherwise set forth in Section 9.07 (Approved Construction Changes; Integrated Project Schedule; Budgets), the Borrower shall not, and shall cause the Subsidiary Guarantor not to, except with the prior written consent of DOE:

(i) agree, directly or indirectly, to any assignment, suspension, termination or rescission, or waive any right to consent to any assignment, suspension, termination or rescission with respect to, or assign any of its duties or obligations under, any Major Project Document, Governmental Approval or Required Approval;

(ii) agree, directly or indirectly, to any material amendment, modification, supplement, consent or waiver, or waive any right to consent to any material amendment, modification, supplement or waiver of any right with respect to, any Major Project Document (except for, in the case of any Construction Contract, any change orders or other modifications that reflect or implement Approved Construction Changes), Governmental Approval or other Required Approval;

(iii) agree, directly or indirectly, to any assignment, amendment, modification, suspension, termination, rescission, supplement, consent or waiver, or waive any right to consent to any assignment, amendment, modification, suspension, termination, rescission, supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under, any Project Document (other than any Major Project Document) unless such amendment, modification, termination, supplement or waiver is an Approved Construction Change or such amendment, modification, termination, supplement or waiver could not reasonably be expected to:

(A) delay the occurrence of the Substantial Completion Date beyond the Substantial Completion Longstop Date;

(B) delay the occurrence of the Project Completion Date beyond the Project Completion Longstop Date; or

(C) otherwise result in a Material Adverse Effect;

(iv) enter into any agreement other than any Financing Document that would restrict its ability to amend or otherwise modify any Major Project Document;

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(v) give or withhold any material consent or approval, or exercise any option or take or decline to take any other material action under the provisions of the Major Project Documents that are reasonably required to carry out the Project in accordance with the Integrated Project Schedule or to comply with the Borrower’s affirmative obligations under this Agreement; and

(vi) appoint any Person as the operator of the Processing Facility other than the Borrower.

(d) Commissions.

(i) The Borrower shall not pay:

(A) any commission or fee to any Affiliate for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by the Borrower or the Subsidiary Guarantor in connection with the Project (other than as set forth in the following clause (B)); or

(B) any fee to any Affiliate with respect to or in connection with the development, construction, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees; provided that this provision shall not preclude the Borrower from (1) paying salaries and bonuses to its employees or employees of any other Borrower Entity; or (2) making payments to other Borrower Entities in accordance with Major Project Documents; in each case, consistent with the Integrated Project Schedule, the Mine Plan and then-applicable Construction Budget or O&M Budget, as the case may be; and

(ii) the Borrower shall cause the Subsidiary Guarantor not to pay any commission or fee to any Affiliate.

(e) Compromise or Settlement of Disputes. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, agree or otherwise consent to settle or compromise, in each case without the prior written consent of DOE:

(i) any single Adverse Proceeding for (i) the Borrower in excess of twenty-five million Dollars ($25,000,000) or (ii) the Subsidiary Guarantor in excess of one million Dollars ($1,000,000); or

(ii) any Specified Proceeding or other material dispute under any Major Project Document or Required Approval; or

(iii) any other Adverse Proceeding that could reasonably be expected to have a Material Adverse Effect.

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(f) Accounts. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, establish or maintain any bank accounts other than the Project Accounts and the Company Accounts.

(g) Assignment. Other than the assignment of the Project Documents and Governmental Approvals to the Collateral Agent as security for the benefit of the Secured Parties, the Borrower shall not, and shall cause the Subsidiary Guarantor not to, assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals to any Person.

(h) Powers of Attorney. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, grant any power of attorney or similar power to any Person, except:

(i) to its officers, directors or employees in the Ordinary Course of Business; or

(ii) in connection with Permitted Liens granted to the Secured Parties.

(i) Activities of Subsidiary Guarantor. Without in any way limiting any of the other provisions of this Agreement or the other Financing Documents,

(i) the Borrower shall cause the Subsidiary Guarantor not to enter into any business, operations or activities other than:

(A) the ownership and maintenance (but not the development or exploitation) of the KVP Mining Claims;

(B) the performance of its obligations in connection with the Financing Documents; and

(C) activities incidental to the consummation of the foregoing;

(ii) the Borrower shall cause the Subsidiary Guarantor not to own or acquire any assets (other than the KVP Mining Claims and cash) or incur any liabilities or permit to be created on its property any Liens (other than liabilities under and Liens created by the Financing Documents and other liabilities expressly permitted to be incurred by it by the terms hereof and liabilities imposed by law, including applicable tax liabilities and other liabilities incidental to its existence and business and activities permitted by this Agreement); and

(iii) notwithstanding the foregoing clauses (i) and (ii) or anything else to the contrary herein or in any other Financing Document, to the extent that the Borrower consummates a Disposition of the Subsidiary Guarantor in accordance with Schedule 9.03 (Specific Permitted Dispositions), all provisions relating to the Subsidiary Guarantor and the KVP Mining Claims shall cease to be applicable hereunder and under the other Financing Documents and, if reasonably requested by the Borrower and at the sole cost and expense of the Borrower, DOE shall, and shall instruct the Collateral Agent to,

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undertake reasonable actions to effect such removal of KV Project, LLC as the “Subsidiary Guarantor” and as a “Borrower Entity”, and to remove the KVP Mining Claims as Collateral, in each case for all purposes under the Financing Documents.

(j) Changes to the Project Scope. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, without the prior written consent of DOE: (i) utilize any ore other than ore from the Mine to avoid penalty charges pursuant to the Mining Agreement unless the market conditions are such that the Borrower Entities would still profit from the replacement ore arrangements despite such penalty charges; (ii) mine uranium without the prior written consent of DOE, subject to exceptions for trace amounts mined in the ordinary course of the Project (provided that no royalty payments are due as a result thereof); (iii) commence any mining activities below the water table unless the Borrower delivers to DOE (A) evidence that it has obtained all required approvals in connection therewith and (B) evidence satisfactory to DOE that the Specified Proceedings have been resolved in a manner acceptable to DOE or the status of such proceedings are otherwise satisfactory to DOE, and (C) other evidence reasonably requested by DOE (acting in consultation with the Independent Engineer) that the Borrower has appropriately addressed any adverse impacts to the Project related thereto; or (iv) engage in any mining activities other than on the Nevada property constituting the Project Site (other than prospective drillings and development in connection with unpatented mining claim rights of the Borrower and as described in Schedule 6.13(a) (Additional Permitted Activities)).

Section 9.02 Liens. The Borrower shall not, and shall not agree to, and shall cause the Subsidiary Guarantor not to, and not to agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 9.03 Merger; Disposition; Transfer. The Borrower shall not, and shall not agree to, and shall cause the Subsidiary Guarantor not to, and not to agree to:

(a) other than to the extent expressly permitted under Schedule 9.03 (Permitted Dispositions), enter into any transaction of merger, consolidation, liquidation, winding up or dissolution;

(b) other than to the extent expressly permitted under Schedule 9.03 (Permitted Dispositions), (i) in the case of the Borrower, subject to clause (e) below, carry out any Disposition of all or any part of its ownership interests in the Project or any other part of its business or property of any kind whatsoever (other than Tax Credits to the extent such Disposition is made in accordance with clause (e) below), whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired other than Permitted Dispositions, and (ii) in the case of the Subsidiary Guarantor, carry out any Disposition;

(c) (i) in the case of the Borrower, acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory, equipment, property or materials or spare parts or Capital Expenditures, either (A) in the Ordinary Course of Business in accordance with the applicable Construction Budget or O&M Budget, or (B) constituting Emergency Operating Costs as required in connection with an Emergency, and

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(ii) in the case of the Subsidiary Guarantor, acquire by purchase or otherwise the business, property or fixed assets of any Person;

(d) transfer or release (other than as permitted by clause (a) or (b) above) the Collateral, or other similar actions;

(e) carry out any Disposition or transfer (including any monetization) of any Tax Credits to which any Borrower Entity is entitled, other than to the extent (i) implemented on arm’s-length basis terms, (ii) such Disposition or transfer complies with Section 6418 of the Code and (iii) the proceeds of which are deposited into the Revenue Account;

(f) apply for or receive any credit or any related payment under the “Qualifying Advanced Energy Project Credit” pursuant to section 48C of the Code; or

(g) abandon, or suspend, or agree (directly or indirectly) to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, construction or operation of the Project, or take any action that could be deemed an “abandonment,” or “suspension,” or transfer of the Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document or the construction or operation of the Project.

Section 9.04 Restricted Payments. The Borrower shall not, and shall not agree to, and shall cause the Subsidiary Guarantor not to, and not to agree to, directly or indirectly, (i) reduce its Equity Interest (other than as required by the Designated Standards); (ii) declare or make or authorize any dividend or any other payment or distribution of cash or property to any Equity Owner on account of any Equity Interests of the Borrower or the Subsidiary Guarantor (other than any such payment by the Subsidiary Guarantor to the Borrower); (iii) make any payment with respect to principal or interest on or purchase, redeem, retire or defease any Indebtedness owed to or for the benefit of any Affiliate of the Borrower or the Subsidiary Guarantor (including any Permitted Subordinated Loans); (iv) make any other payment (including with respect to any development, management or operation fee) to any Affiliate of the Borrower or the Subsidiary Guarantor, except for payments pursuant to any Major Project Document existing on the Execution Date or entered into with the consent of DOE or otherwise permitted in Section 9.01(b)(i)(C) (Other Transactions); or (v) set aside any funds for any of the foregoing (collectively, the “Restricted Payments”), unless such Restricted Payment is made solely with available funds on deposit in the Restricted Payment Account after transfer thereto from the Restricted Payment Suspense Account following satisfaction of each of the following conditions to such transfer (the “Restricted Payment Conditions”):

(a) the proposed Restricted Payment Date shall occur on or after the first (1st) anniversary of the First Principal Payment Date;

(b) the Borrower shall have provided at least fifteen (15) Business Days’ prior written notice of the proposed Restricted Payment and the proposed Restricted Payment Date to DOE;

(c) the Project Completion Date shall have occurred;

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(d) such Restricted Payment shall be made not more than thirty (30) days after a Payment Date; and (B) no other Restricted Payment shall have been made since such Payment Date;

(e) no Default or Event of Default shall exist or would exist prior to or after giving effect to any such Restricted Payment;

(f) (i) all amounts on deposit in or standing to the credit of each Reserve Accounts shall be equal to or exceed the applicable Reserve Account Requirement, both before and after giving effect to such transfer; and (ii) the Operating Account shall have been fully funded in an amount not less than the Minimum Operating Account Balance;

(g) as of the immediately preceding Calculation Date, (i) the Historical Debt Service Coverage Ratio shall be at least 1.5:1.0; and (ii) the Projected Debt Service Coverage Ratio shall be at least 1.5:1.0;

(h) such Restricted Payment is made in accordance with the Accounts Agreement; and

(i) in connection with such Restricted Payment, no earlier than ten (10) Business Days and no later than five (5) Business Days prior to the making of such Restricted Payment, a Responsible Officer of the Borrower shall have delivered a certificate in the form set out as Exhibit S (Form of Restricted Payment Certificate) certifying, among other things, (i) the satisfaction of all conditions in this Section 9.04 (Restricted Payments) with respect to the proposed Restricted Payment, and (ii) setting out in reasonable detail (and certifying the accuracy of) the calculations for computing the ratios in clause (g) above and stating that such calculations were made by the Borrower in good faith and were based on reasonable assumptions that are customary for similar transactions.

Section 9.05 Use of Proceeds. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, use the proceeds of any Advance for any purpose other than as specified in Section 2.04(d) (Disbursement of Proceeds).

Section 9.06 Organizational Documents; Fiscal Year; Account Policies; Reporting Practices. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, except with the prior written consent of DOE, amend or modify:

(a) its Organizational Documents, except such amendments that would not have any adverse effect on the rights of the Secured Parties;

(b) its Fiscal Year;

(c) accounting policies or reporting practices other than as required by the Designated Standard; or

(d) its legal form or its capital structure (including to provide for the issuance of any options, warrants or other rights with respect thereto).

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Section 9.07 Approved Construction Changes; Integrated Project Schedule; Budgets. The Borrower shall not, and shall cause the Subsidiary Guarantor not to:

(a) except with respect to any Approved Construction Changes, agree to any Change Order under any Construction Contract or change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (including providing consent to any of the foregoing) (each, a “Construction Change”) of any provisions of the Mine Plan, the Mining Agreement Execution Plan, the Construction Budget or the Base Case Financial Model, in each case that is then applicable, with respect to the construction and completion of the Project;

(b) subject to clause (a) above, make any material modifications to the then-applicable Integrated Project Schedule except (x) as expressly contemplated herein; or (y) otherwise with the prior written consent of DOE;

(c) subject to clause (a) above, make any material modifications to the then-applicable Mine Plan or Mining Agreement Execution Plan, except (i) as expressly contemplated herein; or (ii) otherwise with the prior written consent of DOE; provided that each of the following shall be considered a material modification for purposes of this clause (c): (x) the utilization of any ore other than ore from the Mine to avoid penalty charges pursuant to the Mining Agreement unless the market conditions are such that the Borrower Entities would still profit from the replacement ore arrangements despite such penalty charges; (y) the mining of uranium without the prior written consent of DOE, subject to exceptions for trace amounts mined in the ordinary course of the Project (provided that no royalty payments are due as a result thereof); (iii) the commencement of any mining activities below the water table unless the Borrower delivers to DOE (A) evidence that it has obtained all required approvals in connection therewith, (B) evidence satisfactory to DOE that the Specified Proceedings described in Section 5.03(i) (Specified Proceedings) have been finally resolved in a manner acceptable to DOE or the status of such proceedings are otherwise satisfactory to DOE, and (C) other evidence reasonably requested by DOE (acting in consultation with the Independent Engineer) that the Borrower has appropriately addressed any adverse impacts to the Project related thereto; and (iv) engaging in any mining activities other than on the Nevada property constituting the Project Site without the prior written consent of DOE (other than prospective drillings and development in connection with unpatented mining claim rights of the Borrower and as described in Schedule 6.13(a) (Additional Permitted Activities));

(d) except as expressly contemplated herein and permitted in accordance with the terms hereof, make any modification without the prior written consent of DOE to the then-applicable (i) O&M Budget or (ii) Operating Plan; or

(e) other than with respect to the incurrence or payment of Emergency Operating Costs, incur or pay any Operating Costs that are not contemplated in a line item or category contained in the O&M Budget, unless: (i) such Operating Costs have been reallocated from a line item or category for which they are no longer needed, as approved in writing by DOE; and (ii) excluding any O&M Budget that is deemed approved under Section 7.29(a)(iii) (Submission and Approval of O&M Budget), as of any Calculation Date, the aggregate amount of Operating Costs (excluding Variable Sulfur Costs) incurred as of such date does not exceed one hundred and ten percent

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(110%) of the aggregate amount of Operating Costs reflected in the O&M Budget and the aggregate amount of Variable Sulfur Costs incurred as of such date does not exceed one hundred twenty-five percent (125%) of the aggregate amount of Variable Sulfur Costs reflected in the O&M Budget approved by DOE.

Section 9.08 Hedging Agreements. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, enter into any Hedging Agreements.

Section 9.09 Margin Regulations. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, directly or indirectly apply any part of the proceeds of any Advance or revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 9.10 Environmental Laws. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, undertake any action or Release of any Hazardous Substances in violation of any Environmental Law or the effect of which would trigger a reporting obligation under Environmental Law with respect to a Release.

Section 9.11 ERISA. The Borrower shall not, and shall cause the Subsidiary Guarantor and their respective ERISA Affiliates not to:

(a) take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(b) allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or

(c) fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 9.12 Investment Company Act. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, take any action that would result in the Borrower or the Subsidiary Guarantor being required to register as an “investment company” under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act.

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Section 9.13 Sanctions. The Borrower shall not, and shall cause the Subsidiary Guarantor not to:

(a) (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001); (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2 of such executive order; or (iii) otherwise become a Prohibited Person;

(b) directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person (i) to fund any activities, dealings, or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan); or

(c) repay any portion of the Loan with any funds: (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person; or (ii) constituting the proceeds of a violation of any International Compliance Directive.

Section 9.14 Debarment Regulations.

(a) Unless authorized by DOE, the Borrower shall not, and shall cause the Subsidiary Guarantor not to, knowingly enter into any transactions in connection with the construction, operation or maintenance of the Project with any Debarred Person.

(b) The Borrower shall not, and shall cause the Subsidiary Guarantor not to, fail to comply with any and all Debarment Regulations in a manner that results in the Borrower or the Subsidiary Guarantor becoming a Debarred Person, or otherwise become a Debarred Person; or (ii) directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person to fund any activities, dealings, or business of or with any Debarred Persons, to the extent such use violates Applicable Law.

Section 9.15 Prohibited Person. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, become (whether through a transfer or otherwise) a Prohibited Person.

Section 9.16 Restrictions on Indebtedness and Certain Capital Transactions.

(a) Indebtedness. The Borrower shall not, and shall not agree to, and shall cause the Subsidiary Guarantor not to, and not to agree to, directly or indirectly:

(i) incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Indebtedness; or

(ii) without the prior written consent of DOE, other than pursuant to the Offtake Agreement, incur any liabilities to third parties in order to sell (including pursuant to any

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contract) Product; provided that, to the extent GM elects not to purchase all of the Phase I Product (as defined in the Offtake Agreement) in any given year, the Borrower may sell such Phase I Product (as defined in the Offtake Agreement) to third parties pursuant to customary agreements on commercially reasonable terms in the Ordinary Course of Business so long as such obligations do not to exceed one year in duration (such agreements, “Short-Term Offtake Agreements”).

(b) Capital Expenditures. The Borrower shall (i) not make any Capital Expenditure except for Permitted Capital Expenditures and (ii) cause the Subsidiary Guarantor not to make any Capital Expenditure.

(c) Investments. The Borrower shall (i) not make any Investments except for Permitted Investments and (ii) cause the Subsidiary Guarantor not to make any Investments.

(d) Leases. The Borrower shall (i) not enter into any Lease of any property or equipment of any kind (including by sale-leaseback or otherwise), except for Permitted Leases in an amount not in excess of the amount budgeted therefor in the Construction Budget or the O&M Budget, as applicable, or as permitted pursuant to Section 9.16(a)(i) (Indebtedness) and (ii) cause the Subsidiary Guarantor not to enter into any Lease of any property or equipment of any kind (including by sale-leaseback or otherwise).

(e) Redemption or Transfer or Issuance of Stock. The Borrower shall not, and shall cause the Subsidiary Guarantor not to:

(i) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by the Borrower or the Subsidiary Guarantor with respect to its Equity Interests) or set aside any funds for any of the foregoing; and

(ii) issue or transfer any Equity Interests to any other Person other than in accordance with the Affiliate Support Agreement.

(f) Subsidiaries. The Borrower shall not, and shall cause the Subsidiary Guarantor not to:

(i) form or have any Subsidiaries other than, in the case of the Borrower, the Subsidiary Guarantor;

(ii) enter into any partnership or a joint venture;

(iii) acquire any Equity Interests in or make any capital contribution to any other Person;

(iv) enter into any partnership, profit-sharing or royalty agreement (other than the Royalty Documents) or other similar arrangement whereby the Borrower’s or the

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Subsidiary Guarantor’s income or profits are, or might be, shared with any other Person; or

(v) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person.

Section 9.17 No Other Federal Funding. Other than the DPA Grant and the Tax Credits, the Borrower shall not, and shall cause the Subsidiary Guarantor not to, use any other Federal Funding to pay any Project Costs or to repay the Loan.

Section 9.18 Intellectual Property.

(a) The Borrower shall not (and shall cause the Subsidiary Guarantor and each Major Project Participant not to) assign or otherwise transfer any right, title or interest in any Project IP:

(i) to any Prohibited Person or any “foreign entity of concern” (as defined in the Inflation Reduction Act of 2022 (P.L. 117-169);

(ii) without providing advance written notice of such assignment or transfer to the Secured Parties;

(iii) except as permitted under Section 9.03(b) (Merger; Disposition; Transfer); and

(iv) without requiring such assignee or transferee to:

(A) comply with Section 7.02(g) (Source Code Escrow), to the extent applicable;

(B) as applicable: (1) for all Project IP licensed to the Borrower or the Subsidiary Guarantor under a Project IP Agreement, comply with the terms and conditions of such Project IP Agreement in all material respects; and (2) for all Project IP owned by the Borrower or the Subsidiary Guarantor, reserve or grant to the Borrower the right to freely use and sublicense, for no additional consideration, rights in the Project IP to: (x) develop, design, engineer, procure, construct, start up, commission, operate and maintain the Project; (y) complete the activities designated to be completed to achieve Project Completion; or (z) exercise the Borrower’s or the Subsidiary Guarantor’s (as applicable) rights and perform its obligations under the Major Project Documents, as applicable at the relevant time;

(C) demonstrate the technical experience and financial ability to maintain and develop the Project IP as required for the Project; and

(D) grant to the Secured Parties the Secured Parties’ License, where such license shall also be enforceable upon any bankruptcy or insolvency action involving such assignee or transferee.

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Section 9.19 Program Requirements. The Borrower shall not, and shall cause the Subsidiary Guarantor not to, take any action, or fail to take any action, that would cause:

(a) a change to the scope of the Project in any manner that would require any additional review under NEPA, to the extent applicable under the ATVM Statute;

(b) the components manufactured by the Project to not be “advanced technology vehicles”/”qualifying components” (as defined in Section 611.2 of the ATVM Regulations); or

(c) the Project not to be an Eligible Project.

Article X

Events of Default and Remedies

Section 10.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) Borrower Failure to Make Payment Under Financing Documents. The Borrower shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise):

(i) any principal amount of the Advances or any interest otherwise due and payable in respect of the Loan or any Reimbursement Obligation on or before the date such amount is due; or

(ii) any fee, charge or other amount due under any Financing Document on or before the date such amount is due, and such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.

(b) Borrower Entity Failure to Make Payment Under Financing Documents. Any Borrower Entity (other than the Borrower) shall fail to pay, in accordance with the terms of this Agreement, or any other Financing Document, any fee, charge or other amount due under any Financing Document on or before the date such amount is due and such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.

(c) Misstatements; Omissions. Any representation or warranty confirmed or made by or on behalf of any Borrower Entity (i) in any of the Financing Documents, (ii) in any Major Project Document to which it is a party, to the extent the applicable Major Project Participant would be entitled to exercise contractual remedies under the applicable Major Project Document as a result thereof, or (iii) in any certificate, Financial Statement or other document provided by or on behalf of any such Borrower Entity to any Secured Party or any Secured Party Advisor in connection with the transactions contemplated by any Financing Document shall, in any such case,

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be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made.

(d) Borrower Entity Breaches Under the Financing Documents Without Cure Period.

(i) The Borrower fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Sections 7.01 (Maintenance of Existence; Property; Etc.); 7.03 (Insurance); 7.10 (Use of Proceeds); 7.13 (Compliance with Program Requirements); 7.14 (Accounts; Cash Deposits); 7.17 (Know Your Customer Information); 7.18 (Davis-Bacon Act); 7.19 (Lobbying Restriction); 7.20 (Cargo Preference Act); 7.23 (Financial Covenants); 7.24 (Public Announcements); 7.25 (Bankruptcy Remoteness); 7.26 (Prohibited Persons and Debarred Persons); 7.27 (International Compliance Directives); or Article IX (Negative Covenants).

(ii) Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations, including any payment obligation, under any term, covenant or agreement set forth in Article II (Equity Funding); Article III (Affiliate Guarantees); Article IV (Retention of Equity Interests); Article V (Restricted Payments); Section 7.01 (Financial Covenants); Section 7.05 (Existence; Conduct of Business); Section 7.12 (Compliance with Program Requirements); Section 7.19 (Know Your Customer Information); Section 7.20 (Bankruptcy Remoteness); Section 7.21 (Prohibited Persons); Section 7.22 (International Compliance Directives); Section 7.25 (Further Assurances); Article VIII (Negative Covenants); or Article IX (Subordination) of the Affiliate Support Agreement.

(iii) Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in any Security Document.

(e) Other Breaches Under Financing Documents. Any Borrower Entity or any Major Project Participant shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document to which it is a party (other than those described in clauses (a) through (d) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or, if no cure period is specified, thirty (30) days from the earlier of Borrower’s Knowledge or notice of such failure; provided that if such Person is proceeding with all requisite diligence and in good faith to cure such failure, then, upon delivery by the Borrower of an Officer’s Certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Borrower continues to cure, at the written approval of DOE the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) additional days after the end of the initial thirty (30) day period, as shall be necessary for such Person to cure such failure.

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(f) Breach or Default Under Major Project Documents.

(i) Any Borrower Entity shall fail to perform or observe any material covenant or any other material term or obligation under any Major Project Document to which it is a party, and such breach or default (x) would entitle the applicable Major Project Participant to exercise contractual remedies under the applicable Major Project Document as a result thereof and (y) shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days from the earlier of Borrower’s Knowledge or notice of such failure; provided that if such Person is proceeding with all requisite diligence and in good faith to cure such failure, then, upon delivery by the Borrower of an Officer’s Certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Borrower continues to cure, at the written approval of DOE the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) additional days after the end of the initial thirty (30) day period, as shall be necessary for such Person to cure such failure.

(ii) Any Major Project Participant shall fail to perform or observe any material covenant or any other material term or obligation under any Major Project Document to which it is a party, and such breach or default (x) would entitle the Borrower Entity that is a party thereto to exercise contractual remedies under the applicable Major Project Document as a result thereof and (y) shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days from the earlier of Borrower’s Knowledge or notice of such failure; provided that if such Person is proceeding with all requisite diligence and in good faith to cure such failure, then, upon delivery by the Borrower of an Officer’s Certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Borrower continues to cure, at the written approval of DOE the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) additional days after the end of the initial thirty (30) day period, as shall be necessary for such Person to cure such failure; provided further that in the case of an Replaceable Contract, no Event of Default shall occur under this clause (ii) to the extent that the Borrower has replaced such Replaceable Contract in accordance with the Replacement Contract Conditions.

(iii) The Sponsor or GM shall fail to perform or observe any material covenant or any other material term or obligation under any GM Investment Document, or any representation or warranty confirmed or made by or on behalf of the Sponsor or GM in any GM Investment Document shall be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made, and such breach, default or misrepresentation (x) would entitle the other party to terminate any GM Investment Document as a result thereof and (y) shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days from the earlier of Borrower’s Knowledge or notice of such failure; provided that if such

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Person is proceeding with all requisite diligence and in good faith to cure such failure and such GM Investment Document has not been terminated by the other party, then, upon delivery by the Borrower of an Officer’s Certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Borrower continues to cure, at the written approval of DOE the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) additional days after the end of the initial thirty (30) day period, as shall be necessary for such Person to cure such failure.

(g) Borrower Entity Default Under Other Indebtedness. (i) The Borrower or the Sponsor shall default in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which such Borrower Entity has outstanding at any time, any Indebtedness for Borrowed Money (other than the Loans and Permitted Subordinated Loans) in an amount in excess of (A) in the case of the Borrower, twenty million Dollars ($20,000,000), or (B) in the case of the Sponsor prior to the Sponsor Cut-Off Date, one hundred million Dollars ($100,000,000), in each case, for a period beyond the applicable grace period in the agreement or instrument evidencing such Indebtedness, or (ii) any other default occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money.

(h) Unenforceability, Termination, Repudiation or Transfer of Any Transaction Documents. Any Financing Document, any Major Project Document, any Project Document (to the extent it is not a Major Project Document, solely to the extent that such event results in a Material Adverse Effect) or any GM Investment Document at any time and for any reason:

(i) is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement;

(ii) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by any party thereto prior to the repayment in full of all Secured Obligations (other than with the prior written consent of DOE); or

(iii) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed).

(i) Security Interests. Any of the Security Documents shall fail in any respect to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Lien shall fail to have the priority contemplated therefor in such Security Documents, or any such Security Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof shall be disaffirmed by or on behalf of any Borrower Entity or any other Person party thereto (other than the Secured Parties).

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(j) Required Approvals.

(i) Any Borrower Entity or any Major Project Participant shall fail to obtain, renew, maintain or comply (in any material respect) with any Required Approval (other than to the extent such Required Approval has expired pursuant to its terms and is no longer required in light of the relevant stage of development or operation of the Project) or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect.

(ii) Any proceedings shall be commenced by or before any Governmental Authority for the purposes of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval, and such proceeding is not: (A) dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgement or settlement of any claim that does not otherwise separately result in an Event of Default hereunder; or (B) diligently contested or appealed by any Borrower Entity in accordance with the Permitted Contest Conditions or any Major Project Participant, as applicable.

(k) Bankruptcy; Insolvency; Dissolution.

(i) Involuntary Bankruptcy; Etc. The commencement of an Insolvency Proceeding against any Borrower Entity or any Major Project Participant and such proceeding continues undismissed for thirty (30) days, with an additional thirty (30) day period to be granted if the Borrower delivers an Officer’s Certificate certifying that the relevant entity is diligently contesting or appealing such Insolvency Proceeding, including a reasonably detailed description of such efforts;

(ii) Voluntary Bankruptcy; Etc. The institution by any Borrower Entity or any Major Project Participant of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing; or

(iii) Dissolution. The dissolution of any Borrower Entity or any Major Project Participant;

provided that in the case of any such Major Project Participant that is party to a Replaceable Contract, no Event of Default shall occur under this clause (k) to the extent that the Borrower has replaced such Major Project Participant with a Replacement Contractor in accordance with the Replacement Contract Conditions.

(l) Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Borrower Entity, which, in the aggregate, (i) in the case of the Borrower, is in excess of twenty million Dollars ($20,000,000); (ii) in the case of the Subsidiary Guarantor, is in excess of one million Dollars ($1,000,000); (iii) in the case of the Direct Parent, is in excess of one million Dollars ($1,000,000); (iv) in the case of the Sponsor prior to the Sponsor

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Cut-Off Date, is in excess of one hundred million Dollars ($100,000,000); or (v) has had or could reasonably be expected to have a Material Adverse Effect.

(m) Judgments. One or more Governmental Judgments shall be entered (i) against any Borrower Entity and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal within thirty (30) days of the occurrence thereof, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds: (A) in the case of the Borrower, twenty million Dollars ($20,000,000); (B) in the case of the Subsidiary Guarantor, one million Dollars ($1,000,000); (C) in the case of the Direct Parent, one million Dollars ($1,000,000); or (D) in the case of the Sponsor prior to the Sponsor Cut-Off Date, one hundred million Dollars ($100,000,000) or (ii) that is in the form of an injunction or similar form of relief requiring suspension or abandonment of operation of the Project that is not satisfied or discharged.

(n) Construction and Operation. Any of the following occurs:

(i) the Substantial Completion Date shall not have occurred by the Substantial Completion Longstop Date;

(ii) the Project Completion Date shall not have occurred by the Project Completion Longstop Date;

(iii) on any Calculation Date beginning from the first Calculation Date occurring eight full Fiscal Quarters after the Project Completion Date, any failure of the Project to satisfy at least eighty-five percent (85%) of production capacity as compared against the production assumptions for the corresponding eight (8) Fiscal Quarters ending on such calculation date set out in the Base Case Financial Model;

(iv) the Borrower shall cease to maintain Project Mining Claims and rights and/or access to sufficient water supply for the Project.

(o) Environmental Matters. Any (i) Adverse Proceeding alleging any material violation of any Environmental Law or asserting any material Environmental Claim has been instituted against any Borrower Entity or in relation to the Project, or (ii) any Governmental Judgment imposing a penalty, monetary damages, remediation requirements or restrictions of construction or operations of the Project is issued relating to any violation of Environmental Law, violation of the terms or conditions of any Required Approval issued under any Environmental Law or restricting the use of any such Required Approval in any material respect, and such Adverse Proceeding or Governmental Judgment is not (x) dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise result in an Event of Default hereunder; or (y) diligently contested or appealed by the applicable Borrower Entity in accordance with Permitted Contest Conditions or, by other parties solely to the extent another party to such Adverse Proceeding or subject to such Governmental Judgment controls the right to contest such Adverse Proceeding or Governmental Judgment, is being diligently contested by such other party, as certified by the Borrower in an Officer’s Certificate, including a reasonably detailed description of such efforts; provided that to benefit

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from the cure periods described above, in any such case, the Borrower shall have timely notified DOE of such Adverse Proceeding or Governmental Judgment and consulted in good faith with DOE with respect to its intended response.

(p) Event of Loss. All or a material portion of the Project or the Project Site is destroyed or becomes permanently inoperative as a result of an Event of Loss.

(q) Changes in Ownership. Any Change of Control occurs.

(r) Prohibited Persons. Any Borrower Entity or Major Project Participant shall be or shall have become a Prohibited Person or Debarred Person.

(s) ERISA Events. An ERISA Event shall have occurred that, individually or when aggregated with any other then existing ERISA Event, results in or could reasonably be expected to result in liability to any Borrower Entity or ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect during the term of this Agreement.

(t) Certain Governmental Actions. Any Governmental Authority shall (i) lawfully condemn or assume custody of all of the property or assets (or a substantial part thereof) of any Borrower Entity; or (ii) take lawful action to displace the management of, or the Equity Interests in, any Borrower Entity.

(u) Abandonment or Suspension of Project.

(i) Prior to the Project Completion Date, construction of the Mine or the Processing Facility shall be suspended for a period of sixty (60) consecutive days or ninety (90) days in the aggregate in any Fiscal Year, in each case, other than scheduled shutdowns or scheduled maintenance conducted in accordance with the Integrated Project Schedule; provided that if such suspension is the direct result of the occurrence of an Event of Force Majeure, if, before the end of such sixty (60) consecutive day period or ninety (90) day period, as applicable, DOE shall have received and agreed in writing to a remediation plan signed by a Responsible Officer of the Borrower confirming the Borrower’s intent to resume construction (within no more than ninety (90) additional days) and the Borrower’s good faith belief that Substantial Completion can be achieved by the Substantial Completion Long Stop Date and Project Completion can be achieved by the Project Completion Long Stop Date, then such suspension of construction shall not be deemed an Event of Default unless work is not resumed within the period specified in, and undertaken in accordance with, the remediation plan.

(ii) From and after the Project Completion Date, the Mine or the Processing Facility shall cease to operate for a period of sixty (60) consecutive days or ninety (90) days in the aggregate in any Fiscal Year, in each case, other than scheduled shutdowns or schedule maintenance conducted in accordance with the Operating Plan; provided that if such cessation is the direct result of the occurrence of an Event of Force Majeure, if, before the end of such sixty (60) consecutive day period or ninety (90) day period, as applicable, DOE shall have received and agreed in writing to a remediation plan signed by a

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Responsible Officer of the Borrower confirming the Borrower’s intent to resume operation (within no more than ninety (90) additional days), then such cessation of operations shall not be deemed an Event of Default unless operations are not resumed within the period specified in, and undertaken in accordance with, the remediation plan.

(iii) The Borrower shall abandon, or suspend, agree in writing to abandon or suspend, or make any public statements regarding its intention to abandon, or suspend, the Project, the Mine or the Processing Facility, or take any action that could be deemed an “abandonment,” or “suspension.”

(v) Compliance with International Compliance Directives and Anti-Money Laundering Laws.

(i) The making of any Advances or the use of the proceeds thereof shall violate or cause any Person, including any Secured Party, to violate any International Compliance Directives or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws.

(ii) Any violation by any Borrower Entity or any Major Project Participant of any International Compliance Directives, Anti-Money Laundering Laws or Anti-Corruption Laws.

(w) Material Adverse Effect. Any event or condition that has had or could reasonably be expected to have a Material Adverse Effect shall occur and be continuing.

For the avoidance of doubt, each clause of this Section 10.01 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 10.02 Remedies; Waivers.

(a) Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one or more of the rights and remedies set forth below:

(i) declare all or any portion of the indebtedness and obligations of every type or description owed by the Borrower to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii) exercise any rights and remedies available under the Financing Documents, including DOE’s right to prevent access to or prevent the operation by the Borrower and the Subsidiary Guarantor of the Project or any of the Collateral (except to the extent necessary for the Borrower and the Subsidiary Guarantor to comply with any Applicable Law requirements);

(iii) take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due

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under the Financing Documents or to enforce performance of any obligation of the Borrower under the Financing Documents;

(iv) (A) deny any request for, and shall not be obligated to make, any further Advances; and (B) reduce the Loan Commitment Amount to zero Dollars ($0);

(v) take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents;

(vi) set off and apply such amounts to the satisfaction of the Secured Obligations under all of the Financing Documents, including any moneys of any Borrower Entity on deposit with any Secured Party; and/or

(vii) without limiting or being limited by any of the foregoing, draw upon any Acceptable Credit Support issued pursuant to any Financing Document in accordance with its terms, and apply such funds to the payment of the Secured Obligations.

(b) Upon the occurrence of an Event of Default referred to in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution), (i) all Loan Commitment Amounts shall automatically be reduced to zero Dollars ($0); and (ii) each Advance made under the Note, together with interest accrued thereon and all other amounts due under the Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

(c) Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(d) In order to entitle DOE to exercise any remedy reserved to DOE in this Agreement, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement or any other Financing Document or under Applicable Law.

(e) If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then, in every such case subject to any determination in such proceeding, (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

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(f) DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto. Any such waiver may be effected only in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

(g) Upon the occurrence and during the continuation of any Default, in the event that the Borrower fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith and all amounts so paid by DOE shall become an additional Secured Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.

Section 10.03 Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the Note shall be the Prepayment Price (as defined in and determined pursuant to the Note) under the Note.

Article XI

Miscellaneous

Section 11.01 Waiver and Amendment.

(a) No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b) The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c) Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE.

(d) Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall be subject to the availability to DOE of funds

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appropriated by the U.S. Congress, or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost.

Section 11.02 Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of the Note or any portion of the Note shall promptly notify the Borrower after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.03 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the Funding Agreements.

Section 11.04 Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 11.04 (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; or (d) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 11.04 (Notices). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 11.05 Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

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Section 11.06 Judgment Currency. The Borrower shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due to DOE or FFB hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order, and (b) the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 11.07 Indemnification.

(a) In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of the Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys, advisers and agents (each, an “Indemnified Party”) from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (without duplication of Section 4.01(c) (Reimbursement and Other Payment Obligations)) (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (iii) the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith, (iii) any Loan or the use or proposed use of the proceeds thereof, (iv) any actual or alleged presence or Release of a Hazardous Substance, on, under or originating from any property owned, occupied or operated by any Borrower Entity or any of its Affiliates in connection with the Project, or any environmental liability related in any way to any Borrower Entity or any of its Affiliates or their respective owned, occupied, or operated properties arising out of or relating to the Project, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by any Borrower Entity or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such items (i) through (v) including, to the extent permitted by Applicable Law, the fees of counsel and third-party consultants selected by such Indemnified

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Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.07 (Indemnification); provided that the Borrower shall not have any obligation under this Section 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction). Any claims under this Section 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”. This Section 11.07 (Indemnification) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b) All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall (i) be added to the Secured Obligations and (ii) be secured by the Security Documents. Each Indemnified Party shall use commercially reasonable efforts to promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder; provided that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 11.07 (Indemnification).

(c) Each Indemnified Party within ten (10) Business Days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 11.07 (Indemnification), shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.

(d) To the extent that the undertaking in the preceding clauses of this Section 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 11.07 (Indemnification)), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e) The provisions of this Section 11.07 (Indemnification) shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f) Any amounts payable by the Borrower pursuant to this Section 11.07 (Indemnification) shall be payable within the later to occur of (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party, and (ii) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

(g) The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided that such Indemnified Party shall have the right to retain its own counsel, at the Borrower’s expense, and such participation by the Borrower in the defense thereof

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shall not release the Borrower of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled to compromise or settle any such Indemnity Claim; provided that the Borrower shall not be liable for any such compromise or settlement effected without its prior written consent unless, in the case of an Indemnified Party that is a branch or agency of the United States federal government only, (i) such Indemnified Party is required by law (other than any regulation issued by DOE or FFB, unless DOE or FFB, as the case may be, is required pursuant to Applicable Law to issue regulations requiring it to compromise or settle such Indemnity Claim) to compromise or settle such Indemnity Claim, and (ii) such Indemnified Party shall have provided a legal opinion to the Borrower from outside counsel reasonably acceptable to the Borrower that such Indemnified Party is required by law to compromise or settle such Indemnity Claim.

(h) Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 11.07 (Indemnification), the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(i) No Indemnified Party shall be obliged to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.

Section 11.08 Limitation on Liability.

(a) No claim shall be made by any Borrower Entity or any of its Affiliates against any Secured Party, Secured Party Advisor or any of their Affiliates, directors, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees, and shall cause the Subsidiary Guarantor to waive, release and agree, not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) Notwithstanding anything to the contrary, Borrower recognizes and agrees that the client relationship exists solely between DOE and each Secured Party Advisor. There shall be no inference of confidentiality, warranty, fiduciary, or other client relationship between Borrower and any Secured Party Advisor as a result of this Agreement, and the Borrower specifically disavows any such relationship with any Secured Party Advisor and any associated obligation, duty or care or liability owed by any Secured Party Advisor to the Borrower. The Borrower further acknowledges and agrees that each Secured Party Advisor, its Affiliates and subcontractors, and their respective personnel shall not be liable to the Borrower for any claims, liabilities, or expenses relating to or in connection with this Agreement (“Claims”) whatsoever. For clarity, in no event shall any Secured Party Advisor, its Affiliates or subcontractors, or their respective personnel be liable to the Borrower for any loss of use, data, goodwill, revenues or profits (whether or not

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deemed to constitute a direct Claim), or any consequential, special, indirect, incidental, punitive, or exemplary loss, damage, or expense, relating to or in connection with this Agreement.

Section 11.09 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(b) The Borrower may not assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and, in the case of any Funding Agreement, FFB.

(c) Solely for purposes of compliance with Sections 163(f), 871(h)(2)(B)(i) and 881(c)(2) of the Code, the Borrower shall maintain a register for the recordation of the names and addresses of each Person that acquires an interest in the Loan in accordance with the provisions of the FFB Documents and the principal amounts (and stated interest) of the Advances owing to each such Person pursuant to the terms of this Agreement from time to time (the “Register”). The Register shall be available for inspection by any Secured Party, at any reasonable time and from time to time upon reasonable prior notice.

Section 11.10 FFB Right to Sell Loan. If FFB has (a) fully funded the Loan, or (b) partially funded the Loan and the Availability Period has expired, in each case, FFB shall have the right to sell all or any portion of the Note, or any participation share thereof, without the prior written consent of the Borrower in accordance with the Funding Documents. Upon any such sale, any reimbursement obligations of the Loan by DOE shall automatically terminate and be of no further force and effect. For any such sale prior to the end of the Availability Period until FFB has funded the Loan, the Borrower, DOE and FFB shall enter in agreements satisfactory to them in respect of FFB’s right to sell the Note and delegate its obligations under the Note Purchase Agreement.

Section 11.11 Further Assurances and Corrective Instruments.

(a) The Borrower shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to: (i) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) perfect and maintain the priority of the Secured Parties’ security interest in all Collateral; (iii) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (iv) otherwise carry out the purposes of the Transaction Documents.

(b) The Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its discretion.

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Section 11.12 Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency or bankruptcy of the Borrower, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.13 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 11.14 Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York in New York County; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; (iv) the state courts of the District of Columbia and New York County; and (v) appellate courts from any of the foregoing;

(b) consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such

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action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees to irrevocably designate and appoint an agent satisfactory to DOE for service of process in New York under this Agreement and any other Financing Document governed by the laws of the State of New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and confirm receipt of, on its behalf, service of process in any such proceeding. The Borrower agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. The Borrower shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while the Borrower is obligated under this Agreement;

(d) agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law, or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

Section 11.15 Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

Section 11.16 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article III (Payments; Prepayments), Article V (Conditions Precedent), and Article XI (Miscellaneous) that refer to rights of or payments to FFB; provided that in the event of any conflict between any provision of this Agreement and the Note or the Note Purchase Agreement, as between FFB and the Borrower, the terms of the Note and the Note Purchase Agreement shall govern.

Section 11.17 Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

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Section 11.18 Counterparts; Electronic Signatures.

(a) This Agreement may be executed in one or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement.

(b) Except to the extent applicable law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature, (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement, and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.

Section 11.19 No Partnership; Etc. The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise. All obligations to pay Real Property expenses, Project Mining Claims expenses and KVP Mining Claims expenses or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Borrower.

Section 11.20 Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

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Section 11.21 Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Secured Obligations.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

LITHIUM NEVADA CORP.,
a Nevada corporation,
as Borrower

By:	/s/ Pablo Mercado
Name:	Pablo Mercado
Title:	Director & Treasurer

[Signature Page to Thacker Pass - Loan Arrangement and Reimbursement Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the Federal Government of the United States of America

By:	/s/ Hernan T. Cortes
Name:	Hernan T. Cortes
Title:	Director, Loan Guarantee Origination Division Loan Programs Office

[Signature Page to Thacker Pass - Loan Arrangement and Reimbursement Agreement]

Annex I

Definitions

“Acceptable Bank” means a bank or financial institution or branch office thereof in New York, New York organized under or licensed under the laws of the United States or any state thereof, which has a rating for its long-term unsecured and unguaranteed Indebtedness of “A-”/Stable outlook or higher by S&P or Fitch or “A3” or higher by Moody’s, using the lowest rating of the aforementioned three (3) rating firms.

“Acceptable Credit Support” means an Acceptable Letter of Credit or other credit support acceptable to DOE.

“Acceptable Delivery Method” means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:

(a) transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code;

(b) delivery of a manually executed original of such certificate, document or other item; or

(c) such other delivery method as the Borrower and DOE shall mutually agree.

“Acceptable Letter of Credit” means an unconditional, irrevocable standby letter of credit, in form and substance satisfactory to the Collateral Agent (acting on the instructions of DOE) issued by an Acceptable Bank, payable in New York in Dollars, substantially in the form of Exhibit B (Form of Letter of Credit) of the Affiliate Support Agreement or otherwise on terms satisfactory to DOE and meeting the following requirements:

(a) the initial expiration date thereof shall be at least twelve (12) months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be at least twelve (12) months) unless, at least sixty (60) days prior to any such expiration, the issuer shall provide the Collateral Agent and DOE with a notice of non-renewal of such letter of credit;

(b) upon either (i) receipt of any non-renewal notice, or (ii) ten (10) Business Days after the issuer ceases to be an Acceptable Bank, in each case, the Collateral Agent shall be entitled to draw the entire face amount of such letter of credit (unless the Collateral Agent shall have received a replacement Acceptable Letter of Credit in accordance with the terms of the relevant Financing Document(s) or amounts have been deposited in the applicable Project Account such that the amount on deposit therein, when aggregated with the face amount available to be drawn under any other applicable Acceptable Letter of Credit then outstanding is equal to or greater than the amount required to be on deposit in the relevant Project Account pursuant to the Financing Documents);

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(c) the Collateral Agent shall be named sole beneficiary under such letter of credit and entitled to draw amounts thereunder pursuant to its terms;

(d) with respect to any Acceptable Letter of Credit delivered in connection with any Project Account, such letter of credit shall be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from such Project Account;

(e) there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such letter of credit;

(f) no agreement, instrument or document executed in connection with any Acceptable Letter of Credit shall: (i) include an obligation of any Borrower Entity (other than the Sponsor) or any Secured Party to make any reimbursement or any other payment to the issuer thereof or otherwise with respect to such Acceptable Letter of Credit; or (ii) provide the issuer thereof or any other Person with any claim, subrogation right or other right or remedy against or other recourse to the Borrower, any Secured Party or against any Collateral or other Property of any thereof, whether for costs of issuance or maintenance, reimbursement of amounts drawn under such Acceptable Letter of Credit or otherwise;

(g) such letter of credit shall be subject to International Standby Practices 1998, International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and in effect from time to time and as to any matter not governed thereby, governed by and construed in accordance with the laws of the State of New York;

(h) no agreement, instrument or document executed in connection with any Equity Support L/C shall (i) obligate any Secured Party to make any reimbursement or any other payment to the issuer thereof or otherwise with respect to such Equity Support L/C; or (ii) provide the issuer thereof or any other Person with any claim against or other recourse to any Secured Party or against any Collateral or other Property of any thereof, whether for costs of issuance or maintenance, reimbursement of amounts drawn under such Equity Support L/C or otherwise; and

(i) if, as of any date, the issuer of an Equity Support L/C is no longer an Acceptable Bank (such date, the “Downgrade Date”), the entire amount available to be drawn under such Equity Support L/C may be drawn in accordance with the terms thereof by DOE, unless within twenty (20) Business Days of the Downgrade Date a substitute Equity Support L/C satisfying the applicable requirements of this Agreement is issued by an Acceptable Bank, and/or (to the extent permitted under this Agreement) Equity Support Cash Collateral is provided, in replacement thereof.

“Accounts Agreement” means the Collateral Agency and Accounts Agreement entered into as of the Execution Date by and among the Borrower, DOE, the Collateral Agent and the Depositary Bank.

“Additional Equity Contributions” has the meaning given to such term in the Affiliate Support Agreement.

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“Additional Major Project Document” means (a) any contract or agreement entered into by the Borrower subsequent to the Execution Date, under which (i) the Borrower is reasonably expected to have aggregate obligations or liabilities in excess of (x) for any contract or agreement entered into prior to the Project Completion Date, twenty million Dollars ($20,000,000) over any rolling twelve (12) month period during its term; (y) for any contract or agreement entered into on or after the Project Completion Date, ten million Dollars ($10,000,000) over any rolling twelve (12) month period during its term; or (z) the Operating Contract Threshold (as defined in the Mining Agreement) or (ii) the breach, non-performance, cancellation or early termination of which could reasonably be expected to materially and adversely affect the Borrower or the Project or otherwise have a Material Adverse Effect and (b) the Power Purchase Agreement.

“Administrative Fee” means an administrative fee equal to [***], to be paid by the Borrower to DOE on the Execution Date.

“Advance” means an advance of funds by FFB to the Borrower under the Note as may be requested by the Borrower from time to time during the Availability Period.

“Advance Date” means the date on which FFB makes any Advance to the Borrower.

“Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“Advance Request Approval Notice” means the written notice from DOE included in an FFB Advance Request advising FFB that such FFB Advance Request has been approved by or on behalf of DOE.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.

“Affected Property” means any portion of the Project or the Collateral that is lost, destroyed, damaged or otherwise affected by an Event of Loss.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

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“Affiliate Indemnification Agreement” means the indemnification agreement entered into between the Sponsor and the Borrower and acceptable to DOE whereby the Sponsor expressly indemnifies the Borrower from any risk related to the Property owned by Lithium Americas (Argentina) Corp. in Argentina.

“Affiliate Support Agreement” means the affiliate support, share retention and subordination agreement, dated as of the Execution Date, entered into by and among the Borrower Entities and DOE.

“Aggregate Capitalized Interest” means, with respect to any requested Advance, the aggregate amount of interest that has been capitalized and will be capitalized on all Advances then made to the Borrower under the Note (including, for the avoidance of doubt, such requested Advance) as determined in accordance with the Notes.

“Aggregate Interest During Capitalization Period” means, with respect to any requested Advance, the aggregate amount of interest on all then outstanding Advances (including, for the avoidance of doubt, such requested Advance) that has accrued and will accrue until and including the Payment Date immediately preceding the First Interest Payment Date (regardless of whether such interest has been capitalized, will be capitalized, or otherwise).

“Agreed-Upon Procedures Report” means a report, in substantially the form of the document titled “Agreed-Upon Procedures Report,” prepared by the Borrower’s Auditor, as such form may be revised from time to time by the Borrower and the Borrower’s Auditor with the consent of DOE, which consent shall not be unreasonably withheld.

“Agreement” has the meaning given to such term in the preamble hereto.

“ALTA” means the American Land Title Association headquartered in Washington D.C.

“ALTA Survey” means the ALTA survey prepared with respect to the Insured Real Property, as described in Section 5.01(r)(i) (Real Estate).

“Annual Reporting Date” has the meaning given to such term in Section 7.29(a)(i) (Submission and Approval of O&M Budget).

“Anti-Corruption Laws” means all laws concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the Criminal Code (Canada), as amended, or, in each case, any similar laws.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, applicable Executive Orders, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and any other Applicable Laws relating to

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money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America or Canada governmental agency, or any other jurisdiction in which any Borrower Entity operates or conducts business.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

“Application” has the meaning given to such term in the preliminary statements.

“Approved Construction Changes” means each of the following:

(a) any Construction Change that (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the reasons for such Construction Change) and (ii) has received a written approval from DOE;

(b) Construction Changes that are paid with any allocation of Budgeted Contingencies to Project Costs set forth in the Construction Budget; and

(c) Construction Changes that are in the Ordinary Course of Business and do not exceed one million Dollars ($1,000,000) individually, and five million Dollars ($5,000,000) in the aggregate during any six (6) month period.

“Aquatech” means Aquatech International LLC, a Delaware limited liability company.

“Aquatech Purchase Agreement” means the Aquatech Equipment Purchase Agreement, by and between Aquatech and the Borrower, dated January 31, 2023 (as amended by that certain Amendment #1 to other Equipment Purchase Agreement, dated as of May 24, 2024).

“ATVM Program” means the Advanced Technology Vehicles Manufacturing Incentive Program authorized by ATVM Statute and administered by DOE.

“ATVM Regulations” means the final regulations located at 10 C.F.R. Part 611 and any other applicable regulations from time to time promulgated by DOE to implement the ATVM Statute.

“ATVM Statute” means Section 136 of the Energy Independence and Security Act of 2007 (Pub. L. 110-140, 121 Stat. 1492, 151(4)), as amended from time to time.

“Authorized Transmitter” means, with respect to delivery of documentation: (a) by any Borrower Entity to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Section 5.01(f) (Organizational Documents); and (b) by the Independent Engineer, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Section 5.04(g) (Independent Engineer’s Certificate), as applicable, delivered by such Borrower Entity or the Independent Engineer, as

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applicable, to DOE prior to the Execution Date or the relevant Advance Date, as applicable, as updated or modified, with the consent of DOE, from time to time; and (c) by the Borrower to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials (as defined in the FFB Documents).

“Availability Period” means the period commencing on the date all conditions precedent set forth in Section 5.01 (Conditions Precedent to the Execution Date) herein shall have been satisfied or waived in full until and including the earliest of:

(a) November 30, 2028;

(b) the First Advance Longstop Date if the First Advance Date has not occurred on or before such date;

(c) the date that the Maximum Loan Amount is fully disbursed;

(d) the date that occurs ten (10) months after the Substantial Completion Date; and

(e) the date of termination of obligations to disburse any undisbursed amounts of the Loan following the occurrence of any Event of Default.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

“Base Case Financial Model” means a mechanically sound financial model prepared by the Borrower in good faith, showing financial projections and underlying assumptions believed by the Borrower to be reasonable, in Excel form and otherwise in accordance with the Transaction Documents, that are set forth on a quarterly basis, for the period from the Execution Date to a date falling no sooner than five (5) years after the Maturity Date, which projections are: (a) consistent with the Construction Budget and Integrated Project Schedule; and (b) designed to demonstrate, among other things, compliance with the Projected Debt Service Coverage Ratio, Reserve Tail Ratio, Debt Sizing Parameters and all other financial covenants in the Financing Documents from the first Payment Date until the Maturity Date. References to “Base Case Financial Model” refer to the Original Base Case Financial Model, the Execution Date Base Case Financial Model, the Project Completion Date Base Case Financial Model or any updated Base Case Financial Model approved by DOE in accordance with the Financing Documents.

“Base Equity Account” has the meaning given to such term in the Accounts Agreement.

“Base Equity Commitment” has the meaning given to such term in the Affiliate Support Agreement.

“Base Equity Contribution” has the meaning given to such term in the Affiliate Support Agreement.

“Bechtel Construction Contract” means that certain Site Services Agreement, dated as of September 18, 2024, between the Borrower and the EPCM Contractor.

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“BLM” has the meaning given to such term in the preliminary statements.

“BLM Plan of Operations” means the plan of operations for the Project approved by the BLM.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower Advance Date Certificate” has the meaning given to such term in Exhibit A-2 (Form of Borrower Advance Date Certificate).

“Borrower Entity” means each of:

(a) the Borrower;

(b) Direct Parent;

(c) the Sponsor;

(d) the Subsidiary Guarantor; and

(e) any Major Project Participant that is an Affiliate of any of the foregoing.

“Borrower Instruments” has the meaning given to such term in Section 3.2 (Borrower Instruments) of the Note Purchase Agreement.

“Borrower’s Auditor” means PricewaterhouseCoopers LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time with the prior written approval of DOE.

“Broker’s Letter of Undertaking” means each letter delivered or to be delivered by the Borrower’s insurance broker to DOE, substantially in the form set out in Annex A (Form of Broker’s Letter of Understanding) to Schedule 7.03 (Insurance) or any other form acceptable to DOE.

“Budgeted Contingency” means three hundred eighty-two million one hundred seventy-three thousand nine hundred and thirteen Dollars ($382,173,913).

“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

“Calculation Date” means March 31, June 30, September 30 and December 31 of each calendar year.

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“Capital Expenditures” means all expenditures that should be capitalized in accordance with the Designated Standards.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with the Designated Standards, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Security Documents):

(a) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(b) obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(c) interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(d) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e) money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

(f) any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

“Cash Flow Available for Debt Service” means, for any period, the sum determined in accordance with the Borrower’s Designated Standard for such period of Project revenue (excluding non-cash items and extraordinary revenues, but including delay liquidated damages received and business interruption insurance received during such period for an event that occurred during such period) received during such period, minus: (a) cash operating and maintenance expenses; (b) increases in working capital; (c) Taxes paid with cash; (d) Sustaining Capital Expenditures; (e) Miner Capital Asset Payments, and (f) TLT Payments.

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“Cash Sweep Mandatory Prepayment” has the meaning given to such term in Section 3.05(c)(i)(F) (Mandatory Prepayments).

“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in the Note Purchase Agreement.

“Certified Environmental Manager” means a natural person certified by the Nevada Division of Environmental Protection pursuant to NAC 459.972 that has passed an examination pursuant to NAC 459.9726.

“Change of Control” means:

(a) any failure of the Sponsor to Control the Borrower, the Subsidiary Guarantor or the Direct Parent;

(b) (i) prior to the Sponsor Cut-Off Date, except in connection with the Direct Investment Capital Raise, any failure of the Sponsor to own and control, directly or indirectly, one hundred percent (100%) (by both vote and value) of the Equity Interests of the Borrower, the Direct Parent or any other Borrower Entity (excluding the Sponsor); and (ii) after the Sponsor Cut-Off Date or after the Direct Investment Capital Raise, whichever is earlier, any failure of the Sponsor to own and control, directly or indirectly, more than fifty percent (50%) (by both vote and value) of the Equity Interests of the Borrower, the Direct Parent or any other Borrower Entity (excluding the Sponsor); provided that the Sponsor may not transfer, or cause the issuance of, any economic or voting securities in any Borrower Entity to a Prohibited Person or Debarred Person;

(c) (i) prior to the Sponsor Cut-Off Date, any member of the board of directors of any Borrower Entity (other than the Sponsor) being nominated or appointed by any person other than the Sponsor, the Sponsor’s wholly-owned subsidiaries or board members nominated by the Sponsor; and (ii) after the Sponsor Cut-Off Date, the number of directors of the board of directors of any Borrower Entity (other than the Sponsor) necessary for voting Control of such Borrower Entity being nominated or appointed by any person other than the Sponsor, the Sponsor’s wholly-owned subsidiaries or board members nominated by the Sponsor;

(d) any failure of the Direct Parent to directly own one hundred percent (100%) (both by vote and value) of the Equity Interests of the Borrower;

(e) the date a person (other than a Qualified Public Company Shareholder or a person holding interests through a Qualified Investment Fund) first acquires direct or indirect ownership of ten percent (10%) or more of the voting or economic interests in the Borrower or the Subsidiary Guarantor to the extent such person is a Prohibited Person or Debarred Person;

(f) prior to the Sponsor Cut-Off Date, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent

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or other fiduciary or administrator of any such plan), other than GM or a Qualified Transferee, achieving:

(i) the ability or power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of the Sponsor, special authority, contract, agency or in any other manner, and including all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:

(A) exercise voting control over more than thirty-three percent (33%), on a fully diluted basis, of the voting interests in outstanding equity interests of the Sponsor, that can be exercised at the general meeting of equity holders of the Sponsor;

(B) appoint or remove all or more than thirty-three percent (33%) of the members of the management body of the Sponsor;

(C) control any operating or financial policies of the Sponsor which are binding upon the directors or equivalent personnel of the Sponsor; or

(D) direct the management or policies of the Sponsor; or

(ii) the ownership of more than thirty-three percent (33%) of that part of the issued capital of the Sponsor corresponding to ordinary shares or other equity interests having voting rights on a fully diluted basis;

(g) after the Sponsor Cut-Off Date, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than GM or Qualified Transferee, achieving:

(i) the ability and power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of the Sponsor, special authority, contract, agency or in any other manner, and including all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:

(A) exercise voting control over more than forty-nine and nine-tenths percent (49.9%), on a fully diluted basis, of the voting interests in outstanding capital stock or other equity interest of the Sponsor, that can be exercised at the general meeting of equity holders of the Sponsor;

(B) appoint or remove all or more than forty-nine and nine-tenths percent (49.9%) of the members of the management body of the Sponsor;

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(C) control any operating or financial policies of the Sponsor which are binding upon the directors or equivalent personnel of the Sponsor; or

(D) direct the management or policies of the Sponsor; or

(ii) the ownership of more than forty-nine and nine-tenths percent (49.9%) of that part of the issued capital of the Sponsor corresponding to ordinary shares or of other equity interests having voting rights on a fully diluted basis;

(h) at any time, GM or a Qualified Transferee achieving:

(i) the ability and power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of the Sponsor, special authority, contract, agency or in any other manner, and including all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:

(A) exercise voting control over more than forty-nine and nine-tenths percent (49.9%), on a fully diluted basis, of the voting interests in outstanding capital stock or other equity interest of the Sponsor, that can be exercised at the general meeting of equity holders of the Sponsor;

(B) appoint or remove all or more than forty-nine and nine-tenths percent (49.9%) of the members of the management body of the Sponsor;

(C) control any operating or financial policies of the Sponsor which are binding upon the directors or equivalent personnel of the Sponsor; or

(D) direct the management or policies of the Sponsor; or

(ii) the ownership of more than forty-nine and nine-tenths percent (49.9%) of that part of the issued capital of the Sponsor corresponding to ordinary shares or of other equity interests having voting rights on a fully diluted basis; or

(i) at any time, the date when Ganfeng Lithium Co. Ltd., a Chinese company (together with any affiliate thereof), acquires direct or indirect ownership of fifteen percent (15%) or more of the voting or economic interests in the aggregate in the Borrower.

“Change Order” means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

“Claims” has the meaning given to such term in Section 11.08(b) (Limitation on Liability).

“Closing Certificate” has the meaning given to such term in Section 5.01(g)(i) (Execution Date Certificates).

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“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all real and personal property and all IP Collateral, in each case, which is subject, from time to time, to any Lien granted, or purported or intended to have been granted, pursuant to any Security Document, including (a) all real property, water rights and unpatented mining claims of the Borrower and the Subsidiary Guarantor (including a mortgage or deed of trust on all water rights, easements, leasehold and fee interests of the Borrower and the Subsidiary Guarantor and, to the extent legally permissible, all Project Mining Claims and, subject to Section 9.01(i)(iii) (Activity of Subsidiary Guarantor), KVP Mining Claims, and rights to minerals legally extractable under the Project Mining Claims and, subject to Section 9.01(i)(iii) (Activity of Subsidiary Guarantor), KVP Mining Claims); (b) all personal property of the Borrower and the Subsidiary Guarantor (including all Project Documents and Required Approvals); (c) all intangible assets and Intellectual Property of the Borrower and the Subsidiary Guarantor, including licenses therefor; (d) all cash and investments of the Borrower and the Subsidiary Guarantor, including any intercompany debt, whether or not in controlled accounts, including the Project Accounts and the Company Accounts; (e) all other assets of the Borrower and the Subsidiary Guarantor; and (f) all Equity Interests in the Borrower and the Subsidiary Guarantor; provided that Collateral shall not include Excluded Assets.

“Collateral Access Agreement” has the meaning given to such term is Section 7.34 (Collateral Access Agreements; Future Commercial Leases).

“Collateral Agent” means Citibank, N.A., acting through its Agency and Trust Division, in its capacity as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed from time to time pursuant to the Accounts Agreement.

“Commercial Landlords” has the meaning given to such term in Section 7.34 (Collateral Access Agreements; Future Commercial Leases).

“Commercial Leases” has the meaning given to such term in Section 7.34 (Collateral Access Agreements; Future Commercial Leases).

“Community Benefits Plan and Justice40 Annual Report” has the meaning given to such term in Section 8.02(c)(iii) (Labor Reporting and Justice40 Initiative Reporting Requirements).

“Company Accounts” has the meaning given to such term in the Accounts Agreement.

“Compliance Certificate” has the meaning given to such term in Section 8.01(c) (Compliance Certificates).

“Comptroller General” means the Comptroller General of the United States.

“Conditional Commitment Letter” has the meaning given to it in the preliminary statements.

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“Construction Account” has the meaning given to such term in the Accounts Agreement.

“Construction Budget” means the Initial Construction Budget, as updated, amended or supplemented from time to time pursuant to the terms hereof.

“Construction Change” has the meaning given to such term in Section 9.07(a) (Approved Construction Changes; Integrated Project Schedule; Budgets).

“Construction Contingency Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Construction Contract” means, each of:

(a) the EPCM Agreement;

(b) the Aquatech Purchase Agreement;

(c) the EXP EPC Agreement;

(d) the IHT Rider Build Agreement;

(e) the Workforce Hub Erection Contract, from and after its execution;

(f) any other contracts, agreements and other documents, including all subcontracts (including Major Subcontracts) and all related guarantees or other credit support instruments in each case necessary for Project Construction;

(g) to the extent applicable, one or more construction interface contracts executed by material contractors governing the interface of construction activities on the Project Site and corresponding risk/liability allocation; and

(h) any other document designated as a Construction Contract by the Borrower and DOE.

“Construction Contractor” means any party to any Construction Contract, excluding the Borrower.

“Construction Progress Report” means a monthly summary construction report, certified by the Borrower and the Independent Engineer as correct and not misleading in any material respect, which shall include:

(a) a detailed assessment of the Project’s performance in comparison with the Construction Budget and Integrated Project Schedule, in each case, then in effect for such period, including:

(i) basic data relating to construction of the Project;

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(ii) a description and explanation of any Event of Loss, Adverse Proceedings or other material disputes between the Borrower and any Person relating to construction of the Project; and

(iii) any material non-compliance with any Required Approval then in effect;

(b) an updated Integrated Project Schedule and an updated Construction Budget, reflecting any Approved Construction Changes (or certification that no changes or updates are then required);

(c) a statement that the Project is on schedule to achieve (i) the Substantial Completion Date by the Substantial Completion Longstop Date; and (ii) the Project Completion Date by the Project Completion Longstop Date; and

(d) a statement that the aggregate amount expended for each Punch List Item does not exceed the aggregate amount budgeted for such cost in the Construction Budget, except for Approved Construction Changes.

“Contest Claim” means any Tax or any Lien or other claim or payment of any nature.

“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a) for the purchase, payment or discharge of any such primary obligation;

(b) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;

(c) to advance or supply funds;

(d) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments);

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provided that, (i) the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other entity (other than the Borrower but including, if applicable, the Sponsor or any other Borrower Entity) that is party to a Davis-Bacon Act Covered Contract; it being understood that the foregoing exclusion of the Borrower from the definition of Contract Party in no way affects the Borrower’s Davis-Bacon Act obligations as set forth in this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling”, “Controlled”, and similar constructions shall have corresponding meanings.

“Copyrights” means any and all (a) copyright rights in any work subject to copyright laws of the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act) (in each case, whether registered or unregistered); and (b) registrations and applications for registration of any such copyrights, including registrations, extensions, renewals recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office.

“Cost Overrun” means any actual aggregate Pre-Completion Costs of achieving Project Completion in excess of the total amount of Pre-Completion Costs set forth in the Construction Budget (excluding any costs incurred and paid for prior to the start date of the Construction Budget and not counted towards the Base Equity Commitment or Funded Completion Support Commitment), including (a) any liquidated damages payable by the Borrower under any applicable Project Document; (b) any Debt Service and other costs and expenses under the Financing Documents payable prior to Project Completion; and (c) all other costs, expenses and liabilities incurred as a result of any delay in achieving Project Completion by the Project Completion Longstop Date.

“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained for the Project, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

“Credit Subsidy Cost” means the “cost of a direct loan,” as defined in Section 502(5)(B) of FCRA.

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“Currency of Denomination” has the meaning given to such term in Section 11.06 (Judgment Currency).

“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries.

“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276(a) of the Davis-Bacon Act and 29 C.F.R. 5.2) of all or any portion of the Project.

“Davis-Bacon Act Requirements” means the requirement that all laborers and mechanics employed by contractors or subcontractors during construction, alteration, or repair that is financed, in whole or in part, by the Loan shall be paid wages at rates not less than those prevailing on similar construction in the locality, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 CFR 5.5, and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 7.18 (Davis-Bacon Act) and the inclusion of the provisions in Schedule 7.18 (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

“DBA Compliance Matter” means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

“DBA Compliance Matter Contractor” means the DBA Contract Party that is party to the Davis-Bacon Act Covered Contract giving rise to the DBA Compliance Matter.

“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than any Borrower Entity) that is party to a Davis-Bacon Act Covered Contract.

“Debarment Regulations” means all of the following (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 – 9.409; and (b) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

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“Debarred Person” means any Person:

(a) that is debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with the U.S. government, any department or agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with the U.S. government, any department or agency or instrumentality thereof pursuant to any of the Debarment Regulations;

(b) that has been indicted, convicted or has had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(c) subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; or

(d) whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Debarred Person listed above.

“Debt Service” means, with respect to any period, the sum of scheduled principal, interest, fees and other scheduled amounts paid or to be paid under the Financing Documents.

“Debt Service Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Debt Sizing Parameters” means the minimum Project Debt Service Coverage Ratio shall not be less than 1.7:1.0 for each consecutive twelve (12)-month period ending on the last day of each fiscal quarterly period following the Scheduled Project Completion Date up to (and including) the Payment Date immediately prior to the Maturity Date (provided, however, that the Loan shall be sized for each three (3)-month period beginning with the three (3)-month period ending July 31, 2032, and ending with the three (3)-month period ending April 30, 2033, such that the minimum Projected Debt Service Coverage Ratio for each such period shall not be less than 1.5:1.0).

“Deed of Trust” means the Deed of Trust with Power of Sale, Assignment of Rents and Leases, Security Agreement and Fixture Filing and the Leasehold Deed of Trust with Power of Sale, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated on or about Execution Date, by the Borrower trustors, in favor of the trustee named therein for the benefit of the Collateral Agent, as beneficiary, encumbering the Project Site (including, for the avoidance of doubt, all water rights, easements, leasehold and fee interests of the Borrower and the Subsidiary Guarantor and, to the extent legally permissible, all Project Mining Claims and, subject to Section 9.01(i)(iii) (Activity of Subsidiary Guarantor), KVP Mining Claims, and rights to minerals legally extractable under the Project Mining Claims and, subject to Section 9.01(i)(iii) (Activity of Subsidiary Guarantor), KVP Mining Claims), in form and substance acceptable to DOE.

“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

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“Depositary Bank” means Citibank, N.A., acting through its Agency and Trust Division, in its capacity as depositary bank, or any depositary bank appointed from to time to time pursuant to the Accounts Agreement.

“Designated Purchaser” has the meaning given to such term in the Offtake Agreement.

“Designated Standard” means:

(a) with respect to the Borrower Entities, GAAP, except for (i) the financial statements to be delivered pursuant to Section 5.01(u) (Financial Statements; Projections) as a condition precedent to the Execution Date and (ii) the financial statements for the fiscal year of 2024, which financial statements may be prepared in accordance with IFRS (provided that, unless such standards are GAAP, any annual Financial Statements prepared in accordance therewith shall include a reconciliation to GAAP, certified by the Borrower’s Auditor or the Sponsor’s Auditor, as applicable); and

(b) with respect to any Person other than a Borrower Entity, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

“Direct Agreement” means each direct agreement entered into among the relevant Borrower Entity, a Major Project Participant and the Collateral Agent in respect of a Major Project Document (excluding any Commercial Leases).

“Direct Investment Capital Raise” means the capital raise transaction under the JV Investment Agreement pursuant to which GM or a GM Affiliate make investments, including the consummation of the GM JVIA Contributions, resulting in GM or such GM Affiliate owning, indirectly, 38% of the Equity Interests of the Borrower; provided that such capital raise shall be subject to (a) the Sponsor maintaining Control of the Borrower after the consummation of such capital raise, (b) amendments to the Financing Documents, in each case on terms satisfactory to the Borrower and DOE, to implement any changes necessary to reflect the revised direct and/or indirect capital structure and tax status, as applicable, of the Borrower in connection with such capital raise (provided that, notwithstanding any such capital raise or structural changes, the proceeds of any Tax Credits shall be deposited upon receipt by the Borrower or any other entity into the Revenue Account and applied in accordance with the Accounts Agreement), including without limitation any replacement of Collateral or new Collateral and financing statements required to maintain Collateral equivalent to the Collateral in place as of the Execution Date and (c) DOE’s approval of the JV Investment Agreement, the Investor Rights Agreement and all agreements entered into in connection therewith, including all applicable limited liability company agreements, operating agreements, shareholder agreements or similar agreements pursuant to which the Sponsor (or any of its Controlled Subsidiaries) and GM (or its applicable GM Affiliate) agree to the governance of such parties’ ownership of the Borrower and any other affiliate of the Borrower. Notwithstanding the foregoing, neither GM nor its applicable GM Affiliate shall be treated as a “Sponsor Entity” for purposes of the Affiliate Support Agreement or have any obligations under the Affiliate Support Agreement or any other Financing Document (in each case, as amended by any such amendments to the Financing Documents); provided that any intermediate

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entities interposed between the Sponsor and the Borrower (including Holdco and any entity replacing or substituting the Direct Parent) as part of the revised direct and/or indirect capital structure and, as applicable, tax status of the Borrower shall accede to and be subject to the Affiliate Support Agreement and any other applicable Financing Documents (in each case, as amended by any amendments to the Financing Documents). For purposes of any Direct Investment Capital Raise, “GM Affiliate” means a Controlled Subsidiary of GM that has provided evidence satisfactory to DOE that it has sufficient creditworthiness and available capital to consummate the Direct Investment Capital Raise and has provided to DOE evidence and documentation satisfactory to DOE of the same and with respect to requirements equivalent to those set forth in Section 5.01(b) (KYC Requirements), mutatis mutandis.

“Direct Parent” means 1339480 B.C. Ltd., a corporation organized under the laws of the Province of British Columbia, Canada.

“Disposition” means, with respect to any property or assets, any single or series of related sales, transfers, conveyances, leases, licenses or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided that the term “Disposition” shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.

“DOE” has the meaning given to such term in the preamble hereto.

“DOE Default Interest Rate” has the meaning given to such term in Section 4.01(c) (Reimbursement and Other Payment Obligations).

“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by the Project (e.g., engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, the amounts that DOE determines are required to: (a) reimburse DOE for its additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a “modification” (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of the Secured Party Advisors to the extent not paid directly by on or behalf of the Borrower.

“DOL” means the United States Department of Labor.

“Dollars” or “USD” or “$” means the lawful currency of the United States.

“Downgrade Date” has the meaning given to such term in the definition of “Acceptable Letter of Credit”.

“DPA Grant” means the Technology Investment Agreement by and between the Borrower and the United States, effective as of August 5, 2024, related to the U.S. Department of Defense, Defense Production Act (DPA) Title III Grant, Expansion of Domestic Production Capability and Capacity.

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“Drawstop Notice” has the meaning given to such term in Section 2.04(b)(i) (Issuance).

“Electronic Certified Payroll System” means any electronic certified payroll reporting software that is compliant with the certified payroll requirements outlined in 29 CFR 5.5(a)(3)(ii).

“Electronic Format” means an unalterable electronic format (including portable document format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

“Electronic Signature” has the meaning given to such term in Section 11.18(b) (Counterparts; Electronic Signatures).

“Eligibility Effective Date” means January 31, 2023.

“Eligible Applicant” has the meaning given to such term in the ATVM Regulations.

“Eligible Project” has the meaning given to such term in the ATVM Regulations.

“Eligible Project Costs” means Project Costs that satisfy each of the following conditions: (a) DOE has determined (i) the Project Costs to be “eligible costs” in accordance with Section 611.102(a) of the ATVM Regulations; (ii) the Project Costs have not been paid and are not expected to be paid with (x) any U.S. federal grants, assistance or loans (excluding the Loan); or (y) other funds guaranteed by the U.S. Federal Government; (iii) the Project Costs were incurred after the Eligibility Effective Date; and (iv) the Project Costs do not constitute Cost Overruns; and (b) the Project Costs are identified in the Construction Budget. The funding of the Reserve Account Requirement for any Reserve Account (other than the Debt Service Reserve Account) shall not constitute Eligible Project Costs.

“Emergency” means an unforeseeable event, circumstance or condition (including as a result of an Event of Loss), that in the good faith judgment of the Borrower (and subsequently confirmed by the Independent Engineer using information and facts that were available to the Borrower at the time that the applicable mitigation measures were implemented) necessitates the taking of immediate measures to prevent or mitigate: (a) a life threatening situation, safety, security, environmental or regulatory noncompliance concern, including breach of any Applicable Law; or (b) to prevent or mitigate an event or circumstance not known or reasonably foreseeable prior to the preparation of the O&M Budget.

“Emergency Operating Costs” means those amounts required to be expended in order to prevent or mitigate an Emergency; provided that such expenditures are either: (a) payable under an insurance policy (in an aggregate amount not to exceed [***] in any twelve (12) month period); (b) payable by a warranty provided under any Project Document; or (c) in an amount that does not exceed [***] in any twelve (12) month period.

“Employee Benefit Plan” means, collectively, (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower

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Entity or ERISA Affiliate has ever made, or been obligated to make, contributions, or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation, and (b) all Pension Plans.

“Environmental Claim” means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, suits, demands, decrees, claims, Liens, judgments, notices of noncompliance or violation, investigations, proceedings, clean-up, removal or remedial actions or orders, or damages or penalties relating in any way to any Environmental Law or any Governmental Approval issued under any such Environmental Law, including (a) any and all Indemnity Claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Indemnity Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to human health, safety or the environment.

“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning (a) protection of the environment, natural resources, or human health or safety (including but not limited to mining health and safety); or (b) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in each case of clause (a) and (b) as now or may at any time hereafter be in effect.

“EPCM Agreement” means the EPCM Agreement by and between the EPCM Contractor and the Borrower, dated November 19, 2022 (as supplemented by that certain Purchase Order No. 4500000274, dated as of January 13, 2023).

“EPCM Contractor” means Bechtel Infrastructure and Power Corporation, a Delaware corporation.

“Equity Contribution” has the meaning given to such term in the Affiliate Support Agreement.

“Equity Cure Right” has the meaning given to such term in Section 7.23(a) (Historical Debt Service Coverage Ratio).

“Equity Funding Commitment” has the meaning given to such term in the Affiliate Support Agreement.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the

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foregoing and all rights (including, but not limited to, voting rights), and interests with respect to or derived from such equity interest.

“Equity Owner” means, with respect to any Person, another Person holding Equity Interests in such first Person.

“Equity Pledge Agreement” means the Equity Pledge Agreement entered into as of the Execution Date between the Direct Parent and the Collateral Agent in respect of the Direct Parent’s Equity Interests in the Borrower.

“Equity Refund” means the reimbursement of the Borrower for Eligible Project Costs incurred and paid by the Borrower prior to the First Advance Date in excess of the Base Equity Commitment.

“Equity Support L/C” has the meaning given to such term in the Affiliate Support Agreement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with a Borrower Entity under Section 414(b), (c), (m) or (o) of the Code; or (b) under common control with a Borrower Entity under Section 4001 of ERISA.

“ERISA Event” means:

(a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, other than those events as to which the notice period referred to in Section 4043(a) of ERISA has been waived. Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this clause (a) regardless of the issuance of any waiver;

(b) a withdrawal by any Borrower Entity or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

(c) the withdrawal of any Borrower Entity or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Borrower Entity or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;

(d) the filing of a notice of intent to terminate any Pension Plan, or the treatment of a plan amendment as a termination, or the termination of any Pension Plan under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or

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the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;

(e) the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;

(f) the imposition of liability on any Borrower Entity or ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g) the failure by the Borrower or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;

(h) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(i) the imposition of any liability under Title I or Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) upon any Borrower Entity or ERISA Affiliate;

(j) an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;

(k) the imposition of any Lien on any of the rights, properties or assets of any Borrower Entity or ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;

(l) the making of any amendment to any Pension Plan that could directly result in the imposition of a Lien or the posting of a bond or other security;

(m) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);

(n) the determination that an Employee Benefit Plan’s qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;

(o) a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

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(p) the receipt by any Borrower Entity or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(q) the occurrence of any Foreign Plan Event.

“Event of Default” has the meaning given to such term in Section 10.01 (Events of Default).

“Event of Force Majeure” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic, pandemic, equipment failure, failure or delay in issuance of Governmental Approvals (but which Governmental Approval the Borrower must be using commercially reasonable efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

“Event of Loss” means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of the Project or Collateral, or any other event that causes any portion of the Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Excess Advance Amount” means, on any date of determination with respect to any Advance under the Note, an amount equal to the total proceeds of such Advance that were (a) applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute Eligible Project Costs relating to the Note for which such Advance was sought; or (b) not applied by the Borrower to pay Eligible Project Costs incurred (and supported by invoices or other documentation reasonably acceptable to DOE) relating to the Note for which such Advance was sought.

“Excess Cash” has the meaning given to such term in Section 3.05(c)(i)(F) (Mandatory Prepayments).

“Excess Loan Amount” means the amount by which (a) the aggregate principal amount of all Advances made under the Note exceeds the Maximum Principal Amount, or (b) the aggregate capitalized interest under the Note exceeds the Maximum Capitalized Interest Amount.

“Excluded Assets” has the meaning given to such term in the Security Agreement.

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“Execution Date” means the date on which all of the conditions precedent set out in Section 5.01 (Conditions Precedent to the Execution Date) have been satisfied or waived and this Agreement is fully executed and delivered by all parties hereto.

“Execution Date Base Case Financial Model” has the meaning given to such term in Section 5.01(j)(ii) (Base Case Financial Model).

“Execution Date Conditions Precedent” has the meaning given to such term in Section 5.01 (Conditions Precedent to the Execution Date).

“EXP” means EXP U.S. Services, Inc., a Delaware corporation.

“EXP EPC Agreement” means the Engineering, Procurement, Construction Support, Commissioning and Start-Up Services Contract, dated as of February 21, 2023 (as supplemented by that certain Purchase Order No. 4500000323, effective as of February 21, 2023, as modified by that certain Change Order No. 1, dated as of August 16, 2023, that certain Change Order No. 2, dated as of November 1, 2023, that certain Change Order No. 3, effective as of January 1, 2024, that certain Change Order No. 4, effective as of May 3, 2024, that certain Change Notice No. 1, effective as of June 27, 2024).

“Extraordinary Amount” means any cash or other amounts or receipts received by, on behalf of or on account of the Borrower or, to the extent received in connection with the Project, any other Borrower Entity, not in the Ordinary Course of Business, including (a) indemnification payments; (b) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation; and (c) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding, in each case, minus any Taxes paid or payable and arising in connection with the receipt of such amounts; provided that, for the avoidance of doubt, Extraordinary Amounts shall not include (i) any payment in respect of performance liquidated damages or breach under any Major Project Document, (ii) Loss Proceeds, (iii) any payment as a result of the termination or repudiation of any Major Project Document, (iv) proceeds of any Disposition or (v) Issuance Proceeds.

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program.

“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973, as amended, that is under the general supervision of the Secretary of the Treasury.

“FFB Advance Request” means the request for Advances required to be delivered pursuant to the terms of the Note, which shall be substantially in the form of Exhibit A (Form of Advance Request) to the Note Purchase Agreement.

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“FFB Document” means each of:

(a) each Funding Agreement;

(b) the Secretary’s Affirmation; and

(c) any other documents, certificates, and instruments required in connection with the foregoing.

“Financial and Market Consultant” means Deloitte, or such other Person appointed from time to time by DOE to act as financial and market consultant in connection with the Project.

“Financial Officer” means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto and except in the case of the Borrower’s Historical Financial Statements, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

“Financing Document” means each of:

(a) this Agreement;

(b) each FFB Document;

(c) each Sponsor Support Document;

(d) each Security Document;

(e) each Acceptable Letter of Credit or other Acceptable Credit Support, if any, delivered pursuant to any Financing Document; and

(f) each other certificate, document, instrument or agreement executed and delivered by any Borrower Entity for the benefit of any Secured Party in connection with any of the foregoing.

“Financing Document Amounts” means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

“First Advance” means the first Advance of the Loan occurring on the First Advance Date.

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“First Advance Date” means the date on which the First Advance has been made in accordance with this Agreement.

“First Advance Longstop Date” means October 31, 2025.

“First Advance Request” means the date on which the Borrower submits a request for a First Advance.

“First Principal Payment Date” means January 20, 2029.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien:

(a) has been validly created and perfected under all Applicable Law;

(b) is the only Lien to which such Collateral is subject, other than any Permitted Lien; and

(c) is the most senior Lien on such Collateral other than Permitted Liens.

“Fiscal Quarter” means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means with respect to:

(a) the Borrower, the period beginning on January 1 and ending on December 31; and

(b) any other Person, such Person’s financial year.

“Fitch means Fitch Ratings Ltd.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by any Borrower Entity or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan:

(a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;

(b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments;

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(c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan;

(d) the incurrence of liability by any Borrower Entity or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or

(e) the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to any Borrower Entity or any of its Subsidiaries, or the imposition on any Borrower Entity or any of its Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any Applicable Law.

“Form of Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“Form of O&M Budget” means the form of O&M Budget set out in Exhibit G (Form of O&M Budget).

“Funded Completion Support Commitment” has the meaning given to such term in the Affiliate Support Agreement.

“Funding Agreement” means each of:

(a) the Program Financing Agreement;

(b) the Note Purchase Agreement; and

(c) the Note.

“Funds Withdrawal/Transfer Certificate” has the meaning given to such term in the Accounts Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GM” means General Motors Holdings LLC, a Delaware limited liability company.

“GM JVIA Contributions” means (a) the Investor’s Initial Capital Contribution (as defined in the JV Investment Agreement) in the amount of three hundred thirty million Dollars ($330,000,000) and (b) the additional capital contribution in the amount of one hundred million Dollars ($100,000,000), in each case described in Section 2.1 of the JV Investment Agreement.

“GM Investment Documents” means (a) the Investor Rights Agreement, and (b) the JV Investment Agreement.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar

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nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a) to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b) to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d) in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except, in each case, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Hazardous Substance” means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic or a pollutant or contaminant in, or for which standards are or liability may be imposed by any Governmental Authority under, any applicable Environmental Laws, including (a) any petroleum or petroleum by-products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls, noise, odor, and vibration; and (b) any other chemical, material or substance of which the import, storage, transport, use, Release or disposal of, or exposure to, is prohibited, limited, or regulated, or for which liability may be imposed under any Environmental Law.

“HEC Substations” means the Davey Town, Kings River, McDermitt and Orovada Substations that are owned and operated by the Harney Electric Cooperative.

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“Hedging Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or other speculative transactions.

“Historical Debt Service Coverage Ratio” means, as of any Calculation Date, the ratio of (a) actual Cash Flow Available for Debt Service for the immediately preceding twelve (12) month period, to (b) aggregate Debt Service payable during such period.

“Historical Financial Statements” means as of the Execution Date, with respect to:

(a) the Borrower, the audited Financial Statements for the Fiscal Year ended December 31, 2023, and the unaudited quarterly Financial Statements for the Fiscal Quarter ended June 30, 2024;

(b) the Direct Parent, the unaudited summary Financial Statements for the Fiscal Year ended December 31, 2023, and the unaudited summary quarterly Financial Statements for the Fiscal Quarter ended June 30, 2024; and

(c) the Sponsor, the audited Financial Statements for the Fiscal Year ended December 31, 2023, and the unaudited quarterly Financial Statements for the Fiscal Quarter ended June 30, 2024.

“Holdco” means Lithium Nevada Ventures LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“IFRS” means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

“IH Terminal Service Agreement” means the Master Transload Terminal Services Agreement, dated October 28, 2024 between the Borrower and Iron Horse Nevada LLC, as modified by the IHT Rider Build Agreement.

“IHT Rider Build Agreement” means the Rider No. 001 to the IH Terminal Service Agreement dated October 28, 2024 between the Borrower and Iron Horse Nevada LLC.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all Indebtedness for Borrowed Money of such Person or obligations with respect to deposits or advances of any kind of such Person;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

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(d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(e) all Guarantees by such Person;

(f) all obligations, contingent or otherwise (including Contingent Obligations), of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(h) all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard;

provided that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral (i) in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility, (ii) of obligations in respect of the funding of plans under ERISA or (iii) of any amounts payable under the Project Documents); or (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Liability” has the meaning given to such term in Section 11.07(a) (Indemnification).

“Indemnified Party” has the meaning given to such term in Section 11.07(a) (Indemnification).

“Indemnity Claims” has the meaning given to such term in Section 11.07(a) (Indemnification).

“Independent Engineer” means NexantECA LLC, or such other Person appointed from time to time by DOE to act as technical advisor engineer in connection with the Project.

“Initial Construction Budget” has the meaning given to such term in Section 5.01(l)(ii) (Construction Budget).

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“Insolvency Proceeding” means, with respect to any Person, any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

(a) any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to such Person, including the Bankruptcy Code;

(b) any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of such Person;

(c) any notification, resolution or petition for winding up or similar proceeding with respect to such Person; or

(d) any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of such Person.

“Insurance Consultant” means Willis Towers Watson, or such other Person appointed from time to time by DOE to act as insurance consultant in connection with the Project.

“Insured Real Property” has the meaning given to such term in Section 5.01(r)(i) (Real Estate).

“Integrated Project Schedule” has the meaning given to such term in Section 5.01(k) (Integrated Project Schedule).

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof:

(a) Patents;

(b) Trademarks;

(c) Copyrights;

(d) Software;

(e) trade secrets and other confidential or proprietary information, including know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form (collectively, “Trade Secrets”);

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(f) domain names, registrations and Internet addresses;

(g) design registrations, and rights in databases and data compilations; and

(h) all other intellectual property or industrial property rights and all rights corresponding thereto throughout the world.

“Intended Prepayment Date” means the date identified in the Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must (a) be a Business Day, (b) be at least two (2) Business Days following a Payment Date and (c) not be on the last day of any Fiscal Quarter.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Leases) net of total interest income of the Borrower on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent that such net costs are allocable to such period).

“International Compliance Directives” means all:

(a) Anti-Corruption Laws; and;

(b) Sanctions.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person;

(b) the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be deposited, advanced, lent or extended to, or guaranteed on behalf of, any other Person; and

(c) the acquisition of any similar property, right or interest of or in any other Person.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of October 15, 2024, between the Sponsor and GM.

“IP Collateral” means all (a) existing and after-acquired rights, title and interests of the Borrower and the Subsidiary Guarantor in or to Intellectual Property, including all of the

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Borrower’s and the Subsidiary Guarantor’s rights, title and interests in or to the Project IP, the Project IP Agreements and other licensing agreements or similar arrangements in and to Patents, Copyrights, Trademarks (provided, that no United States intent-to-use trademark or service mark applications shall be deemed IP Collateral to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications under applicable United States federal law; provided, however, that after such period the Borrower and the Subsidiary Guarantor each acknowledge that such rights, title and interests in or to such trademark or service mark applications shall be subject to a security interest in favor of the Secured Parties and shall be included in the Collateral), Trade Secrets or Software; (b) rights to sue or otherwise recover for past, present and future infringements or other violations of the foregoing; and (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for such infringements and other violations.

“IP Security Agreement” means:

(a) each Intellectual Property Security Agreement (as defined in the Security Agreement) executed in accordance with the Security Agreement; and

(b) each other intellectual property security agreement necessary or appropriate to create or perfect the First Priority Lien in the Intellectual Property owned by, or registered copyrights exclusively licensed to, the Borrower or the Subsidiary Guarantor and applied for, registered or issued in the United States.

“Iron Horse Nevada LLC” means the limited liability company duly organized under the laws of the State of Texas.

“Issuance Proceeds” means any proceeds from (a) any incurrence or issuance of any Indebtedness that is not Permitted Indebtedness; and (b) any issuance or granting of Equity Interests of the Borrower or the Subsidiary Guarantor (except as expressly contemplated by the Affiliate Support Agreement).

“IT Systems” has the meaning given to such term in Section 6.40(a) (Information Technology; Cyber Security).

“Judgment Currency” has the meaning given to such term in Section 11.06 (Judgment Currency).

“JV Investment Agreement” means that certain Investment Agreement dated as of October 15, 2024, among the Sponsor, Holdco and GM, setting forth the terms for the implementation of the Direct Investment Capital Raise.

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“Knowledge” means, with respect to:

(a) any Borrower Entity, the actual knowledge of any Principal Persons of such Borrower Entity or any knowledge that should have been obtained by any Principal Person of such Borrower Entity upon reasonable investigation and inquiry; and

(b) any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.

“KVP Mining Claims” means each unpatented mining claim set forth on Schedule 6.15(e) (KVP Mining Claims), claimed by the Subsidiary Guarantor, recorded with the BLM, and filed or recorded in the real property records of Humboldt County, Nevada, subject in all cases to the paramount title of the United States of America.

“KYC Parties” has the meaning given to such term in Section 5.01(b)(ii) (KYC Requirements).

“Late Charge” has the meaning given to such term in the Note.

“Late Charge Rate” has the meaning given to such term in the Note.

“Lease” means any agreement that would be characterized in the Designated Standards as an operating lease.

“Lender Force Majeure Event” means any act, event or circumstance that is beyond the control of any Secured Party or such party’s respective agents, including any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or facsimile or other wire or communication facility, closure or other shutdown of the federal government or any agency thereof, unforeseen or unscheduled closure or evacuation of such Secured Party’s office or any other similar event.

“Lien” means, with respect to any asset:

(a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, license, charge or security interest in, on or of such asset;

(b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

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“Loan” has the meaning given to such term in Section 2.01 (Loan).

“Loan Commitment Amount” means the “Maximum Principal Amount (as defined in the Note), as such amount may be adjusted from time to time in accordance with this Agreement and the Funding Agreements.

“Loan Servicer” means the United States Department of Energy.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption and delay in start-up insurance and proceeds covering liability of the Borrower or the Subsidiary Guarantor to third parties) resulting from an Event of Loss.

“Loss Proceeds Account” has the meaning given to such term in the Accounts Agreement.

“Major Maintenance Plan” means a description and schedule of planned expenditures and activities such as internal inspections and cleanings, component replacements, or repairs performed on major equipment or systems of the Project, as recommended by the original equipment manufacturers and Prudent Industry Practices for the purpose of extending the life and reliable operation of the asset for a period greater than one year. The Major Maintenance Plan shall also include planned expenditures and activities relating to the continued development of the coarse gangue stockpile and clay tailings filter stack as these facilities are expanded for stockpiling capacities. The Major Maintenance Plan for the next ten (10) years will be submitted as a section or attachment to the Omnibus Annual Report.

“Major Project Document” means each of:

(a) the EPCM Agreement;

(b) the Bechtel Construction Contract;

(c) the Mining Agreement;

(d) the Offtake Agreement;

(e) the Aquatech Purchase Agreement;

(f) the EXP EPC Agreement;

(g) the Affiliate Indemnification Agreement;

(h) the MECS License Agreement;

(i) the Malta Ready Mix Purchase Order;

(j) each TLT Document;

(k) each Real Property Document;

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(l) each Workforce Hub Document, from and after the date of execution thereof;

(m) each Major Subcontract;

(n) each Additional Major Project Document;

(o) any other Project Document if, but only if, the Borrower and DOE agree that such document shall be treated as a “Major Project Document”; and

(p) any credit support instrument provided in connection with any of the foregoing, irrespective of whether the Borrower or the Subsidiary Guarantor is a party thereto.

“Major Project Participants” means each party (other than a Borrower Entity) to any Major Project Document and each person or entity party to any credit support instrument provided in connection therewith (other than, in connection with a letter of credit, performance bond or similar instrument, the issuer thereof), but only for so long as any actual or contingent obligation of such person or entity remains outstanding, in whole or in part, under the corresponding Major Project Document or the Financing Documents. For the avoidance of doubt, each of GM and each Designated Purchaser (as defined in the Offtake Agreement) shall be a Major Project Participant with respect to the Offtake Agreement.

“Major Subcontract” means each contract between a Major Project Participant and a subcontractor or vendor thereof under which (a) such Major Project Participant is reasonably expected to have aggregate obligations or liabilities in excess of forty million Dollars ($40,000,000) over any rolling twelve (12) month period during its term; or (b) the breach, non-performance, cancellation or early termination of which has materially and adversely affected, or could reasonably be expected to materially and adversely affect, the Borrower or the Project.

“Malta Ready Mix Purchase Order” means that certain Order 412192, Rev.0 26529-211-SR3-DB50-00026 – Batch Plant Supply and Operate dated as of August 13, 2024, by and between the Borrower and Malta Ready Mix Incorporated.

“Mandatory Prepayment” means the prepayment of the outstanding Loan, in whole or in part, pursuant to Section 3.05(c) (Mandatory Prepayments).

“Mandatory Prepayment Amounts” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“Mandatory Prepayment Event” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“Material Adverse Effect” means, as determined by DOE as of any date, a material and adverse effect on:

(a) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower, the Direct Parent, the Subsidiary Guarantor or the Sponsor (until the Sponsor Cut-Off Date);

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(b) the Project or the Project Site;

(c) the ability of the Borrower, the Direct Parent, the Subsidiary Guarantor or the Sponsor (until the Sponsor Cut-Off Date) or any Major Project Participant to perform and comply with its payment obligations or any of its other material obligations in a timely manner under any Financing Document or Major Project Document to which it is a party;

(d) the validity or enforceability of any material provision under any Financing Document or Major Project Document;

(e) the validity, priority, perfection or enforceability of the Secured Parties’ security interests in and Liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral; or

(f) any material right, remedy or benefit available to or conferred upon DOE or any other Secured Party under any Financing Document.

“Maturity Date” means October 20, 2048.

“Maximum Capitalized Interest Amount” has the meaning given to such term in Section 2.01 (Loan).

“Maximum Loan Amount” has the meaning given to such term in Section 2.01 (Loan).

“Maximum Principal Amount” means the amount set forth under the heading “Maximum Principal Amount” on the Note.

“MECS License Agreement” means the Amended and Restated License Agreement, by and between MECS, Inc. and the Borrower dated December 18, 2023, as amended by Amendment No. 1, dated June 12, 2024.

“Mine” has the meaning given to such term in the preliminary statements.

“Mine Plan” means the annual schedule of activities developed by the Miner for the mine pit development and first twenty-five years of lithium carbonate production and forecasts annual operating costs, volumes, and compositions as well as various statistics required for operation of the process plan.

“Miner” means Sawtooth Mining, LLC, a Nevada limited liability company.

“Miner Capital Asset Payment” has the meaning given to such term in the Mining Agreement.

“Mineral Reserve Estimate” means a mineral reserve estimate with respect to the Mine prepared in accordance with Regulation S-K (Subpart 1300) of the Securities Act of 1933 and the Securities Exchange Act of 1934.

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“Minimum Liquidity Requirement” has the meaning given to such term in the Affiliate Support Agreement.

“Minimum Operating Account Balance” has the meaning given to such term in the Accounts Agreement.

“Mining Agreement” means the Mining Agreement by and between the Miner and the Borrower dated May 16, 2019, as amended by the First Amendment thereto, dated as of March 8, 2023 and the Second Amendment to the Mining Agreement, to be dated on or prior to the Execution Date.

“Mining Agreement Execution Plan” means the “Project Execution Plan” under and as defined in the Mining Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Borrower Entity or ERISA Affiliate contributes to or participates in, or with respect to which any Borrower Entity or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NDWR” has the meaning given to such term in Section 8.04(f) (Water Rights Changes).

“NEPA” means the National Environmental Policy Act, 42 U.S.C. 4321 et seq. and all regulations promulgated thereunder, as either amended or modified from time to time.

“Net Amount” means, with respect to any proceeds received by the Borrower and/or any other Borrower Entity in respect of the Project, the total amount of such proceeds minus (a) any Taxes paid or payable in connection with such proceeds; (b) any reasonable and customary out of pocket costs and expenses incurred by the Borrower in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of such proceeds, including any external legal fees and filing fees incurred to obtain such proceeds (and excluding any amount paid or payable to any Affiliate of the Borrower); and (c) solely with respect to (i) the replacement of any Replaceable Contract or Major Project Participant party to such Replaceable Contract, the reasonable costs (including legal costs) incurred by the Borrower in replacing such Replaceable Contract with a Replacement Contract or (ii) Section 3.05(c)(i)(A) (Mandatory Prepayments), the reasonable costs (including legal costs) incurred by the Borrower in implementing and executing a plan approved by DOE and the Independent Engineer relating to the construction, repair, operation or maintenance of the Project in order to cure the events that triggered the payment of the relevant performance liquidated damages or the relevant breach under the applicable Major Project Document.

“Nevada Sublease” means the sublease agreement dated as of October 28, 2024 relating to the Winnemucca TLT Lease between the Borrower and Iron Horse Nevada LLC regarding

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certain real property consisting of approximately 177.31 acres located in Humboldt County, Nevada.

“Non-Appealable” means, with respect to any judgment or any Required Approval, unless otherwise agreed by DOE, (a) such judgment or Required Approval is not subject to any pending or threatened appeal, intervention or similar proceeding, any unsatisfied condition which may result in the modification or revocation thereof, or any unduly burdensome conditions that could prevent, impede or materially and adversely affect the construction or operation of the Project, (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

“Note” means the promissory note to be issued by the Borrower in favor of FFB in accordance with the Funding Agreements to induce FFB to advance funds thereunder to the Borrower, as such promissory note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“Note Obligations” means, collectively, the unpaid principal of and interest on Advances made under the Note, the Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided in the Funding Agreements after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of such Note (on any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Note, the Note Purchase Agreement, the Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, attorneys’ or other Secured Party Advisors’ fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs, or otherwise (including all fees and Advances made with respect to the Note of DOE or FFB or any subsequent holder or holders of such Note (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Note Purchase Agreement” means the Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB prior to the Execution Date.

“Note Reimbursement Obligations” means any Reimbursement Obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the Note.

“Notice of Pledge” has the meaning given to such term in Section 5.03(f) (Notice of Pledge).

“Notice to Proceed” has the meaning given to it in Section 5.03(m)(ii) (Notice to Proceed).

“O&M Budget” means, initially, the operations and maintenance budget delivered in connection with the Execution Date and, thereafter for any Fiscal Year, the current operations and maintenance budget delivered and approved pursuant to Section 7.29 (O&M Budget) and

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substantially in the form of Exhibit G (Form of O&M Budget) and, in each case, which shall include the Operating Forecast and the Operating Plan for the relevant period.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” has the meaning given to such term in Exhibit C (Form of Officer’s Certificate).

“Offtake Agreement” means the Lithium Offtake Agreement by and between the Offtaker and the Borrower (as assigned by the Sponsor pursuant to an assignment agreement dated as of October 28, 2024, among the Borrower, the Sponsor and the Offtaker), dated February 16, 2023, as amended pursuant to the first amendment thereto dated as of October 28, 2024 among the Sponsor, the Borrower and the Offtaker.

“Offtaker” means GM.

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“Omnibus Annual Report” has the meaning given to such term in Section 8.02(a) (Annual Reports).

“Operating Account” has the meaning given to such term in the Accounts Agreement.

“Operating Costs” means for any period with respect to which such Operating Costs are being calculated, all amounts paid (or projected to be paid) by the Borrower for the administration, management and operation and maintenance of the Project, including (a) Taxes (but not Taxes on or measured by net income or any income tax equivalent unless the Borrower is obligated to pay such Taxes under any Applicable Law), (b) supply and transportation costs and the cost of other consumables, (c) costs of obtaining any other materials, supplies, spare parts, utilities or services for the Project, (d) insurance costs, (e) payments under any Project Document, in each case, up to the applicable amount required by such contract or document and any other costs required to be paid thereunder to satisfy any Applicable Laws, (f) reasonable repair and replacement costs incurred in accordance with Prudent Industry Practice, (g) costs and expenses of legal, engineering, accounting, construction management and other advisors or Secured Party Advisors incurred in connection with the Project, (h) costs of obtaining, maintaining, renewing and amending any Required Approval, (i) employee salaries, wages and other employment-related costs, (j) general and administrative expenses, (k) expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens), and (l) deposits of cash collateral to the extent the same is a Permitted Lien.

“Operating Forecast” means a periodic forecast prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of the Project and which shall:

(a) be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on

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the date made, complete, fair and accurate estimates of all Operating Revenues reasonably expected to be received and all Operating Costs (by category) reasonably expected to be incurred;

(b) reflect Debt Service due during each period, and pro forma Cash Flow Available for Debt Service projections for each period;

(c) include such other information as may be reasonably requested by DOE or the Independent Engineer; and

(d) be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

“Operating Plan” means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project and included in the O&M Budget, and that shall:

(a) describe the Project’s operating plan for the relevant period;

(b) summarize any changes in the Major Maintenance Plan for the relevant period, including the Project’s program for spare parts, inventory management and supply management;

(c) summarize any changes in the Project’s capital plan for the relevant period;

(d) include such other information as may be reasonably requested by DOE or the Independent Engineer;

(e) be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons, and

(f) include a statement of the assumptions on which it is based.

“Operating Revenues” means all cash receipts (or projected receipts) of the Borrower deposited in the Project Accounts, including revenues from:

(a) the sales under the Offtake Agreement;

(b) proceeds from business interruption and delay in start-up insurance policies;

(c) delay liquidated damages payable under any Construction Contract or any other Project Document; and

(d) interest and other income earned and received on the Project Accounts;

provided that Operating Revenues shall not include proceeds (i) from casualty and Event of Loss insurance; or (ii) that are subject to a Mandatory Prepayment pursuant to Section 3.05(c) (Mandatory Prepayments).

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“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in the Note Purchase Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice (or as contemplated by such Person’s business plan or otherwise as part of a legitimate business purpose that is not prohibited under the Financing Documents or such Person’s Organizational Documents) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to:

(a) any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended;

(b) any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;

(c) any general partnership, its partnership agreement, as amended; and

(d) any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Original Base Case Financial Model” means the Base Case Financial Model delivered by the Borrower, and approved by DOE, in connection with the Term Sheet.

“Overdue Amount” means any amount owing under the Note that is not paid when and as due.

“Patents” means any and all (a) patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other jurisdiction, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; (b) reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, interferences or extensions thereof, and the inventions or designs disclosed or claimed therein (including the right to make, use, offer to sell, sell and/or import such inventions or designs); and (c) other patents described in the IP Security Agreement (to the extent applicable).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56) as amended from time to time, and any successor statute.

“Payment Date” means each January 20, April 20, July 20, and October 20, or, in each case, if such day is not a Business Day, the next Business Day.

“Payroll Account” has the meaning given to it in the Accounts Agreement.

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“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was:

(a) at any time maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability; and

(b) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Performance Testing” has the meaning given to such term in Schedule I (Project Milestones).

“Performance Testing Plan” has the meaning given to such term in Schedule I (Project Milestones).

“Permitted Capital Expenditures” means, with respect to the Borrower:

(a) any Capital Expenditure contemplated by the Construction Budget or the then-approved O&M Budget;

(b) any Capital Expenditures made from funds on deposit in the Loss Proceeds Account in accordance with Section 7.04 (Event of Loss);

(c) any Emergency Operating Expenses constituting Capital Expenditures;

(d) any Capital Expenditures from amounts that are available in the Restricted Payment Account; and

(e) any Capital Expenditures that do not constitute Project Costs in an aggregate in any Fiscal Year not in excess of fifty million Dollars ($50,000,000).

“Permitted Contest Conditions” means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) the applicable Borrower Entity diligently pursues such contest; (b) the applicable Borrower Entity establishes adequate reserves with respect to the contested claim to the extent required by the Designated Standard; and (c) such contest could not reasonably be expected to have a Material Adverse Effect.

“Permitted Disposition” means, with respect to the Borrower:

(a) any Disposition of Product under the Offtake Agreement, including to Designated Purchasers as permitted under the Offtake Agreement, and, to the extent GM elects not to purchase

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all of the Phase I Product (as defined in the Offtake Agreement) in any given year, to other third parties pursuant to Short-Term Offtake Agreements;

(b) any Disposition of any equipment or property of the Borrower that is:

(i) obsolete;

(ii) no longer used or useful in the operation of the Project; or

(iii) replaced by other equipment of equal value and utility;

provided that in each case of this clause (b): (A) such Dispositions are valued at not more than five million Dollars ($5,000,000) on an individual basis or twenty million Dollars ($20,000,000) on an aggregate basis in any twelve (12) month period; (B) the Borrower has received consideration in an amount equal to the value that would have been obtained in an arm’s length transaction with an unaffiliated third party (unless such assets have only scrap value); and (C) the proceeds thereof are applied in accordance with Section 3.05(c)(i)(D) (Mandatory Prepayments);

(c) any Disposition of Permitted Investments in accordance with the Accounts Agreement;

(d) any Dispositions listed in Schedule 9.03 (Specific Permitted Dispositions); and

(e) any Disposition effected pursuant to the operative terms of any Permitted Lease.

“Permitted Indebtedness” means:

(a) until the Sponsor Cut-Off Date, with respect to the Sponsor:

(i) Indebtedness incurred under the Financing Documents;

(ii) A letter of credit facility either unsecured or secured by assets not constituting Collateral (which secured asset package shall be subject to the approval of DOE) in an aggregate amount not to exceed one hundred and ninety-six million two hundred seventy-eight thousand seven hundred sixty-eight Dollars and fifty-four cents ($196,278,768.54); and

(iii) Indebtedness, either unsecured or secured by assets not constituting Collateral (which secured asset package shall be subject to the approval of DOE) in an aggregate amount outstanding at any one time not to exceed three hundred and fifty million Dollars ($350,000,000).

(b) with respect to the Borrower:

(i) Indebtedness incurred under the Financing Documents;

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(ii) Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than ninety (90) days past the due date therefor or are being contested in accordance with Permitted Contest Conditions;

(iii) Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Project, the amount of which does not exceed (A) the cost of the equipment so financed or (B) an aggregate amount not to exceed twenty-five million Dollars ($25,000,000);

(iv) Indebtedness required pursuant to Section 7.16 (Reclamation Bond);

(v) Permitted Subordinated Loans;

(vi) Permitted Leases and any replacements thereof;

(vii) Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the Ordinary Course of Business;

(viii) unsecured and subordinated (on terms and conditions satisfactory to DOE) Indebtedness incurred after the Project Completion Date for general corporate purposes in an aggregate amount outstanding at any one time not to exceed one hundred million Dollars ($100,000,000);

(ix) to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the Ordinary Course of Business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(xi) contingent liabilities incurred in the Ordinary Course of Business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents; and

(xii) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the Ordinary Course of Business; and

(c) with respect to the Subsidiary Guarantor:

(i) Indebtedness incurred under the Financing Documents; and

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(ii) intercompany Indebtedness owed to the Borrower to the extent that the Borrower has granted a Lien in respect thereof in favor of the Secured Parties pursuant to the Security Agreement.

“Permitted Investments” means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Security Documents):

(a) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(b) obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than three hundred and sixty (360) days from the date of the creation thereof;

(c) interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(d) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e) money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

(f) any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

“Permitted Leases” means, with respect to the Borrower, (a) the leases listed in Schedule 9.16(d) (Permitted Leases) and any replacement thereof and (b) leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed five million Dollars ($5,000,000) per Fiscal Year.

“Permitted Liens” means:

(a) with respect to the Borrower:

(i) any Liens securing the Secured Obligations;

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(ii) Liens for any tax, assessment or other governmental charge that is (A) not yet delinquent; or (B) being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted, so long as (1) such proceedings shall not involve any danger of the sale, forfeiture or loss of the Project and (2) a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(iii) Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the Ordinary Course of Business or in connection with the construction of the Project, that are either not overdue for a period of more than thirty (30) days or for amounts being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted so long as (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Project, and (B) a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined;

(iv) Liens identified in the ALTA Survey;

(v) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site that do not and could not reasonably be expected to materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Site;

(vi) covenants, conditions, restrictions, easements and other similar encumbrances on title, and other minor defects or irregularities of record affecting title to the Project Site, which do not and could not reasonably be expected to materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site;

(vii) Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(viii) Liens securing (A) judgments for the payment of money that do not constitute an Event of Default or (B) appeals and the other surety bonds related thereto;

(ix) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; and

(x) Liens in respect of Indebtedness described in clause (b)(iii) of the definition of Permitted Indebtedness;

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(xi) Liens in respect of Indebtedness described in clause (b)(iv) of the definition of Permitted Indebtedness, to the extent related to warehouse receipts;

(xii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business;

(xiii) Liens not otherwise permitted by this clause (a) on assets not included in the Collateral securing obligations that are not Indebtedness so long as neither (i) the aggregate outstanding amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds twenty million Dollars ($20,000,000) at any one time outstanding; and

(b) with respect to the Subsidiary Guarantor, Liens described in clause (a)(i), (ii), and (v) in this definition of “Permitted Liens”;

provided that, notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of the Borrower or the Subsidiary Guarantor (other than any Lien in favor of the Secured Parties).

“Permitted Subordinated Loans” means any subordinated loans made by, or on behalf of, the Sponsor or the Direct Parent to the Borrower in lieu of purchasing Equity Interests, on the terms and conditions set forth in the Affiliate Support Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

“Personal Information” means any data or information that is subject to (a) Data Protection Laws; or (b) any contractual obligations, or privacy notices or policies, binding on the Borrower or the Subsidiary Guarantor relating to the Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly.

“Phase I or II Environmental Assessment” means that certain Phase I or II Environmental Site Assessment for the Project Site prior to the Execution Date and satisfactory to DOE. Standards for Phase I and II Environmental Site Assessments are published by the American Society for Testing and Materials (ASTM) to include (a) ASTM E1527-21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process; and (b) ASTM E1903-19, Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process.

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

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“Power Purchase Agreement” means that certain Energy Services Agreement between the Borrower and Harney Electric Cooperative, to be executed after the Execution Date.

“Practice” means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.

“Pre-Completion Costs” means the aggregate amount of Project Costs plus Ramp-Up Costs.

“Prepayment Election Notice” has the meaning given to such term in the Note.

“Prepayment Price” has the meaning given to such term in the Note.

“Prepayment Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Principal Instruments” means each of the documents or instruments required to be delivered by the Secretary of Energy pursuant to Section 4.2 (Delivery of Principal Instruments by the Secretary to FFB) of the Note Purchase Agreement.

“Principal Persons” means the chairman, chief executive officer, president, chief financial officer or treasurer of any Borrower Entity or any Major Project Participant or any other officer thereof having substantially the same authority and responsibility.

“Process” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the word “Processing” and similar constructions shall have corresponding meanings.

“Processing Facility” has the meaning given to such term in the preliminary statements, and includes beneficiation; the offsite water supply and associated infrastructure including wells, pumps and pipeline; steam turbine generator; temporary, black-start and back-up on-site power; sulfuric acid plant; evaporation and crystallization equipment; vat leach and neutralization plant; counter current decantation plant, filtration plants, precipitation equipment, ion exchange equipment and lithium carbonate circuit; lithium carbonate product drying, handling and packaging; reagent handling equipment; ore handling and sizing and storage area and structures and associated equipment; in-process, clay tailings and final product storage area and associated structures, utilities, facilities and equipment; waste management facilities (for hazardous and other waste managed onsite); and balance of plant equipment associated with the aforementioned systems and equipment.

“Product” means battery-grade lithium carbonate.

“Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, as amended from time to time, between FFB and the Secretary of Energy.

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“Program Requirements” means all of the following:

(a) the ATVM Statute;

(b) the ATVM Regulations; and

(c) all other applicable laws and regulations.

“Prohibited Jurisdiction” means any country, territory or jurisdiction that at any time:

(a) is the target of comprehensive country-wide or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the region called Donetsk People’s Republic, and the region called Luhansk People’s Republic), including any general export, import, financial or investment embargo under Sanctions;

(b) has been designated by the Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or

(c) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Person” means any Person:

(a) named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 C.F.R. Chapter V) as published by OFAC at its official website, https://ofac.treasury.gov/specially-designated-nationals-and-blocked-perosns-list-sdn-human-readable-lists, or at any replacement website or other replacement official publication of such list;

(b) named, identified or described on any other blocked persons list, denied persons list, designated nationals list, entity list, unverified list, sanctions list, or other list of designated individuals or entities with whom U.S. persons are in any way prohibited from conducting business, maintained by any agency or instrumentality of the United States, including lists published or maintained by OFAC, the U.S. Department of Commerce, and the U.S. Department of State;

(c) organized, resident, domiciled, or located in a Prohibited Jurisdiction;

(d) that is or constitutes the government of, or any Person owned or controlled by the government of, a Prohibited Jurisdiction;

(e) of which fifty percent (50%) or more is owned by any persons described in clauses (a), (c) or (d);

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(f) owned or controlled by, or acting on behalf of, any Person that is the target of any Sanctions;

(g) that is otherwise or a target of Sanctions; or

(h) whose direct or indirect owners of ten percent (10%) or more its Equity Interests, by value or vote, include any Prohibited Person listed above.

“Project” has the meaning given to such term in the preliminary statements.

“Project Accounts” has the meaning given to such term in the Accounts Agreement.

“Project Completion” has the meaning given to such term in Schedule I (Project Milestones).

“Project Completion Date” means the date on which Project Completion occurs as confirmed by DOE.

“Project Completion Date Base Case Financial Model” has the meaning given to such term in Schedule I (Project Milestones).

“Project Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit W-1 (Form of Project Completion Date Certificate) hereto.

“Project Completion Date Certificate (Independent Engineer)” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit W-2 (Form of Project Completion Date Certificate (Independent Engineer)) hereto.

“Project Completion Longstop Date” means October 31, 2029.

“Project Construction” means the acquisition, permitting, development, design, engineering, procurement, construction, construction management, testing, installation, start up and commissioning of the Project from commencement of the Project by the Borrower through the Project Completion Date.

“Project Costs” means all costs that have been incurred or are expected to be incurred in connection with Project Construction through the Project Completion Date, including:

(a) amounts payable under the Construction Contracts;

(b) interest, fees and expenses payable under the Financing Documents prior to Total Plant Transfer;

(c) principal payments of the Loan occurring prior to Total Plant Transfer, if any;

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(d) costs to acquire title or use rights to the Project Site, necessary easements and other Real Property and Project Mining Claim interests;

(e) costs and expenses of legal, engineering, accounting, construction management and other advisors or Secured Party Advisors incurred in connection with the Project;

(f) fees, commissions and expenses payable to the Secured Parties in connection with the Project;

(g) development costs to the extent permitted to be paid under the Financing Documents;

(h) construction insurance premiums for Required Insurance obtained prior to Total Plant Transfer;

(i) the Borrower’s labor costs and general and administrative costs prior to Total Plant Transfer;

(j) costs incurred under the Project Documents and in the Base Case Financial Model;

(k) Taxes (but not taxes on or measured by net income or any income tax equivalent unless the Borrower is obligated to pay such taxes under any Applicable Law) payable in connection with the Project;

(l) to the extent funded with contributions from the Base Equity Commitment or an Acceptable Credit Support, the initial funding of the Reserve Accounts to the applicable Reserve Account Requirement in accordance with the Accounts Agreement; provided that the Debt Service Reserve Account may be initially funded with Advance proceeds or an Acceptable Credit Support; and

(m) such other costs or expenses approved by DOE, but excluding (i) any Operating Costs incurred on or after the Substantial Completion Date; and (ii) any costs related to technical product development, marketing, product qualification with potential customers, customer development and engagement with respect to the Product.

“Project Document” means each Major Project Document and each other agreement necessary or appropriate for the Project, including any contract or agreement relating to the ownership, development, construction, testing, operation, maintenance, repair or use of the Project entered into by the Borrower or the Subsidiary Guarantor with any other Person, including any credit support instrument in respect of any other Project Document irrespective of whether the Borrower or the Subsidiary Guarantor is a party thereto, but excluding (a) any Financing Document, (b)(i) any mandate letter with any Secured Party and any similar agreement with any third-party advisor of the Borrower and (ii) any fee letter or professional services agreement, consulting agreement or advisory agreement in respect of any professional services and any similar agreement with any third-party advisor of the Borrower (in each case, so long as, at any time of determination, any amounts payable by such Person under or in connection with such contract or

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agreement (A) have been or are reasonably expected to be incurred in the Ordinary Course of Business and (B) are contemplated by the then-current relevant Construction Budget or Operating Budget, as applicable), and (c) any other agreement or document executed by the Borrower in connection with any other Indebtedness that constitutes Permitted Indebtedness.

“Project IP” means all Intellectual Property that at any relevant time is (a) used in, material or necessary for the development, permitting, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project, (b) necessary to complete the activities designated to be completed to achieve Project Completion; or (c) necessary to exercise the Borrower’s rights and perform its obligations under the Major Project Documents, as applicable, but excluding any Software that: (i) has not been modified or customized for the Borrower; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions.

“Project IP Agreement” means each agreement granting or document evidencing the Borrower’s exclusive ownership of, or rights to use, all Project IP (including assignment agreements).

“Project Labor Agreement” means that certain National Construction Agreement, entered into as of May 1, 2019, by and among the North American Contractors Association on behalf of its member companies, North America’s Building Trades Unions and each other party from time to time party thereto, as modified by that certain Thacker Pass Project Final Article 22 Addendum, dated July 19, 2023.

“Project Milestone” has the meaning given to such term in Schedule I (Project Milestones).

“Project Mining Claims” means each unpatented mining claim set forth on Schedule 6.15(c) (Project Mining Claims), claimed by the Borrower, including all such unpatented mining claims on the Project Site and such unpatented mining claims that are not more than approximately two (2) miles from the Project Site (in each case, whether such unpatented mining claims exist on the date hereof or arise after the date hereof), recorded with the BLM, and filed or recorded in the real property records of Humboldt County, Nevada, subject in all cases to the paramount title of the United States of America.

“Project Site” means the Real Property and Project Mining Claims on which the Project is or is intended to be situated, as further described in Schedule 6.15(a)(i) (Project Site), as the same may be updated pursuant to Section 6.15(e) (Project Site).

“Project Source Code” means Source Code that constitutes Project IP owned by, or (subject to the applicable third party license terms) licensed to, the Borrower or the Subsidiary Guarantor and included in the Collateral.

“Projected Debt Service Coverage Ratio” means, as of any Calculation Date, the ratio of (a) Cash Flow Available for Debt Service for the next succeeding twelve (12) month period to (b) aggregate Debt Service scheduled for such period, in each case based on amounts projected in the

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Base Case Financial Model, as adjusted for actual interest rates and any factors known as of such date of determination as agreed between the Borrower and DOE.

“Property” means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including Intellectual Property).

“Prudent Industry Practice” means those practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the lithium mining and processing industries as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of the Project.

“Publicly Traded Securities” means Equity Interests that are traded on a major stock exchange.

“Punch List Items” means items listed on the construction punch list that are certified in writing by the Borrower and agreed by DOE (in consultation with the Independent Engineer).

“Qualified Investment Fund” has the meaning given to such term in the Affiliate Support Agreement.

“Qualified Public Company Shareholder” has the meaning given to such term in the Affiliate Support Agreement.

“Qualified Transferee” has the meaning given to such term in the Affiliate Support Agreement.

“Quarterly Certificate” has the meaning given to such term in Section 8.02(b) (Quarterly Reports).

“Quarterly Reporting Date” has the meaning given to such term in Section 8.02(b) (Quarterly Reports).

“Ramp-Up Costs” means Operating Costs that have been incurred or are expected to be incurred by the Borrower on or after Total Plant Transfer through the Project Completion Date.

“Ramp-Up Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other real property and other rights incidental to the ownership, lease, grant or operation thereof, including the portions of the Project Site constituting real property or such other rights.

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“Real Property Document” means each of:

(a) the Winnemucca TLT Lease; and

(b) each other document evidencing the Borrower’s ownership or leasehold interest or other right and entitlement to use Real Property for the Project Site.

“Reimbursement Amounts” has the meaning given to such term in Section 4.01(b)(i) (Reimbursement and Other Payment Obligations).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to Section 4.01 (Reimbursement and Other Payment Obligations).

“Related Infrastructure” has the meaning given to such term in the preliminary statements.

“Release” means, with respect to Hazardous Substances, any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing or migrating into, through or upon the natural or man-made environment (including any land, water or air and the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substances), and “Released” shall have a corresponding meaning.

“Release Date” means the date on which all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full and the Loan Commitment Amount has been reduced to zero Dollars ($0).

“Reliability Testing” has the meaning given to such term in Schedule I (Project Milestones).

“Reliability Testing Plan” has the meaning given to such term in Schedule I (Project Milestones).

“Replacement Contract” means each agreement entered into by the Borrower to replace a Replaceable Contract in accordance with this Agreement.

“Replaceable Contract” means any Major Project Document other than the Offtake Agreement and any Real Property Document.

“Replacement Contract Conditions” means, with respect to any Replaceable Contract and/or the Major Project Participant that is (or was) a party thereto and the applicable triggering event under this Agreement, to the extent permitted pursuant to Section 3.05(c)(i)(C) (Mandatory Prepayments) or Section 10.01(k) (Bankruptcy; Insolvency; Dissolution):

(a) promptly, but in no event later than five (5) Business Days after the occurrence of such event, the Borrower delivers to DOE written notification of its intent to replace such Replaceable Contract with a Replacement Contract;

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(b) within twenty (20) Business Days after the occurrence of such event, the Borrower delivers to DOE a cure plan reasonably acceptable to DOE pursuant to which the Borrower shall replace such Major Project Participant and Replaceable Contract;

(c) (i) the terms of the proposed Replacement Contract are reasonably acceptable to DOE, (ii) the creditworthiness and technical competence of the proposed Replacement Contractor are at least equivalent to the creditworthiness and technical competence of, as of the Execution Date or, if later, the date of execution of such Replaceable Contract in accordance with the terms of this Agreement, the Major Project Participant party to such Replaceable Contract (as determined by DOE), (iii) if the Major Project Participant being replaced entered into a Direct Agreement, the proposed Replacement Contractor enters into a Direct Agreement with respect to such Replacement Contract substantially in the form of the Direct Agreement for the Replaceable Contract or Exhibit T (Form of Direct Agreement), and (iv) if a Secured Party originally received a legal opinion relating to such Replaceable Contract, each such Secured Party receives a legal opinion in form and substance reasonably acceptable to such Secured Party relating to the proposed Replacement Contractor, Major Project Document and related Direct Agreement;

(d) such Replaceable Contract is replaced within a period not to exceed ninety (90) days after the occurrence thereof or, to the extent approved by DOE, such longer period pursuant to the cure plan referred to in clause (b) of this definition; and

(e) during the period that the Borrower is attempting to replace such Major Project Participant and Replaceable Contract, no Material Adverse Effect has occurred or could reasonably be expected to occur.

“Replacement Contractor” means each counterparty to a Replacement Contract that replaces a Major Project Participant party to a Replaceable Contract in accordance with this Agreement.

“Requested Advance Date” means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the Note.

“Required Approvals” means all Governmental Approvals and other consents and approvals of third parties necessary or required under Applicable Law or any contractual obligation for:

(a) the due execution, delivery, recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any FFB Document, in each case, to which it is, or is intended to be, party;

(b) the issuance of the Note and the borrowings under the Funding Agreements, the use of the proceeds thereof and the Reimbursement Obligations;

(c) the grant of all Liens granted pursuant to the Security Documents;

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(d) the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof);

(e) the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;

(f) the development, construction, operation or maintenance of the Project;

(g) the Borrower’s ownership of the Project; or

(h) the maintenance of the Borrower’s and/or the Subsidiary Guarantor’s ownership interests in the Project Site.

“Required Approvals Schedule” means the schedule attached hereto as Schedule 6.07(a) (Required Approvals Schedule), as updated or otherwise supplemented pursuant to Section 5.01(w) (Required Approvals).

“Required Insurance” means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) in accordance with Schedule 7.03 (Insurance).

“Reserve Account Requirement” means, with respect to each Reserve Account, the minimum amount then required to be on deposit therein and/or standing to the credit thereto in accordance with the Accounts Agreement.

“Reserve Accounts” has the meaning given to such term in the Accounts Agreement.

“Reserve Tail Ratio” has the meaning given to such term in Section 7.23(b) (Reserve Tail Ratio).

“Responsible Officer” means, with respect to any Person:

(a) that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding an equivalent position in such corporation, or any other Financial Officer of such Person;

(b) that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding an equivalent position in such partnership, or any other Financial Officer of a general partner of such Person; or

(c) that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding an equivalent position in such limited liability company, or any other Financial Officer of the manager or managing member of such Person; and

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(d) with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to Section 5.01(g) (Execution Date Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

“Restoration Plan” means a written, reasonably detailed plan for Restoration of any Affected Property including a description of the work or approach to restore the Affected Property, an estimated budget, and schedule.

“Restore” means, with respect to any Affected Property, the design, engineering, procurement, construction and other work required to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.

“Restricted Payment Account” has the meaning given to such term in the Accounts Agreement.

“Restricted Payment Conditions” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Restricted Payment Date” has the meaning given to such term in the Accounts Agreement.

“Restricted Payments” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Restricted Payment Suspense Account” has the meaning given to such term in the Accounts Agreement.

“Revenue Account” has the meaning given to such term in the Accounts Agreement.

“Royalty Documents” means (a) the Royalty Purchase Agreement dated February 4, 2013 between the Borrower, the Subsidiary Guarantor and MF2, LLC, (b) the Royalty Assignment Deed dated July 21, 2017 to Alnitak Holdings, (c) the Gross Revenue Royalty Agreement dated February 6, 2023 between the Subsidiary Guarantor and MF2, LLC, (d) the Gross Revenue Royalty Agreement dated February 6, 2023 between the Borrower and MF2, LLC, (e) the LNC Notice of Abandonment dated April 22, 2019, (f) the Royalty Purchase Agreement dated February 4, 2011 between Western Energy Development Corp. and Cameco and (g) the Royalty Purchase Agreement dated February 4, 2011 between the Subsidiary Guarantor and Cameco.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

“Safety Audit” means a safety audit of the Project in a manner satisfactory to DOE that focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management

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commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors, and managers; incident reporting and information posting.

“Safety Plan” means a plan, in a form satisfactory to DOE, related to safety and environmental management during construction, which covers topics including roles and responsibilities, planning and risk reduction, training, emergency response, incident management, and monitoring and auditing.

“Safety Report” means a written report and plan, in form satisfactory to DOE, with respect to an annual Safety Audit that sets forth: (a) any deficiencies identified as a result of such Safety Audit; (b) any recommendations for the operation and maintenance of the Project; (c) compliance with the regulations implementing the Occupations Safety and Health Act; and (d) any other items reasonably requested by DOE.

“Sanctions” means any economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by (a) the United States government, including OFAC, the U.S. Department of State, and the U.S. Department of Commerce, (b) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities or foreign countries or regimes and (c) the Canadian government including Global Affairs Canada, the Royal Canadian Mounted Police, and the Canada Border Services Agency.

“Scheduled Project Completion Date” means October 31, 2028 .

“Scheduled Substantial Completion Date” means March 31, 2028.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary of Energy” means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Labor” means as of any date, the then-current secretary of the DOL or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary’s Affirmation” has the meaning given to such term in the Note Purchase Agreement.

“Section 45X Eligible Costs” has the meaning given to such term in Section 5.01(j)(i)(B) (Base Case Financial Model).

“Secured Obligations” means, at any time, all Note Obligations and all other amounts owed to DOE or any other Secured Party by any Borrower Entity under the Financing Documents, including accrued interest thereon, fees, Secured Party Expenses, penalties and indemnity obligations.

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“Secured Parties’ License” means the right for the Secured Parties to use and otherwise Practice and to assign or sublicense, in each case, for no additional consideration, the Borrower’s and the Subsidiary Guarantor’s rights in and to Project IP under a Project IP Agreement (effective as of the Execution Date or, if acquired later, upon such acquisition date, but enforceable: (a) during the continuance of an Event of Default; (b) upon an enforcement and transfer of ownership in the Borrower or the Subsidiary Guarantor; or (c) upon any bankruptcy or insolvency action involving the Borrower or the Subsidiary Guarantor).

“Secured Party” means each of:

(a) DOE;

(b) FFB;

(c) the Collateral Agent; and

(d) any other holder of any Secured Obligations outstanding at any time.

“Secured Party Advisor” means each of:

(a) the Independent Engineer;

(b) the Insurance Consultant;

(c) the Financial and Market Consultant;

(d) Allen Overy Shearman Sterling US LLP, as New York legal counsel to DOE;

(e) Fennemore Craig, P.C., as Nevada legal counsel to DOE; and

(f) each other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Loan, the Project or the Transaction Documents.

“Secured Party Expenses” means any out-of-pocket costs, expenses (including, without limitation, attorneys’ fees and expenses and indemnity amounts) and other amounts paid or incurred by any Secured Party from time to time in connection with the due diligence of the Borrower, the other Borrower Entities or the Project and the preparation, execution, recording and performance of this Agreement, the other Transaction Documents and any other documents and instruments related hereto or thereto (including legal opinions), including any of the following:

(a) recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral;

(b) fees, charges, and expenses of any Secured Party Advisors;

(c) commissions, charges, costs and expenses for the conversion of currencies;

Annex I-61	Thacker Pass –
Loan Agreement and Reimbursement Agreement

(d) other fees, charges, expenses and other amounts from time to time due to any Secured Party under or in connection with the Financing Documents;

(e) fees and expense of the legal counsel, consultants and advisors of any Secured Party with respect to any of the foregoing; and

(f) DOE Extraordinary Expenses.

“Security Agreement” means the Pledge and Security Agreement entered into as of the Execution Date among the Borrower, the Subsidiary Guarantor and the Collateral Agent (acting for the benefit of the Secured Parties).

“Security Document” means each of:

(a) the Accounts Agreement;

(b) the Security Agreement;

(c) the Equity Pledge Agreement;

(d) each Subordination Agreement;

(e) each Direct Agreement;

(f) the IP Security Agreement;

(g) the Deed of Trust;

(h) the Notice of Pledge;

(i) all subordination, attornment and non-disturbance agreements with landlords and sub-landlords;

(j) each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Secured Obligations, including any security documentation delivered pursuant to Section 10.10 (Further Assurances and Corrective Instruments) of the Affiliate Support Agreement; and

(k) such other documents, certificates, filings and instruments that may be required by the Secured Parties in connection with the foregoing.

“Segregated Transmission Line” means the approximately 2.5 mile section of the Harney Electric Cooperative transmission line that connects the Kings River Switching Station and the Kings River Substation that is outside of the project boundary delineated in the BLM Plan of Operations.

Annex I-62	Thacker Pass –
Loan Agreement and Reimbursement Agreement

“Sensitive Information” means (a) any information that is subject to Data Protection Laws; (b) any Trade Secrets or other information in which the Borrower or the Subsidiary Guarantor have confidential Intellectual Property rights (including any relevant Project IP owned by the Borrower or the Subsidiary Guarantor); and (c) any information with respect to which the Borrower or the Subsidiary Guarantor have contractual non-disclosure obligations.

“Short-Term Offtake Agreements” has the meaning given to such term in Section 9.16(a)(ii) (Restrictions on Indebtedness and Certain Capital Transactions).

“Similar Law Plan” has the meaning given to such term in Section 6.27(h) (ERISA).

“Software” means any and all (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations, and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Source Code” means, with respect to any Software, the human-readable form of such Software.

“Specified Equity Contributions” has the meaning given to such term in Section 7.23(a) (Historical Debt Service Coverage Ratio).

“Specified Proceedings” has the meaning given to such term in Section 5.03(i) (Specified Proceedings).

“Specified Required Approvals” means each Required Approval set forth on the Specified Required Approvals Schedule.

“Specified Required Approvals Schedule” means the schedule attached hereto as Schedule 6.07(b) (Specified Required Approvals), as updated or otherwise supplemented pursuant to Section 5.01(w) (Required Approvals).

“Sponsor” means Lithium Americas Corp., a corporation organized under the laws of the Province of British Columbia, Canada.

“Sponsor Cut-Off Date” means the date on which each of the following conditions has been satisfied, as determined by DOE:

(a) the Project Completion Date has occurred;

(b) the Borrower has paid in full with Operating Revenues the principal and interest of the Loan on at least four (4) consecutive Payment Dates after the Project Completion Date;

Annex I-63	Thacker Pass –
Loan Agreement and Reimbursement Agreement

(c) no Default or Event of Default has occurred and is continuing;

(d) all Reserve Accounts are funded in an amount equal to or greater than the applicable Reserve Account Requirement; and

(e) DOE has received a certificate executed by a Responsible Officer of the Sponsor certifying as to clauses (a) through (d) above, substantially in the form attached as Exhibit U (Form of Sponsor Cut-Off Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

“Sponsor Support Document” means each of:

(a) the Affiliate Support Agreement;

(b) each Acceptable Letter of Credit or other Acceptable Credit Support provided by or on behalf of the Sponsor pursuant to the Affiliate Support Agreement; and

(c) each other agreement between the Sponsor and/or the Direct Parent and DOE regarding the Borrower or the Project (other than the Equity Pledge Agreement).

“Sponsor’s Auditor” means, with respect to the Sponsor, PricewaterhouseCoopers LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Sponsor from time to time with the prior written approval of DOE.

“Standard & Poor’s” or “S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Subordination Agreement” means each subordination (and, as applicable, pledge) agreement, entered into, or to be entered into, among the relevant Borrower Entity, the relevant counterparty advancing funds to that Borrower Entity and DOE (or any agent satisfactory to DOE acting on its behalf), which shall be in form and substance satisfactory to DOE and pursuant to which such counterparty subordinates its right of payment and performance from that Borrower Entity to the repayment in full of all Secured Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Annex I-64	Thacker Pass –
Loan Agreement and Reimbursement Agreement

“Subsidiary Guarantor” means KV Project LLC, a limited liability company organized under the laws of the State of Nevada.

“Substantial Completion” has the meaning given to such term in Schedule I (Project Milestones).

“Substantial Completion Date” means the date on which Substantial Completion occurs as confirmed by DOE.

“Substantial Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit V-1 (Form of Substantial Completion Date Certificate) hereto.

“Substantial Completion Date Certificate (Independent Engineer)” means a certificate executed by a Responsible Officer of the Independent Engineer, substantially in the form attached as Exhibit V-2 (Form of Substantial Completion Date Certificate (Independent Engineer)) hereto.

“Substantial Completion Longstop Date” means March 31, 2029.

“Sustaining Capital Expenditure” means general process plant sustaining Capital Expenditures for the Project, Coarse Gangue Storage and Clay Tailings Filter Stack expansions, mobile equipment replacements and sulfuric acid plant turnarounds.

“Tax Certificate” has the meaning given to such term in Section 5.01(g)(iii) (Execution Date Certificates).

“Tax Credits” means has the meaning given to such term in Section 5.01(j)(i)(B) (Base Case Financial Model).

“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Term Sheet” means the Summary Terms and Conditions for DOE Loan Authorized under U.S. Department of Energy Advanced Technology Vehicles Manufacturing Program, dated March 12, 2024.

“Threshold Event of Loss” has the meaning given to such term in Section 7.04(a)(ii) (Event of Loss).

“Title Company” means one or more title companies satisfactory to DOE, satisfying DOE’s requirements with respect to co-insurance or reinsurance.

“TLT” has the meaning given to such term in the preliminary statements.

Annex I-65	Thacker Pass –
Loan Agreement and Reimbursement Agreement

“TLT Documents” means each of:

(a) the Winnemucca TLT Lease;

(b) on and after the First Advance, the subordination, attornment and non-disturbance agreement with respect to the Winnemucca TLT Lease;

(c) the Nevada Sublease;

(d) the subordination, attornment and non-disturbance agreement with respect to the Nevada Sublease;

(e) IH Terminal Service Agreement;

(f) IHT Rider Build Agreement;

(g) all other real property agreements and transaction agreements (including any build-own-operate-transfer agreements, as applicable) in respect of the TLT; and

(h) all other material agreements relating to the construction, operation and maintenance of the TLT;

in each case, in form and substance satisfactory to DOE.

“TLT Payments” means payments due or payable by the Borrower under any of the TLT Documents.

“Total Plant Transfer” has the meaning given to such term in Schedule I (Project Milestones).

“Trademarks” means any and all (a) trademarks, trade names, business names, trade styles, service marks, trade dress, designs, fictitious business names, logos and other source or business identifiers (in each case, whether registered or unregistered); and (b) registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof or any other jurisdiction, and recordations, renewals and extensions thereof, and in each case, together with all goodwill associated therewith.

“Trade Secrets” has the meaning given to such term in clause (e) of the definition of “Intellectual Property”.

“Transaction Document” means each Financing Document, each GM Investment Document and each Project Document.

“Transfer” has the meaning given to such term in the Affiliate Support Agreement.

Annex I-66	Thacker Pass –
Loan Agreement and Reimbursement Agreement

“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York, Nevada or any other state the laws of which are required to be applied in connection with the issue of perfection of the Secured Obligations.

“Unfunded Pension Liabilities” means the excess of an Employee Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Variable Sulfur Costs” means the purchase of sulfur.

“Waste Rock Dump Design” means a description, geometric variables (e.g., dump height, volumes, and slope angles), and any other factors relating to the design of the waste rock disposal and storage facilities that ensures safe and stable structures and reliance operation of the facilities.

“Winnemucca TLT Lease” means the Lease Agreement, dated as of December 1, 2023, between the Borrower and the City of Winnemucca regarding real property situated near the Winnemucca Municipal Airport described as Lots 3, 12, 15 to 19, inclusive, 22 and 23 in Section 16, T35N, R37E, MDM, Humboldt County, Nevada, identified as APN 13-0242-0, containing approximately 177.31 acres, and as disclosed in the public record by that certain Memorandum of Lease Agreement dated December 1, 2023, recorded on December 8, 2023 at Document No. 2023-05014, as amended by the First Amendment to Lease Agreement, dated as of September 18, 2024.

“Workforce Hub” or “WFH” means the labor and staff modular residence located at 6500 East Winnemucca Boulevard, Winnemucca, NV 89445.

“Workforce Hub Document” means (i) the Workforce Hub Purchase Agreement and (ii) the Workforce Hub Erection Agreement.

“Workforce Hub Erection Agreement” means a contract for the assembly and erection of the Workforce Hub.

“Workforce Hub Purchase Agreement” means that certain Purchase Order No. 4500000614, dated as of August 21, 2023 (as restated on September 8, 2023), between the Borrower and Civeo Canada Limited Partnership.

Annex I-67	Thacker Pass –
Loan Agreement and Reimbursement Agreement

Schedule 3.02

Amortization Schedule

[attached]

DOE (ATV)	LITHIUM NEVADA CORP.

SCHEDULE A

PAYMENT SCHEDULE FOR PRINCIPAL OF, AND CAPITALIZED INTEREST ON, EACH OUTSTANDING ADVANCE

Date	% Repayment
1/20/2029	1.212%
4/20/2029	1.449%
7/20/2029	1.475%
10/20/2029	1.489%
1/20/2030	1.290%
4/20/2030	1.318%
7/20/2030	1.334%
10/20/2030	1.352%
1/20/2031	1.198%
4/20/2031	1.213%
7/20/2031	1.228%
10/20/2031	1.244%
1/20/2032	0.876%
4/20/2032	0.870%
7/20/2032	1.141%
10/20/2032	1.156%
1/20/2033	0.320%
4/20/2033	0.287%
7/20/2033	0.135%
10/20/2033	0.137%
1/20/2034	0.817%
4/20/2034	0.850%
7/20/2034	0.861%
10/20/2034	0.873%
1/20/2035	0.774%
4/20/2035	0.786%
7/20/2035	0.796%
10/20/2035	0.806%
1/20/2036	0.734%
4/20/2036	0.740%
7/20/2036	0.749%
10/20/2036	0.759%
1/20/2037	1.273%

(note: qtr payments; capped cap int; mstr pymt sched)	NOTE – page 16

DOE (ATV)	LITHIUM NEVADA CORP.

4/20/2037	1.319%
7/20/2037	1.336%
10/20/2037	1.354%
1/20/2038	1.462%
4/20/2038	1.489%

7/20/2038	1.508%
10/20/2038	1.527%
1/20/2039	1.040%
4/20/2039	1.032%
7/20/2039	1.045%
10/20/2039	1.059%
1/20/2040	1.252%
4/20/2040	1.284%
7/20/2040	1.301%
10/20/2040	1.318%
1/20/2041	1.468%
4/20/2041	1.485%
7/20/2041	1.504%
10/20/2041	1.524%
1/20/2042	1.213%
4/20/2042	1.214%
7/20/2042	1.230%
10/20/2042	1.246%
1/20/2043	1.500%
4/20/2043	1.532%
7/20/2043	1.552%
10/20/2043	1.572%
1/20/2044	1.566%
4/20/2044	1.587%
7/20/2044	1.607%
10/20/2044	1.628%
1/20/2045	1.339%
4/20/2045	1.341%
7/20/2045	1.359%
10/20/2045	1.377%
1/20/2046	1.579%
4/20/2046	1.622%

(note: qtr payments; capped cap int; mstr pymt sched)	NOTE – page 17

DOE (ATV)	LITHIUM NEVADA CORP.

7/20/2046	1.643%
10/20/2046	1.664%
1/20/2047	1.846%
4/20/2047	1.875%
7/20/2047	1.900%
10/20/2047	1.924%
1/20/2048	1.942%
4/20/2048	1.967%
7/20/2048	1.993%
10/20/2048	0.333%

(note: qtr payments; capped cap int; mstr pymt sched)	NOTE – page 18

Schedule 5.01(l)

Integrated Project Schedule

[Available at Legatics row 3]

SCHEDULE 5.01(r)(i)

INSURED REAL PROPERTY

The fee and leasehold property situated in the County of Humboldt, State of Nevada, and described as follows:

FEE PROPERTY:

Parcel 1:

Parcel A:

A PARCEL OF LAND LYING WITHIN THE NORTHWEST 1/4 OF SECTION 15, TOWNSHIP 35 NORTH, RANGE 37 EAST, M.D.B.&M., HUMBOLDT COUNTY, NEVADA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST 1/4 SECTION CORNER OF SAID SECTION 15; THENCE NORTH 0°25'29"' WEST 1391.04 FEET ALONG THE WEST BOUNDARY OF SECTION 15 TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING NORTH 0º25'29" WEST 477.67 FEET ALONG THE WEST BOUNDARY OF SECTION 15 TO THE INTERSECTION WITH THE SOUTHERLY RIGHT-OF-WAY OF THE UNION PACIFIC RAILROAD; THENCE NORTH 66°24'18" EAST 372.48 FEET ALONG THE UNION PACIFIC RIGHT- OF-WAY TO THE INTERSECTION WITH THE WESTERLY RIGHT-OF-WAY OF AIRPORT ROAD; THENCE ALONG AIRPORT ROAD 672.09 FEET ALONG A CURVE TO THE LEFT, SAID CURVE HAVING A CENTRAL ANGLE OF 18°52'36", A RADIUS OF 2040.00 FEET AND A CHORD BEARING OF SOUTH 36°57'26" EAST; THENCE CONTINUING ALONG AIRPORT ROAD SOUTH 46°23'43" EAST 173.66 FEET TO A POINT; THENCE NORTH 88°10'14" WEST 866.22 FEET TO THE TRUE POINT OF BEGINNING.

SAID PARCEL IS FURTHER DESCRIBED AS SHOWING ON THAT CERTAIN RECORD OF SURVEY PREPARED FOR ROBERT D. STITSER, RECORDED ON OCTOBER 1, 2015 AND BEING DOCUMENT NUMBER 2015-3275 OF THE OFFICIAL RECORDS OF HUMBOLDT COUNTY, NEVADA.

Parcel B:

A PARCEL OF LAND LYING WITHIN THE NORTHWEST 1/4 OF SECTION 15, TOWNSHIP 35 NORTH, RANGE 37 EAST, M.D.B.&M., HUMBOLDT COUNTY, NEVADA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST 1/4 SECTION CORNER OF SAID SECTION 15; THE TRUE POINT OF BEGINNING; THENCE NORTH 0°25'39" WEST 1391.04 FEET ALONG THE WEST BOUNDARY OF SECTION 15 TO A POINT; THENCE SOUTH 88°10'14" EAST 667.45 FEET TO A POINT; THENCE SOUTH 0°18'33" EAST 1389.77 FEET TO A POINT; THENCE NORTH 88°16'15" WEST 664.54 FEET TO THE TRUE POINT OF BEGINNING.

Schedule 5.01(r)(i)-1
Thacker Pass - LARA

SAID PARCEL IS FURTHER DESCRIBED AS THE WEST 1/2 SOUTHWEST 1/4 NORTHWEST 1/4 SHOWING ON THAT CERTAIN RECORD OF SURVEY PREPARED FOR ROBERT D. STITSER, RECORDED ON OCTOBER 1, 2015 AND BEING DOCUMENT NUMBER 2015-3275 OF THE OFFICIAL RECORDS OF HUMBOLDT COUNTY, NEVADA.

Parcel C:

A PARCEL OF LAND LYING WITHIN THE NORTHWEST 1/4 OF SECTION 15, TOWNSHIP 35 NORTH, RANGE 37 EAST, M.D.B.&M., HUMBOLDT COUNTY, NEVADA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST 1/4 CORNER OF SAID SECTION 15, FROM WHICH THE NORTHWEST CORNER OF SECTION 15 BEARS NORTH 0°25'39" WEST; THENCE SOUTH 88°16'15" EAST 1329.08 FEET ALONG THE EAST-WEST 1/4 SECTION LINE TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING SOUTH 88°16'15" EAST 583.64 FEET ALONG THE EAST-WEST 1/4 SECTION LINE TO A POINT; THENCE NORTH 1°43'45" EAST 300.00 FEET TO A POINT; THENCE SOUTH 88°16'15" EAST 115.40 FEET TO A POINT ON THE WESTERLY RIGHT-OF-WAY OF AIRPORT ROAD; THENCE NORTH 46°23'43" WEST 981.83 FEET ALONG AIRPORT ROAD TO A POINT; THENCE SOUTH 0°11'27" EAST 955.92 FEET TO THE TRUE POINT OF BEGINNING.

SAID PARCEL IS FURTHER DESCRIBED AS SHOWING ON THAT CERTAIN RECORD OF SURVEY PREPARED FOR ROBERT D. STITSER, RECORDED ON OCTOBER 1, 2015 AND BEING DOCUMENT NUMBER 2015-3275 OF THE OFFICIAL RECORDS OF HUMBOLDT COUNTY, NEVADA.

NOTE: THE ABOVE METES AND BOUND DESCRIPTIONS FOR PARCELS A, B AND C, PREVIOUSLY APPEARED IN THAT CERTAIN DOCUMENT RECORDED NOVEMBER 14, 2023 AS INSTRUMENT NO. 2023- 03999 OF OFFICIAL RECORDS.

METES AND BOUNDS DESCRIPTION APPEARED PREVIOUSLY IN THAT CERTAIN INSTRUMENT RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF HUMBOLDT COUNTY, NEVADA ON MAY 15, 2023 AS INSTRUMENT NO. 2023-1401 OF OFFICIAL RECORDS.

Parcel 2:

ALL THAT CERTAIN REAL PROPERTY IN THE COUNTY OF HUMBOLDT, STATE OF NEVADA, DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN REAL PROPERTY SITUATE WITHIN A PORTION OF THE NORTHWEST ONE-QUARTER (NW 1/4) OF SECTION TWENTY TWO (22), TOWNSHIP THIRTY SIX (36) NORTH, RANGE THIRTY EIGHT (38) EAST. M.D.M., CITY OF WINNEMUCCA, HUMBOLDT COUNTY, NEVADA, BEING A PORTION OF PARCELS 2 AND 4 OF PARCEL MAP FILE NO. 1997-9126, RECORDED OCTOBER 21, 1997, IN THE OFFICIAL RECORDS OF HUMBOLDT COUNTY, NEVADA.

Schedule 5.01(r)(i)-2
Thacker Pass - LARA

COMMENCING AT THE WEST ONE QUARTER (W 1/4) OF SECTION TWENTY TWO (22), BEING A BLM BRASS CAP DATED 1965 AS SHOWN ON SAID PARCEL MAP FILE NO. 1997-9126;

THENCE DEPARTING SAID WEST ONE QUARTER CORNER (W 1/4) OF SAID SECTION TWENTY TWO (22) AND ALONG THE CENTER SECTION LINE OF SAID SECTION 22, NORTH 89°03'59" EAST A DISTANCE OF 2536.88 FEET. TO A 5/8" REBAR AND BRASS TAG RLS 1554, BEING THE SOUTHEAST PROPERTY CORNER OF PARCEL OF PARCEL 4 OF PARCEL MAP FILE NO. 1997-9126;

THENCE ALONG THE EAST BOUNDARY LINE OF SAID PARCEL 4 OF PARCEL MAP FILE NO. 1997-9126, NORTH 01°38'27" WEST A DISTANCE OF 60.00 FEET, TO THE POINT OF BEGINNING;

THENCE SOUTH 89°03'59 WEST, A DISTANCE OF 911.39 FEET; THENCE NORTH 39º40'07 WEST, A DISTANCE OF 927.63 FEET;

THENCE NORTH 44°40'04 WEST, A DISTANCE OF 179.21 FEET; THENCE NORTH 44°49'19 EAST, A DISTANCE OF 128.82 FEET;

THENCE NORTH 60°24'53 EAST, A DISTANCE OF 1351.70 FEET, TO THE BEGINNING OF A TANGENT CURVE;

THENCE 51.25 FEET ALONG A 50.00 FOOT RADIUS CURVE TO THE LEFT WITH A DELTA ANGLE OF 58°43'54";

THENCE NORTH 01°40'59 EAST, A DISTANCE OF 508.91 FEET, TO THE NORTHERLY BOUNDARY LINE OF SAID PARCEL 2 OF PARCEL MAP FILE NO. 1997-9126;

THENCE ALONG SAID NORTHERLY BOUNDARY LINE, NORTH 75°00'42 EAST, A DISTANCE OF 268.86 FEET, TO THE NORTHEAST PROPERTY CORNER OF SAID PARCEL 2 OF PARCEL MAP FILE NO. 1997- 9126, BEING A 5/8" REBAR AND BRASS TAG RLS 1554;

THENCE ALONG THE EAST BOUNDARY LINE OF SAID PARCELS 2 AND 4 OF PARCEL MAP FILE NO. 1997- 9126, SOUTH 01º38'27 EAST, A DISTANCE OF 2206.52 FEET TO THE POINT OF BEGINNING.

NOTE: THE ABOVE METES AND BOUNDS DESCRIPTION APPEARED PREVIOUSLY IN THAT CERTAIN INSTRUMENT RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF HUMBOLDT COUNTY, NEVADA ON MAY 15, 2023 AS INSTRUMENT NO. 2023-1401 OF OFFICIAL RECORDS.

Parcel 3:

THE SOUTHWEST QUARTER (SW 1/4) OF THE NORTHWEST QUARTER (NW 1/4) AND THE NORTH HALF (N 1/2) OF THE SOUTHWEST QUARTER (SW 1/4) AND THE

Schedule 5.01(r)(i)-3
Thacker Pass - LARA

NORTHWEST QUARTER (NW 1/4) OF THE SOUTHEAST QUARTER (SE 1/4) OF SECTION 1, TOWNSHIP 44 NORTH, RANGE 35 EAST, M.D.B.&M., HUMBOLDT COUNTY, NEVADA.

Parcel 4:

THE EAST HALF (E 1/2) OF SECTION 10, TOWNSHIP 43 NORTH, RANGE 37 EAST, M.D.B.&M., HUMBOLDT COUNTY, NEVADA.

Parcel 5:

GOVERNMENT LOTS 3, 12, 15 THROUGH 19, 22 AND 23 OF SECTION 16, TOWNSHIP 35 NORTH, RANGE 37 EAST, M.D.B. & M., HUMBOLDT COUNTY, NEVADA.

LEASEHOLD PROPERTY:

That certain real property consisting of approximately 177.31 acres, lying and being near the Winnemucca Municipal Airport and described as Lots 3, 12, 15 to 19, inclusive, 22 and 23 in Section 16, Township 35 North, Range 37 East, M.D.B.&M. in the County of Humboldt, Nevada, identified as Humboldt County Assessor’s Parcel No. 13-0242-01, leased pursuant to that certain Lease Agreement, dated as of December 1, 2023, by and between the City of Winnemucca, a Nevada political subdivision, and Borrower.

Schedule 5.01(r)(i)-4
Thacker Pass - LARA

SCHEDULE 5.01(rr)

LONG LEAD EQUIPMENT

1. Pre-fabricated metal building for electrical equipment.

2. 115 kilovolt liquid immersed substations power transformer.

3. Thickener package.

4. Essential and stand-by diesel generators.

5. Filters-press (neutralization, magnesium precipitation filtration).

6. Alloy 2205 plates and tubes for Fabricator #1 (MgSO4 Stage 1 BC, STG3 DTC, STG4 DTC).

7. Liquid filled substation power and distribution transformers.

8. Reinforcing steel.

9. 115kV Power Circuit Breaker.

Schedule 5.01(rr)-1
Thacker Pass - LARA

SCHEDULE 6.07(a)

REQUIRED APPROVALS SCHEDULE

Part A

Permit Name	Issuing Authority	Permit Number (if any)	Date Obtained
Short Term Eagle Take Permit	United States Fish and Wildlife Service (USFWS)	MB76086D	April 8, 2022
Mine Plan of Operations/Record of Decision	United States Dept. of Interior, Bureau of Land Management (BLM)	NVN-098586	Feb. 17, 2023[1]
Record of Decision. Issuance of an Eagle Take Permit to Lithium Nevada Corp.	USFWS	No Permit Number	March 8, 2022
Temporary Discharge Permit - Authorization to Work in Waters of the State	NDEP, Bureau of Water Pollution Control (BWPC)	NVW-51854	April 14, 2023
Class II Air Quality Operating Permit	NDEP, Bureau of Air Pollution Control (BAPC)	AP1479-4334	Feb. 25, 2022[2]
Water Pollution Control Permit	NDEP, Bureau of Mining Regulation and Reclamation (BMRR)	NEV2020104	Jan. 31, 2024[3]
Thacker Pass Reclamation Permit	NDEP, BMRR	0415/ N-098586	Feb. 16, 2023[4]
Permit to Change the Public Waters of the State of Nevada Heretofore Appropriated	Nevada Division of Water Resources (NDWR)	89681-89684 89991-90006	June 27, 2023
Industrial Artificial Pond Permit	Nevada Dept. of Wildlife (NDOW)	41565	Sep. 26, 2023[5]
Class III Solid Waste Landfill (Waiver) Permit	NDEP, Bureau of Sustainable Materials Management (BSMM)	SWW1822	June 27, 2022
Pipeline Construction Portion Only of Thacker Pass Proposed Water System	NDEP, Bureau of Safe Drinking Water (BSDW)	HU-0006988-22	Aug. 28, 2023

1 Initial ROD for Permit No. NVN-098586 was approved on January 15, 2021. Minor Modification for Early Works was approved on Feb. 17, 2024. Second Minor Modification for neutral tails & capex optimization was submitted December 26, 2023. Approval is expected in June 2024, and no additional NEPA analysis was required.

2 Revision 1 to Permit No. AP1479-4334 was submitted in July 2023. The final Permit was issued on June 27, 2024. . Revision 2 will be submitted in July 2024.

3 Initial Permit No. NEV2020104 was issued on February 25, 2022. Revision 1 to Permit No. NEV2020104 was issued on January 31, 2024 based on a minor modification. A second minor modification was submitted May 17, 2024. Issuance of Revision 2 expected November 2024.

4 Initial Permit No. 0415/ N-098586 was issued on February 25, 2022. An early work revision to Permit No. 0415/ N-098586 was issued on February 16, 2023. The next minor modification revision was submitted on December 26, 2023. It is expected to be issued in June or July 2024.

5 Permit No. 41565 will require a modification which is expected to be submitted July or August 2024. The revision will be issued approximately 4 months later.

Schedule 6.07(a)-1	Thacker Pass –
Loan Agreement and Reimbursement Agreement

Permit Name	Issuing Authority	Permit Number (if any)	Date Obtained
Public Water System Improvement Project
Conditional Use Permit	Humboldt County Regional Planning Department	UH-13-05	April 21, 2014
Approved Greater Sage- Grouse Mitigation Plan	Nevada Conservation Credit System

Fulfilled initial compensatory mitigation obligation through the purchase of 1/3 of required credits. Purchase additional 1/3 on or before January 13, 2026; purchase last 1/3 on or before January 13, 2031. Payments made to Estill Ranch April 2023 and Feb. 2024.

Additional credits need to be secured before 2026.

Schedule 6.07(a)-2	Thacker Pass –
Loan Agreement and Reimbursement Agreement

Part B

Permit Name	Issuing Authority	Milestone by When Permit must be Obtained
Liquefied Petroleum Gas License	NDEP, Bureau of Health Protection Services

Application is required prior to conducting any business of installing equipment for the use of LPG or prior to engaging in the business of selling LPG. No person may install or conduct any business of installing equipment for the use of LPG or engage in the business of selling LPG until such person has obtained a license. Nev. Rev. Stat. Ann. § 590.555

Dam Safety Permit	NDWR	Expired January 14, 2022; submitted updated applications for approval July 2023, expected approval September 2024 Approval must be obtained prior to structural fill of ponds.
Explosives Permit	United States Dept. of the Treasury, Bureau of Alcohol, Tobacco, Firearms, and Explosives (ATF)	Permit is required prior to acquisition and use of explosive materials for lawful purposes
Temporary Discharge Permit	NDEP, BWPC

Application will occur immediately before construction/operations and before any temp discharge as defined by NDEP-BMRR. Permit is required prior to discharging water that will be flushed from pipes in the plant.

Septic System Permit	NDI, BWPC	Application must be submitted 6 months before construction of septic systems. Approval expected 3-6 months after submittal.

Schedule 6.07(a)-3	Thacker Pass –
Loan Agreement and Reimbursement Agreement

Permit Name	Issuing Authority	Milestone by When Permit must be Obtained
Approval is required to construct on-site septic.
Hazardous Waste Identification Number	United States Environmental Protection Agency (EPA)	Application required before operations begin.
Petroleum Storage - SPCCC Plan	NDEP, Bureau of Health Protection Services (BHPS)	Application required 60 days in advance of storing petroleum onsite.

General Permit for Stormwater Discharges Associated with Large Construction Activity, Small Construction Activity and Industrial Activity from Temporary Concrete, Asphalt and Material Plants or Operations Dedicated to the Permitted Construction Project

	NDEP, BWPC	Application must be approved by BWPC before beginning the construction work.

Schedule 6.07(a)-4	Thacker Pass –
Loan Agreement and Reimbursement Agreement

SCHEDULE 6.07(b)

SPECIFIED REQUIRED APPROVALS

Permit Name	Issuing Authority	Date Obtained/ Milestone by When Permit needs to be obtained	When permit becomes final and non-appealable
Explosives Permit	ATF	Permit is required prior to acquisition and use of explosive materials for lawful purposes	Approximately 90 days.
Dam Safety Permit	NDWR	Approval must be obtained prior to structural fill of ponds.	The entire review and permitting process normally takes a minimum of one month, however, the process could take several months depending on the complexity and thoroughness of the design.
Septic System Permit	NDEP, BWPC	Application must be submitted 6 months before construction of septic systems. Approval is required to construct on-site septic.	Approval expected 3-6 months after submittal.
Thacker Pass Reclamation Permit	NDEP, BMRR

Permit No. 0415/ N- 098586 has already been obtained. Initial Permit No. 0415/ N- 098586 was issued on February 25, 2022. An early work revision to Permit No. 0415/ N- 098586 was issued on February 16, 2023. The next minor modification revision was submitted on December 26, 2023. It is expected to be issued in June or July 2024.

The Division shall issue a notice of intent to allow or deny the minor modification request within 15 days after the later of:

(a) The close of the period for public comment provided in NAC 519A.190; or

(b) The receipt of the request for modification and the corresponding fees.

5. If the request for a modification is denied, the Division shall notify the applicant of:

(a) The reasons for denial; and

(b) The time allowed and procedures for appealing the

Schedule 6.07(b)-1	Thacker Pass –
Loan Agreement and Reimbursement Agreement

decision pursuant to NAC 519A.415.

6. A request for a minor modification to a plan for reclamation of an exploration project shall be ap-proved or denied, and the reason for denial given, within 10 days after the request for modification is submitted.

Permit Name	Issuing Authority	Date Obtained/ Milestone by When Permit needs to be obtained	When permit becomes final and non-appealable
Water Pollution Control Permit	BMRR

Permit No. NEV2020104 has already been obtained. Initial Permit No. NEV2020104 was issued on February 25, 2022. Revision 1 to Permit No. NEV2020104 was issued on January 31, 2024 based on a minor modification. A second minor modification was submitted May 17, 2024. Issuance of Re-vision 2 expected November 2024.

Approval expected 60-90 days after submittal. There is no public notice or regulatory time requirement for this level of review.
Class II Air Quality Operating Permit	BAPC	Permit No. AP1479-4334 has already been obtained. Revision 1 to Permit No. AP1479-4334 was submitted in July 2023. The final Permit issued June 27, 2024. Revision 2 will be submitted in July 2024.

The BAPC is allowed 10 working days to determine completeness + 15 working days after the application is determined to be complete to make a preliminary determination to issue or deny. With-in 60 days, after the application is determined to be complete, the director will issue or deny the permit. 30-day public notice period is required if any of the conditions under NAC 445B.3457(5) are met. This 30-day public notice period is an addition to the 60 days the director has to issue or deny the permit.

Schedule 6.07(b)-2	Thacker Pass –
Loan Agreement and Reimbursement Agreement

SCHEDULE 6.13(a)

ADDITIONAL PERMITTED ACTIVITIES

1.
Exploration mining claims currently are held by the Borrower in California. If these claims are maintained indirectly by the Sponsor, they may be transferred to a sister entity of the Borrower and Subsidiary of the Sponsor or to a third party pursuant to Schedule 9.03 (Specified Permitted Dispositions).
2.
Exploration investigations have been conducted by the Borrower in various states including California, Maine, South Dakota and other states, and in Nevada outside Humboldt County. Materials relating to such exploration investigations, including proprietary information, are maintained by the Borrower and may be transferred to a sister entity of the Borrower and Subsidiary of the Sponsor or to a third party pursuant to Schedule 9.03 (Specified Permitted Dispositions).
3.
Exploration mining claims currently are held by the Borrower in Humboldt County, Nevada, which are not Project Mining Claims. If such exploration claims are maintained indirectly by the Sponsor, they may be transferred to a sister entity of the Borrower and Subsidiary of the Sponsor pursuant to Schedule 9.03 (Specified Permitted Dispositions).
4.
The Borrower currently maintains a research facility known as the Lithium Americas Technical Center in Reno, Nevada (the “Technical Center”). In the future, the Borrower may investigate, establish, maintain or transact in relation to other business opportunities relating to the Technical Center, including, for example, making excess capacity available to provide services to third parties or relocating the Technical Center, but solely to the extent that (a) the Borrower would be entitled, pursuant to contractual arrangements with the relevant parties and on a no-cost basis, to continued access to the Technical Center for purposes of the Borrower’s business as required or permitted pursuant to the Agreement, and (b) the uses by the relevant third parties shall not interfere with the Borrower’s business as required or permitted by the Agreement.
5.
The Borrower owns, or has a right to use and sublicense, certain Project IP including, without limitation, the inventions disclosed in “Method of Lithium Extraction from Sedimentary Clay” subject to a Patent Cooperation Treaty (International Application No. PCT/US 20/24152) Opinion and U.S. Patent & Trademark Office Notice of Allowance (Application No. 17/442,961). In the future, the Borrower may negotiate and enter into licensing arrangements that grant non-exclusive rights to such Project IP of the Borrower to third parties; provided, that (x) any such third party shall not be a Prohibited Person or a “foreign entity of concern” (as defined in the Inflation Reduction Act of 2022 (P.L. 117-169)) and (y) all cash receipts pursuant to such arrangements shall be deemed to be Operating Revenues and shall be deposited (or caused to be deposited) by the Borrower into the Revenue Account for application in accordance with the Accounts Agreement.

Schedule 6.13(a)-1	Thacker Pass –
Loan Agreement and Reimbursement Agreement

SCHEDULE 6.13(b)

ADDITIONAL PERMITTED CONTRACTS

1.
Services Agreement, dated as of July 1, 2024, by and between the Borrower and Dave Nuttall.
2.
Contracts pertaining to the Technical Center and research and development (Cost Centers 2000030050 and 2000012032).
3.
Contracts not constituting Major Project Documents that are required to fulfill the activities permitted under Schedule 6.13(a), including the engagement of local counsel in connection thereto.
4.
Contracts required to meet SEC Regulation S-K 1300 and National Instrument 43-101 requirements and updates.
5.
Landlord’s Subordination and Consent, to be entered into by and among the Borrower, Iron Horse Nevada LLC, and Zions Bancorporation, N.A. d/b/a Amegy Bank.
6.
Direct Agreement with respect to the Master Transload Terminal Services Agreement, to be entered into by and among the Borrower, Iron Horse Nevada LLC, and Zions Bancorporation, N.A. d/b/a Amegy Bank.

Schedule 6.13(b)-1	Thacker Pass –
Loan Agreement and Reimbursement Agreement

SCHEDULE 6.13(e)

AFFILIATE TRANSACTIONS

1.
Credit Agreement, dated as of January 1, 2020, by and between the Sponsor and the Borrower, as amended by that certain Amendment to Credit Agreement, dated as of August 25, 2021, and as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of December 29, 2021, whereby the Sponsor’s right, title and interest was assigned to the Direct Parent.
2.
Promissory Demand Note Fixed Rate Loan, dated as of December 29, 2021, by the Direct Parent in favor of the Sponsor.
3.
Capital Contribution Agreement, effective as of December 29, 2021, by and between the Sponsor and the Borrower.
4.
Capital Contribution Agreement, effective as of October 2, 2023, by and between the Direct Parent and the Borrower.
5.
Capital Contribution Agreement, effective as of December 31, 2023, by and between the Direct Parent and the Borrower.
6.
Capital Contribution Agreement, effective as of January 1, 2024, by and between the Direct Parent and the Borrower.
7.
Capital Contribution Agreement, effective as of April 1, 2024, by and between the Direct Parent and the Borrower.
8.
Royalty Purchase Agreement, dated as of February 4, 2013, by and among the Sponsor (under its previous name, Western Lithium USA Corporation), the Borrower (under its previous name, Western Lithium Corporation), the Subsidiary Guarantor, Osisko Mining (USA) Inc. (under its previous name, MF2, LLC), and Orion Mine Fine Finance (Master) Fund I LP (under its previous name, RK Mine Finance (Master) Fund II L.P.), as amended by that certain Amendment No. 1 to Royalty Purchase Agreement, dated as of September 20, 2013, and as further amended by that certain Amendment No. 2 to Royalty Purchase Agreement, dated as of February 10, 2014.
9.
Gross Revenue Royalty Agreement, dated as of February 6, 2013, by and among the Sponsor (under its previous name, Western Lithium USA Corporation), the Subsidiary Guarantor and MF2, LLC, as amended by that certain Amendment No. 1 to Gross Revenue Royalty Agreement, dated as of September 20, 2013, and as modified by that certain Royalty Assignment and Deed, dated as of July 21, 2017, whereby MF2, LLC’s right, title and interest was assigned to Altinak Holdings, LLC.
10.
Gross Revenue Royalty Agreement, dated as of February 6, 2013, by and among the Sponsor (under its previous name, Western Lithium USA Corporation), the Borrower (under its previous name, Western Lithium Corporation) and MF2, LLC, as amended by

Schedule 6.13(e)-1	Thacker Pass –
Loan Agreement and Reimbursement Agreement

that certain Amendment No. 1 to Gross Revenue Royalty Agreement, dated as of September 20, 2013, and as modified by that certain Royalty Assignment and Deed, dated as of July 21, 2017, whereby MF2, LLC’s right, title and interest was assigned to Altinak Holdings, LLC.
11.
The Affiliate Indemnification Agreement.
12.
Direct Agreement with respect to the Affiliate Indemnification Agreement, dated as of October 28, 2024, by and among the Sponsor, the Borrower and the Collateral Agent.
13.
Assignment of Offtake Agreement, dated as of October 28, 2024, by and between the Sponsor and the Borrower, as acknowledged and accepted by the Offtaker.
14.
First Amendment to Lithium Offtake Agreement, dated as of October 28, 2024, by and among the Sponsor, the Borrower and the Offtaker.
15.
Direct Agreement with respect to the Offtake Agreement, dated as of October 28, 2024, by and among the Sponsor, the Borrower, the Offtaker and the Collateral Agent.

Schedule 6.13(e)-2	Thacker Pass –
Loan Agreement and Reimbursement Agreement

SCHEDULE 6.15(a)(i)

PROJECT SITE

[***]

Schedule 6.15(a)(i)-1	Thacker Pass –
Loan Agreement and Reimbursement Agreement

SCHEDULE 6.15(a)(iii)

POST-CLOSING REAL ESTATE

[***]

Schedule 6.15(a)(iii)-1	Thacker Pass –
Loan Agreement and Reimbursement Agreement

SCHEDULE 6.15(c)

PROJECT MINING CLAIMS

[***]

SCHEDULE 6.15(d)

RESTRICTIONS ON SURFACE AND ACCESS RIGHTS

[***]

Schedule 6.15(d)-1	Thacker Pass – LARA

SCHEDULE 6.15(e)

KVP MINING CLAIMS

[***]

SCHEDULE 6.26

DAVIS-BACON ACT COVERED CONTRACTS

1. Construction Agreement, dated as of September 18, 2024, by and between the Borrower and the EPCM Contractor.

2. IH Terminal Service Agreement.

3. IHT Rider Build Agreement.

4. Contract # 26529-211-SR3-DB50-00026, dated as of October 22, 2024, by and between the EPCM Contractor and Malta Ready Mix Incorporated.

5. Mining Agreement (only as it relates to the scope of work set forth in Section 5 of the First Amendment thereto).

Schedule 6.26-1
Thacker Pass –
Loan Arrangement and Reimbursement Agreement

SCHEDULE 7.03

INSURANCE

References in this Schedule to Sections shall be construed as references to Sections of this Schedule, unless the context otherwise requires.

Unless otherwise defined in this letter, capitalized terms used in this letter shall have the meanings given to them in the Loan Arrangement and Reimbursement Agreement dated October 28, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “LARA”), between the United States Department of Energy (“DOE”) and Lithium Nevada Corp. (the “Borrower”).

1. Required Insurance

The Borrower shall effect and maintain at all times:

(a)
during the Construction Period, the insurance specified in Section 6 (Construction Period Required Insurance) and Section 8 (All phases Insurance) and all other insurance, if any, required from time to time under Applicable Law or any Major Project Document then in effect.
(b)
during the Operating Period, the insurance specified in Section 7 (Operating Period Required Insurance) and Section 8 (All phases Insurance) and all other insurance, if any, required from time to time under Applicable Law or any Major Project Document then in effect.

2. Other permitted insurance; amendments for commercial unavailability

(a)
The Borrower may only effect and/or maintain insurance in addition to that required under Section 1 (Required Insurance) or otherwise required under the LARA to the extent that such additional insurance does not affect in any way the Borrower’s or the Secured Parties’ rights or remedies under the insurance required under Section 1 (Required Insurance).
(b)
In the event any insurance (including the limits or deductibles thereof) hereby required to be maintained will not be reasonably available and commercially feasible in the commercial insurance market, DOE will not unreasonably withhold its agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, that such waiver will be conditioned on the following:
(i)
the Borrower will first request any such waiver in writing, which request will be accompanied by a written report prepared by the Borrower’s insurance broker, certifying that such insurance is “not reasonably available and commercially feasible” (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions;

(ii)
at any time after the granting of any such waiver, but not more often than once a year, DOE may request, and the Borrower will furnish to DOE within fifteen (15) days after such request, supplemental reports reasonably acceptable to DOE from the Borrower’s placing broker updating their prior report and reaffirming such conclusion; and
(iii)
any such waiver will be effective only so long as such insurance is not reasonably available and commercially feasible in the commercial insurance market.
(c)
The failure at any time to satisfy the condition to any waiver of an insurance requirement set forth in Section 2(b) will not impair or be construed as a relinquishment of the Borrower’s ability to obtain a waiver of an insurance requirement pursuant to the preceding sentence at any other time upon satisfaction of such conditions.
(d)
For purposes of this Section 2, insurance will “not be reasonably available and commercially feasible” if either (i) it is obtainable only at excessive costs which are not justified in terms of the risk to be insured and is generally not being carried by or applicable to projects or operations similar to the Project because of such excessive costs; or (ii) it would require changes to the business of the Borrower or any of its Affiliates that are neither feasible nor practical.

3. Common terms of Required Insurance

The Borrower shall procure that all insurance policies required under Section 1 (Required Insurance):

(a)
are placed and maintained with (i) insurers each of whom is an insurance company (A) authorized to do business in Nevada if required by law or regulation and (B) with an AM Best Rating of A- or better and a Class Size VIII or better or (C) with a Standard & Poor’s Rating of A- or better; or (ii) any other insurance company acceptable to DOE;
(b)
are governed by Nevada law;
(c)
are subject to the security interests of the Secured Parties created by the Security Documents and contain no restriction on assignment or transfer that might limit or otherwise affect the effectiveness, attachment or perfection of the Security Documents;
(d)
provide for payments of claims in Dollars;
(e)
except with respect to the insurance policies set out in Sections 8(a), 8(b) and 8(c) (All phases Insurance), attach the endorsement and loss-payee provision set out in Section 9 (Lenders’ endorsement and loss-payee provision) and thereby name each of the Secured Parties as additional insureds (and no Secured Party shall be under any duty under such insurance policy including in relation to information to insurer or liability to pay premiums);
(f)
are the subject at all times of a Broker’s Letter of Undertaking in substantially the same form attached hereto as Annex A, duly executed and delivered to DOE by a broker acceptable to DOE and in full force and effect.

4. Additional Borrower undertakings in respect of Required Insurance

The Borrower shall:

(a)
pay all premiums and other amounts due and payable under the Required Insurance
(b)
promptly (and in any event within seven Business Days of demand) indemnify any Secured Party in respect of any amount due and payable under the Required Insurance that it has paid on behalf of the Borrower;
(c)
comply with the terms of the Required Insurance and use all commercially reasonable endeavors to ensure that neither it nor any other person does or fails to do anything that may render any Required Insurance void, voidable, breached, suspended, impaired or defeated in whole or in part;
(d)
disclose to each insurer of any Required Insurance all information required in order to comply with its disclosure obligations under Applicable Law (and put in place internal procedures reasonably expected to ensure that this is done), and ensure that, where representations are made or deemed made in the relevant policies or the applications therefor, any such representations or warranties, when taken as a whole in the context of all representations or warranties contained in the relevant policy documents, are complete and accurate in all material respects (other than to the extent any such representations or warranties are themselves qualified by “material”, “in all material respects”, “material adverse effect” or similar, in which case they must be complete and accurate in all respects);
(e)
comply with all material covenants under the relevant policies;
(f)
diligently pursue its rights and remedies against each insurer under the Required Insurance;
(g)
instruct its broker to deliver a report to DOE on the details (including losses) in respect of any event or circumstance giving rise to any claim (or series of claims in respect of the same event or circumstance giving rise to the claim) under any Required Insurance exceeding the Threshold Event of Loss or with respect to which the LARA otherwise requires the Borrower to consult with DOE; and
(h)
in respect of any Required Insurance that is to be renewed, provide to DOE a certificate of renewal from the relevant insurer no later than 5 days prior to the expiry of the policy.

5. Failure to maintain the Required Insurance

(a)
If at any time and for any reason any Required Insurance required to be maintained under this Schedule is not in full force and effect, then, without prejudice to the rights of the Secured Parties, DOE shall have the right (but no obligation), after 10 Business Days’ written notice to the Borrower (unless insurance would lapse during such notice period), to procure on behalf of itself, the Borrower and the other Secured Parties insurance complying with the requirements of this Schedule.
(b)
No Secured Party shall have any liability of any nature whatsoever to procure any insurance under paragraph (a), whether in contract or tort, based on negligence or otherwise, and upon procuring any such insurance, DOE shall only have such liabilities as are expressly assumed by it in respect of such insurance.
(c)
DOE shall have the right (but no obligation) to pay any premiums due under any
(d)
The Borrower shall indemnify each Secured Party against the costs and expenses of procuring any insurance referred to in paragraph (a) and against any premiums paid pursuant to paragraph (c).

6. Construction Period Required Insurance

(a)
Construction All Risks, including the following terms:

Item	Requirements
Insured

Named Insured: The Borrower

Named Insured shall also include any subsidiary and affiliated companies owned or majority controlled by the first Named Insured, as now exist or may hereafter be constituted or acquired.

Additional Insureds:

When any Named Insured is party to a written contract or agreement that requires owners, contractors, subcontractors, tenants at the “project site”, architects, engineers, manufacturers, suppliers or any other legal entity to be identified as an additional insured for an “insured project”, this policy includes the legal entity as an additional insured, and then only as to their respective interest in the Covered Property (as defined in the applicable insurance policy). As respects manufacturers and suppliers, their interest is limited to their respective financial interest in the Covered Property (as defined in the applicable insurance policy) at the “project site” only.

Item	Requirements
Each of the Secured Parties.
Insured Property

The works to be completed under any Construction Contract including machinery, equipment, materials and temporary works (the “Contract Works”), while within the Project Site and while within transit within the geographical limits.

Geographical limits	The coverage territory is: the United States of America (including its territories and possessions); and
Period of Insurance	From November 15, 2023, until the Substantial Completion Date and any further period of extension as may be agreed between the Borrower and DOE (the “Construction Period”).
Sum Insured	The full reinstatement value of the Contract Works as new, including adequate provision for the policy extensions (as at the date hereof being $2,729,529,000).
Cover	All risks of physical loss of or damage to any part of the insured property arising from any cause not excluded or deemed as property not covered.
Principal Exclusions

(i) Asbestos; (ii) biological or chemical materials exclusion; (iii) cyber exclusion; (iv) fungi (mold) exclusion; (v) gradual pollution and contamination exclusion; (vi) radioactive contamination exclusion; (vii) war & terrorism exclusion; (viii) communicable diseases / infectious diseases / COVID-19 exclusion; and (ix) other standard exclusions for this class of insurance satisfactory to DOE.

Maximum Excesses / Deductibles	In respect of each and every occurrence or all occurrences consequent on one original cause giving rise to loss or damage under the policy no more than $1,000,000 each and every occurrence.
Required Policy Coverages (in either Main Coverages or Special Extensions)

As a minimum: (i) strikes, riots and civil commotion (ii) professional fees; (iii) claims preparation costs; (iv) 50/50 Marine cargo clause; (v) debris removal; (vi) preventative measures; (vii) expediting expenses / extra expenses (including air freight); (viii) owners extra expense/additional cost of working; (ix) firefighting; (x) offsite storage; (xi) ordinance

Item	Requirements

or law – demolition/increased costs of construction; (xii) plans and documents; (xiii) pollutant clean-up and removal; (xiv) escalation clause; (xv) spare construction materials; (xvi) inland transit; (xvii) LEG 3/96; and (xviii) terrorism pursuant to the Terrorism Risk Insurance Act (“TRIA”).

Waiver of Subrogation

Insurers agree to waive their rights of subrogation against any Insured (including additional insureds) and their respective Affiliates, officers, directors, employees, contractors, sub-contractors, agents or representatives.

(b)
Delay in Start-up (for Construction All Risks and Inland Transit) and Marine Cargo, including the following terms:

Item	Requirements
Insured	(i) The Borrower and (ii) each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Period of Insurance

For Construction All Risks and Inland Transit, from November 15, 2023, through to the Substantial Completion Date and any further period of extension as may be agreed between the Borrower and DOE.

For Marine Cargo, from the first date of shipment of equipment into the United States through to the Substantial Completion Date and any further period of extension as may be agreed between the Borrower and DOE.

Sum Insured	An amount representing the cover for a 24 month period following the Substantial Completion Date.
Cover

If any of the property insured under the:

(i) Construction All Risks and Inland Transit insurance; and

(ii) Marine Cargo insurance,

is physically lost or damaged by any of the risks insured under such insurance including loss or damage that would be indemnifiable but for the application of any deductible, causing an interference in the construction work resulting in a delay in the date of commencement of the insured business (being the Substantial Completion Date) beyond the

Item	Requirements

date that the insured business would have become operational but for the physical loss or damage to the insured property, then this insurance will indemnify the insured in respect of the following that occur during the period of indemnity:

(iii) debt servicing costs in respect of loans made under, monies borrowed or guarantees given pursuant to the Financing Documents(including scheduled principal repayments) (“Debt Servicing Costs”) that would have been paid or payable out of revenue that would have been received but for the occurrence of loss or damage;

(iv) fixed costs that would have been paid or payable out of revenue that would have been received but for the loss or damage under any Project Document following a delay in the Substantial Completion Date; and

(v) the additional expenditure necessarily and reasonably incurred for the sole purpose of avoiding or reducing the amount for which the insurers are liable, but not exceeding the sum by which such amount otherwise payable is reduced;

less

(vi) any sums saved in respect of such costs or amounts as may cease or be reduced as a consequence of the insured delay.

Indemnity period	24 months.
Principal Exclusions	As per Section 6(a).
Maximum Time Excess	(i) For Construction All Risks and Inland Transit: 60 days per occurrence. (ii) For Marine Cargo: 60 days.
Special Extensions

(i) For Construction All Risks and Inland Transit as per Section 6(a) and also including as a minimum: (A) ingress & egress; and (B) services interruption (utilities).

(ii) For Marine Cargo as per Section 6(d) and also including as a minimum: (A) delay arising from general average, salvage or other lifesaving operations; (B) delay arising from mechanical breakdown of or damage to vessel or aircraft; and (C) delay arising from

Item	Requirements
mechanical breakdown of or damage to other conveyance.
Waiver of Subrogation

Insurers agree to waive their rights of subrogation against any Insured (including additional insureds) and their respective Affiliates, officers, directors, employees, contractors, sub-contractors, agents or representatives.

(c)
Third party liability, including the following terms:

Item	Requirements
Insured	The Borrower, its subsidiaries and/or associated or affiliated companies and each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Geographical Limits	United States, its territories and possessions, and Canada.
Period of Insurance	From November 15, 2023, through to the Substantial Completion Date and any further period of extension as may be agreed between the Borrower and DOE.
Cover

The legal liability of an insured to pay damages and/or claimant’s costs, fees and expenses as a result of: (i) death, injury, illness or disease of any person; (ii) loss of or damage to any third party property; (iii) product liability.

Limit of Indemnity	Not less than $25,000,000 for any one occurrence or all occurrences of a series consequent on one original event.
Maximum Excess / Deductibles	$250,000.
Principal Exclusions

(i) Deliberate acts; (ii) pollution unless sudden and accidental; (iii) professional indemnity; (iv) radioactive contamination, chemical, biological, bio-chemical and electromagnetic weapons; (v) war risks; (vi) electronic data including cyber attack; (vii) terrorism; (viii) fines, liquidated damages; (ix) communicable diseases / infectious diseases / COVID-19 exclusion; and (x) other standard exclusions for this class of insurance satisfactory to DOE.

Special Extensions	(i) Cross liabilities and (ii) civil liability for loss of revenue due to damages to property or bodily injury.

(d)
Environmental Impairment Liability (Gradual Pollution) Insurance, including the following terms

Item	Requirements
Insured	(i) The Borrower and (ii) each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Cover	Policy will cover pollution, arising out of the ownership, maintenance and operation of the Project.
Geographical Limits	USA.
Limit of Indemnity	Not less than $20,000,000 per any one occurrence and in the annual aggregate.
(e)
Marine cargo, including the following terms:

Item	Requirements
Insured

(i) The Borrower and the relevant Construction Contractor and its sub- contractors of any tier engaged on the Project and (ii) each of the Secured Parties (as additional insureds), each for their respective rights and interests.

Geographical Limits	Worldwide.
Period of Insurance	Open cover attaching from the date of the point of acceptance by the Borrower of the first shipment through to the later of completion of the final shipment and the Substantial Completion Date.
Cover

Marine cargo insurance covering goods being shipped to the Project Site, including Difference-In-Conditions (“DIC”) and Difference-In-Limits (“DIL”) over the marine cargo insurance arranged by any of the suppliers under any supply agreement. Coverage is to be equivalent to “All Risks” of physical loss or damage, while in transit by land, sea or air from country or origin anywhere in the world to the Project Site including loading, or vice-versa, from the commencement of the time the insured items are loaded prior to leaving the warehouse or factory for shipment to the Project Site to the point of final delivery at agreed destination(s) for any one conveyance.

Sum Insured	Not less than the replacement value of the largest single shipment plus freight and

Item	Requirements

insurance, any one vessel, conveyance and/or location or as may be agreed prior to known loss if any. The sum insured for any cargo placement deemed to be DIC/DIL over any supplier’s placement shall apply in excess of any amounts recoverable under that placement.

Maximum Excess / Deductible	$50,000 or the equivalent for each and every loss.
Principal Exclusions	In line with market practices exclusion; and other standard exclusions for this class of insurance satisfactory to DOE.
Special Extensions

(i) Coverage for war, strikes, theft, pilferage, non-delivery, charges of general average sacrifice or contribution, salvage expenses, temporary storage in route, consolidation, repackaging, refused and returned shipments, debris removal; (ii) replacement by air extension clause; (iii) 50/50 clause consistent with the terms of the 50/50 clause arranged pursuant to the construction all risks requirements; (iv) difference in conditions for c.i.f. shipments; (v) errors and omissions clause; (vi) import duty clause; (vii) insufficiency of packing clause; (viii) sublimit of not less than $1,000,000 per occurrence for extra expenses incurred for alternative means or route of transport; (ix) coverage for sue and labor in an amount not less than 25% of the limit of insurance on the goods; and (x) any other extensions as reasonably requested by DOE.

7. Operating Period Required Insurance

(a)
Material Damage all risks and machinery breakdown, including the following terms:

Item	Requirements
Insured	The Borrower and each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Insured Property	The assets, property and interests of every description used for or in connection with the ownership, maintenance and operation of the Project.

Item	Requirements
Sum Insured	An amount equivalent to the total reinstatement value of the insured property including allowance for professional fees, ancillaries such as spares and removal of debris costs.
Indemnity

All risks of physical loss of or damage to any part of the insured property from any cause not excluded in the policy, and mechanical or electrical breakdown of all machinery, plant and equipment forming part of the Project.

Period of Insurance

From the Total Plant Transfer, on an annual basis, through the date on which the Note Obligations are repaid in full and any further period of extension as may be agreed between the Borrower and DOE (the “Operating Period”).

Principal Exclusions

(i) wear and tear; (ii) unexplained inventory losses; (iii) radioactive contamination, chemical, biological, bio- chemical and electromagnetic weapons;

(iv) war risks; (v) cyber-attack; (vi) communicable diseases / infectious diseases / COVID-19 exclusion best available at commercially reasonable terms; and (vii) other standard exclusions for this class of insurance as approved by DOE.

Maximum Deductible	$1,000,000 each and every loss.
Special Extensions

(i) Professional fees; (ii) debris removal;(iii) 72 hour clause but 168 hours in respect of earthquake (72 hour clause not applicable in respect of flood); (iv) reproduction of plans and documents; (v) civil authority / public authorities clause; (vi) temporary repairs / loss minimization / protection and preservation of property; (vii) expediting expenses; (viii) computer data; (ix) course of construction / capital additions / contract works; (x) partial payments / payments on account / interim payment; (xi) strikes, riots and civil commotion; (xii) terrorism pursuant to TRIA; and (xiii) any other extensions as reasonably requested by DOE, to the extent commercially available at reasonable cost.

Waiver of Subrogation	Insurers agree to waive their rights of subrogation against any Insured (including

Item	Requirements
additional insureds) and their respective Affiliates, officers, directors, employees, contractors, sub-contractors, agents or representatives.
(b)
Business interruption, including the following terms:

Item	Requirements
Insured	(i) The Borrower and (ii) each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Insured Property

If any of the insured property under the material damage all risks and machinery breakdown insurances is lost, destroyed or damaged by any of the risks insured under such insurances, including loss that would be indemnifiable but for the application of excesses/deductibles, which causes interruption to or interference with the operations of the Project, then this insurance will indemnify the Insured in respect of: (i) fixed operating costs; and (ii) Debt Servicing Costs.

Sum Insured	A sum sufficient to cover the amounts that are the subject of the indemnity.
Maximum Deductible	60 days each and every loss.
Indemnity period	Not less than 24 months or other period as agreed by the Borrower and DOE and based on a technical study considering the current replacement time.
Principal Exclusions	As per Section 7(a).
Special Extensions

(i) Utilities extension: Interruption arising from physical loss or damage to the insured property caused by damage to the supply of water, gas, electricity or telecommunications system to the Project.

(ii) Denial of access: Interruption caused or contributed to by physical loss or damage to property in the vicinity of the Project Site that shall prevent or hinder access or use.

(iii) Interruption by civil or military authority.

(iv) Terrorism pursuant to TRIA.

Waiver of Subrogation	Insurers agree to waive their rights of subrogation against any Insured (including additional insureds) and their respective

Item	Requirements
Affiliates, officers, directors, employees, contractors, sub-contractors, agents or representatives in respect of damage caused by them arising out of the operation or maintenance of the Project.
(c)
Third party liability, including the following terms:

Item	Requirements
Insured	(i) The Borrower and (ii) each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Cover

The legal liability of an insured to pay damages and/or claimant’s costs, fees and expenses as a result of: (i) death, injury, illness or disease of any person; (ii) loss of or damage to any third party property; or (iii) product liability. Cover for all costs and expenses to be in addition to the limit of indemnity.

Geographical Limits	Worldwide.
Limit of Indemnity	Not less than $25,000,000 per any one occurrence or all occurrences of a series consequent on one event but with separate annual aggregates in respect of product liability.
Maximum Excess	$250,000 per each and every occurrence.
Principal Exclusions

(i) Deliberate acts; (ii) pollution unless sudden and accidental; (iii) professional indemnity; (iv) radioactive contamination, chemical, biological, bio-chemical and electromagnetic weapons; (v) war risks; (vi) electronic data including cyber attack; (vii) terrorism; (viii) fines, liquidated damages; (ix) communicable diseases / infectious diseases / COVID-19 exclusion; and (x) other standard exclusions for this class of insurance satisfactory to DOE.

Special Extensions

(i) Cross liabilities clause; (ii) waiver of rights of subrogation against Insureds and their respective parent companies and affiliated companies and their respective officers, directors, employees, contractors, sub-contractors, agents and representatives; and (iii) civil liability for loss of revenue due to damages to property or bodily injury.

For the purpose of this Section 7(c), the Insured includes the respective officers,

Item	Requirements
directors, agents, servants and employees of an Insured.
(d)
Goods in transit insurance, including the following terms:

Item	Requirements
Insured	(i) The Borrower and (ii) each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Cover

Policy will cover all cargoes and freight that are the property of the insured or at the risk of the insured. Coverage extends to conveyances of any type including vessel, air, rail, road and post.

The valuation shall be the invoice amount plus all charges not included therein, plus 10%.

Voyages

Inbound: From point of origin including loading and unloading and until arrival including unloading at the Project Site.

Outbound: From the Project Site including load and until arrival including unloading at the customer’s premises.

Geographical Limits	Worldwide if deliveries are made outside of the U.S.
Limit of Indemnity	Not less than the replacement value of the largest single shipment plus freight and insurance, any one vessel, conveyance and/or location or as may be agreed prior to known loss, if any.
Maximum Excess	$50,000 per each and every occurrence.
(e)
Environmental Impairment Liability (Gradual Pollution) Insurance, including the following terms

Item	Requirements
Insured	(i) The Borrower and (ii) each of the Secured Parties (as additional insureds), each for their respective rights and interests.
Cover	Policy will cover pollution, arising out of the ownership, maintenance and operation of the Project.
Geographical Limits	USA.
Limit of Indemnity	Not less than $20,000,000 per any one occurrence and in the annual aggregate.

8. All phases Insurance

(a)
Such insurance in respect of bodily injury to employees as is required by the law of the jurisdiction of the Project e.g., workers compensation insurance and accident cover in accordance with statutory requirements.
(b)
Automotive liability insurance by the Borrower in accordance with statutory requirements for all automobiles owned by Borrower.
(c)
Employer’s liability insurance by the Borrower in accordance with any statutory requirements and normal business practice.
(d)
Directors and officers liability insurance, including coverage with respect to any losses, claims, damages, liabilities, costs and expenses in connection with any actual or threatened claim or proceeding that is based on, or arises out of any director’s or officer’s status or conduct as a director or officer of the Borrower; provided, that this coverage may be satisfied through (i) insurance maintained by Affiliates of the Borrower unless DOE requires otherwise in writing for a limit of indemnity of not less than $40,000,000 per any one claim and in the annual aggregate, and (ii) with respect to non-indemnifiable claims against insured persons, additional insurance maintained by Affiliates of the Borrower unless DOE requires otherwise in writing for a limit of indemnity of not less than $10,000,000 per any one claim and in the annual aggregate.

9. Lenders’ endorsement and loss-payee provision

Endorsements to be attached to each Required Insurance, except with respect to the insurance policies set out in Sections 8(a), 8(b) and 8(c) (All phases Insurance):

a.
Definitions

In this policy:

“Borrower” means Lithium Nevada Corp;

“Collateral Agent” means Citibank, N.A. in its capacity as Collateral Agent of the Secured Parties (as defined in the LARA) and includes its successors and assignees in such capacity;

“DOE” means the United States Department of Energy;

“LARA” means the Loan Arrangement and Reimbursement Agreement dated October 28, 2024, between the Borrower and DOE;

“Project” has the meaning given to it in the LARA; and

“Secured Parties” has the meaning given to it in the LARA and includes any assignee, transferee, successor or replacement of or in relation to any of the foregoing.

In this Lenders’ endorsement, “Insurers” means each insurer under this policy, and “Insured” means each insured party under this policy, including the Borrower and each Secured Party.

b.
Waiver of Subrogation

The Insurers hereby agree to waive all rights of subrogation or action that they may have or acquire against any of the Insureds and their respective parent companies and affiliate companies and their respective officers, directors, contractors, sub-contractors, agents, representatives, servants and employees arising out of any occurrence in respect of which any claim is admitted hereunder except where the rights of subrogation or recourse are acquired in consequence of or otherwise following a vitiating act, being any act noted in clause (e) below in which circumstances the Insurer may enforce such rights notwithstanding the continuing or former status of the vitiating party as an insured, but provided always that the Insurers will not exercise any such rights of subrogation however arising against or in competition with or to the prejudice of the rights of the Secured Parties in respect of their interest in the insurance or in monies secured thereon.

c.
Separate Policy

Each of the parties comprising the insured shall for the purpose of this policy be considered a separate entity, the words “the Insured” applying to each as if they were separately and individually insured for their respective rights and interests; provided that the total liability of the insurers under each section of the policy to the insured collectively shall not (unless the policy specifically permits otherwise) exceed the limit of indemnity or amount stated to be insured under such section or policy.

d.
Duty of Disclosure

The Secured Parties and/or their agent(s) shall be under no duty of disclosure and/or duty of fair representation and/or duty not to make misrepresentations in respect of this policy, whether arising hereunder or as a matter of law or otherwise. The Insurer waives any rights it might have to disclosure of any documents, facts or information and any right it may have to avoid this policy or recover damages or decline to indemnify the Insured on the grounds of non- disclosure, failure to make a fair representation or misrepresentation (whether negligent or otherwise) by the Secured Parties or any of them and/or their agent(s).

e.
Non Vitiation

The Insurers agree that any misrepresentation, non-disclosure, breach of condition, and/or warranty, or any other act or default by one Insured shall not vitiate, or in any way prejudice, such policies in respect of the severable interest of any other insured.

f.
Non-Contribution

Unless otherwise agreed within the policy, the Insurers agree that this insurance shall be primary to and not excess to or contributing with any other insurance maintained by any of the Secured Parties or the other insured parties and the Insured shall be entitled to recover fully under this policy for such loss before seeking or obtaining indemnification under such other insurance.

g.
Cancellation or Suspension

DOE shall be advised:

- at least 30 days (or such lesser period (if any) as may be specified from time to time by Insurers in the case of war risks and kindred perils) before any cancellation is to take effect if any Insurer cancels or gives notice of such cancellation of any insurance relating to the Project for any reason;

- promptly of any default in the payment of any premium or failure to renew any insurance and DOE shall be given not less than 10 days in which to procure the payment of the defaulted premium without the insurance being cancelled;

- at least 30 days (or such lesser period (if any) as may be specified from time to time by Insurers in the case of war risks and kindred perils) before any reduction in limits or coverage, any increase in deductibles or any termination before the original expiry date is to take effect;

- at least 10 days before any suspension, cancellation or termination of any insurance is to take effect; and

- of any act or omission or of any event of which the Insurer has knowledge and which might invalidate or render unenforceable or unworkable in whole or in part any insurance relative to the Project.

No changes may be made to the sum insured or the risks covered under the policy unless the Borrower confirms in writing, with DOE in copy, to the Insurer that such change is in compliance with the LARA.

h.
Notices

Any notice or document to be served in relation to this policy may be delivered or sent by prepaid first class recorded delivery post (if within the United States) or by prepaid airmail (if elsewhere), to the party to be served at its registered office or at such other address as it may notify to the other parties in writing in accordance with this section.

Notices to DOE shall be sent to the address details notified by DOE to the insurers or the brokers through whom this policy was placed in writing in accordance with this section.

i.
No Obligation for Premium Payment

None of the Secured Parties shall be liable for the payment of any premium under this policy, but this shall not relieve the Borrower from its obligations to pay any premium due under this policy.

j.
Notice of Assignment

The Insurers acknowledge that they have notice that by a Security Agreement, by and among the Borrower, KV Project LLC and the Collateral Agent, and dated on or about the date of the LARA, the Insured has granted first ranking security interest to the Collateral Agent of all its rights under the insurances relating to the Project (including this policy), including all its rights, title and interest in and to the proceeds of such insurances, taken out by it or on its behalf or in which it has an interest to the extent of such interest.

Any restriction in the policy on, or requirement for the Insurers’ consent to, any assignment or transfer or other creation of security interest of all or part of the Insureds’ rights under or in respect of the policy is hereby waived and shall not apply to the Insured’s granting of security interest at any time in respect of such rights to the Collateral Agent.

k.
Additional Insured

The Secured Parties and their respective directors, officers, employees and assigns are additional insureds under this policy.

(i)
Loss payee section type 1: To attach as an additional endorsement to each insurance policy in respect of Construction All Risks and Property Damage All Risks and Machinery Breakdown:

All amounts payable under this policy shall be paid to the Loss Proceeds Account (as defined in the LARA) of the Borrower (ABA number 021000089 and account number 14018200), unless and until the Collateral Agent has notified the Insurers or the broker through whom this policy was placed to the contrary. Settlements of amounts payable as aforesaid shall, up to the amounts so paid, wholly discharge the Insurers towards all other insured parties.

(ii)
Loss payee section type 2: To attach as an additional endorsement to each insurance policy in respect of delay in start-up and business interruption:

The Insurers agree that unless and until the Collateral Agent notifies the Insurers or the broker through whom this policy was placed to the contrary, all amounts payable under this policy shall be paid in full to the Loss Proceeds Account (as defined in the LARA) of the Borrower (ABA number 021000089 and account number 14018200). Settlements of amounts payable as aforesaid shall, up to the amounts so paid, wholly discharge the insurers towards all other insured parties.

SCHEDULE 7.18

DAVIS-BACON ACT CONTRACT PROVISIONS

Section 1. Definitions. For purposes of this Schedule 7.18 the definitions set forth in Section 5.2 of title 29 of the Code of Federal Regulations (“CFR”) are incorporated by reference herein, except to the extent modified below. Capitalized terms used and not otherwise defined herein or in 29 CFR part 5 (as may be modified below), have the meanings assigned thereto in Annex I to the Loan Arrangement and Reimbursement Agreement dated as of October 28, 2024 (the “LARA”) between Lithium Nevada Corp. and the U.S. Department of Energy.

(a)
“Administrator” means the Administrator of the Wage and Hour Division, Employment Standards Administration, U.S. Department of Labor, or authorized representative.
(b)
“Construction, prosecution, completion, or repair” means the following:
(i)
These terms include all types of work done:

(A) on a particular building or work at the site of the work, as defined in 29 CFR 5.2 by laborers and mechanics employed by a construction contractor or construction subcontractor; or

(B) in the construction or development of a project under a development statute.

(ii)
These terms include, without limitation (except as specified in this definition):

(A) altering, remodeling, installation (where appropriate) on the site of the work of items fabricated off-site;

(B) painting and decorating;

(C) manufacturing or furnishing of materials, articles, supplies or equipment on the site of the Project, but only if such work is done by laborers or mechanics:

I. employed by a contractor or subcontractor, as defined in 29 CFR 5.2; or

II. in the construction or development of a project under a development statute;

Schedule 7.18-1	Thacker Pass – LARA

(D) “Covered transportation,” defined as any of the following activities:

I.
transportation that takes place entirely within a location meeting the definition of “site of the work” in this Section 1, or
II.
transportation of one or more “significant portion(s)” of the building or work between a “secondary construction site” as defined in this Section 1 and a “primary construction site” as defined in 29 CFR 5.2;
III.
transportation between an “adjacent or virtually adjacent dedicated support site” as defined in this Section 1 and a “primary construction site” or “secondary construction site” as defined in this Section 1; and
IV.
“Onsite activities essential or incidental to offsite transportation,” defined as activities conducted by a truck driver or truck driver's assistant on the site of the work that are essential or incidental to the transportation of materials or supplies to or from the site of the work, such as loading, unloading, or waiting for materials to be loaded or unloaded, but only where the driver or driver's assistant's time spent on the site of the work is not de minimis; and
V.
any transportation or related activities, whether on or off the site of the work, by laborers and mechanics employed in the construction or development of a project under a development statute.

(E) Demolition and/or removal, under any of the following circumstances:

I.
Where the demolition and/or removal activities themselves constitute construction, alteration, and/or repair of an existing building or work. Examples of such activities include the removal of asbestos, paint, components, systems, or parts from a facility that will not be demolished; as well as contracts for hazardous waste removal, land recycling, or reclamation that involve substantial earth moving, removal of contaminated soil, re- contouring surfaces, and/or habitat restoration.
II.
Where subsequent construction covered in whole or in part by the labor standards in 29 CFR part 5 is contemplated at the site of the demolition or removal, either as part of the same contract or as part of a future contract. In determining whether covered construction is contemplated within the

Schedule 7.18-2	Thacker Pass – LARA

meaning of this provision, relevant factors include, but are not limited to, the existence of engineering or architectural plans or surveys of the site; the allocation of, or an application for, Federal funds; contract negotiations or bid solicitations; the stated intent of the relevant government officials; and the disposition of the site after demolition.
III.
Where otherwise required by statute.
(iii)
Except for transportation that constitutes “covered transportation” as defined in this Section 1, construction, prosecution, completion, or repair does not include the transportation of materials or supplies to or from the site of the work.
(c)
“Contracting officer” means (i) the individual, a duly appointed successor, or authorized representative who is designated and authorized to enter into contracts on behalf of the Federal agency, sponsor, owner, applicant, or other similar entity or (ii) any representative designated by DOE to the Borrower Entities from time to time for purposes of Davis-Bacon Act compliance.
(d)
“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other entity (other than any Borrower Entity but including, if applicable, the Sponsor or any Affiliate) that is party to a DBA Covered Contract; it being understood that the foregoing exclusion of each Borrower Entity from the definition of DBA Contract Party in no way affects such Borrower Entity’s Davis-Bacon Act obligations as set forth in this Schedule 7.18.
(e)
“DBA Covered Contract” means any contract, agreement or other arrangement for the “construction, prosecution, completion or repair” (as such term is defined above) of the Project (including this Agreement) in connection with 29 CFR part 5.
(f)
“Laborer or mechanic” includes at least those workers whose duties are manual or physical in nature (including those workers who use tools or who are performing the work of a trade), as distinguished from mental or managerial. The term “laborer” or “mechanic” includes apprentices, trainees, and helpers, and, in the case of contracts subject to the Contract Work Hours and Safety Standards Act, watchpersons or guards. The term does not apply to workers whose duties are primarily administrative, executive, or clerical, rather than manual. Persons employed in a bona fide executive, administrative, or professional capacity as defined in 29 CFR part 541 are not deemed to be laborers or mechanics. Forepersons who devote more than 20 percent of their time during a workweek to mechanic or laborer duties, and who do not meet the criteria of part 541, are laborers and mechanics for the time so spent.
(g)
“Site of the work” is defined as follows:

Schedule 7.18-3	Thacker Pass – LARA

(i)
“Site of work” includes all of the following:
(A)
The primary construction site(s), defined as the physical place or places where the building or work called for in the contract will remain.
(B)
Any secondary construction site(s), defined as any other site(s) where a significant portion of the building or work is constructed, provided that such construction is for specific use in that building or work and does not simply reflect the manufacture or construction of a product made available to the general public, and provided further that the site is either established specifically for the performance of the contract or project (including the Project), or is dedicated exclusively, or nearly so, to the performance of the contract or project (including the Project)for a specific period of time. A “significant portion” of a building or work means one or more entire portion(s) or module(s) of the building or work, such as a completed room or structure, with minimal construction work remaining other than the installation and/or final assembly of the portions or modules at the place where the building or work will remain. A “significant portion” does not include materials or prefabricated component parts such as prefabricated housing components. A “specific period of time” means a period of weeks, months, or more, and does not include circumstances where a site at which multiple projects are in progress is shifted exclusively or nearly so to a single project for a few hours or days in order to meet a deadline.
(C)
Any adjacent or virtually adjacent dedicated support sites, defined as:
I.
job headquarters, tool yards, batch plants, borrow pits, and similar facilities of a contractor or subcontractor that are dedicated exclusively, or nearly so, to performance of the contract or project (including the Project), and adjacent or virtually adjacent to either a primary construction site or a secondary construction site, and
II.
locations adjacent or virtually adjacent to a primary construction site at which workers perform activities associated with directing vehicular or pedestrian traffic around or away from the primary construction site.

Schedule 7.18-4	Thacker Pass – LARA

(ii)
With the exception of locations that are on, or that themselves constitute, primary or secondary construction sites as defined in paragraphs (i)(A) and (B) of this definition, site of the work does not include:
(A)
permanent home offices, branch plant establishments, fabrication plants, tool yards, etc., of a contractor or subcontractor whose location and continuance in operation are determined wholly without regard to a particular Federal or federally assisted contract or project or the Project; or
(B)
fabrication plants, batch plants, borrow pits, job headquarters, tool yards, etc., of a material supplier, which are established by a material supplier, as defined in 29 C.F.R. part 5.2, for the project before opening of bids and not on the primary construction site or a secondary construction site, even where the operations for a period of time may be dedicated exclusively, or nearly so, to the performance of a contract or the Project.
(h)
“Wage determination” includes the original decision and any subsequent decisions revising, modifying, superseding, correcting, or otherwise changing the provisions of the original decision. The application of the wage determination shall be in accordance with the provisions of Sec. 1.6 of title 29 of the Code of Federal Regulations.

Section 2. DBA Contract Provisions. The Borrower Entities shall, and shall cause each DBA Contract Party, to comply with each of the following provisions:

(a)
Minimum wages.
(i)
Wage rates and fringe benefits. All laborers and mechanics employed or working on the site of the work (or otherwise working in construction or development of a project under a development statute), will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 CFR part 3)), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto and made a part hereof , regardless of any contractual relationship which may be alleged to exist between any Borrower Entity and such laborers and mechanics, or between any DBA Contract Party and such laborers and mechanics. As provided in paragraphs (d) and (e) of 29 CFR 5.5, the appropriate wage determinations are effective by operation of law even if they are not attached to the LARA or other applicable contract.

Schedule 7.18-5	Thacker Pass – LARA

Contributions made or costs reasonably anticipated for bona fide fringe benefits under the Davis-Bacon Act (40 U.S.C. 3141(2)(B)) on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of subparagraph (a)(v) below; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics must be paid the appropriate wage rate and fringe benefits on the wage determination for the classification of work actually performed, without regard to skill, except as provided in Section 2(d) below. Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein; provided, that the employer’s payroll records accurately set forth the time spent in each classification in which work is performed. The wage determination (including any additional classification and wage rates conformed under subparagraph (a)(iii) below) as attached hereto as Appendix A and the Davis-Bacon poster (WH-1321) must be posted at all times by each Borrower Entity and each DBA Contract Party at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii)
Frequently recurring classifications.
(A)
In addition to wage and fringe benefit rates that have been determined to be prevailing under the procedures set forth in 29 CFR part 1, a wage determination may contain, pursuant to 29 CFR 1.3(f), wage and fringe benefit rates for classifications of laborers and mechanics for which conformance requests are regularly submitted pursuant to paragraph (a)(iii) below, provided that:

I. the work performed by the classification is not performed by a classification in the wage determination for which a prevailing wage rate has been determined;

II. the classification is used in the area by the construction industry; and

III. the wage rate for the classification bears a reasonable relationship to the prevailing wage rates contained in the wage determination.

(B)
The Administrator will establish wage rates for such classifications in accordance with paragraph (a)(iii)(A)(III) below. Work performed in such a classification must be paid at no less than the wage and fringe benefit rate listed on the wage determination for such classification.

Schedule 7.18-6	Thacker Pass – LARA

(iii)
Conformance
(A)
Any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under any DBA Covered Contract or otherwise to perform work for the construction, prosecution, completion, or repair of the Project shall be classified in conformance with the wage determination. Conformance of an additional classification and wage rate and fringe benefits is appropriate only when the following criteria have been met:

I. the work to be performed by the classification requested is not performed by a classification in the wage determination;

II. the classification is utilized in the area by the construction industry; and

III. the proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(B)
The conformance process may not be used to split, subdivide, or otherwise avoid application of classifications listed in the wage determination.
(C)
If any Borrower Entity or any DBA Contract Party, as the case may be, and the respective laborers and mechanics to be employed in the classification (if known), or their representatives, and the contracting officer agree on the proposed classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken will be sent by the contracting officer by email to [***]. Administrator, or an authorized representative, will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.
(D)
In the event any Borrower Entity or any DBA Contract Party, as the case may be, or the laborers or mechanics to be employed in the classification or their representatives, and the contracting officer do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the contracting officer will, by email to [***], refer the questions, including the views of all interested parties and the recommendation of the contracting officer, to the Administrator for determination. The Administrator, or an authorized representative, will issue a determination within 30 days of receipt and so advise the contracting

Schedule 7.18-7	Thacker Pass – LARA

officer or will notify the contracting officer within the 30-day period that additional time is necessary.
(E)
The contracting officer must promptly notify the Borrower Entity or any DBA Contract Party of the action taken by the Wage and Hour Division under paragraphs (a)(iii)(C) and (D) above. The Borrower Entity or DBA Contract Party, as applicable, must furnish a written copy of such determination to each affected worker or it must be posted as a part of the wage determination. The wage rate (including fringe benefits where appropriate) determined pursuant to subparagraphs (a)(iii)(C) or (D) above must be paid to all workers performing work in the classification under any DBA Covered Contract from the first day on which work is performed in the classification.
(iv)
Fringe Benefits not expressed as an hourly rate. Whenever the minimum wage rate prescribed in any DBA Covered Contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, any Borrower Entity or any DBA Contract Party may either pay the benefit as stated in the wage determination or may pay another bona fide fringe benefit or an hourly cash equivalent thereof.
(v)
Unfunded Plans. If any Borrower Entity or any DBA Contract Party does not make payments to a trustee or other third person, such Borrower Entity or DBA Contract Party may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program; provided, that the Secretary of Labor has found, upon the written request of such Borrower Entity or DBA Contract Party, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require any Borrower Entity or any DBA Contract Party to set aside, in a separate account, assets for the meeting of obligations under the plan or program.
(b)
Withholding.
(i)
Withholding requirements. DOE may upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld from any Borrower Entity or a DBA Contract Party, as the case may be, so much of the accrued payments or advances under the contract or any DBA Covered Contract, as may be considered necessary to satisfy the liabilities of the Borrower Entity or applicable DBA Contract Party for the full amount of wages and monetary relief, including interest, required by the clauses set forth in this Section 2 for violations of the LARA or applicable DBA Covered Contract, or to satisfy any such liabilities required by any other Federal contract, or federally assisted contract subject to Davis-Bacon labor standards, that is held by the same Borrower Entity. The necessary funds may be withheld from the Borrower Entity or DBA

Schedule 7.18-8	Thacker Pass – LARA

Contract Party under the LARA, any other Federal contract with the same Borrower Entity, or any other federally assisted contract that is subject to Davis-Bacon labor standards requirements and is held by the same Borrower Entity, regardless of whether the other contract was awarded or assisted by the same agency, and such funds may be used to satisfy the contractor liability for which the funds were withheld. In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work (or otherwise working in construction or development of a project under a development statute) all or part of the wages required hereby or by any DBA Covered Contract, or upon any Borrower Entity’s or DBA Contract Party’s failure to submit the required records as discussed in paragraph (c)(iv) below, the DOE may on its own initiative and after written notice to the Borrower Entity or DBA Contract Party, sponsor, applicant, owner, or other entity, take such action as may be necessary to cause the suspension of any further Advance until such violations have ceased.
(ii)
Priority to withheld funds. The Department of Labor has priority to funds withheld or to be withheld in accordance with paragraph (b)(i) above or paragraph (c)(i) of Section 3 below, or both, over claims to those funds by:
(A)
a Borrower Entity’s or DBA Contract Party’s surety(ies), including without limitation performance bond sureties and payment bond sureties;
(B)
a contracting agency for its reprocurement costs;
(C)
a trustee(s) (either a court-appointed trustee or a U.S. trustee, or both) in bankruptcy of a Borrower Entity or a contractor, or a Borrower Entity’s or contractor’s bankruptcy estate;
(D)
a Borrower Entity’s or a DBA Contract Party’s assignee(s);
(E)
a Borrower Entity’s or a DBA Contract Party’s successor(s); or
(F)
a claim asserted under the Prompt Payment Act, 31 U.S.C. 3901-3907.
(c)
Records and Certified Payrolls.
(i)
Basic record requirements
(A)
Length of record retention. All regular payrolls and other basic records must be maintained by each Borrower Entity and each DBA Contract Party during the course of the work and preserved for all laborers and mechanics working at the site of the work (or otherwise working in construction or development of a project under a

Schedule 7.18-9	Thacker Pass – LARA

development statute) for a period of at least 3 years after all the work on the Project is completed.
(B)
Information required. Such records must contain the name; Social Security number; last known address, telephone number, and email address of each such worker; each worker’s correct classification(s) of work actually performed; hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in 40 U.S.C. 3141(2)(B) of the Davis-Bacon Act); daily and weekly number of hours actually worked in total on each covered contract, deductions made; and actual wages paid.
(C)
Additional records related to fringe benefits. Whenever the Secretary of Labor has found under paragraph (a)(v) of this Section 2 that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in 40 U.S.C. 3142(2)(B) of the Davis-Bacon Act, each applicable Borrower Entity and each applicable DBA Contract Party must maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits.
(D)
Additional records relating to apprenticeship. Each Borrower Entity and each DBA Contract Party with apprentices working under approved programs must maintain written evidence of the registration of apprenticeship programs, the registration of the apprentices, and the ratios and wage rates prescribed in the applicable programs.
(ii)
Certified payroll requirements
(A)
Frequency and method of submission. The Borrower Entities and each DBA Contract Party must submit weekly, for each week in which any DBA--or Related Acts—covered work is performed, or otherwise any DBA Covered Contract work is performed, a copy of all certified payrolls to the Borrower. The highest tier DBA Contract Party is responsible for the submission of copies of certified payrolls by all subcontractors and lower tier subcontractors. Unless otherwise directed by DOE, the Borrower shall submit weekly for each week in which any DBA Covered Contract work is performed a copy of all of its certified payrolls, as well as all certified payrolls of each other Borrower Entity and each DBA Contract Party, to the DOE contracting officer.

Schedule 7.18-10	Thacker Pass – LARA

(B)
Information required. The certified payrolls submitted must set out accurately and completely all of the information required to be maintained under subparagraph (c)(i)(B) above, except that full Social Security numbers and last known addresses, telephone numbers, and email addresses must not be included on weekly transmittals. Instead, the certified payrolls need only include an individually identifying number for each worker (e.g., the last four digits of the worker’s Social Security number). The required weekly certified payroll information shall be submitted using Optional Form WH-347 or in any other format desired. Optional Form WH-347 is available for this purpose from the Wage and Hour Division website at https://www.dol.gov/sites/dolgov/files/WHD/legacy/files/wh347/.pdf or its successor website. It is not a violation of this Section 2 for any Borrower Entity to require another Borrower Entity or a DBA Contract Party to provide full Social Security numbers and last known addresses, telephone numbers, and email addresses to the Borrower Entity for its own records, without weekly submission by the DBA Contract Party to the sponsoring government agency (or the Borrower Entity, sponsor, owner, or other entity, as the case may be, that maintains such records).
(C)
Statement of Compliance. Each certified payroll submitted must be accompanied by a “Statement of Compliance,” signed by the Borrower Entity or DBA Contract Party or the Borrower Entity’s or DBA Contract Party’s agent who pays or supervises the payment of the persons working on the contract and must certify the following:
I.
that the certified payroll for the payroll period contains the information required to be provided under paragraph (c)(i) above, the appropriate information and basic records are being maintained under paragraph (c)(i) above, and such information and records are correct and complete;
II.
that each laborer or mechanic (including each helper and apprentice) working on the construction, prosecution, completion, or repair of the Project during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in 29 CFR part 3; and
III.
that each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification(s) of work actually performed, as specified in the applicable wage determination incorporated

Schedule 7.18-11	Thacker Pass – LARA

into this Schedule 7.18 (Davis-Bacon Act Contract Provisions).
(D)
Use of Optional Form WH-347. The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH- 347 will satisfy the requirement for submission of the “Statement of Compliance” required by paragraph (c)(ii)(C) above.
(E)
Signature. The signature by any Borrower Entity, contractor, subcontractor, or the Borrower Entity’s, contractor’s or subcontractor’s agency must be an original handwritten signature or a legally valid electronic signature.
(F)
Falsification. The falsification of any of the above certifications may subject the Borrower Entities or any DBA Contract Party to civil or criminal prosecution under 18 U.S.C. 1001 and 31 U.S.C. 3729.
(G)
Length of certified payroll retention. The Borrower Entities and the DBA Contract Parties must preserve all certified payrolls during the course of the work and for a period of 3 years after all the work on the Project is completed.
(iii)
Contracts, subcontracts, and related documents. The Borrower Entities and DBA Contract Parties must maintain, as applicable, the LARA, each DBA Covered Contract, subcontract and related documents including, without limitation, bids, proposals, amendments, modifications, and extensions. The applicable Borrower Entity or DBA Contract Party must preserve, as applicable, the LARA, the applicable DBA Covered Contract, subcontracts, and related documents during the course of the work and for a period of 3 years after all the work on the Project is completed.
(iv)
Required disclosures and access.
(A)
Required record disclosures and access to workers. Each Borrower Entity and each DBA Contract Party must make the records required under subparagraph (c)(i) through (iii) above, and any other documents that DOE or the Department of Labor deems necessary to determine compliance with the labor standards provisions of any of the applicable statutes referenced by 29 CFR 5.1, available for inspection, copying, or transcription by authorized representatives of DOE or the Department of Labor, and must permit such representatives to interview employees during working hours on the job.
(B)
Sanctions for non-compliance with records and worker access requirements. If any Borrower Entity or any DBA Contract Party

Schedule 7.18-12	Thacker Pass – LARA

fails to submit the required records or to make them available, or refuses to permit worker interviews during working hours on the job, DOE may, after written notice to such Borrower Entity or DBA Contract Party or the sponsor, owner, or other entity, as the case may be, that maintains such records or that employs such workers, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds. Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment action pursuant to 29 CFR 5.12. In addition, any contractor or other person that fails to submit the required records or make those records available to Wage and Hour Division (“WHD”) within the time WHD requests that the records be produced will be precluded from introducing as evidence in an administrative proceeding under 29 CFR part 6 any of the required records that were not provided or made available to WHD. WHD will take into consideration a reasonable request from the contractor or person for an extension of the time for submission of records. WHD will determine the reasonableness of the request and may consider, among other things, the location of the records and the volume of production.
(C)
Required information disclosures. Borrower Entities and DBA Contract Parties must maintain the full Social Security number and last known address telephone number, and email address of each covered worker, and must provide them upon request to the DOE if the agency is a party to the contract, or to the Wage and Hour Division of the Department of Labor. If the Federal agency is not such a party to the contract, the Borrower Entity, DBA Contract Party, or both, must, upon request, provide the full Social Security number and last known address, telephone number, and email address of each covered worker to the sponsor, owner, or other entity, as the case may be, that maintains such records, for transmission to DOE, the Borrower Entity or DBA Contract Party, or the Wage and Hour Division of the Department of Labor for purposes of an investigation or other compliance action.
(d)
Apprentices and equal employment opportunity.
(i)
Apprentices.
(A)
Rate of pay. Apprentices will be permitted to work at less than the predetermined rate for the work they performed when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship (“OA”), or with a State Apprenticeship Agency recognized by the OA. A person who is not individually registered

Schedule 7.18-13	Thacker Pass – LARA

in the program, but who has been certified by the OA or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice, will be permitted to work at less than the predetermined rate for the work they perform in the first 90 days of probationary employment as an apprentice in such a program. In the event the OA or a State Apprenticeship Agency recognized by the OA withdraws approval of an apprenticeship program, the applicable Borrower Entity or DBA Contract Party will no longer be permitted to use apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.
(B)
Fringe benefits. Apprentices must be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringe benefits must be paid in accordance with that determination.
(C)
Apprenticeship ratio. The allowable ratio of apprentices to journeymen on the job site in any craft classification must not be greater than the ratio permitted to the applicable Borrower Entity or DBA Contract Party as to the entire work force under the registered program or the ratio applicable to the locality of the Project pursuant to paragraph (d)(i)(D) below. Any worker listed on a payroll at an apprentice wage rate who is not registered or otherwise employed as stated in paragraph (d)(i)(A) above must be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed.
(D)
Reciprocity of ratios and wage rates. Where any Borrower Entity or DBA Contract Party is performing construction on the Project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman’s hourly rate) specified in such Borrower Entity’s or DBA Contract Party’s registered program shall be observed. If there is no applicable ratio or wage rate for the locality of the Project, the ratio and wage rate specified in the Borrower Entity or DBA Contract Party’s registered program must be observed.
(ii)
Equal employment opportunity. The use of apprentices and journeyworkers under 29 CFR part 5 must be in conformity with the equal

Schedule 7.18-14	Thacker Pass – LARA

employment opportunity requirements of Executive Order 11246, as amended, and 29 CFR part 30.
(e)
Compliance with Copeland Act requirements. Each Borrower Entity and each DBA Contract Party shall comply with the requirements of 29 CFR part 3, which are incorporated by reference into the LARA and each other DBA Covered Contract.
(f)
Subcontracts. Each Borrower Entity and each DBA Contract Party must insert in any DBA Covered Contract the clauses contained in paragraphs (a) through (k) of this Section 2, along with the applicable wage determination(s) and such other clauses or contract modifications as DOE may by appropriate instructions require, and a clause requiring each higher tier DBA Contract Party to include these clauses and wage determination(s) in any lower tier DBA Covered Contract. The Borrower is responsible for the compliance by any other Borrower Entity and any DBA Contract Party or lower tier DBA Contract Party with all the contract clauses in this Section 2. In the event of any violations of these clauses, the Borrower Entity(ies) or DBA Contract Party(ies) responsible will be liable for any unpaid wages and monetary relief, including interest from the date of the underpayment or loss, due to any workers of lower-tier subcontractors (or in the case of a Borrower Entity, of all DBA Contract Parties), and may be subject to debarment, as appropriate.
(g)
Contract termination: debarment. A breach of the contract clauses in 29 CFR 5.5, as they may be modified or supplemented hereby, may be grounds for termination (by DOE) of any DBA Covered Contract, and for debarment as a contractor / subcontractor as provided in 29 CFR 5.12.
(h)
Compliance with Davis-Bacon and Related Act requirements. All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 (other than Section 5.5(b) of 29 CFR part 5) are herein incorporated by reference in the LARA and each DBA Covered Contract.
(i)
Disputes concerning labor standards. Disputes arising out of the labor standards provisions of the LARA or any DBA Covered Contract shall not be subject to the general disputes clause of such contract. Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 CFR parts 5, 6, and 7. Disputes within the meaning of this clause include disputes between any Borrower Entity or any DBA Contract Party (or any of its subcontractors) and DOE, the U.S. Department of Labor, or the applicable employees or their representatives.
(j)
Certification of eligibility.
(i)
By entering into the LARA or, in the case of each DBA Contract Party, any other DBA Covered Contract, each Borrower Entity and the DBA Contract Party certifies that neither it nor any person or firm who has an interest in a Borrower Entity or such DBA Contract Party is a person or firm ineligible

Schedule 7.18-15	Thacker Pass – LARA

to be awarded Government contracts by virtue of 40 U.S.C. 3144(b) or 29 CFR 5.12(a).
(ii)
No part of the LARA or any other DBA Covered Contract shall be subcontracted to any person or firm ineligible for award of a Government contract by virtue 40 U.S.C. 3144(b) or 29 CFR 5.12(a).
(iii)
The penalty for making false statements is prescribed in the U.S. Code, Title 18 Crimes and Criminal Procedure, 18 U.S.C. 1001.
(k)
Anti-retaliation. It is unlawful for any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, or to cause any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, any worker or job applicant for:
(i)
notifying any Borrower Entity or DBA Contract Party of any conduct which the worker reasonably believes constitutes a violation of the DBA, Related Acts, or 29 CFR part 1, 3 or 5;
(ii)
filing any complaint, initiating or causing to be initiated any proceeding, or otherwise asserting or seeking to assert on behalf of themselves or others any right or protection under the DBA, Related Acts, or 29 CFR part 1, 3 or 5;
(iii)
cooperating in any investigation or other compliance action, or testifying in any proceeding under the DBA, Related Acts, or 29 CFR part 1, 3 or 5; or
(iv)
informing any other person about their rights under the DBA, Related Acts, or 29 CFR part 1, 3 or 5.

Section 3. Contract Work Hours and Safety Standards Act. The Borrower Entities shall and shall cause each DBA Contract Party that is party to a DBA Covered Contract to comply with the following provisions. As used in this Section 3, the terms laborers and mechanics include watchmen and guards.

(a)
Overtime requirements. None of the Borrower Entities or DBA Contract Parties may require or permit any laborer or mechanic in any workweek in which he or she is employed on such work to work in excess of forty hours in such workweek unless such laborer or mechanic receives compensation at a rate not less than one and one-half times the basic rate of pay for all hours worked in excess of forty hours in such workweek.
(b)
Violation; liability for unpaid wages; liquidated damages. In the event of any violation of the clause set forth in paragraph (a) above the Borrower Entities and each DBA Contract Party responsible therefor shall be liable for the unpaid wages. In addition, the Borrower Entities and such DBA Contract Party shall be liable to the United States for liquidated damages. Such liquidated damages shall be

Schedule 7.18-16	Thacker Pass – LARA

computed with respect to each individual laborer or mechanic, including watchmen and guards, employed in violation of the clause set forth in paragraph (a) above, in the sum of $31 for each calendar day on which such individual was required or permitted to work in excess of the standard workweek of forty hours without payment of the overtime wages required by the clause set forth in paragraph (a) above.
(c)
Withholding for unpaid wages and liquidated damages.
(i)
Withholding requirements. DOE may upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld from any Borrower Entity or a DBA Contract Party, as the case may be, so much of the accrued payments or advances under the LARA or any DBA Covered Contract as may be considered necessary to satisfy the liabilities of the Borrower Entity or applicable DBA Contract Party for any unpaid wages, monetary relief, including interest, and liquidated damages required, required by the clauses set forth in this Section 3, any other Federal contract with the same Borrower Entity, or any other federally assisted contract subject to the Contract Work Hours and Safety Standards Act that is held by the same Borrower Entity, regardless of whether the other contract was awarded or assisted by the same agency, and such funds may be use to satisfy the Borrower Entity or DBA Contract Party.
(ii)
Priority to withheld funds. The Department of Labor has priority to funds withheld or to be withheld in accordance with paragraphs (b)(i) of Section 2 or (c)(i) of this Section 3, or both, over claims to those funds by:

(A) a Borrower Entity’s or contractor’s surety(ies), including without limitation performance bond sureties and payment bond sureties;

(B) a contracting agency for its reprocurement costs;

(C) a trustee(s) (either a court-appointed trustee or a U.S. trustee, or both) in bankruptcy of a Borrower Entity or a contractor, or a Borrower Entity’s or contractor’s bankruptcy estate;

(D) a Borrower Entity’s or contractor’s assignee(s);

(E) a Borrower Entity’s or contractor’s successor(s); or

(F) a claim asserted under the Prompt Payment Act, 31 U.S.C. 3901-3907.

(d)
Subcontracts. The Borrower Entities and the DBA Contract Parties must insert in any DBA Covered Contracts the clauses set forth in paragraph (a) through (e) of this Section 3 and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The prime contractor shall be responsible for

Schedule 7.18-17	Thacker Pass – LARA

compliance by any subcontractor or lower tier subcontractor with the clauses set forth in paragraphs (a) through (d) of this Section 3. The Borrower is responsible for the compliance by any other Borrower Entity and any DBA Contract Party or lower tier DBA Contract Party with all the contract clauses in this Section 3. In the event of any violations of these clauses, the Borrower Entity(ies) and or any DBA Contract Party(ies) responsible will be liable for any unpaid wages and monetary relief, including interest from the date of the underpayment or loss, due to any workers of lower-tier subcontractors, and associated liquidated damages and may be subject to debarment, as appropriate.
(e)
Anti-retaliation. It is unlawful for any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, or to cause any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, any worker or job applicant for:
(i)
notifying any contractor of any conduct which the worker reasonably believes constitutes a violation of the Contract Works Hours and Safety Standards Act (“CWHSSA”) or its implementing regulations in 29 CFR part 5;
(ii)
filing any complaint, initiating or causing to be initiated any proceeding, or otherwise asserting or seeking to assert on behalf of themselves or others any right or protection under the CWHSSA or 29 CFR part 5;
(iii)
cooperating in any investigation or other compliance action, or testifying in any proceeding under the CWHSSA or 29 CFR part 5; or
(iv)
informing any other person about their rights under the CWHSSA, or 29 CFR part 5.

Schedule 7.18-18	Thacker Pass – LARA

Appendix A

WAGE DETERMINATIONS

[attached]

Schedule 7.18 Appendix A-1	Thacker Pass – LARA

"General Decision Number: NV20230031 10/13/2023

Superseded General Decision Number: NV20220031

State: Nevada

Construction Type: Building

BUILDING CONSTRUCTION PROJECTS (does not include single family homes or apartments up to and including 4 stories).

County: Humboldt County in Nevada.

Note: Contracts subject to the Davis-Bacon Act are generally required to pay at least the applicable minimum wage rate required under Executive Order 14026 or Executive Order 13658. Please note that these Executive Orders apply to covered contracts entered into by the federal government that are subject to the Davis-Bacon Act itself, but do not apply to contracts subject only to the Davis-Bacon Related Acts, including those set forth at 29 CFR 5.l (a)(2)-(60).

If the contract is entered into on or after January 30, 2022, or the contract is renewed or extended (e.g., an option is exercised) on or after January 30, 2022:

Executive Order 14026 generally applies to the contract.

The contractor must pay all covered workers at least $16.20 per hour (or the applicable wage rate listed on this wage determination, if it is higher) for all hours spent performing on the contract in 2023.

If the contract was awarded on or between January 1, 2015 and January 29, 2022, and the contract is not renewed or extended on or after January 30, 2022:

Executive Order 13658 generally applies to the contract.

The contractor must pay all covered workers at least $12.15 per hour (or the applicable wage rate listed on this wage determination, if it is higher) for all hours spent performing on that contract in 2023.

The applicable Executive Order minimum wage rate will be adjusted annually. If this contract is covered by one of the Executive Orders and a classification considered necessary for performance of work on the contract does not appear on this wage determination, the contractor must still submit a conformance request.

Additional information on contractor requirements and worker protections under the Executive Orders is available at http: //www.dol.gov/whd/govcontracts.

Modification Number	Publication Date
0	01/06/2023
1	01/27/2023
2	07/14/2023
3	08/18/2023

1/5

4	10/13/2023

CARP0971-009 07/01/2023
	Rates	Fringes
CARPENTER (Includes Drywall Hanging and Form Work)	$41.98	16.44
ELEC0401-010 01/01/2022
	Rates	Fringes
ELECTRICIAN	$42.50	20.95
* IRON0118-008 07/01/2023
	Rates	Fringes
IRONWORKER, STRUCTURAL	$46.20	34.30
LABO0169-035 10/01/2022
	Rates	Fringes
LABORER (1) Common or General	$30.05	15.02
(3) Concrete Saw (Hand Held/Walk Behind), Mason Tender- Cement/Concrete	$30.30	15.02
(4) Pipelayer	$30.55	15.02
PAIN0567-014 07/01/2023
	Rates	Fringes
PAINTER
Brush and Roller	$34.29	15.68
Drywall Finishing/Taping.	$40.73	15.05
Spray	$34.29	15.05
* SHEE0026-008 09/01/2023
	Rates	Fringes
SHEET METAL WORKER (HVAC Unit Installation Only)	$43.88	29.05
SUNV2014-003 09/08/2016
	Rates	Fringes
ASBESTOS WORKER/HEAT & FROST INSULATOR	$46.52	0.00
CEMENT MASON/CONCRETE FINISHER...	$28.56	13.57
HVAC MECHANIC: HVAC DUCT INSTALLATION ONLY	$43.01	21.60

2/5

OPERATOR: Backhoe/Excavator/Trackhoe	$45.02	10.71

OPERATOR:	Grader/Blade	$37.68	6.04
OPERATOR:	Loader	$46.74	3.97
PLUMBER		$27.96	0.00

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Note: Executive Order (EO) 13706, Establishing Paid Sick Leave for Federal Contractors applies to all contracts subject to the Davis-Bacon Act for which the contract is awarded (and any solicitation was issued) on or after January 1, 2017. If this contract is covered by the EO, the contractor must provide employees with 1 hour of paid sick leave for every 30 hours they work, up to 56 hours of paid sick leave each year. Employees must be permitted to use paid sick leave for their own illness, injury or other health-related needs, including preventive care; to assist a family member (or person who is like family to the employee) who is ill, injured, or has other health-related needs, including preventive care; or for reasons resulting from, or to assist a family member (or person who is like family to the employee) who is a victim of, domestic violence, sexual assault, or stalking. Additional information on contractor requirements and worker protections under the EO is available at https: //www.dol.gov/agencies/whd/government-contracts.

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination. The classifications are listed in alphabetical order of ""identifiers"" that indicate whether the particular rate is a union rate (current union negotiated rate for local), a survey rate (weighted average rate) or a union average rate (weighted union average rate).

Union Rate Identifiers

A four letter classification abbreviation identifier enclosed in dotted lines beginning with characters other than ""SU"" or ""UAVG"" denotes that the union classification and rate were prevailing for that classification in the survey. Example: PLUM0198-005 07/01/2014. PLUM is an abbreviation identifier of the union which prevailed in the survey for this classification, which in this example would be Plumbers. 0198 indicates the local union number or district council number where applicable, i.e., Plumbers Local 0198. The next number, 005 in the example, is an internal number used in processing the wage determination. 07/01/2014 is the effective date of the most current negotiated rate, which in this example is July 1, 2014.

Union prevailing wage rates are updated to reflect all rate changes in the collective bargaining agreement (CBA) governing this classification and rate.

3/5

Survey Rate Identifiers

Classifications listed under the ""SU"" identifier indicate that no one rate prevailed for this classification in the survey and the published rate is derived by computing a weighted average rate based on all the rates reported in the survey for that classification. As this weighted average rate includes all rates reported in the survey, it may include both union and non-union rates. Example: SULA2012-007 5/13/2014. SU indicates the rates are survey rates based on a weighted average calculation of rates and are not majority rates. LA indicates the State of Louisiana. 2012 is the year of survey on which these classifications and rates are based. The next number, 007 in the example, is an internal number used in producing the wage determination. 5/13/2014 indicates the survey completion date for the classifications and rates under that identifier.

Survey wage rates are not updated and remain in effect until a new survey is conducted.

Union Average Rate Identifiers

Classification(s) listed under the UAVG identifier indicate that no single majority rate prevailed for those classifications; however, 100% of the data reported for the classifications was union data. EXAMPLE: UAVG-OH-0010 08/29/2014. UAVG indicates that the rate is a weighted union average rate. OH indicates the state. The next number, 0010 in the example, is an internal number used in producing the wage determination. 08/29/2014 indicates the survey completion date for the classifications and rates under that identifier.

A UAVG rate will be updated once a year, usually in January of each year, to reflect a weighted average of the current negotiated/CBA rate of the union locals from which the rate is based.

WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

* an existing published wage determination

* a survey underlying a wage determination

* a Wage and Hour Division letter setting forth a position on a wage determination matter

* a conformance (additional classification and rate) ruling

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour National Office because National Office has responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the

4/5

Branch of Construction Wage Determinations. Write to:

Branch of Construction Wage Determinations

Wage and Hour Division

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

The request should be accompanied by a full statement of the interested party's position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:

Administrative Review Board

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

4) All decisions by the Administrative Review Board are final.

END OF GENERAL DECISION

5/5

"General Decision Number: NV20230005 07/14/2023

Superseded General Decision Number: NV20220005

State: Nevada

Construction Type: Highway

HIGHWAY CONSTRUCTION PROJECTS (excluding tunnels, building structures in rest area projects & railroad construction; bascule, suspension & spandrel arch bridges designed for commercial navigation, bridges involving marine construction; and other major bridges).

County: Humboldt County in Nevada.

HIGHWAY CONSTRUCTION PROJECTS (excluding tunnels, building structures in rest area projects & railroad construction; bascule, suspension & spandrel arch bridges designed for commercial navigation, bridges involving marine construction; and other major bridges).

Note: Contracts subject to the Davis-Bacon Act are generally required to pay at least the applicable minimum wage rate required under Executive Order 14026 or Executive Order 13658. Please note that these Executive Orders apply to covered contracts entered into by the federal government that are subject to the Davis-Bacon Act itself, but do not apply to contracts subject only to the Davis-Bacon Related Acts, including those set forth at 29 CFR 5.l (a)(2)-(60).

If the contract is entered into on or after January 30, 2022, or the contract is renewed or extended (e.g., an option is exercised) on or after January 30, 2022:

Executive Order 14026 generally applies to the contract.

The contractor must pay all covered workers at least $16.20 per hour (or the applicable wage rate listed on this wage determination, if it is higher) for all hours spent performing on the contract in 2023.

If the contract was awarded on or between January 1, 2015 and January 29, 2022, and the contract is not renewed or extended on or after January 30, 2022:

Executive Order 13658 generally applies to the contract.

The contractor must pay all covered workers at least $12.15 per hour (or the applicable wage rate listed on this wage determination, if it is higher) for all hours spent performing on that contract in 2023.

The applicable Executive Order minimum wage rate will be adjusted annually. If this contract is covered by one of the Executive Orders and a classification considered necessary for performance of work on the contract does not appear on this wage determination, the contractor must still submit a conformance request.

Additional information on contractor requirements and worker protections under the Executive Orders is available at http://www.dol.gov/whd/govcontracts.

1/11

Modification Number Publication Date

Modification Number	Publication Date
0	01/06/2023
1	01/27/2023
2	03/03/2023
3	07/14/2023

ELEC0401-001 01/01/2022

	Rates	Fringes
ELECTRICIAN	$42.50	20.95
ENGI0003-028 07/01/2018
	Rates	Fringes
POWER EQUIPMENT OPERATOR Bobcat/Skid Steer/Skid
Loader	$35.46	24.80
Bulldozer	$37.51	24.80
Grader/Blade	$38.37	24.80
Paver (Asphalt, Aggregate and Concrete)	$36.92	24.80
Screed	$36.92	24.80
ENGI0012-012 10/01/2022
	Rates	Fringes
POWER EQUIPMENT OPERATOR (12)
Backhoe/Excavator/Trackhoe	$51.27	30.85
(6) Drill Operator	$50.77	30.85
IRON0416-001 01/01/2023
	Rates	Fringes
IRONWORKER, REINFORCING	$41.00	33.70
LABO0169-006 10/01/2022
	Rates	Fringes
LABORER
(1) Common or General; Cones/ Barricades/ Barrels- Setter/Mover/Sweeper	$30.05	15.02
(1A) Flagger (3) Asphalt Shoveler, Spreader and Distributor; Concrete Saw; Mason Tender-	$27.18	15.02
Cement/Concrete	$30.30	15.02
(4) Asphalt Raker (5A) Highway/Parking Lot	$30.55	15.02
Striping	$32.80	15.02

2/11

LABO0872-005 07/01/2022
	Rates	Fringes
LABORER (3) Jackhammer; Pipelayer	$32.79	30.36
* PLAS0797-001 07/01/2023
	Rates	Fringes
CEMENT MASON/CONCRETE FINISHER	$47.47	18.16
SUNV2017-004 10/01/2018
	Rates	Fringes
FENCE ERECTOR (Cyclone Chain
Fence)	$25.18	1.61
OPERATOR: Broom/Sweeper	$44.14	6.86
OPERATOR: Mechanic	$44.75	6.86
OPERATOR: Roller	$43.41	16.85
TRUCK DRIVER: Dump Truck	$40.52	0.00
TRUCK DRIVER: Water Truck	$45.05	0.00

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Note: Executive Order (EO) 13706, Establishing Paid Sick Leave for Federal Contractors applies to all contracts subject to the Davis-Bacon Act for which the contract is awarded (and any solicitation was issued) on or after January 1, 2017. If this contract is covered by the EO, the contractor must provide employees with 1 hour of paid sick leave for every 30 hours they work, up to 56 hours of paid sick leave each year. Employees must be permitted to use paid sick leave for their own illness, injury or other health-related needs, including preventive care; to assist a family member (or person who is like family to the employee) who is ill, injured, or has other health-related needs, including preventive care; or for reasons resulting from, or to assist a family member (or person who is like family to the employee) who is a victim of, domestic violence, sexual assault, or stalking. Additional information on contractor requirements and worker protections under the EO is available at

https://www.dol.gov/agencies/whd/government-contracts.

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination. The classifications are listed in alphabetical order of "“identifiers"" that indicate whether the particular rate is a union rate (current union negotiated rate for local), a survey rate (weighted

3/11

average rate) or a union average rate (weighted union average rate).

Union Rate Identifiers

A four letter classification abbreviation identifier enclosed in dotted lines beginning with characters other than ""SU"" or ""UAVG"" denotes that the union classification and rate were prevailing for that classification in the survey. Example: PLUM0198-005 07/01/2014. PLUM is an abbreviation identifier of the union which prevailed in the survey for this classification, which in this example would be Plumbers. 0198 indicates the local union number or district council number where applicable, i.e., Plumbers Local 0198. The next number, 005 in the example, is an internal number used in processing the wage determination. 07/01/2014 is the effective date of the most current negotiated rate, which in this example is July 1, 2014.

Union prevailing wage rates are updated to reflect all rate changes in the collective bargaining agreement (CBA) governing this classification and rate.

Survey Rate Identifiers

Classifications listed under the ""SU"" identifier indicate that no one rate prevailed for this classification in the survey and the published rate is derived by computing a weighted average rate based on all the rates reported in the survey for that classification. As this weighted average rate includes all rates reported in the survey, it may include both union and non-union rates. Example: SULA2012-007 5/13/2014. SU indicates the rates are survey rates based on a weighted average calculation of rates and are not majority rates. LA indicates the State of Louisiana. 2012 is the year of survey on which these classifications and rates are based. The next number, 007 in the example, is an internal number used in producing the wage determination. 5/13/2014 indicates the survey completion date for the classifications and rates under that identifier.

Survey wage rates are not updated and remain in effect until a new survey is conducted.

Union Average Rate Identifiers

Classification(s) listed under the UAVG identifier indicate that no single majority rate prevailed for those classifications; however, 100% of the data reported for the classifications was union data. EXAMPLE: UAVG-OH-0010 08/29/2014. UAVG indicates that the rate is a weighted union average rate. OH indicates the state. The next number, 0010 in the example, is an internal number used in producing the wage determination. 08/29/2014 indicates the survey completion date for the classifications and rates under that identifier.

A UAVG rate will be updated once a year, usually in January of each year, to reflect a weighted average of the current negotiated/CBA rate of the union locals from which the rate is based.

WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

* an existing published wage determination

* a survey underlying a wage determination

4/11

* a Wage and Hour Division letter setting forth a position on a wage determination matter

* a conformance (additional classification and rate) ruling

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour National Office because National Office has responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations. Write to:

Branch of Construction Wage Determinations

Wage and Hour Division

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

The request should be accompanied by a full statement of the interested party' s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:

Administrative Review Board

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

END OF GENERAL DECISIO"

"General Decision Number: NV20230017 10/13/2023

Superseded General Decision Number: NV20220017

State: Nevada

5/11

Construction Type: Heavy

HEAVY CONSTRUCTION PROJECTS (including sewer / water construction).

County: Humboldt County in Nevada.

Note: Contracts subject to the Davis-Bacon Act are generally required to pay at least the applicable minimum wage rate required under Executive Order 14026 or Executive Order 13658. Please note that these Executive Orders apply to covered contracts entered into by the federal government that are subject to the Davis-Bacon Act itself, but do not apply to contracts subject only to the Davis-Bacon Related Acts, including those set forth at 29 CFR 5.l(a)(2)-(60).

If the contract is entered into on or after January 30, 2022, or the contract is renewed or extended (e.g., an option is exercised) on or after January 30, 2022:

Executive Order 14026 generally applies to the contract.

The contractor must pay all covered workers at least $16.20 per hour (or the applicable wage rate listed on this wage determination, if it is higher) for all hours spent performing on the contract in 2023.

If the contract was awarded on or between January 1, 2015 and January 29, 2022, and the contract is not renewed or extended on or after January 30, 2022:

Executive Order 13658 generally applies to the contract.

The contractor must pay all covered workers at least $12.15 per hour (or the applicable wage rate listed on this wage determination, if it is higher) for all hours spent performing on that contract in 2023.

The applicable Executive Order minimum wage rate will be adjusted annually. If this contract is covered by one of the Executive Orders and a classification considered necessary for performance of work on the contract does not appear on this wage determination, the contractor must still submit a conformance request.

Additional information on contractor requirements and worker protections under the Executive Orders is available at http://www.dol.gov/whd/govcontracts.

Modification Number	Publication Date
0	01/06/2023
1	01/27/2023
2	03/03/2023
3	06/16/2023
4	07/21/2023
5	08/18/2023
6	10/13/2023

CARP1977-001 07/01/2023

6/11

	Rates	Fringes
CARPENTER (Including Form Work)	$53.66	19.21
ELEC0396-002 06/01/2022
	Rates	Fringes
LINE CONSTRUCTION (Groundman)	$38.74	19.36
ELEC1245-003 06/01/2023
	Rates	Fringes
LINE CONSTRUCTION (Lineman) Lineman	$67.30	22.19
ENGI0003-016 07/01/2021
	Rates	Fringes
POWER EQUIPMENT OPERATOR
GROUP 07	$43.44	25.02
GROUP 08	$44.03	25.02
GROUP 10	$44.70	25.02
GROUP 10A	$42.72	24.50
GROUP 11	$45.13	25.02
GROUP 11A	$46.77	25.02

GROUP 7: Screed/Screedman (except asphaltic or concrete paving); (Barber-Greene and similar) (asphaltic or concrete paving).

GROUP 8: Loader

GROUP 10: Gradesetter, Grade Checker

GROUP 10A: Power Shovels, Clamshells, Draglines, Cranes (up to and including one [1] cu. yd.); Grader/Blade (Finish Blade).

GROUP 11: Power Shovels, Clamshells, Draglines, Backhoes, Gradalls (over one [1] cu. yd. and up to and including seven [7) cu. yds. m.r.c.) (Assistant to Engineer required) (Two [2) Assistants to Engineer required on 120B, similar or larger).

GROUP 11A: Power Shovels, Clamshells, Draglines, Backhoes and Gradalls {over seven (7] cu. yds. m.r.c.) {Assistant to Engineer required; an additional Assistant to Engineer is required if the shovel or dragline is electrically powered).

ENGI0003-027 07/01/2021
	Rates	Fringes

7/11

POWER EQUIPMENT OPERATOR
(09) Backhoe Loader Combo.	$44.35	25.02
ENGI0012-014 10/01/2020
	Rates	Fringes
POWER EQUIPMENT OPERATOR
(Crane)
GROUP 12	$52.94	26.65
GROUP 16	$54.36	26.65
GROUP 17	$54.86	26.65
GROUP 19	$56.89	26.65
GROUP 20	$57.50	26.65
GROUP 21	$58.11	26.65
GROUP 22	$58.87	26.65
GROUP 23	$59.33	26.65

GROUP 12: Crane Operator (up to including 40 ton capacity)

GROUP 16: Crane Operator (over 40 tons up to and including 79 tons)

GROUP 17: Crane Operator (Including 80 tons up to and including 150 tons)

GROUP 19: Crane Operator (over 150 tons up to and including 200 tons)

GROUP 20: Crane Operator (over 200 tons up to and including 250 tons)

GROUP 21: Crane Operator (over 250 tons up to and including 300 tons)

GROUP 22: Crane Operator (over 300 tons up to and including 350 tons)

GROUP 23: Crane Operator (over 350 tons)

* IRON0416-002 01/01/2023
	Rates	Fringes
IRONWORKER, REINFORCING	$46.20	34.30
* IRON0433-002 01/01/2023
	Rates	Fringes
IRONWORKER, STRUCTURAL	$46.20	34.30
LABO0169-027 10/01/2022
	Rates	Fringes
LABORER	$30.05	15.02

8/11

(1) Common or General
(3) Concrete Saw (Hand Held/Walk Behind); Mason Tender - Cement/Concrete;...	$30.30	15.02
(4) Pipelayer	$30.55	15.02

LABO0872-013 07/01/2023
	Rates	Fringes
LABORER
(1) Landscape	$34.48	31.21
(2) Asphalt Raker,
Shoveler, Spreader and
Distributor	$34.69	31.21
SUNV2014-016 09/08/2016
	Rates	Fringes
CEMENT MASON/CONCRETE FINISHER..	$40.26	0.00
ELECTRICIAN	$38.10	13.80
OPERATOR:
Backhoe/Excavator/Trackhoe	$39.25	21.12
OPERATOR: Bobcat/Skid
Steer/Skid Loader	$49.59	7.48
OPERATOR: Mechanic	$32.97	17.65
OPERATOR: Roller	$41.60	12.77
TRUCK DRIVER: Dump Truck	$31.77	4.16
TRUCK DRIVER: Water Truck	$16.64	4.16

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Note: Executive Order (EO) 13706, Establishing Paid Sick Leave for Federal Contractors applies to all contracts subject to the Davis-Bacon Act for which the contract is awarded (and any solicitation was issued) on or after January 1, 2017. If this contract is covered by the EO, the contractor must provide employees with 1 hour of paid sick leave for every 30 hours they work, up to 56 hours of paid sick leave each year. Employees must be permitted to use paid sick leave for their own illness, injury or other health-related needs, including preventive care; to assist a family member (or person who is like family to the employee) who is ill, injured, or has other health-related needs, including preventive care; or for reasons resulting from, or to assist a family member (or person who is like family to the employee) who is a victim of, domestic violence, sexual assault, or stalking. Additional information on contractor requirements and worker protections under the EO is available at

https://www.dol.gov/agencies/whd/government-contracts.

9/11

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (11)).

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination. The classifications are listed in alphabetical order of ""identifiers"" that indicate whether the particular rate is a union rate (current union negotiated rate for local), a survey rate (weighted average rate) or a union average rate (weighted union average rate).

Union Rate Identifiers

A four letter classification abbreviation identifier enclosed in dotted lines beginning with characters other than ""SU"" or ""UAVG"" denotes that the union classification and rate were prevailing for that classification in the survey. Example: PLUM0198-005 07/01/2014. PLUM is an abbreviation identifier of the union which prevailed in the survey for this classification, which in this example would be Plumbers. 0198 indicates the local union number or district council number where applicable, i.e., Plumbers Local 0198. The next number, 005 in the example, is an internal number used in processing the wage determination. 07/01/2014 is the effective date of the most current negotiated rate, which in this example is July 1, 2014.

Union prevailing wage rates are updated to reflect all rate changes in the collective bargaining agreement (CBA) governing this classification and rate.

Survey Rate Identifiers

Classifications listed under the ""SU"" identifier indicate that no one rate prevailed for this classification in the survey and the published rate is derived by computing a weighted average rate based on all the rates reported in the survey for that classification. As this weighted average rate includes all rates reported in the survey, it may include both union and non-union rates. Example: SULA2012-007 5/13/2014. SU indicates the rates are survey rates based on a weighted average calculation of rates and are not majority rates. LA indicates the State of Louisiana. 2012 is the year of survey on which these classifications and rates are based. The next number, 007 in the example, is an internal number used in producing the wage determination. 5/13/2014 indicates the survey completion date for the classifications and rates under that identifier.

Survey wage rates are not updated and remain in effect until a new survey is conducted.

Union Average Rate Identifiers

Classification(s) listed under the UAVG identifier indicate that no single majority rate prevailed for those classifications; however, 100% of the data reported for the classifications was union data. EXAMPLE: UAVG-OH-0010 08/29/2014. UAVG indicates that the rate is a weighted union average rate. OH indicates the state. The next number, 0010 in the example, is an internal number used in producing the wage determination. 08/29/2014 indicates the survey completion date for the classifications and rates under that identifier.

A UAVG rate will be updated once a year, usually in January of each year, to reflect a weighted

10/11

average of the current negotiated/CBA rate of the union locals from which the rate is

WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

* an existing published wage determination

* a survey underlying a wage determination

* a Wage and Hour Division letter setting forth a position on a wage determination matter

* a conformance (additional classification and rate) ruling

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour National Office because National Office has responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations. Write to:

Branch of Construction Wage Determinations

Wage and Hour Division

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

The request should be accompanied by a full statement of the interested party's position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:

Administrative Review Board

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

11/11

SCHEDULE 7.34

COMMERCIAL LEASES

[***]

Schedule 7.34-1
Thacker Pass –
Loan Arrangement and Reimbursement Agreement

SCHEDULE 9.03

SPECIFIED PERMITTED DISPOSITIONS

1.
All mining claims held by the Borrower in California (near Barstow), as described in the map below. The Borrower may retain a royalty on any minerals produced from these claims. These claims may be retained by the Borrower until suitable terms of sale are achieved, transferred to a sister entity of the Borrower and Subsidiary of the Sponsor or the claims may be abandoned at the Borrower’s discretion.

2.
All materials relating to exploration investigations that have been conducted by Borrower in various states including California, Maine, South Dakota and other states, and in Nevada outside Humboldt County, which may be transferred to a sister entity of the Borrower and Subsidiary of the Sponsor or to a third party.
3.
All materials relating to exploration claims currently held by the Borrower in Humboldt County, Nevada, which do not constitute Project Mining Claims. These claims may be retained by the Borrower until suitable terms of sale are achieved, transferred to a sister entity of the Borrower and Subsidiary of the Sponsor or the claims may be abandoned at the Borrower’s discretion.

Schedule 9.03-1
Thacker Pass –
Loan Arrangement and Reimbursement Agreement

4.
The Subsidiary Guarantor and the KVP Mining Claims may be retained by the Borrower (through the Subsidiary Guarantor) until collectively transferred to a sister entity of the Borrower and Subsidiary of the Sponsor or to a third party.
5.
The Workforce Hub may be transferred after the Substantial Completion Date to a sister entity of the Borrower and Subsidiary of the Sponsor or to a third party, but solely to the extent that the Borrower delivers evidence satisfactory to DOE demonstrating that the Workforce Hub is no longer needed for the Project.

Schedule 9.03-2
Thacker Pass –
Loan Arrangement and Reimbursement Agreement

SCHEDULE 9.16(d)

PERMITTED LEASES

1. Mobile equipment leases.

2. Motor vehicle leases.

3. Maintenance equipment leases.

4. Construction equipment leases.

5. Utility equipment leases, including leases of air compressors, steam boilers, generators, water treatment equipment, and fuel storage and dispensing equipment.

6. Process equipment leases, including leases of equipment for flocculant make-down and dosing.

7. Operations equipment leases, including leases of laboratory instruments and equipment.

8. Office equipment and information technology equipment leases.

9. The TLT Documents.

10. Office Lease, dated as of July 29, 2021, by and between NevDex Office Park, LLC and the Borrower, as amended by that certain First Amendment to Office Lease, dated as of May 25, 2022.

11. Lease Agreement, dated as of October 30, 2023, by and between Javier L. Rivera and the Borrower.

12. Lease Agreement, dated as of November 30, 2020, by and between PCE Atlanta Office, LLC and the Borrower, as amended by that certain First Amendment to Lease Agreement, dated as of January 26, 2023.

13. Standard Industrial/Commercial Multi-tenant Sublease - Net, dated as of November 1, 2021, by and among John Galt Enterprises, LLC, Suxess, Inc. and the Borrower.

14. Land Rental Agreement, dated as of November 3, 2023, by and between Western States Investments, LLC and the Borrower.

Schedule 9.16(d)-1
Thacker Pass – LARA

SCHEDULE 11.04

NOTICES

[***]

Schedule I (Project Milestones)

Defined Terms

[attached]

Section 1	LARA Definition

1.1.
PERFORMANCE TESTING

“Performance Testing” means the performance testing of (i) the sulfuric acid plant as covered under Schedule D (Performance Guarantees and Test Methods) to the MECS License Agreement and (ii) the equipment and sub-systems as covered under Section 4.B (Performance Guarantee) of the Aquatech Purchase Agreement. Performance Testing is conducted to demonstrate that the respective plant or equipment and sub-systems can achieve the agreed upon performance guarantees as provided in Schedule D (Performance Guarantees and Test Methods) of the MECS License Agreement and Section 4.B (Performance Guarantee) of the Aquatech Purchase Agreement, and as a condition to achieve Project Completion.

1.2.
PERFORMANCE TESTING PLAN

“Performance Testing Plan” means the procedures as covered under Schedule D (Performance Guarantees and Test Methods) of the MECS License Agreement and Section 4. B (Performance Guarantee) of the Aquatech Purchase Agreement to conduct Performance Testing.

1.3.
PROJECT COMPLETION

“Project Completion” means the satisfaction of the following conditions, as evidenced by the written notification from DOE to the Borrower:

(a)
Each Project Milestone set out in this Schedule I (Project Milestones)has been reached;
(b)
DOE shall have received: (i) the Project Completion Date Base Case Financial Model and (ii) the updated O&M Budget substantially in the form of Exhibit G (Form of O&M Budget),reflecting the results of the Reliability Testing;
(c)
DOE shall have received a copy, certified by a Responsible Officer of the Borrower to be a true, correct and complete copy, of the performance test certificate issued pursuant to the Aquatech Purchase Agreement;
(d)
delivery of evidence that the Project satisfies the requirements of the Reliability Testing;
(e)
to the extent any liquidated damages are due and payable to the Borrower under any Major Project Document, (i) all such liquidated damages have been paid and, to the extent applicable, applied to mandatory prepayment of Advances or (ii) the Borrower is contesting any refusal to pay such liquidated damages pursuant to the Permitted Contest Conditions;
(f)
any unpaid balances or unsettled claims (to the extent not adequately reserved for) with contractors or suppliers (including subcontractors) to the Project have been fully paid and DOE has received final unconditional lien waivers (which shall include subcontractors’ waivers), in the forms approved in the Financing Documents or otherwise in form and substance satisfactory to DOE and the Title Company, from each such contractor and

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Section 1	LARA Definition

supplier that is party to a Major Project Document and any subcontractor of a Major Subcontract;
(g)
each Reserve Account is funded to the then-applicable Reserve Account Requirement;
(h)
each of the representations and warranties made (or deemed made) by each Borrower Entity and each Major Project Participant in or pursuant to any Financing Document shall be true and correct in all material respects (except (i) such representations and warranties that by their terms are qualified by "materiality”, Material Adverse Effect or a similar qualifier; and (ii) in the case of the Borrower, the representations and warranties set forth in Sections 6.26 (Davis-Bacon Act), 6.28 (Sanctions and Anti-Money Laundering Laws), 6.29 (Cargo Preference Act), 6.30 (Lobbying Restriction), 6.31 (Federal Funding), 6.32 (No Federal Debt Delinquency), 6.35 (Use of Proceeds), 6.36 (No Immunity), and 6.37 (No Fraudulent Intent), which representations and warranties shall, in each case, be true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such date;
(i)
all Transaction Documents (other than those which by their terms have expired) remain in full force and effect, each Borrower Entity is in compliance with all required obligations set forth therein and no fines or penalties are outstanding against any Borrower Entity thereunder;
(j)
all Security Documents shall continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any governmental authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties shall continue to be properly registered or recorded in favor of such Secured Parties;
(k)
DOE shall have received an updated version of the Required Approvals Schedule, certified as true, correct and complete by the Borrower (or a certification by the Borrower that no updates are required), reflecting all Required Approvals then necessary for the Project and their status. To the extent requested by DOE and not previously delivered, the Borrower shall have delivered to DOE true, correct and complete copies of any Required Approvals listed on Part B of the Required Approvals Schedule that are required to be obtained on or prior to Project Completion or which otherwise have been obtained prior to the Project Completion Date, each of which shall be (i) in full force and effect, (ii) free of any unduly burdensome conditions that could prevent, impede or materially and adversely affect the construction or operat ion of the Project and (iii) other than Specified Required Approvals, final and non-appealable;
(l)
DOE shall have received: (i) a customary as-built ALTA/NSPS real property title survey for the Insured Real Property; provided that in lieu of a real property survey, the Borrower may provide an aerial, ortho-photographic survey of the Insured Real Property if such

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Section 1	LARA Definition

aerial survey is sufficient to permit the lender’s title insurance policy to be issued with the customary endorsements and other coverage for which a survey is required; (ii) a title date run-down and/or notice of title continuation and borrowing endorsements of the Borrower’s continued ownership, easement or leasehold interest in the Insured Real Property; and (iii) a date-down and/or notice of continuation or endorsement of all then-current insurance policies with respect to the Project;
(m)
DOE and the Insurance Consultant shall have received true, correct and complete copies of each policy of Required Insurance then required to be in effect for the operating period of the Project in accordance with Section 7.03 (Insurance)and Schedule 7.03 (Insurance), each (i) in full force and effect, (ii) endorsed with the form of the Secured Parties’ endorsement and applicable loss payee clause section in Schedule 7.03 (Insurance)', (iii) designating the Collateral Agent as loss payee as its interest may appear and DOE and the Collateral Agent as additional insureds; and (iv) compliant with such other requirements regarding coverage, deductibles, exceptions and premiums as set out in Schedule 7.03 (Insurance)',
(n)
the Project has achieved an average production value over five (5) consecutive days of 96.8 metric tons per day;
(o)
DOE shall have received an appraisal from an appraiser acceptable to DOE of the orderly liquidation value of the Collateral;
(p)
no Default, Event of Default or Event of Loss (in the case of an Event of Loss, other than as permitted under the Financing Documents) has occurred and is continuing or would result from Project Completion;
(q)
DOE shall have received a fully executed (i) Project Completion Date Certificate substantially in the form of Exhibit W-1 (Form of Project Completion Certificate) to the LARA and (ii) Project Completion Date Certificate (Independent Engineer) substantially in the form of Exhibit W-2 (Form of Independent Engineer’s Project Completion Certificate) to the LARA; and
(r)
DOE shall have received a copy of the notice of the projected commencement of commercial production (“Commencement of Commercial Production”) issued pursuant to Section 1.5 (Progress Updates) of the Offtake Agreement.
1.4.
PROJECT COMPLETION DATE BASE CASE FINANCIAL MODEL

“Project Completion Date Base Case Financial Model” means the updated version of the Base Case Financial Model, dated on or about the Project Completion Date, which shall be updated to reflect the Project operating parameters as measured during, and based on the results of, Reliability Testing and shall demonstrate compliance with the Debt Sizing Parameters (after taking into account any mandatory prepayment of the DOE Loan). The Project Completion Date Base Case Financial Model shall include (i) pricing assumptions that incorporate the repricing of materials

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Section 1	LARA Definition

and Product and (ii) assumptions with respect to the Section 45X Eligible Costs, which assumptions shall be subject to verification by an independent market advisor acceptable to DOE (with respect to pricing assumptions) and compliance with Applicable Law.

1.5.
PROJECT MILESTONE

“Project Milestone” means each of the following key project milestones for construction of the Project through Project Completion. The satisfaction of any condition precedent to any Project Milestone shall be determined by DOE. Any document delivered or evidence given to DOE in satisfaction of any condition precedent shall be in form and substance satisfactory to DOE. In making such determination, DOE shall be entitled (but not required) to consult with the Independent Engineer and any other consultant or outside counsel.

(a)
“Mechanical Completion” means the satisfaction of the following conditions, as evidenced by the written notification from DOE to the Borrower:
(i)
DOE shall have received a true, correct and complete copy of a Certificate of Mechanical Completion (as defined in the EPCM Agreement) for every portion of the Processing Facility, which copy shall be reviewed and approved on a rolling basis by the Independent Engineer;
(ii)
DOE shall have received a true, correct and complete copy of a written notification received by the Borrower from Iron Horse Nevada, LLC that the Terminal Setup (as defined in the IHT Rider Build Agreement) for the TLT is mechanically complete and suitable for its intended purpose;
(iii)
DOE shall have received a true, correct and complete copy of a certification by the Miner to the Borrower that the Miner has delivered 31,000 Tons of ore to the stockpile;
(iv)
DOE shall have received a true, correct and complete copy of a certification by Harney Electric Cooperative to the Borrower that the upgrades to the transmission line described in the LNC Project Phase 1 Transmission Line Upgrade per the Lithium Nevada Inc. Thacker Pass Interconnect Study performed by BKI Engineering Services shall have been completed;
(v)
punch lists have been developed for each portion of the Processing Facility for which a Certificate of Mechanical Completion (as defined in the EPCM Agreement) has been delivered pursuant to the EPCM Contractor’s Standard Work Process Procedure, Control of Punchlist Items No. 4MP-T81-01602, rev. 4, and copies of the punch lists have been provided to the Independent Engineer;
(vi)
the Borrower shall have provided documentation satisfactory to the Independent Engineer that a suitable Mine and Process Plant Environmental Health and Safety Report and Plan is in place;

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Section 1	LARA Definition

(vii)
the Borrower shall have delivered to DOE copies, certified as true, correct and complete by a Responsible Officer of the Borrower, of any Required Approvals listed on Part B of the Required Approvals Schedule that are required to be obtained on or prior to Mechanical Completion or which otherwise have been obtained prior to the Project Completion Date, each of which shall be: (A) in full force and effect, (B) free of any unduly burdensome conditions that could prevent, impede or materially and adversely affect the construction or operation of the Project and (C) other than Specified Required Approvals, final and non-appealable;
(viii)
all other project construction and equipment installation activities have been completed, in each case other than punch list items on punch lists delivered pursuant to clause (v) above;
(ix)
all other pre-commissioning checks have been completed in a manner satisfactory to DOE and the Independent Engineer; and
(x)
the DOE shall have received a certificate of the Independent Engineer certifying as to items (i) to (x) above.
(b)
"Total Plant Transfer” means the satisfaction of the following conditions, as evidenced by a written notification from DOE to the Borrower:
(i)
Mechanical Completion shall have occurred.
(ii)
DOE and the Independent Engineer shall have received a copy of the Notice of Readiness for Transfer, Care, Custody and Control (as defined in the EPCM Agreement) for each Operable System (as defined in the EPCM Agreement) issued by the EPCM Contractor to the Borrower and certified as true, correct and complete by a Responsible Officer of the Borrower, together with all information provided by the EPCM Contractor to the Borrower pursuant to Section 11.5 (Transfer, Care, Custody and Control) of Appendix A (Scope of Work) to the EPCM Agreement, and the Independent Engineer shall have certified to the DOE on a rolling basis that requirements for the Borrower to issue a Certificate of Transfer, Care, Custody and Control (as defined in the EPCM Agreement) pursuant to the EPCM Agreement for each such Operable System (as defined in the EPCM Agreement) have been satisfied;
(iii)
DOE and the Independent Engineer shall have received a copy of the Certificate of Transfer, Care, Custody and Control (as defined in the EPCM Agreement) for all Operable Systems (as defined in the EPCM Agreement), certified as true, correct and complete by a Responsible Officer of the Borrower; and
(iv)
punch lists have been developed for each portion of the Processing Facility for which a Certificate of Transfer, Care, Custody and Control (as defined in the EPCM Agreement) has been delivered pursuant to the EPCM Contractor’s Standard Work Process

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Section 1	LARA Definition

Procedure, Control of Punchlist Items No. 4MP-T81-01602, rev. 4, and copies of the punch lists have been provided to the Independent Engineer.
(c)
Substantial Completion
(d)
Project Completion
1.6.
RELIABILITY TESTING
A.
“Reliability Testing" means (a) the IP Test and (b) the COR Test, in each case to be performed on or prior to the date that Project Completion occurs.
B.
“Integrated Performance Test” or “IP Test” means a test to be carried out over a period of five (5) consecutive days (the “IP Test Period”) demonstrating that the Project achieves the performance guarantees as provided in the conditions reflected in Schedule D (Performance Guarantees and Test Methods) to the MECS License Agreement and Section 4.B (Performance Guarantee) of the Aquatech Purchase Agreement (which conditions shall be adjusted per the agreement for actual run rates and provided that the Borrower shall be entitled to reattempt the IP Test as needed until such conditions are satisfied).
C.
“Completion, Operation and Reliability Test” or “COR Test” means a test carried out over a period of sixty (60) consecutive days (the “COR Test Period”), on average, at or above sixty-nine percent (69%) ramp-up of the process, to demonstrate that the Project can sustain reliable operation over an extended period and to validate the Base Case Financial Model input parameters.

To pass the COR Test, the Project shall achieve the following conditions during the COR Test Period (provided that the Borrower shall be entitled to reattempt the COR Test as needed until such conditions are satisfied):

(a)
a minimum average lithium carbonate production of 78.3 metric tons lithium carbonate per day, calculated as the total lithium carbonate produced in the COR Test divided by sixty (60) test days;
(b)
a minimum average sulfuric acid production of 1211 metric tons per day on a one hundred percent (100%) acid basis, calculated as the total sulfuric acid produced in the COR Test divided by sixty (60) test days;
(c)
a maximum average grid import electricity consumption of 35MW;
(d)
average sulfuric acid consumption per tonne lithium carbonate of 20.5 metric tons or less calculated as follows:

Total tons of sulfuric acid consumed from the sulfuric acid tank in the COR Test/Total tons lithium carbonate produced in the COR Test;

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Section 1	LARA Definition

(e)
average soda ash consumption per tonne lithium carbonate of 3.578 metric tons or less calculated as follows:

Total tons of soda ash consumed from the soda ash silo in the COR Test / Total tons lithium carbonate produced in the COR Test;

(f)
average quicklime consumption per tonne sulfuric acid of 0.12 metric tons or less calculated as follows:

Total tons of quicklime consumed from the quicklime silo in the COR Test/Total tons sulfuric acid consumed from the sulfuric acid tank in the COR Test; and

(g)
average flocculant consumption per tonne sulfuric acid of 2.9 kilograms or less calculated as follows:

Total kilograms of flocculant consumed from the flocculant silo in the COR Test / Total tons sulfuric acid consumed from the sulfuric acid tank in the COR Test.

In addition to the testing conditions, the Borrower will generate a report of the following parameters that will be measured over the duration of the COR Test and compared to the raw material usage ratios in the Base Case Financial Model, which shall be used to update the Project Completion Date Base Case Financial Model.

The lithium carbonate product used to calculate the minimum average lithium carbonate production under Section 1.6(C)(a) (Reliability Testing) must have quality in compliance with the specifications in Exhibit C (Specifications) to the Offtake Agreement; lithium carbonate will be sampled at the Lithium Carbonate Final Product Sampler (1420-SA-001) to generate a twelve-hour composite for analysis by the Lithium Americas Technical Center per Exhibit X-2 (GM Offtake COA) and any out of specification lithium carbonate that is produced in the test period and reworked into in specification lithium carbonate in the test period may be counted as production for purposes of this Section 1.6(C) (Reliability Testing).

1.7.
RELIABILITY TESTING PLAN

“Reliability Testing Plan” means the procedures to conduct Reliability Testing. The Borrower shall submit the Reliability Testing Plan to DOE and the Independent Engineer one hundred fifty (150) days prior to the relevant test event, setting forth, in each case, the specific testing procedures, test conditions, and performance criteria applicable to such test event. The procedures shall be finalized ninety (90) days prior to such test event and shall be in form and substance satisfactory to DOE and the Independent Engineer. All test data shall be delivered to DOE and the Independent Engineer in a form satisfactory to DOE and the Independent Engineer, which form shall be established in the Reliability Testing Plan.

1.8.
SUBSTANTIAL COMPLETION

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Section 1	LARA Definition

“Substantial Completion” means the satisfaction of the following conditions, as evidenced by the written notification from DOE to the Borrower:

(a)
Mechanical Completion and Total Plant Transfer shall have occurred;
(b)
DOE and the Independent Engineer shall have received a copy of each of: (i) the Notice of Readiness for Practical Completion (as defined in the EPCM Agreement) issued by the EPCM Contractor to the Borrower, together with all information provided by the EPCM Contractor to the Borrower pursuant to Section 11.8.2 (Practical Completion) of Appendix A (Scope of Work) to the EPCM Agreement; (ii) the Certificate of Practical Completion (as defined in the EPCM Agreement); and (iii) a Final Punch List (as defined in the EPCM Agreement) pursuant to the EPCM Contractor’s Standard Work Process Procedure, Control of Punchlist Items No. 4MP-T81-01602, rev. 4, and a copy of such punch list has been provided to the Independent Engineer, certified as true, correct and complete by a Responsible Officer of the Borrower;
(c)
the Production Date (as defined in the Mining Agreement) shall have occurred;
(d)
DOE shall have received: (i) evidence that the Project satisfies the performance testing requirements set forth in Schedule D (Performance Guarantees and Test Methods) of the MECS License Agreement and Section 4.B (Performance Guarantee) of the Aquatech Purchase Agreement; and (ii) copies certified by a Responsible Officer of the Borrower as true, correct and complete, of all applicable performance testing certificates, including the performance testing certificates required to be delivered pursuant to Schedule D (Performance Guarantees and Test Methods) of the MECS License Agreement and Section 4.B (Performance Guarantee) of the Aquatech Purchase Agreement;
(e)
the Borrower shall have delivered to DOE and the Independent Engineer a COA (as defined in the Offtake Agreement) as evidence that the Product (as defined in the Offtake Agreement) meets the final Specifications (as defined in the Offtake Agreement);
(f)
the Borrower shall have reserved in the Construction Account funds in an amount sufficient to cover the costs of all items included in the Final Punch List (as defined in the EPCM Agreement);
(g)
delivery of an updated Major Maintenance Plan, in the relevant form attached to the Omnibus Annual Report, to be in effect from the Substantial Completion Date through the Maturity Date and acceptable to DOE and the Independent Engineer;
(h)
each Reserve Account has been funded to the then-applicable Reserve Account Requirement;
(i)
DOE and the Insurance Consultant shall have received true, correct and complete copies of each policy of Required Insurance then required to be in effect on or after Substantial Completion in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Insurance),

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Section 1	LARA Definition

each in full force and effect and (i) endorsed with the form of the Secured Parties’ endorsement and applicable loss payee clause section in Schedule 7.03 (Insurance)', (ii) designating the Collateral Agent as loss payee as its interest may appear and DOE and the Collateral Agent as additional insureds; and (iii) compliant with such other requirements regarding coverage, deductibles, exceptions and premiums as set out in Schedule 7.03 (Insurance)',
(j)
delivery of evidence that all leases, subleases, easements, rights-of-way and any other similar rights required to be obtained by the Borrower, in each case, necessary for the operating period of the Project have been obtained and are free and clear of all liens (other than Permitted Liens);
(k)
all Security Documents continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties; and
(l)
DOE shall have received a fully executed (i) Substantial Completion Date Certificate substantially in the form of Exhibit V-1 (Form of Substantial Completion Date Certificate) and (ii) Substantial Completion Date Certificate (Independent Engineer) substantially in the form of Exhibit V-2 (Form of Independent Engineer's Substantial Completion Date Certificate).

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